As Filed with the Securities and Exchange Commission on July 29, 2019

Registration No. 333-229613

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MODERN MEDIA ACQUISITION CORP. S.A.

(Exact name of Registrant as specified in its charter)

Luxembourg	7370	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3414 Peachtree Road, Suite 480

Atlanta, Georgia 30326

(404) 443-1182

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lewis W. Dickey, Jr.

President and Chief Executive Officer

3414 Peachtree Road, Suite 480

Atlanta, Georgia 30326

(404) 443-1182

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4159	Mark L. Hanson, Esq. Jones Day 1420 Peachtree Street, N.E., Suite 800 Atlanta, Georgia 30309 (404) 521-3939

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Transaction Agreement are satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction or state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JULY 29, 2019

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

MODERN MEDIA ACQUISITION CORP.

AND PROSPECTUS FOR ORDINARY SHARES AND WARRANTS

OF MODERN MEDIA ACQUISITION CORP. S.A.

Proxy Statement/Prospectus dated                , 2019

and first mailed to Modern Media Acquisition Corp. stockholders on or about                , 2019

To the Stockholders of Modern Media Acquisition Corp.:

You are cordially invited to attend the Special Meeting of the Stockholders of Modern Media Acquisition Corp. (“MMAC”), which will be held at                , Eastern time, on                , 2019, at                (the “Special Meeting”).

MMAC has entered into a business transaction agreement, dated as of January 24, 2019 (as amended, the “Business Transaction Agreement”), which provides for a business combination (the “Business Combination”) between MMAC and Akazoo Limited, a private company limited by shares incorporated under the laws of Scotland (“Akazoo”). The Business Combination is structured to efficiently combine the assets and businesses of MMAC and Akazoo into one new, publicly traded entity. The Business Combination will result in (1) stockholders of MMAC, equityholders of Akazoo and certain other equity investors together holding all of the outstanding Ordinary Shares of PubCo (as defined below) and (2) Akazoo becoming a wholly owned subsidiary of PubCo.

Pursuant to the Business Transaction Agreement, the Business Combination will be effected in three steps: (i) subject to the approval and adoption of the Business Transaction Agreement by the stockholders of MMAC, MMAC will merge with and into Modern Media Acquisition Corp. S.A., a Luxembourg public limited company (société anonyme) (“PubCo”), with PubCo remaining as the surviving publicly traded entity (the “Merger”); (ii) Unlimited Music S.A., a Luxembourg public limited company (société anonyme) (“LuxCo”), will acquire the entire issued share capital of Akazoo in consideration for issuing ordinary shares of LuxCo (“LuxCo Shares”) to the Akazoo shareholders (the “Share Exchange”) and (iii) LuxCo will merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity (the “Luxembourg Merger”). In addition to other customary closing conditions discussed herein, consummation of the Business Combination is conditioned upon there being not less than $53 million available between MMAC’s trust account and any additional capital otherwise available to MMAC at the time of consummation of the Business Combination, although such condition may be waived by Akazoo. As of June 30, 2019, MMAC had approximately $14.7 million in cash in its trust account. Given the amount currently in MMAC’s trust account, PubCo is in the process of securing binding commitments to purchase PubCo Units (as defined below) in a private placement offering on terms agreed to by the parties to the Business Transaction Agreement such that, together with cash available in MMAC’s trust account, PubCo would have at least an aggregate of $53 million of available cash after consummation of the Business Combination and the offering, before payment of any fees and expenses (such private placement offering, the “PIPE Financing”). The PIPE Financing is described in more detail in this proxy statement/prospectus. Based upon subscriptions and indications of interest received to date, MMAC and PubCo expect to successfully complete the PIPE Financing and the Business Combination. In addition, Akazoo may choose to waive the minimum cash condition. Nevertheless, there is no guarantee that the PIPE Financing or the other closing conditions will be satisfied or waived before September 17, 2019, the date on which MMAC must begin to liquidate its trust account pursuant to its Second Amended and Restated Certificate of Incorporation (the “MMAC Certificate of Incorporation”).

At the Special Meeting, MMAC stockholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve the Business Combination by the approval and adoption of the Business Transaction Agreement.

If MMAC stockholders approve the Business Combination Proposal and the parties consummate the Business Combination:

(i)

Immediately prior to the consummation of the Merger, each MMAC right (“MMAC Rights”) entitling the holder to receive one-tenth (1/10) of one share of MMAC’s common stock, par value $0.0001 per share (“MMAC Common Stock”) will be automatically converted into such fraction of MMAC Common Stock in accordance with the rights agreement governing such MMAC Rights; and

(ii)	Upon the consummation of the Merger:

a.

Each share of MMAC Common Stock issued and outstanding immediately prior to the effective time of the Merger (including shares that were automatically issued to holders of MMAC Rights pursuant to the conversion of such rights immediately prior to the Merger but excluding any redeemed shares), will convert into the right to receive one ordinary share of PubCo (a “PubCo Ordinary Share”); and

b.

Each warrant to purchase MMAC Common Stock (“MMAC Warrants”) (or portion thereof) issued and outstanding immediately prior to effective time of the Merger will convert into a warrant to purchase one PubCo Ordinary Share (each, a “PubCo Warrant”) (or equivalent portion thereof). The PubCo Warrants will have and will be subject to substantially the same terms and conditions set forth in the MMAC Warrants.

i

Immediately prior to the consummation of the Business Combination, all outstanding units of MMAC (each of which consists of one share of MMAC Common Stock, one MMAC Right and one-half of one MMAC Warrant) (the “MMAC Units”) will separate into their individual components of MMAC Common Stock, MMAC Rights and MMAC Warrants and will cease separate existence and trading.

It is anticipated that, upon the consummation of the Business Combination and PIPE Financing on its expected terms, PubCo will issue up to 49,044,831 PubCo Ordinary Shares and 17,670,000 PubCo Warrants. Of these securities, MMAC’s existing stockholders, including the sponsor (as defined herein), would hold an ownership interest of approximately 6,297,374 PubCo Ordinary Shares (approximately 12.8% of the issued and outstanding PubCo Ordinary Shares), Akazoo’s current equityholders would own an ownership interest of approximately 36,196,428 PubCo Ordinary Shares (approximately 73.8% of the issued and outstanding PubCo Ordinary Shares) and the equity investors purchasing PubCo Ordinary Shares in the PIPE Financing would own an ownership interest of approximately 5,926,029 PubCo Ordinary Shares (approximately 12.1% of the issued and outstanding PubCo Ordinary Shares). These relative percentages assume that none of MMAC’s existing public stockholders exercise their redemption rights, as discussed herein, and assume a successful PIPE Financing which includes the transfer of certain sponsor-forfeited PubCo Ordinary Shares and PubCo Warrants to certain investors in the PIPE Financing as an incentive, leaving PubCo with an aggregate $53 million of available cash after consummation of the Business Combination and PIPE Financing, before payment of any fees and expenses. These percentages also do not include any exercise or conversion of (i) MMAC Warrants or (ii) options or other convertible securities issued by Akazoo. Pursuant to the Business Transaction Agreement, the number of PubCo Ordinary Shares that Akazoo’s current equityholders will also receive in the Business Combination is the quotient of (A) the Akazoo Enterprise Value, divided by (B) the Per Share Redemption Amount (each, as defined in the Business Transaction Agreement).

If any of MMAC’s existing public stockholders exercise their redemption rights, the anticipated percentage ownership of MMAC’s existing stockholders will be reduced.

In addition to being asked to approve the Business Combination Proposal, MMAC stockholders will also be asked to consider and vote upon a proposal relating to adjournment of the Special Meeting under certain circumstances, which is more fully described in this proxy statement/prospectus.

The MMAC Units, MMAC Common Stock, MMAC Rights and MMAC Warrants are currently listed on the NASDAQ Capital Market under the symbols “MMDMU,” “MMDM,” “MMDMR” and “MMDMW,” respectively. PubCo intends to apply to list the PubCo Ordinary Shares and PubCo Warrants on the NASDAQ Stock Market under the symbols “SONG” and “SONGW,” respectively, in connection with the closing of the Business Combination. MMAC cannot assure you that the PubCo Ordinary Shares and PubCo Warrants will be approved for listing on NASDAQ.

Investing in PubCo securities involves a high degree of risk. See “Risk Factors” beginning on page 35 for a discussion of information that should be considered in connection with an investment in PubCo securities.

Pursuant to the MMAC Certificate of Incorporation, MMAC is providing its public stockholders with the opportunity to redeem all or a portion of their shares of MMAC Common Stock at a per-share price, payable in cash, equal to the aggregate amount then on deposit in MMAC’s trust account as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, divided by the number of then outstanding shares of MMAC Common Stock that were sold as part of the MMAC Units in MMAC’s initial public offering (“IPO”), which are referred to collectively as “public shares,” subject to the limitations described herein.

On May 17, 2017, MMAC completed its initial public offering (“IPO”). In connection with its IPO, MMAC issued 20,700,000 public shares for gross proceeds to MMAC from the IPO totaling $207,000,000. After taking into account the concurrent sale of MMAC Warrants in a private placement and certain fees and expenses, the total amount deposited in the trust account totaled $209,070,000.

In connection with MMAC’s February 2019 stockholder vote to extend the date by which MMAC must consummate a business combination from February 17, 2019 to June 17, 2019 (the “First Extension”), public stockholders had the opportunity to redeem all or a portion of their public shares. In connection with the First Extension, a total of 5,942,681 public shares were redeemed for a total amount of approximately $61 million. Following the completion of such redemptions, MMAC had approximately $152 million in cash remaining in the trust account and 14,757,319 public shares issued and outstanding.

On June 14, 2019, at a special meeting of the stockholders of MMAC, the stockholders approved a further extension of the date by which MMAC must consummate a business combination from June 17, 2019 to September 17, 2019 (the “Second Extension”).

In connection with the approval of the Second Extension, stockholders elected to redeem an aggregate of 13,350,654 public shares. Following the completion of such redemptions, MMAC had approximately $14.7 million in cash remaining in the trust account and 6,581,665 shares of common stock issued and outstanding.

MMAC estimates that the per-share price at which public shares may be redeemed from cash held in the trust account will be approximately $10.50 at the time of the Special Meeting. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal or do not vote at all.

Holders of outstanding MMAC Warrants and MMAC Rights do not have redemption rights in connection with the Business Combination.

MMAC is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. This proxy statement/prospectus is also being provided to persons who as at the date hereof hold equity securities, options or otherwise rights to be issued equity securities in the share capital of Akazoo, or LuxCo, as the case may be (“Akazoo equityholders”), as a prospectus in connection with their receipt of PubCo Ordinary Shares in the Business Combination.

Whether or not you plan to attend the Special Meeting, you are urged to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully and vote your shares of MMAC Common Stock using the accompanying proxy card.

MMAC’s board of directors (the “Board”) has approved the Business Combination and the Business Transaction Agreement and recommends that MMAC’s stockholders vote FOR each of the proposals to be presented to at the Special Meeting. When you consider the Board’s recommendation of these proposals, you should keep in mind that MMAC’s directors and officers have interests in the Business Combination that may conflict or differ from with your interests as a stockholder. See the section entitled “Proposal I — Approval of the Business Transaction Agreement and the Business Combination — Interests of MMAC Directors and Officers in the Business Combination”

Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of MMAC Common Stock. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of MMAC Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. The Board has already approved the Business Transaction Agreement and the Business Combination.

MMAC has no specified maximum redemption threshold under the MMAC Certificate of Incorporation. It is a condition to closing under the Business Transaction Agreement, however, that MMAC has, in the aggregate, not less than $53.0 million of available cash in MMAC’s trust account or additional capital otherwise available upon the consummation of the Business Combination. Given the amount currently in MMAC’s trust account, PubCo is in the process of securing binding commitments for the PIPE Financing to satisfy this condition, without which Akazoo will not be required to consummate the Business Combination, although Akazoo may waive this condition. In the event that Akazoo waives this condition, MMAC does not intend to seek additional stockholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. In no event, however, will MMAC redeem more than approximately 926,184 (66%) of its currently outstanding public shares because redeeming more than that amount would cause its net tangible assets to be less than $5,000,001. The redemption thresholds discussed above are estimates for illustration only, and are based on an implied share price of $10.50 per share of MMAC Common Stock. Accordingly, if Akazoo determines to waive the condition that MMAC has, in the aggregate, not less than $53.0 million of available cash at the time of the Business Combination, then the parties may determine to consummate the Business Combination even if redemptions reduce MMAC’s net tangible assets to as low as $5,000,001. MMAC intends to notify MMAC stockholders by press release promptly after it becomes aware that Akazoo has waived this condition.

The sponsor and MMAC’s executive officers and independent directors have agreed to vote their shares of MMAC Common Stock in favor of the Business Combination Proposal. As of the date hereof, such persons are entitled to vote 5,175,000 shares of MMAC Common Stock, representing approximately 78.6% of all outstanding shares of MMAC Common Stock. Accordingly, stockholder approval of the Business Combination Proposal is assured. See “Special Meeting of MMAC Stockholders” and “Certain Agreements Related to the Business Combination – Voting Agreement.”

Your vote is very important. If you are a holder of record, you must vote by submitting the enclosed proxy card. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Special Meeting in person. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting of stockholders and, if a quorum is present, will have the effect of a vote against the Business Combination Proposal and no effect on the adjournment proposal. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

On behalf of the Board, I thank you for your support and we look forward to the successful consummation of the Business Combination.

Sincerely,

Lewis W. Dickey, Jr.
President, Chief Executive Officer and Chairman

Neither the Securities and Exchange Commission nor any state securities commission has determined if this attached proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Modern Media Acquisition Corp.

3414 Peachtree Road, Suite 480

Atlanta, Georgia 30326

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                , 2019

TO THE STOCKHOLDERS OF MODERN MEDIA ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Modern Media Acquisition Corp., a Delaware corporation (“MMAC”), will be held at                on                , 2019 at                (the “Special Meeting”), for the purpose of considering and acting upon the following proposals:

I.

The Business Combination Proposal—to approve the adoption of the Business Transaction Agreement, dated as of January 24, 2019 (as amended, the “Business Transaction Agreement”) which provides for a business combination (the “Business Combination”) between MMAC and Akazoo Limited, a private company limited by shares incorporated under the laws of Scotland (“Akazoo”). Pursuant to the Business Transaction Agreement, the Business Combination will be effected in three steps: (i) MMAC will merge with and into Modern Media Acquisition Corp. S.A., a Luxembourg public limited company (société anonyme) (“PubCo”), with PubCo remaining as the surviving publicly traded entity (the “Merger”); (ii) Unlimited Music S.A., a Luxembourg public limited company (société anonyme) (“LuxCo”), will acquire the entire issued share capital of Akazoo in consideration for issuing ordinary shares of LuxCo (“LuxCo Shares”) to the Akazoo shareholders (the “Share Exchange”) and (iii) LuxCo will merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity (the “Luxembourg Merger”).

II.

The Adjournment Proposal—to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the Special Meeting, MMAC would not have been authorized to consummate the Business Combination (the “Adjournment Proposal”); and

III.	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

These proposals are described in the accompanying proxy statement/prospectus which you are urged to read in its entirety before voting.

The MMAC Board of Directors (the “Board”) has fixed the close of business on                , 2019, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. A list of the stockholders entitled to vote as of the Record Date at the Special Meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten calendar days before the Special Meeting at the offices of MMAC, 3414 Peachtree Road, Suite 480, Atlanta, Georgia 30326, telephone number of (404) 443-1182, General Counsel and Assistant Secretary: Adam Kagan, and at the time and place of the Special Meeting during the duration of the Special Meeting.

If MMAC does not consummate a business combination on or before September 17, 2019, and that date is not otherwise extended by MMAC’s stockholders, MMAC would be required to distribute the proceeds held in trust to its stockholders in accordance with the MMAC Certificate of Incorporation.

MMAC does not expect to transact any other business at the Special Meeting, except for business properly brought before the Special Meeting, or any adjournment or postponement thereof, by the Board.

Each MMAC stockholder who holds public shares of MMAC Common Stock has the right, regardless of such stockholder’s vote on the Business Combination Proposal, to demand that MMAC redeem such stockholder’s shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the vote on the Business Combination Proposal, including interest earned on the trust account deposits (which interest shall be net of taxes payable), divided by the number of then outstanding public shares.

i

MMAC estimates that the per-share price at which public shares may be redeemed from cash held in the trust account will be approximately $10.50 at the time of the Special Meeting. In no event will MMAC redeem its public shares in an amount that would cause MMAC’s net tangible assets to be less than $5,000,001 (so that MMAC is not subject to the SEC’s “penny stock” rules).

MMAC’s initial stockholders prior to the IPO, including the sponsor (collectively, the “initial stockholders”) have waived their rights to liquidating distributions from the trust account with respect to their shares of MMAC Common Stock acquired prior to the IPO (“founder shares”). As a consequence of such waivers, any liquidating distribution that is made will be only with respect to the public shares. There will be no distribution from the trust account with respect to MMAC Rights or MMAC Warrants, which will expire worthless in the event MMAC winds up.

Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the Special Meeting. If you are a stockholder of record of MMAC Common Stock, you may also cast your vote in person at the Special Meeting. If your shares of MMAC Common Stock are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

For purposes of the Business Combination Proposal, under the MMAC Certificate of Incorporation, approval of the Business Combination Proposal will require the affirmative vote of a majority of the shares of outstanding MMAC Common Stock. It is a condition to closing under the Business Transaction Agreement, however, that MMAC has, in the aggregate, not less than $53,000,000 of available cash upon the consummation of the Business Combination. Given the amount currently in MMAC’s trust account, PubCo is in the process of securing binding commitments for the PIPE Financing to satisfy this condition, without which Akazoo will not be required to consummate the Business Combination, although such condition may be waived by Akazoo. Accordingly, if Akazoo determines to waive the condition that MMAC has, in the aggregate, not less than $53.0 million of available cash at the time of the Business Combination, then the parties may determine to consummate the Business Combination, and in that case, redemptions could reduce MMAC’s net tangible assets to as low as $5,000,001. MMAC intends to notify MMAC stockholders by press release promptly after it becomes aware that Akazoo has waived this condition.

Since the Business Combination Proposal requires approval by a majority of the shares of outstanding MMAC Common Stock, abstentions or broker non-votes will count as votes “AGAINST” the Business Combination Proposal. The holders of all founder shares have agreed to vote their shares of MMAC Common Stock owned or acquired by them during or after MMAC’s IPO in favor of the Business Combination Proposal. As of the date hereof, such persons are entitled to vote 5,175,000 shares of MMAC Common Stock, representing approximately 78.6% of all outstanding shares of MMAC Common Stock. Accordingly, stockholder approval of the Business Combination Proposal is assured. See “Special Meeting of MMAC Stockholders” and “Certain Agreements Related to the Business Combination – Voting Agreement.”

For purposes of the Adjournment Proposal, approval requires the affirmative vote of the holders of a majority of the shares of MMAC Common Stock represented in person or by proxy and entitled to vote at the Special Meeting.

WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU DESIRE TO VOTE, SINCE IT IS NOT AN AFFIRMATIVE VOTE IN FAVOR OF A RESPECTIVE PROPOSAL, IT: (I) WILL HAVE THE EFFECT OF A VOTE “AGAINST” THE BUSINESS COMBINATION PROPOSAL AND (II) WILL HAVE NO EFFECT ON THE VOTE REGARDING THE ADJOURNMENT PROPOSAL.

SUCH A VOTE WILL NOT HAVE THE EFFECT OF EXERCISING YOUR RIGHT TO REQUIRE MMAC TO REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF MMAC’S IPO ARE HELD (IN ORDER FOR A STOCKHOLDER TO EXERCISE HIS OR HER RIGHT TO HAVE HIS OR HER SHARES REDEEMED, HE OR SHE MUST FOLLOW THE REDEMPTION PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS).

SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 35 FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE BUSINESS COMBINATION.

The accompanying proxy statement/prospectus incorporates important business and financial information about MMAC that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request. The request should be sent to: the offices of MMAC, 3414 Peachtree Road, Suite 480, Atlanta, Georgia 30326, telephone number of (404) 443-1182, Attention: General Counsel and Assistant Secretary Adam Kagan.

ii

To obtain timely delivery of requested materials, security holders must request the information no later than five days before the date they submit their proxies or attend the Special Meeting. The latest date to request the information to be received timely is                , 2019.

This proxy is being solicited on behalf of the Board, and MMAC will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, MMAC’s officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. MMAC has engaged the services of a professional proxy solicitation agent. Brokers, banks and other fiduciaries are requested to forward proxy materials to the beneficial owners of MMAC’s Common Stock.

The Solicitation Agent for the Special Meeting is:

Morrow Sodali LLC

You may obtain information regarding the Special Meeting

from the Solicitation Agent as follows:

470 West Avenue

Stamford, CT 06902

Tel: (800) 662-5200

Email: MMDM.info@morrowsodali.com

Banks and Brokerage Firms, please call: (203) 658-9400

The Board of Directors of Modern Media Acquisition Corp. unanimously recommends that you vote “FOR” Proposal I, the Business Combination Proposal, and “FOR” Proposal II, the Adjournment Proposal.

By Order of the Board of Directors,

Lewis W. Dickey, Jr.
President, Chief Executive Officer and Chairman , 2019

iii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed by PubCo (File No. 333-229613) with the U.S. Securities and Exchange Commission (“SEC”), constitutes a prospectus of PubCo under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”) with respect to the PubCo Ordinary Shares to be issued to MMAC stockholders and to Akazoo equityholders, as well as the PubCo Warrants to be issued to holders of MMAC Warrants and the PubCo Ordinary Shares underlying such PubCo Warrants, if the Business Combination is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Special Meeting of MMAC stockholders at which MMAC stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Transaction Agreement, among other matters.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, PubCo will be required to file its Annual Report on Form 20-F with the SEC no later than 120 days following its fiscal year end. MMAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read MMAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document MMAC files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

Information and statements contained in this proxy statement/prospectus, or any annex to this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed with this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact MMAC’s proxy solicitor, Morrow Sodali, at (800) 662-5200 or by sending an e-mail to MMDM.info@morrowsodali.com.

All information contained in this proxy statement/prospectus relating to MMAC has been supplied by MMAC, and all such information relating to Akazoo, LuxCo or PubCo has been supplied by Akazoo. Information provided by either of MMAC or Akazoo does not constitute any representation, estimate or projection of the other party.

Neither MMAC, PubCo nor Akazoo has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus by reference. Therefore, if anyone does give you any such information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

Akazoo’s audited financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”). Akazoo refers in various places within this proxy statement/prospectus to EBITDA, EBITDA Margin, Adjusted Gross Profit and Free Cash Flow which are non-IFRS measures. EBITDA is defined as Net Income before Net finance costs, Income tax expense and Depreciation and amortization. EBITDA Margin is a financial measure not prepared in accordance with IFRS and is defined as EBITDA as a percentage of Revenue. Adjusted Gross Profit is defined as Gross Profit with Media Costs added back to it. Free Cash Flow is defined as net cash from operating activities less capital expenditures. These measures are more fully explained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Akazoo—Non-IFRS Financial Measures.” The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for Akazoo’s consolidated financial results prepared in accordance with IFRS.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Akazoo relies on and refers to information and statistics regarding the markets in which it competes and other industry data. Akazoo obtained this information and these statistics from third-party sources, including reports by market research firms, such as the International Federation of the Phonographic Industry (“IFPI”), the GSM Association (“GSMA”) and MiDia Research, as well as financial firms. Akazoo has supplemented this information where necessary with its own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and its management’s best view as to information that is not publicly available.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of PubCo, Akazoo and/or MMAC and may include statements for the period following the consummation of the proposed business combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of MMAC and Akazoo, as applicable, and are inherently subject to uncertainties and changes in circumstance and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by MMAC and the following:

•

expectations regarding Akazoo’s strategies and future financial performance, including Akazoo’s future business plans or objectives, prospective performance and opportunities, and competitors, revenues, customer acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and Akazoo’s ability to maintain access to content and manage license relationships, and to invest in growth initiatives and pursue acquisition opportunities;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Transaction Agreement;

•	the outcome of any legal proceedings that may be instituted against Akazoo, MMAC and others following announcement of the Business Transaction Agreement and transactions contemplated therein;

•

the inability to complete the transactions contemplated by the Business Transaction Agreement due to the failure to secure sufficient binding commitments for the PIPE Financing or to satisfy other conditions necessary to consummate the Business Combination;

•

the risk that the proposed Business Combination disrupts current plans and operations of Akazoo as a result of the announcement and consummation of the transactions contemplated by the Business Transaction Agreement;

•	the ability to recognize the anticipated benefits of the combination of Akazoo and MMAC;

•	costs related to the proposed Business Combination;

•	the amount of any redemptions by holders of MMAC Common Stock;

•	the concentration of voting power among MMAC and Akazoo’s major shareholders who have had substantial control over the respective companies and will continue to have substantial control over PubCo;

•	the sources and uses of cash;

•	the management and board composition of PubCo following the proposed Business Combination;

•	the successful initial listing and continued listing of PubCo’s securities on NASDAQ;

•	the limited liquidity and trading of MMAC’s and PubCo’s securities;

•	geopolitical risk and changes in applicable laws or regulations in Akazoo’s varying markets;

•	the possibility that Akazoo and/or MMAC may be adversely affected by other economic, business, and/or competitive factors;

•	financial performance;

•	operational risk;

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Akazoo’s resources;

•	fluctuations in exchange rates between the foreign currencies in which Akazoo typically does business and the Euro; and

•	the risks that the consummation of the Business Combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of MMAC and Akazoo prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the business combination or other matters addressed in this proxy statement/prospectus and attributable to Akazoo or MMAC or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, PubCo, Akazoo and MMAC undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the Business Combination and the proposals to be presented at the Special Meeting. These questions and answers do not include all the information that be important to stockholders. MMAC stockholders are encouraged to read carefully this entire proxy statement/prospectus, including the Annex and other documents referred to herein.

Who is Modern Media Acquisition Corp.?

Modern Media Acquisition Corp. (“MMAC”) is a blank check company formed in 2014 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities in the media, entertainment or marketing services industries. In May 2017, MMAC consummated its IPO from which it derived gross proceeds of $207,000,000, which were placed in a trust account.

Who is PubCo?

Modern Media Acquisition Corp. S.A. (“PubCo”) is a newly formed Luxembourg public limited company (société anonyme), formed to facilitate the Business Combination. Upon the consummation of the transactions contemplated by the Business Combination (i) MMAC will merge with and into PubCo, with PubCo as the surviving publicly traded entity and (ii) Akazoo will become a wholly owned subsidiary of LuxCo through the Share Exchange and LuxCo will then merge with and into PubCo, such that Akazoo continues as a wholly owned subsidiary of PubCo. PubCo intends to apply to have its ordinary shares and warrants (“PubCo Ordinary Shares” and “PubCo Warrants”, respectively) listed on NASDAQ under the symbols “SONG” and “SONGW,” respectively.

MMAC and Akazoo agreed that PubCo would be incorporated in, and operate out of, Luxembourg to facilitate PubCo’s ongoing business operations. Specifically, as Akazoo currently generates, and PubCo expects to generate in the future, most of its revenue in Euros, it is important for the company to be based in a jurisdiction in the European Union. Given the economic and financial uncertainties surrounding the United Kingdom’s currently contemplated exit from the European Union, the parties believe that Akazoo’s current jurisdiction of incorporation does not provide the necessary long-term stability for PubCo’s operations. Furthermore, one of Akazoo’s key competitors that currently has U.S. publicly traded equity is incorporated in Luxembourg. The parties believe that, all else being equal, incorporating PubCo in Luxembourg would strengthen the appeal of PubCo Ordinary Shares in the U.S. equity market because the market is already comfortable with a similar company in the same space.

Who is Akazoo?

Akazoo Limited (“Akazoo”) is a private company limited by shares incorporated under the laws of Scotland that provides online media streaming services to customers in developing markets.

Who is LuxCo?

Unlimited Music S.A. (“LuxCo”), a Luxembourg public limited company (société anonyme), was formed to facilitate the merger of Akazoo with PubCo. As part of the Business Combination, LuxCo will acquire the entire issued share capital of Akazoo in consideration for issuing, on a 100-for-1 basis, LuxCo shares (“LuxCo Shares”) to the Akazoo shareholders (the “Share Exchange”), such that the shareholdings of LuxCo will be identical immediately following the Share Exchange to that of Akazoo prior to the Share Exchange; and on the calendar day following the effective date of the MMAC’s merger with and into PubCo, LuxCo will merge (the “Luxembourg Merger”) with and into PubCo in accordance with Luxembourg law, with PubCo remaining as the surviving publicly traded entity. In connection with the Luxembourg Merger, PubCo will issue 0.072803 PubCo Ordinary Shares for each LuxCo ordinary share then outstanding (assuming no redemptions of MMAC Common Stock). This transaction will result in Akazoo becoming a wholly owned subsidiary of PubCo.

Why am I receiving this proxy statement?

MMAC, Akazoo and PubCo have agreed to a transaction under the terms of a Business Transaction Agreement dated as of January 24, 2019 (as amended, the “Business Transaction Agreement”), pursuant to which MMAC and Akazoo will combine their businesses with PubCo, with PubCo remaining as the surviving publicly traded entity and Akazoo continuing as a wholly owned subsidiary of PubCo (the “Business Combination”). A copy of the Business Transaction Agreement is attached to this proxy statement/prospectus as “Annex A,” which we encourage you to review in its entirety.

The Business Combination is structured such that MMAC and LuxCo will each merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity and Akazoo continuing as a wholly owned subsidiary of PubCo. If the stockholders of MMAC approve the Business Transaction Agreement and the transactions contemplated thereby, PubCo, will acquire each of MMAC and Akazoo in a series of steps as outlined below:

i.

in accordance with Luxembourg law and the Delaware General Corporation Law (the “DGCL”), MMAC will merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity (the “Merger”);

ii.

no later than seven days prior to the effective date of the Merger, LuxCo will acquire the entire issued share capital of Akazoo in consideration for issuing LuxCo Shares to the Akazoo shareholders pursuant to the “Share Exchange”, acquire all outstanding convertible loan notes from the noteholders in Akazoo (the “Akazoo Noteholders”) in consideration for issuing convertible loan notes on materially the same terms in LuxCo and grant options to Akazoo optionholders (the “Akazoo Optionholders”) in LuxCo in consideration for the optionholders waiving their option to subscribe for equity in Akazoo such that the shareholdings of LuxCo will be identical immediately after the Share Exchange to that of Akazoo prior to the Share Exchange; and

iii.

on the calendar day following the effective date of the Merger, the Akazoo Noteholders will convert their convertible loan notes in LuxCo, the Akazoo Optionholders will exercise their options in LuxCo, and immediately thereafter LuxCo will merge with and into PubCo in accordance with Luxembourg law, with PubCo remaining as the surviving publicly traded entity (the “Luxembourg Merger”).

Following the consummation of the Luxembourg Merger, Akazoo will be a direct, wholly owned subsidiary of PubCo, and the current security holders of MMAC and Akazoo will be shareholders of PubCo.

In order to consummate the Business Combination, a majority of the shares of MMAC Common Stock outstanding as of at the close of Business on                 , 2019 (the “Record Date”) must vote to approve and adopt the Business Transaction Agreement and the transactions contemplated thereby (the “Business Combination Proposal”). MMAC’s executive officers, independent directors and sponsor have agreed to vote their shares of MMAC Common Stock in favor of the Business Combination Proposal. As of the date hereof, such persons are entitled to vote 5,175,000 shares of MMAC Common Stock, representing approximately 78.6% of all outstanding shares of MMAC Common Stock. Accordingly, stockholder approval of the Business Combination Proposal is assured. See “Special Meeting of MMAC Stockholders” and “Certain Agreements Related to the Business Combination – Voting Agreement.”

MMAC will hold a Special Meeting of its stockholders to obtain this approval. This proxy statement/prospectus contains important information about the proposed Business Combination.

This proxy statement/prospectus also contains important information about the proposed Adjournment. You should read it carefully; in particular the section entitled “Risk Factors.”

We encourage you to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

What is being voted on at the Special Meeting?

There are two proposals on which you are being asked to vote. The Business Combination Proposal is to approve the Business Transaction Agreement and the transactions contemplated thereby. As a result of the Business Combination, MMAC will merge with and into PubCo in the Merger and Akazoo will become a wholly owned subsidiary of PubCo through (1) the Share Exchange with LuxCo and (2) the subsequent Luxembourg Merger.

The Adjournment Proposal is to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the Special Meeting, MMAC would not have been authorized to consummate the Business Combination.

MMAC has agreed with the trustee to promptly liquidate if MMAC does not effect a business combination by September 17, 2019, unless that date is otherwise extended by MMAC’s stockholders.

Does the Board recommend voting for the approval of the proposals?

Yes. After careful consideration of the terms and conditions of these proposals, the Board has unanimously determined that each of the proposals are in the best interests of MMAC and its stockholders. The Board recommends that MMAC’s stockholders vote “FOR” each of the proposals.

How is management of MMAC voting?

MMAC’s initial stockholders, including all of its directors and officers, who purchased or received shares of MMAC Common Stock prior to MMAC’s IPO and may from time to time purchase MMAC Common Stock in the open market, together with their affiliates, owned an aggregate of approximately 78.6% of the outstanding shares of MMAC Common Stock (an aggregate of 5,175,000 shares of MMAC Common Stock) as of the Record Date. Because all of these persons have agreed to vote all of these shares in favor of the Business Combination Proposal, approval of the Business Combination is assured.

MMAC is not aware of any current plans for the sponsor or its directors, executive officers, advisors or their affiliates to purchase MMAC Common Stock from public stockholders in anticipation of the vote on the Business Combination Proposal.

Because MMAC’s sponsor, directors and officers will also vote “FOR” the Adjournment Proposal, approval of the Adjournment Proposal is also assured.

Are any of the proposals conditioned on one another?

No. The Adjournment Proposal does not require the approval of the Business Combination Proposal to be effective. If MMAC does not consummate the Business Combination and fails to complete an initial business combination by September 17, 2019, and that date is not otherwise extended by MMAC’s stockholders, MMAC would be required to dissolve and liquidate its trust account by returning the then-remaining funds in such account to its public stockholders.

What is a quorum?

A quorum is the number of shares that must be represented, in person or by proxy, in order for business to be transacted at the Special Meeting.

More than one-half of the total number of shares of MMAC Common Stock outstanding as of the Record Date (a quorum) must be represented, either in person or by proxy, in order to transact business at the Special Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. If there is no quorum, a majority of the shares present at the Special Meeting may adjourn the Special Meeting to another date.

Why is MMAC proposing the Business Combination?

MMAC is a blank check company formed specifically as a vehicle to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or similar business combination with one or more businesses in the media, entertainment or marketing services industries. In the course of MMAC’s search for a business combination partner, MMAC investigated the potential acquisition of many entities in the media, entertainment and marketing services industries, including Akazoo, and concluded that Akazoo was the best candidate for a business combination with MMAC. For more details on MMAC’s search for a business combination partner and the Board’s reasons for selecting Akazoo as MMAC’s business combination partner, see the sections titled “Background of the Business Combination” and “MMAC’s Reasons for the Business Combination and Recommendation of MMAC’s Board” included in this proxy statement/prospectus.

What vote is required in order to approve the Business Combination Proposal?

The approval of the Business Combination Proposal will require the affirmative vote of a majority of the shares of MMAC Common Stock outstanding on the Record Date. The founding stockholders of MMAC, representing approximately 78.6% of the shares of MMAC Common Stock outstanding on the Record Date, have agreed to vote their shares of MMAC Common Stock owned or acquired by them in favor of the Business Combination Proposal. Accordingly, approval of the Business Combination Proposal is assured.

Since the Business Combination Proposal requires the affirmative vote of a majority of the shares of MMAC Common Stock outstanding on the Record Date, abstentions or broker non-votes will count as votes “AGAINST” the Business Combination Proposal.

What if I object to the Business Combination? Do I have appraisal rights?

Stockholders do not have appraisal rights in connection with the Business Combination under the DGCL.

Do I have redemption rights in connection with the Business Combination?

Pursuant to the MMAC Certificate of Incorporation, each MMAC stockholder who holds shares of MMAC Common Stock issued in MMAC’s initial public offering (the “IPO”) has the right to elect that MMAC redeem such stockholder’s shares for cash equal to a pro rata portion of the trust account. To properly elect redemption, MMAC stockholders must follow the procedures outlined in this proxy statement/prospectus under the heading “Special Meeting of MMAC Stockholders – Redemption Rights”. If the Business Combination is consummated and you properly complete the redemption procedures outlined herein, then your shares of MMAC Common Stock will be redeemed at a per-share price, payable in cash, equal to the aggregate amount then on deposit in MMAC’s trust account as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, divided by the number of then outstanding public shares, subject to certain limitations.

MMAC estimates that the per-share price at which public shares may be redeemed from cash held in the trust account will be approximately $10.50 at the time of the Special Meeting.

In connection with tendering your shares for redemption, you must elect either to (x) physically tender your stock certificates to Continental Stock Transfer & Trust Company, MMAC’s transfer agent, at Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York, 10004, Attn: Mark Zimkind, mzimkind@continentalstock.com, or (y) deliver your shares to the transfer agent electronically using The Depositary Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal At Custodian) system, which election would likely be determined based on the manner in which you hold your shares. There may be a fee associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker this fee, and the broker may or may not pass this cost on to you. You must tender your shares in the manner described above prior to 5:00 p.m. Eastern Time on                , 2019 (two business days before the Special Meeting) in order to exercise your redemption rights in connection with the Business Combination.

Note that the delivery process can be accomplished by you, whether or not you are a record holder or your shares are held in “street name”, within a day, by simply contacting the transfer agent or your broker and requesting delivery of your shares through the DWAC system. MMAC believes this time period is sufficient for an average investor.

If you exercise your redemption rights, then you will be exchanging your shares of MMAC Common Stock for cash and will no longer own these shares of common stock and will not be entitled to receive any PubCo Ordinary Shares in connection with the Business Combination. If you redeem your shares of MMAC Common Stock but you remain in possession of any MMAC Warrants and have not sold or transferred them, you will still have the right to exercise the MMAC Warrants in accordance with the terms thereof, or, if the Business Combination is consummated, will receive PubCo Warrants in exchange for your MMAC Warrants, according to the terms of the Business Transaction Agreement.

If the Business Combination is not consummated: (i) then your shares will not be converted into cash at this time, even if you so elected, and (ii) assuming MMAC is unable to consummate another business combination by September 17, 2019, and that date is not otherwise extended by MMAC’s stockholders, then MMAC would be required to commence the liquidation process and you will be entitled to distribution upon liquidation. See the section titled “Redemption Rights” below in this proxy statement/prospectus.

Any request for redemption, once properly made, may be withdrawn at any time up to two days before the Special Meeting. Furthermore, if you delivered a certificate for redemption and subsequently decided prior to the Special Meeting not to elect redemption, you may simply request that the transfer agent return the certificate (physically or electronically) to you. The transfer agent will typically charge an additional fee for the return of the shares through the DWAC system.

If the Business Combination is not completed, your stock certificate will be automatically returned to you.

Holders of public shares of MMAC Common Stock have elected to redeem such shares such that MMAC currently has, in the aggregate, less than $53,000,000 of available cash. As such, MMAC is not currently able to satisfy a condition to consummation of the Business Combination and, unless the PIPE Financing is successful, Akazoo will not be required to consummate the Business Combination, although such condition to closing may be waived by Akazoo.

What are the interests of MMAC’s directors and executive officers in the Business Combination?

When you consider the recommendation of the Board to vote in favor of the approval of the Business Combination Proposal, you should keep in mind that MMAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. For a full discussion of these interests, see the section titled “Interests of MMAC Directors and Officers in the Business Combination.” These interests include:

•

The MMAC Certificate of Incorporation provides that if MMAC does not complete an initial business combination by September 17, 2019, and that date is not otherwise extended by MMAC’s stockholders, MMAC would be required to dissolve and liquidate. In the event of a dissolution:

•

the founder shares would become worthless, as the initial stockholders have waived any right to redemption with respect to their founder shares. Such shares had an estimated aggregate market value of $                , based upon the closing price of MMAC Common Stock of $                on NASDAQ on the Record Date for the Special Meeting;

•	MMAC’s sponsor, which is partially owned by Mr. Dickey, may be liable for certain claims against MMAC;

•	MMAC’s sponsor, officers and directors may not receive reimbursement of certain out-of-pocket expenses to which they are entitled; and

•	Certain rights related to indemnification provided by MMAC to its directors and officers would no longer be available.

•

If the Business Combination is consummated, the current directors and officers of MMAC would have the right to continued indemnification, and to receive the benefit of directors’ and officers’ liability insurance; and

•	If the Business Combination is consummated, certain current directors or officers of MMAC may continue to serve as directors or officers of PubCo and may be compensated for such service.

What vote is required in order to approve the Adjournment Proposal?

Adoption of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of MMAC Common Stock represented in person or by proxy and entitled to vote at the meeting. Accordingly, the failure to vote by proxy or to vote in person at the Special Meeting will not be counted for purposes of shares present to establish a quorum, and therefore will have no effect on the outcome of the vote. Abstentions will be counted in determining whether a quorum is present and therefore will have the same effect as a vote AGAINST the adjournment proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

If I am not going to attend the Special Meeting in person, should I return my proxy card instead?

Yes. Whether or not you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy card. Then return the enclosed proxy card in the return envelope provided herewith as soon as possible, so that your shares may be represented at the Special Meeting.

What will happen if I abstain from voting or fail to vote at the Special Meeting?

MMAC will count a properly executed proxy marked ABSTAIN with respect to a particular proposal as present for purposes of determining whether a quorum is present. An abstention or failure to vote on the Business Combination Proposal count as a vote AGAINST the Business Combination Proposal, provided a quorum is present, and will have no effect on any redemption of your MMAC Common Stock. In order for a stockholder to convert his or her shares, he or she must follow the redemption procedures outlined below under the section entitled “Special Meeting of MMAC Stockholders — Redemption Rights.” An abstention on the Adjournment Proposal will have the same effect as a vote AGAINST that proposal.

What will happen if I sign and return my proxy card without indicating how I wish to vote?

Proxies received by MMAC without an indication of how the stockholders intend to vote on a proposal will be voted in favor of such proposal, in accordance with the Board’s unanimous recommendation.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

If you hold your shares in “street name,” your bank or broker cannot vote your shares with respect to the Business Combination Proposal or the Adjournment Proposal without specific instructions from you, which are sometimes referred to in this proxy statement/prospectus as the broker “non-vote” rules. If you do not provide instructions with your proxy, your bank or broker may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank or broker is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the existence of a quorum, but will not count for purposes of determining the number of votes cast at the Special Meeting.

What do I do if I want to change my vote?

If you wish to change your vote, please send a later-dated, signed proxy card to MMAC’s General Counsel and Assistant Secretary, Adam Kagan, at MMAC’s corporate headquarters prior to the date of the Special Meeting or attend the Special Meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to Adam Kagan at MMAC’s corporate headquarters, provided such revocation is received prior to the Special Meeting.

What consideration will be paid in connection with the Business Combination?

If the Business Combination is consummated and you do not otherwise properly elect to redeem your shares of MMAC Common Stock, your MMAC securities will be treated as follows:

1)	immediately before consummation of the Merger, you will automatically receive one-tenth (1/10) of one share of MMAC Common Stock for each MMAC Right that you own; and

2)

the MMAC Common Stock (including shares that were automatically issued to holders of MMAC Rights pursuant to the conversion of such rights immediately prior to the Merger but excluding any redeemed shares) and MMAC Warrants, as applicable, that you own will be exchanged, pursuant to the Business Transaction Agreement, for PubCo Ordinary Shares (in the case of MMAC Common Stock) or PubCo Warrants (in the case of MMAC Warrants) upon the completion of the Business Combination.

If the Business Combination is consummated but you have elected and properly completed the procedures for a cash redemption, your shares of MMAC Common Stock will be redeemed at a per-share price, payable in cash, equal to the aggregate amount then on deposit in MMAC’s trust account as of two business days prior to the consummation of the Business Combination, including interest, net of taxes payable, divided by the number of then outstanding public shares, subject to certain limitations.

MMAC estimates that the per-share price at which public shares may be redeemed from cash held in the trust account will be approximately $10.50 at the time of the Special Meeting.

Existing Akazoo equityholders will receive an aggregate number of PubCo Ordinary Shares equal to an assumed Akazoo enterprise value of $380 million (less any cash payment to them, as discussed below) divided by the per share redemption price applicable to any redemptions by public stockholders of MMAC (such number of PubCo Ordinary Shares, the “Share Consideration”).

Additionally, subject to the terms of the Business Transaction Agreement, as consideration for the cancellation of the LuxCo Shares in exchange for PubCo Ordinary Shares in the Luxembourg Merger, (i) each issued and outstanding LuxCo Share will be cancelled, and (ii) each LuxCo shareholder will be entitled to receive its pro rata share of the Share Consideration. Also, each LuxCo shareholder will be entitled to receive its pro rata share of the Cash Payment (if any) as a compensatory payment under Luxembourg law to be payable 10 calendar days after the closing date of the Luxembourg Merger.

Will I experience dilution as a result of the Business Combination?

Prior to the Business Combination, holders of the public shares owned approximately 21.4% of MMAC’s issued and outstanding common stock. After giving effect to the Business Combination and successful closing of the PIPE Financing such that PubCo has $53 million of available cash upon the consummation of the Business Combination, and giving effect to the PubCo Ordinary Shares to be issued to Akazoo in connection with the Business Combination, and assuming no MMAC stockholders exercise their redemption rights as discussed herein, the current holders of the public shares will own approximately 7.1% of PubCo.

MMAC has no specified maximum redemption threshold under the MMAC Certificate of Incorporation. It is a condition to closing under the Business Transaction Agreement, however, that MMAC has, in the aggregate, not less than $53.0 million of available cash upon the consummation of the Business Combination. Given the amount currently in MMAC’s trust account, PubCo is in the process of securing binding commitments for the PIPE Financing to satisfy this condition, without which Akazoo will not be required to consummate the Business Combination, although it may waive this condition.

In no event, however, will MMAC redeem more than approximately 926,184 (66%) shares of MMAC Common Stock because redeeming more than that amount would cause its net tangible assets to be less than $5,000,001 (the “Minimum Cash Scenario”). The Minimum Cash Scenario would result in approximately 476,190 public shares being issued and outstanding at the time of the Business Combination. If the Business Combination were consummated under the Minimum Cash Scenario, Akazoo equityholders would own approximately 84.8% of outstanding PubCo Ordinary Shares, MMAC public stockholders would own approximately 7.1% and MMAC founders would own approximately 6.4%.

Are Akazoo’s equityholders required to approve the Business Combination?

Yes. However, holders of a majority of Akazoo’s voting power, in connection with the Business Transaction Agreement, have agreed to vote to approve the Business Combination.

Is the consummation of the Business Combination subject to any conditions?

Yes. The obligations of each of MMAC, Akazoo, LuxCo and PubCo to consummate the Business Combination are subject to conditions, as more fully described in the section entitled “The Business Transaction Agreement” in this proxy statement/prospectus.

What happens if I sell my shares of MMAC Common Stock before the Special Meeting?

The Record Date for the Special Meeting is earlier than the date that the Business Combination is expected to be consummated. If you transfer your shares of MMAC Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Special Meeting. However, you would not be entitled to receive any PubCo Ordinary Shares on account of those shares of MMAC Common Stock following the consummation of the Business Combination because only MMAC’s stockholders at the time of the consummation of the Business Combination will be entitled to receive PubCo Ordinary Shares in connection with the Business Combination.

Do the laws governing companies in Luxembourg differ from those governing corporations in Delaware?

Yes. For a detailed description between the corporate law of Luxembourg and that of Delaware, see the section entitled “Comparison of Stockholders’ Rights” in this proxy statement/prospectus.

What are the U.S. federal income tax consequences of the Business Combination to MMAC and PubCo?

MMAC will recognize gain (but not loss) on the transfer of its assets to PubCo, to the extent that the fair market value of such assets exceeds MMAC’s adjusted basis in such assets. MMAC does not expect the amount of such gain to be material, but there is no certainty that that would be the case.

Although PubCo will be incorporated under the laws of Luxembourg, the Internal Revenue Service (the “IRS”) may assert that PubCo should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to section 7874 (“Section 7874”) of the Internal Revenue Code of 1986, as amended (the “Code”). If PubCo were to be treated as a U.S. corporation for U.S. federal income tax purposes, PubCo could be subject to substantial additional U.S. tax liability. However, as more fully described under “Material U.S. Federal Income Tax Consequences of the Business Combination — U.S. Federal Income Tax Consequences of the Business Combination to MMAC and PubCo,” based on certain representations of the parties and factual assumptions, PubCo does not expect that Section 7874 will cause it to be treated as a U.S. corporation for U.S. federal income tax purposes.

What are the U.S. federal income tax consequences of exercising my redemption rights?

A U.S. Holder (as defined below) who exercises his or her redemption rights will receive cash in exchange for the tendered shares, and either will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as (i) dividend income, (ii) a nontaxable recovery of basis in his investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the section entitled “Material U.S. Federal Income Tax Consequences of the Business Combination — Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights.”

Will holders of MMAC Common Stock, MMAC Rights or MMAC Warrants be subject to U.S. federal income tax on the PubCo Ordinary Shares or PubCo Warrants received in the Business Combination?

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences of the Business Combination,” the Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code. As a result, a U.S. Holder should not recognize gain or loss on the automatic conversion of MMAC Rights to MMAC Common Stock immediately prior to the Merger in connection with the Business Combination, and the exchange of MMAC Common Stock or MMAC Warrants for PubCo Ordinary Shares or PubCo Warrants, as applicable, pursuant to the Merger. The discussion in “Material U.S. Federal Income Tax Consequences of the Business Combination” reflects the opinion of Jones Day as to the material U.S. federal income tax consequences of the Business Combination to U.S. Holders of MMAC securities and/or MMAC Rights, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described therein and otherwise herein (including uncertainty as to whether the Business Combination will be taxable for such U.S. Holders). The rules under Section 367(a) and Section 368 of the Code are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations.

For a more detailed discussion of certain U.S. federal income tax consequences of the Merger and the Business Combination, see the section titled “Material U.S. Federal Income Tax Consequences of the Business Combination” in this proxy statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination.

What happens to the funds deposited in the trust account after completion of the Business Combination?

Upon the consummation of the Business Combination, a portion of the funds remaining in the trust account after payment of amounts, if any, to MMAC stockholders exercising their redemption rights, will be used (i) to pay expenses associated with the Business Combination and (ii) to pay deferred underwriter’s compensation from MMAC’s IPO of $7.785 million.

Who will manage PubCo?

Apostolos N. Zervos, who currently serves as Chief Executive Officer of Akazoo, and Pierre Schreuder, who currently serves as Chief Financial Officer of Akazoo, will continue in their respective roles at PubCo following the consummation of the Business Combination.

Lewis W. Dickey, Jr., who currently serves as the President, Chief Executive Officer and Chairman of MMAC, will serve as Chairman of the Board at PubCo following the consummation of the Business Combination. In addition, Apostolos N. Zervos and Panagiotis Dimitropoulos, together with four other individuals to be identified, are expected to serve as directors of PubCo following the consummation of the Business Combination. For more information on PubCo’s current and anticipated management, see the section titled “Information about PubCo” in this proxy statement/prospectus.

Are there any arrangements to help ensure that MMAC will have sufficient funds, together with the aggregate amount available in its trust account, satisfy the closing condition in the Business Transaction Agreement that MMAC have not less than $53 million available cash upon consummation of the Business Combination?

Yes. PubCo is in the process of securing binding commitments for the PIPE Financing. The parties expect the PIPE Financing to provide enough cash that, when combined with cash available in the trust account, MMAC will be deemed to have $53 million of available cash and the condition will be satisfied.

The PIPE Financing will be exempt from registration under U.S. securities laws pursuant to Section 4(a)(2) of the Securities Act.

The subscription agreements pursuant to which the PIPE Financing will be completed require PubCo, as promptly as commercially reasonable, to file and have declared effective a registration statement registering the resale of the PubCo Ordinary Shares and PubCo Warrants purchased by the PIPE Investors in the PIPE Financing.

What happens if the Business Combination is not consummated?

If the Business Combination is not consummated, MMAC expects that it will be required to liquidate. If a liquidation were to occur, MMAC estimates that interest accrued, less applicable federal, state and Delaware franchise taxes, would yield a trust balance of approximately $14,767,554 million or $10.50 per share. This amount, less any liabilities not indemnified by MMAC’s sponsor and not waived by MMAC’s creditors, would be distributed to the holders of shares of MMAC Common Stock not previously redeemed. As disclosed in the IPO prospectus, this estimate reflects the forfeiture of deferred underwriting compensation by Macquarie Capital (USA) Inc. (“Macquarie”) and the other underwriters in MMAC’s IPO in the amount of $7.785 million.

Separately, MMAC estimates that the liquidation process would cost approximately $50,000. MMAC does not believe there would be any claims or liabilities in excess of the funds out of the trust against which MMAC’s sponsor would be required to indemnify the trust account in the event of such liquidation. In the event that such persons indemnifying MMAC are unable to satisfy their indemnification obligation or in the event that there are subsequent claims such as subsequent non-vendor claims for which such persons have no indemnification obligation, the amount ultimately distributed to stockholders may be reduced even further. However, MMAC currently has no basis to believe there will be any such liabilities or to provide an estimate of any such liabilities since to date MMAC has only entered into a limited number of agreements and has obtained valid and enforceable waivers whenever possible. The only cost of dissolution that MMAC is aware of that would not be indemnified against by MMAC’s sponsor is the cost of any associated litigation for which MMAC’s sponsor obtained a valid and enforceable waiver. Should the Business Transaction Agreement be terminated due to a breach of such agreement by any of MMAC, PubCo, Akazoo or Akazoo’s stockholders, or due to MMAC’s failure to obtain MMAC stockholder approval, then each party would be responsible for its own expenses.

When do you expect the Business Combination to be completed?

It is currently anticipated that the Business Combination will be completed as promptly as practicable following the Special Meeting.

What do I need to do now?

We urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder of MMAC. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Do I need to attend the Special Meeting to vote my shares?

No. You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage paid envelope. Your vote is important. MMAC encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Do I need to send in my stock certificates?

To properly exercise your redemption rights in connection with the Business Combination, you must tender your stock certificates as described under the heading “Special Meeting of MMAC Stockholders – Redemption Rights”. Otherwise, you should not tender your stock certificates at this time. If the Business Combination is consummated, MMAC will send separate instructions regarding tendering your stock certificates in connection with the Business Combination.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards, if your shares are registered in more than one name or are registered in different accounts. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of MMAC Common Stock.

Who can help answer my questions?

If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact MMAC’s proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Tel: (800) 662-5200

Banks and brokers can call collect at: (203) 658-9400

Email: MMDM.info@morrowsodali.com

You may also obtain additional information about MMAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read this entire proxy statement/prospectus and the other documents referred to or incorporated by reference into this proxy statement/prospectus in order to fully understand the Business Combination, the Business Transaction Agreement and other matters to be considered at the Special Meeting. See the section titled “Where You Can Find More Information” contained in this proxy statement/prospectus. Each item in this summary refers to the beginning page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties to the Business Combination

Modern Media Acquisition Corp. (Delaware)

MMAC is a Delaware corporation formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses.

MMAC’s securities are traded on the NASDAQ Stock Market under the symbols “MMDMU,” “MMDM,” “MMDMR” and MMDMW.” Immediately prior to the consummation of the Merger, the MMAC Units will separate into their individual component parts and will cease separate trading and each outstanding MMAC Right will be automatically converted into one-tenth (1/10) of one share of MMAC Common Stock. Upon the consummation of the Merger, (i) outstanding shares of MMAC Common Stock (including shares that were automatically issued to holders of MMAC Rights pursuant to the conversion of such rights immediately prior to the Merger but excluding any redeemed shares) will be converted into PubCo Ordinary Shares, (ii) outstanding MMAC Warrants will be converted into PubCo Warrants and (iii) MMAC Common Stock, MMAC Warrants and MMAC Rights will be delisted from NASDAQ. PubCo intends to apply to list its PubCo Ordinary Shares and PubCo Warrants on the NASDAQ Stock Market under the symbols “SONG” and “SONGW,” respectively, in connection with the consummation of the Business Combination. It cannot be assured that the PubCo Ordinary Shares and PubCo Warrants will be approved for listing on NASDAQ.

The mailing address of MMAC’s principal executive office is 3414 Peachtree Road, Suite 480, Atlanta, Georgia 30326 and its telephone number is (404) 443-1182.

Modern Media Acquisition Corp. S.A. (Luxembourg)

PubCo is a newly formed public limited company (société anonyme) organized under the laws of Luxembourg, formed to serve as the publicly traded operating company of the combined businesses of MMAC and Akazoo following the Business Combination.

PubCo’s registered office is 19, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and PubCo’s principal operational office is 3414 Peachtree Road, Suite 480, Atlanta, Georgia 30326. PubCo’s telephone number at its principal operational office is (404) 443-1182.

Akazoo Limited

Akazoo is a private company limited by shares incorporated under the laws of Scotland that provides online media streaming services to customers in developing markets.

The mailing address of Akazoo’s registered office is 101 Rose Street South Lane, Edinburgh, EH2 3JG United Kingdom and its telephone number is +44 131 516 2337.

Unlimited Music S.A.

LuxCo is a newly formed public limited company (société anonyme) organized under the laws of Luxembourg formed for the purpose of acquiring the issued share capital of Akazoo by means of a Share Exchange with Akazoo shareholders. Pursuant to the Business Transaction Agreement, LuxCo will merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity.

The mailing address of LuxCo’s registered office is 19, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and its telephone number is +352 27 44 41.

Akazoo Business Overview

Founded in 2010, Akazoo is a UK-based, global, on-demand music streaming subscription company with a focus on emerging markets. With a presence in 25 countries and growing, Akazoo’s Premium service (the “Premium Service”) provides its premium subscribers (“Subscribers”) with unlimited online and offline high-quality streaming access to a catalog of over 45 million songs on a commercial-free basis. Akazoo’s free, ad-supported Radio Service consists of over 80,000 stations and exists as a separate application. Akazoo’s platform includes 38.2 million Registered Users, which refers to those who have registered to Akazoo’s platform at any point in time, and 4.6 million Subscribers as of December 31, 2018. Akazoo directly licenses music from thousands of labels and provides both online and offline listening platforms, social media integration, and a patented, AI-driven new music recommendation engine.

Recent Developments

Akazoo Quarterly Update

On June 10, 2019, Akazoo disclosed its Subscribers and Registered Users as of March 31, 2019 and its preliminary revenues for the quarter ended March 31, 2019. As of March 31, 2019, Akazoo’s Subscribers and Registered Users increased to 5.1 million and 41.1 million, respectively, an increase of 38% and 48%, respectively, year over year. For the quarter ended March 31, 2019, Akazoo’s revenues are expected to be €30.7 million, an increase of 41% compared to the prior year period, with the adjusted gross margin remaining in line with full year expectations. For the quarter ended March 31, 2019, Akazoo’s net income is expected to be €1.8 million. The increase in first quarter revenues and net income was driven by strong subscriber growth in Eastern Europe and Southeast Asia.

The results for Akazoo’s quarter ended March 31, 2019 are preliminary and unaudited. Akazoo’s actual results may differ from the preliminary results due to the completion of Akazoo’s financial closing procedures, final adjustments and other developments that may arise between the date of this proxy statement/prospectus supplement and the time that financial results for the quarter ended March 31, 2019 are finalized.

Letter Agreement

On July 29, 2019, the parties to the Business Transaction Agreement and Macquarie executed a Letter Agreement that amended certain provisions of the Business Transaction Agreement to provide for the PIPE Financing and agreed to the terms of the PIPE Financing. Specifically, the Letter Agreement provides that the sponsor will forfeit 2.6 million PubCo Ordinary Shares upon consummation of the Business Combination and will forfeit 7.32 million PubCo warrants upon consummation of the PIPE Financing. The Letter Agreement also provides that, upon consummation of the Business Combination, amounts owed by MMAC to certain creditors will be converted into PubCo Ordinary Shares and that the amount of expenses payable by MMAC contemplated in the Business Transaction Agreement will be modified on a sliding scale, depending on the amount of available cash that MMAC has upon consummation of the Business Combination. In addition, the Letter Agreement provides that, depending on the amount of available cash that MMAC has upon consummation of the Business Combination, certain PubCo Ordinary Shares sold in the PIPE Financing may include PubCo Ordinary Shares held by former shareholders of Akazoo. Furthermore, the Letter Agreement provides that a certain number of PubCo Warrants will be issued for no additional consideration to holders of PubCo Ordinary Shares that previously held Akazoo equity, equal to the difference between the total amount of PubCo Warrants forfeited by the sponsor and the total amount of PubCo Warrants issued to investors in the PIPE Financing as an incentive to participate in the PIPE Financing, subject to a minimum issuance of PubCo Warrants which decreases as the amount raised in the PIPE Financing increases.

The Letter Agreement further provides for an amendment, effective upon the consummation of the Business Combination, to the Amended and Restated Right of First Refusal Agreement dated as of January 24, 2019 between Macquarie, MMAC and PubCo. The amendment grants Macquarie a right of first refusal for the duration of the Lock-Up Period (as defined in the Lock-Up Agreement, discussed below) to serve as a bookrunning managing underwriter, bookrunning managing placement agent or bookrunning managing initial purchaser in connection with any offering or placement of securities or other credit transaction by PubCo and to serve as financial advisor in connection with any disposition of the business, assets or voting securities by PubCo.

PIPE Financing

In accordance with the terms of the Letter Agreement, PubCo is in the process of securing binding commitments to purchase PubCo Ordinary Shares in the PIPE Financing, which is expected to close immediately after the consummation of the Business Combination. The parties anticipate that the PIPE Ordinary Shares will be sold in the PIPE Financing at a per share price of $8.00. The Letter Agreement also provides PubCo with the ability to offer, for no additional consideration and as an incentive to certain investors purchasing PubCo Ordinary Shares in the PIPE Financing, up to an aggregate number of PubCo Ordinary Shares and PubCo Warrants corresponding to the number of PubCo Ordinary Shares and PubCo Warrants forfeited by the sponsor as described above. Accordingly, PubCo anticipates issuing approximately 5,926,029 PubCo Ordinary Shares in the PIPE Financing.

If gross proceeds from the PIPE Financing are such that PubCo will have an aggregate of $60 million of available cash after consummation of the Business Combination, instead of the 2.6 million PubCo Ordinary Shares originally agreed to be forfeited in the Letter Agreement, the sponsor has agreed to forfeit 2.35 million PubCo Ordinary Shares and, if PubCo will have an aggregate of $70 million of available cash after consummation of the Business Combination, instead of the 2.6 million PubCo Ordinary Shares originally agreed to be forfeited in the Letter Agreement, the sponsor has agreed to forfeit 2.1 million PubCo Ordinary Shares.

Unless otherwise noted, all discussions and presentations in this proxy statement/prospectus that contemplate the consummation of the Business Combination provide for a successful minimum PIPE Financing, which includes the transfer of certain sponsor-forfeited PubCo Ordinary Shares and PubCo Warrants to certain investors in the PIPE Financing as an incentive, leaving PubCo with an aggregate $53 million of available cash after consummation of the Business Combination and PIPE Financing, before payment of any fees and expenses. If any of the conditions to Akazoo’s obligations to consummate the Business Combination are not satisfied, then Akazoo will not be required to consummate the Business Combination.

PubCo expects that it will be able to successfully complete the PIPE Financing such that it will satisfy the condition that it has at least $53 million of available cash at consummation of the Business Combination, and does not intend to accept subscriptions in the PIPE Financing after August 16, 2019.

The Business Combination

Overview of the Business Transaction Agreement (Page 114)

Pursuant to the Business Transaction Agreement, the Business Combination will be effected in three steps: (i) MMAC will merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity (the “Merger”); (ii) LuxCo will acquire the entire issued share capital of Akazoo in consideration for issuing, on a 100-for-1 basis, ordinary shares of LuxCo to the Akazoo shareholders (the “Share Exchange”) and (iii) LuxCo will then merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity (the “Luxembourg Merger”). In connection with the Luxembourg Merger, PubCo will issue 0.072803 PubCo Ordinary Shares for each LuxCo ordinary share then outstanding (assuming no redemptions of MMAC Common Stock).

In addition to other customary closing conditions discussed herein, consummation of the Business Combination is conditioned upon there being not less than $53 million available between the amount of cash in MMAC’s trust account and any additional capital otherwise available to MMAC at the time of consummation of the Business Combination, although such condition may be waived by Akazoo. Given the amount of cash currently in MMAC’s trust account, PubCo is in the process of securing binding commitments for the PIPE Financing, which funds would be deemed “additional capital otherwise available” to MMAC. The PIPE Financing is described in more detail in this proxy statement/prospectus. While MMAC and PubCo expect to successfully complete the PIPE Financing and the Business Combination, there is no guarantee the PIPE Financing or the other closing conditions will be satisfied or waived before September 17, 2019, the date on which MMAC must dissolve and liquidate the MMAC Certificate of Incorporation.

Pre-Business Combination and Post-Business Combination Structure (Page 77)

The following chart illustrates the share ownership of MMAC and Akazoo prior to the Business Combination and of PubCo following the Business Combination (assuming no redemptions of MMAC Common Stock).

Prior to Business Combination

Effect of the Business Combination on MMAC’s Outstanding Securities (Page 77)

In connection with the Business Combination, the effect on the outstanding securities of MMAC will be as follows:

•

Immediately prior to the consummation of the Merger, each MMAC Unit will separate into its individual components of MMAC Common Stock, MMAC Rights and MMAC Warrants, and each MMAC Unit will cease to separately exist;

•	Immediately prior to the consummation of the Merger, each MMAC Right will automatically convert into one-tenth (1/10) of one share of MMAC Common Stock;

•

Upon the consummation of the Merger, each share of MMAC Common Stock (including shares that were automatically issued to holders of MMAC Rights pursuant to the conversion of such rights immediately prior to the Merger but excluding any redeemed shares) will be exchanged for one PubCo Ordinary Share; and

•	Upon the consummation of the Merger, each MMAC Warrant will be exchanged for one PubCo Warrant to purchase PubCo Ordinary Shares.

As a result of the Business Combination, holders of MMAC Warrants and holders of MMAC Common Stock who did not elect for MMAC to redeem their public shares will become security holders in PubCo, a Luxembourg public limited company, that will provide disclosure to its security holders as a foreign private issuer as defined in the SEC’s rules and regulations.

Effect of the Business Combination on Akazoo’s Outstanding Securities (Page 77)

In connection with the Business Combination, the effect on the outstanding securities of Akazoo will be as follows:

•

Upon the consummation of the Share Exchange, each issued and outstanding Akazoo ordinary share will be exchanged for one newly issued LuxCo Share, each convertible loan note will be exchanged for the same number of convertible loan notes issued by LuxCo and each option will be exchanged for an equal number of options in LuxCo; and

•

Following the Share Exchange and upon the consummation of the Luxembourg Merger, PubCo will issue 0.072803 PubCo Ordinary Shares for each LuxCo ordinary share then outstanding (assuming no redemptions of Common Stock).

As a result of the Business Combination, Akazoo security holders will become security holders in PubCo, a Luxembourg public limited company, that will provide disclosure to its security holders as a foreign private issuer as defined in the SEC’s rules and regulations.

MMAC’s Reasons for the Business Combination (Page 82)

MMAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. MMAC sought to fulfil that purpose by utilizing the experience and contacts of its sponsor, its management team and its Board to identify, acquire and operate one or more businesses in the media, marketing and entertainment sector within or outside the United States.

In considering, and approving, the Business Combination, the Board concluded that Akazoo met the Board’s criteria for MMAC’s initial business combination. In particular, the Board considered the following positive factors, although not weighted by, or in any order of, significance:

•

Streaming Music Industry Growth. Industry research reports estimate that the recorded music industry had revenues of approximately $17.9 billion, growing to approximately $40.8 billion by 2030. Such reports also estimate that digital music consumption accounts for over 54% of global music revenues, with streaming accounting for 39% and expected to grow at an approximate 14% compound annual growth rate over the next 14 years, representing as much as 84% of global recorded music revenues by 2030.

•

Hyper-Local Strategy. Akazoo has built a competitive advantage with its focus on local content sourced from local providers in a culturally relevant interface designed to cater to specific tastes of target audiences and drive customer acquisition and retention. Additionally, Akazoo utilizes local content and partnerships with local telecom services to seek to drive profitability and reduce costs.

•

Unique Technology. Akazoo utilizes proprietary technology, or music AI, to generate real-time music recommendations, sonic analysis and automatic play-listing, all fully integrated into the core platform, which is designed to improve the customer experience and lower content curation costs.

•

Compelling Financial Profile. Akazoo demonstrates a strong growth profile with diversified revenue. Akazoo’s 2018E-2021E revenue compound annual growth rate of approximately 40% is expected to be driven by further penetration of its target user base within current markets, with additional growth potential through market expansion. Akazoo’s business model has generated positive EBITDA each year since inception, driven by disciplined sales and marketing expenses and low content costs.

•

Experienced Management Team. Executive leadership team with deep industry and market knowledge that is well-positioned to oversee organic growth and expansion. Akazoo’s team would be bolstered by the public company experience, executive leadership and acquisition track record of Lew Dickey.

For more information about the Board’s decision-making process, see the sections entitled “Background of the Business Combination” and “MMAC’s Reasons for the Business Combination and Recommendation of MMAC’s Board” contained in this proxy statement/prospectus.

MMAC’s Board of Directors’ Recommendation (Pages 87 and 121)

After careful consideration of the terms and conditions of the Business Transaction Agreement, the Board has determined unanimously that the Business Transaction Agreement and the transactions contemplated thereby are fair to, and in the best interests of, MMAC and its stockholders. Accordingly, the Board has unanimously approved and declared advisable the Business Combination and unanimously recommends that MMAC stockholders vote or instruct their votes to be cast “FOR” the Business Combination Proposal.

The Board has also determined unanimously that the Adjournment Proposal is in the best interests of MMAC and its stockholders. Accordingly, the Board has unanimously approved and declared advisable the Adjournment Proposal and unanimously recommends that MMAC stockholders vote or instruct their votes to be cast “FOR” the approval of that proposal.

Interests of Certain MMAC Directors and Officers in the Business Combination (Page 85)

When MMAC stockholders consider the recommendation of the Board that they vote in favor of the Business Combination Proposal, they should keep in mind that certain of MMAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of MMAC stockholders as a stockholder of MMAC. If the Business Combination is not approved, MMAC expects that it will be required to liquidate, and MMAC Warrants owned by certain of MMAC’s officers and directors and the founder shares acquired by certain of MMAC’s officers and directors prior to MMAC’s IPO will be worthless because MMAC’s executives and directors are not entitled to receive any of the net proceeds of the MMAC’s IPO that are held in trust and may be distributed upon liquidation of MMAC. Furthermore, in the event of liquidation, MMAC’s directors and officers would lose certain rights to reimbursement and indemnification, as further described below under “Proposal I – Approval of the Business Transaction Agreement and the Business Combination – Interests of MMAC Directors and Officers in the Business Combination.”

Interests of Certain Akazoo Directors and Officers in the Business Combination (Page 86)

In considering the recommendation of the Board to vote for the proposals to approve and adopt the Business Transaction Agreement and the Business Combination, MMAC stockholders should be aware that certain members of Akazoo’s Board of Directors and officers have agreements or arrangements that provide them with interests in the Business Combination that differ from, or are in addition to, those of Akazoo stockholders generally. In particular:

•	Apostolos Zervos, the Chief Executive Officer and a director of Akazoo, will receive a bonus of €1 million if the Business Combination closes.

•

Mr. Zervos and Pierre Schreuder, the Chief Financial Officer of Akazoo, will enter into employment agreements with the post-Business Combination Company. A description of the employment agreements can be found in this proxy statement/prospectus under the heading “Directors and Management of PubCo Following the Business Combination – Employment Agreements.”

•

An entity controlled by Mr. Schreuder and his spouse will receive a number of shares in LuxCo immediately prior to the Luxembourg Merger as a result of which they will hold shares in the post transaction company equal to approximately 0.7% of all outstanding shares at the closing of the Business Combination.

•

Mr. Zervos, Mr. Schreuder and other Akazoo employees hold options to purchase shares in Akazoo, such options to be transferred to LuxCo and exercised by them so that they will hold an aggregate of approximately 8.3% of PubCo at or soon after the closing of the Business Combination.

“Insider” Stockholders; Voting by MMAC Directors and Officers (Page 73)

MMAC’s initial stockholders, including all of its directors and officers, who purchased or received shares of common stock prior to MMAC’s IPO and may from time to time purchase MMAC Common Stock in the open market, together with their affiliates, owned an aggregate of approximately 78.6% of the outstanding shares of MMAC Common Stock (an aggregate of 5,175,000 shares of MMAC Common Stock) as of the Record Date. All of these persons have agreed to vote all of these shares in favor of the Business Combination Proposal.

MMAC is not aware of any current plans for the sponsor or its directors, executive officers, advisors or their affiliates to purchase MMAC Common Stock from public stockholders in anticipation of the vote on the Business Combination Proposal.

Current Board of Directors and Executive Officers of PubCo (Page 160)

PubCo is currently managed by a Board of Directors comprised of Lewis W. Dickey, Jr., Adam Kagan, William Drewry and Véronique Marty. Mr. Dickey currently serves as PubCo’s President and Chief Executive Officer.

Board of Directors and Executive Officers of PubCo Following the Business Combination (Page 78)

The Shareholders’ Agreement (as defined below) that will be entered into in connection with the consummation of the Business Combination provides that, upon the consummation of the Business Combination, PubCo’s Board of Directors (the “PubCo Board”) will be comprised of no more than seven directors. Of those directors, one individual will be designated by certain of Akazoo’s investor shareholders (such designee, initially, Panagiotis Dimitropoulos), one individual designated by certain MMAC stockholders including Modern Media LLC and MIHI LLC (such designee, initially, Lewis W. Dickey, Jr.) and one individual designated by certain management shareholders including Apostolos N. Zervos (such designee to be determined prior to the consummation of the Business Combination). The designees of such Akazoo investor shareholders and MMAC shareholders need not be independent but the designee of such management shareholders must be independent within the meaning of the rules of the NASDAQ Capital Market. Also pursuant to the Shareholders’ Agreement, Mr. Zervos will initially serve as a director upon consummation of the Business Combination.

For a period of three years following entry into the Shareholders’ Agreement, following the consummation of the Business Combination, Lewis W. Dickey, Jr. will serve as the non-executive Chairman of the PubCo Board and a member of the PubCo Board. Mr. Zervos will serve as the initial Chief Executive Officer and an initial member of the PubCo Board and Mr. Pierre Schreuder will serve as the initial Chief Financial Officer. At all times during the term of the Shareholders’ Agreement, the shareholder parties have agreed to cause the majority of the PubCo Board to be comprised of independent directors.

It is anticipated that pursuant to the Shareholders’ Agreement, Lewis W. Dickey, Jr., Apostolos N. Zervos and Panagiotis Dimitropoulos will initially serve on the PubCo Board, along with four other individuals to be named pursuant to the nomination rights discussed above.

Material U.S. Federal Income Tax Consequences of the Business Combination (Page 88)

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences of the Business Combination,” the Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code. As a result, a U.S. Holder (as defined below) should not recognize gain or loss on the automatic conversion of MMAC Rights to MMAC Common Stock immediately prior to the Merger, in connection with the Business Combination, and the exchange of MMAC Common Stock or MMAC Warrants for PubCo Ordinary Shares or PubCo Warrants, as applicable, pursuant to the Merger. The discussion in “Material U.S. Federal Income Tax Consequences of the Business Combination” reflects the opinion of Jones Day as to the material U.S. federal income tax consequences of the Business Combination to U.S. Holders of MMAC securities and/or MMAC Rights, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described therein and otherwise herein (including uncertainty as to whether the Business Combination will be taxable for such U.S. Holders). The rules under Section 367(a) and Section 368 of the Code are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations.

For a more detailed discussion of certain U.S. federal income tax consequences of the Merger and the Business Combination, see the section titled “Material U.S. Federal Income Tax Consequences of the Business Combination” in this proxy statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination.

Accounting Treatment of the Business Combination (Page 86)

The Business Combination will be accounted for as a reverse merger in accordance with IFRS.

Regulatory Approvals Required for the Business Combination (Page 86)

MMAC and Akazoo do not expect that the Business Combination will be subject to any state or federal regulatory requirements other than filings under applicable securities laws and the effectiveness of the registration statement of PubCo of which this proxy statement/prospectus is part. MMAC and Akazoo intend to comply with all such requirements. MMAC does not believe that, in connection with the completion of the Business Combination, any consent, approval, authorization or permit of, or filing with or notification to, any acquisition control authority will be required in any jurisdiction.

Conditions to the Consummation of the Business Combination (Page 116)

The Business Transaction Agreement provides for conditions precedent to closing that MMAC and Akazoo believe are customary for transactions of this type. These closing conditions include, in respect of each party’s obligation to consummate the Business Combination, (i) approval by MMAC’s stockholders of (A) the adoption of the Business Transaction Agreement and the transactions contemplated thereby pursuant to Section 251 of the DGCL, and (B) any other proposals the parties deem necessary or desirable to consummate the Business Combination (collectively, the “Transaction Proposals”), in accordance with the rules and regulations of NASDAQ, MMAC’s organizational documents and the DGCL, (ii) approval of the transactions contemplated by the Business Transaction Agreement by the Akazoo shareholders in accordance with the laws of Scotland and Akazoo’s organizational documents, (iii) a registration statement on Form F-4 (or other appropriate form) pursuant to which the PubCo Ordinary Shares, PubCo Warrants and the PubCo Ordinary Shares issuable upon the exercise of such PubCo Warrants to be issued to the holders of MMAC Warrants pursuant to the Business Combination shall be registered for issuance under the Securities Act, having been declared effective by the SEC; (iv) the issuance of all necessary permits and authorizations under state securities or “blue sky” laws; (v) the funds contained in MMAC’s trust account and any additional capital otherwise available to MMAC being not less than $53,000,000; (vi) the PubCo Ordinary Shares having been approved for listing on NASDAQ and (vii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

In addition, the obligation of MMAC to consummate the Business Combination is subject to the satisfaction or waiver of several other conditions, including: (i) the accuracy of the representations and warranties of Akazoo set forth in the Business Transaction Agreement (except as would not have a material adverse effect on Akazoo); (ii) the performance by Akazoo in all material respects of its obligations and agreements in the Business Transaction Agreement; (iii) no material adverse effect, and no event or circumstance that would reasonably be expected to result in or cause a material adverse effect, with respect to Akazoo shall have occurred; and (iv) delivery by Akazoo of executed counterparts of the various transaction agreements to which it is a party.

In addition, the obligation of Akazoo to consummate the Business Combination is subject to the satisfaction or waiver of several other conditions, including: (i) the accuracy of the representations and warranties of MMAC set forth in the Business Transaction Agreement (except as would not have a material adverse effect on Akazoo); (ii) the performance by MMAC in all material respects of its obligations and agreements in the Business Transaction Agreement; (iii) no material adverse effect, and no event or circumstance that would reasonably be expected to result in or cause a material adverse effect, with respect to MMAC shall have occurred; and (iv) delivery by MMAC of executed counterparts of the various transaction agreements to which it is a party.

If Akazoo determines to waive the condition that MMAC has, in the aggregate, not less than $53.0 million of available cash at the time of the Business Combination and the parties determine to consummate the Business Combination, the amount of cash available for PubCo to operate and expand its business may be less than the amount that the parties currently anticipate.

Listing of PubCo Ordinary Shares and PubCo Warrants and Delisting of MMAC Common Stock, MMAC Units, MMAC Warrants and MMAC Rights (Page 86)

In connection with the Business Combination, immediately prior to the consummation of the Merger, the MMAC Units will separate into their individual component parts and will cease separate trading and each outstanding MMAC Right will be automatically converted into one-tenth (1/10) of one share of MMAC Common Stock. Upon consummation of the Merger, (i) outstanding shares of MMAC Common Stock (including shares that were automatically issued to holders of MMAC Rights pursuant to the conversion of such rights immediately prior to the Merger but excluding any redeemed shares) will be converted into PubCo Ordinary Shares, (ii) outstanding MMAC Warrants will be converted into PubCo Warrants and (iii) MMAC Common Stock, MMAC Warrants and MMAC Rights will be delisted from NASDAQ.

PubCo intends to apply for the listing of PubCo Ordinary Shares and PubCo Warrants on the NASDAQ Stock Market under the symbols “SONG” and “SONGW,” respectively. It cannot be assured that the PubCo Ordinary Shares and PubCo Warrants will be approved for listing on NASDAQ.

Comparison of the Rights of Holders of MMAC Common Stock, Akazoo Ordinary Shares and PubCo Ordinary Shares (Page 183)

MMAC is incorporated under the laws of the State of Delaware. Akazoo is a private company limited by shares organized under the laws of Scotland and PubCo is organized under the laws of Luxembourg. Upon the consummation of the Business Combination, the stockholders of MMAC and equityholders of Akazoo will become shareholders of PubCo. PubCo’s organizational documents differ from the organizational documents governing the rights of MMAC stockholders and Akazoo equityholders. For a more complete description of the differences between the stockholder rights of MMAC, equityholder rights of Akazoo and shareholder rights of PubCo, see the section entitled “Comparison of Stockholders’ Rights” in this proxy statement/prospectus.

Redemption Rights (Page 74)

Pursuant to the MMAC Certificate of Incorporation, any holders of MMAC public shares may elect to redeem their shares of MMAC Common Stock for a per-share redemption price, payable in cash, equal to the quotient obtained by dividing (x) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest, net of taxes payable, by (y) the total number of then outstanding public shares (the “Redemption Price”), subject to the limitations described herein.

If a redemption election is properly made and the Business Combination is consummated, those shares being redeemed, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a per-share price, payable in cash, equal to the Redemption Price. For illustrative purposes, based on funds in the trust account of approximately $                million on the Record Date and estimated $                in taxes payable, the estimated per share redemption price would have been approximately $                .

MMAC public shares may be redeemed by holders of MMAC public shares regardless of how such holder votes its shares on the Business Combination Proposal. Therefore, it is possible that the Business Combination Proposal may be approved with votes representing, in part, redeemed shares that will have no continuing interest in PubCo following the Business Combination.

Appraisal or Dissenters’ Rights (Page 87)

No dissenter’s or appraisal rights are available under the DGCL for the stockholders of MMAC in connection with the proposals.

THE SPECIAL MEETING

Date, Time and Place of Special Meeting and Overview of Proposals (Page 72)

The Special Meeting will be held at                , Eastern time, on                , 2019, at                .

There are two proposals expected to be presented at the Special Meeting: the Business Combination Proposal discussed above and the Adjournment Proposal, which is discussed below.

Proposal II: Adjournment Proposal (Page 121)

If, based on the tabulated vote, there are not sufficient votes at the time of the Special Meeting authorizing MMAC to consummate the Business Combination, the Board may submit a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. See the section entitled “The Adjournment Proposal.”

Prior to the Record Date, the officers, directors or affiliates of MMAC may purchase outstanding securities of MMAC in open market transactions and the shares so acquired would be voted in favor of the Business Combination. Currently, MMAC’s officers, directors or affiliates do not intend to enter into privately negotiated transactions with MMAC’s stockholders, either before or after the Record Date, with the purpose of increasing the number of shares of MMAC Common Stock voted in favor of the Business Combination Proposal.

In the event that the Adjournment Proposal is presented at the Special Meeting and approved by MMAC stockholders, MMAC’s officers, directors or affiliates may, during such adjournment period, make investor presentations telephonically and/or in person to investors who have indicated their intent to vote against the Business Combination Proposal. Such investor presentations would be informational only, and would be filed publicly on Current Report on Form 8-K prior to or concurrently with presentation to any third party. MMAC will not conduct any such activities in violation of applicable federal securities laws, rules or regulations.

Record Date; Outstanding Shares of MMAC; Shares Entitled to Vote (Page 72)

MMAC stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of MMAC Common Stock at the close of business on                , 2019, which is the “Record Date” for the Special Meeting. MMAC stockholders will have one vote for each share of MMAC Common Stock they owned at the close of business on the Record Date. On the Record Date, there were 6,581,665 shares of MMAC Common Stock outstanding.

Quorum (Page 73)

A quorum of MMAC stockholders is necessary to hold a valid stockholders meeting. A quorum will be present at the Special Meeting if a majority of the shares of MMAC Common Stock outstanding as of the Record Date are presented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Required Vote (Page 73)

For purposes of the Business Combination Proposal, under the MMAC Certificate of Incorporation, approval of the Business Combination Proposal will require the affirmative vote of a majority of the shares of outstanding MMAC Common Stock.

Since the Business Combination Proposal requires approval by a majority of the shares of outstanding MMAC Common Stock, abstentions or broker non-votes will count as votes “AGAINST” the Business Combination Proposal. Holders of founder shares and certain initial holders of MMAC Common Stock have agreed to vote their shares of MMAC Common Stock owned or acquired by them during or after MMAC’s IPO in favor of the Business Combination Proposal.

MMAC’s executive officers, independent directors and sponsor have agreed to vote their shares of MMAC Common Stock in favor of the Business Combination Proposal. As of the date hereof, such persons are entitled to vote 5,175,000 shares of MMAC Common Stock, representing approximately 78.6% of all outstanding shares of MMAC Common Stock. Accordingly, stockholder approval of the Business Combination Proposal is assured. See “Special Meeting of MMAC Stockholders” and “Certain Agreements Related to the Business Combination – Voting Agreement.”

MMAC Stockholders may elect to redeem their shares of MMAC Common Stock regardless of whether they vote for or against the Business Combination Proposal. It is a condition to closing under the Business Transaction Agreement, however, that MMAC has, in the aggregate, not less than $53.0 million of available cash upon the consummation of the Business Combination. Given the amount currently in MMAC’s trust account, PubCo is in the process of securing binding commitments for the PIPE Financing to satisfy this condition, without which Akazoo will not be required to consummate the Business Combination, although it may waive this condition. Accordingly, if Akazoo determines to waive the condition that MMAC has, in the aggregate, not less than $53.0 million of available cash at the time of the Business Combination, then the parties may determine to consummate the Business Combination, and in that case, redemptions could reduce MMAC’s net tangible assets to as low as $5,000,001. MMAC intends to notify MMAC stockholders by press release promptly after it becomes aware that Akazoo has waived this condition.

For purposes of the Adjournment Proposal, approval requires the affirmative vote of the holders of a majority of the shares of MMAC Common Stock represented in person or by proxy and entitled to vote at the meeting.

Abstentions and Broker Non-Votes (Page 73)

As long as a quorum is established at the Special Meeting, if MMAC stockholders return their proxy card without an indication of how they desire to vote, since it is not an affirmative vote in favor of a respective proposal, it: (i) will have the effect of a vote “AGAINST” the Business Combination Proposal and (ii) will have no effect on the Adjournment Proposal.

Furthermore, such a vote will not have the effect of exercising the right to require MMAC to redeem shares for a pro rata portion of the trust account in which a substantial portion of the net proceeds of MMAC’s IPO are held (in order for a MMAC stockholder to exercise his or her right to have his or her shares redeemed, he or she must follow the redemption procedures set forth in this proxy statement/prospectus).

Voting MMAC Shares; Proxies (Page 73)

MMAC stockholders can vote by signing and returning the enclosed proxy card. If MMAC stockholders vote by proxy card, their “proxy,” whose name is listed on the proxy card, will vote their shares as instructed on the proxy card. If a MMAC stockholder signs and returns the proxy card, but does not give instructions on how to vote its shares, its shares will be voted, as recommended by the Board, “FOR” the Business Combination Proposal; and “FOR” the Adjournment Proposal.

Proxies may be solicited by mail, telephone or in person.

Voting by MMAC Directors and Executive Officers (Page 73)

In connection with the Business Transaction Agreement, MMAC’s directors and officers have agreed to vote “FOR” the Business Combination Proposal and “FOR” the Adjournment Proposal. For information on each MMAC director or officers holdings of MMAC Common Stock, see the section entitled “Security Ownership of Certain Beneficial Owners & Management.”

Revocation; Changing Votes (Page 74)

MMAC stockholders who wish to change their votes should send a later-dated, signed proxy card to MMAC’s Assistant Secretary, Adam Kagan at MMAC’s corporate headquarters prior to the date of the Special Meeting or attend the Special Meeting and vote in person.

A proxy may be revoked by filing with the Secretary at Modern Media Acquisition Corp., 3414 Peachtree Road, Suite 480, Atlanta, Georgia 30326 either a written notice of revocation bearing a date later than the date of such proxy or a subsequent proxy relating to the same shares or by attending the Special Meeting and voting in person.

Simply attending the Special Meeting will not constitute a revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

Board Recommendation on All Proposals (Page 72)

The Board unanimously recommends that MMAC stockholders vote “FOR” the Business Combination Proposal; and “FOR” the Adjournment Proposal.

Risk Factors (Page 35)

In evaluating the proposals set forth in this proxy statement/prospectus, readers should carefully read the information herein, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL DATA OF PUBCO

PubCo was incorporated on February 6, 2019. Accordingly, PubCo’s financial statement as of the date of this proxy statement/prospectus consists only of PubCo’s opening balance sheet. As PubCo has not conducted any material activities (other than those incident to its formation and to the matters contemplated by the Business Transaction Agreement) as of the date of this proxy statement/prospectus, PubCo has omitted the statement of operations, statement of comprehensive income (loss), statement of cash flows and statement of stockholders’ equity.

February 6, 2019 (date of incorporation) EUR
Ordinary shares (nominal value of €0.01 per share, 3,000,000 shares issued and outstanding)	30,000
Additional paid-in capital	0

Total stockholders’ equity	30,000

SELECTED HISTORICAL FINANCIAL DATA OF MMAC

The following table sets forth selected historical financial information derived from MMAC’s audited financial statements included elsewhere in this proxy statement/prospectus as of and for the periods ended March 31, 2019, 2018, 2017 and 2016 and from inception on June 9, 2014 through March 31, 2015. You should read the following summary financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MMAC” and MMAC’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. Since MMAC has not had any significant operations to date, only balance sheet data are presented.

	Year Ended March 31,				June 9, 2014 (inception) Through March 31, 2015
	2019	2018	2017	2016
Operating Costs	$2,460,342	$670,812	$324	$1,187	$1,538
Net income (loss)	$648,100	$452,594	$(324)	$(1,187)	$(1,538)
Weighted average shares outstanding, basic and diluted
Basic	6,241,016	6,208,603	5,175,000	5,175,000	5,175,000
Diluted	25,126,059	23,209,521	5,175,000	5,175,000	5,175,000
Net income (loss) per common share
Basic	$0.10	$0.07	$(0.00)	$(0.00)	$(0.00)
Diluted	$0.03	$0.02	$(0.00)	$(0.00)	$(0.00)

Balance Sheet Data:	As of March 31, 2019	As of March 31, 2018	As of March 31, 2017
Cash	$115,529	$558,398	$30,005
Marketable securities held in Trust Account	152,420,927	210,502,923	—
Total assets	$152,577,706	$211,103,404	$240,951
Total liabilities	$10,546,697	$8,618,130	$219,000
Common stock subject to possible redemption, $0.0001 par value; 13,522,841 and 19,552,997 shares at redemption value of approximately $10.10 as of and March 31, 2019 and 2018, respectively	$137,031,005	$197,485,269	$—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 6,409,478 and 6,322,003 shares issued and outstanding (excluding 13,522,841 and 19,552,997 shares subject to possible redemption) as of March 31, 2019 and 2018, respectively	$641	$632	$518
Additional paid-in capital	$3,901,718	$4,549,828	$24,482
Retained earnings (accumulated deficit)	$1,097,645	$449,545	$(3,049)
Total stockholders’ equity	$5,000,004	$5,000,005	$21,951

SELECTED HISTORICAL FINANCIAL DATA OF AKAZOO

We are providing the following selected historical consolidated financial information of Akazoo to assist in the analysis of the financial aspects of the Business Combination. The selected historical consolidated balance sheet data as of December 31, 2018, and 2017 and the selected historical consolidated statements of operations and cash flows data for each of the years ended December 31, 2018, 2017 and 2016 have been derived from Akazoo’s audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. Akazoo’s consolidated financial statements have been prepared in accordance with IFRS.

This information should be read in conjunction with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Akazoo” and Akazoo’s consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial information in this section is not intended to replace Akazoo’s historical consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. Akazoo’s historical results are not necessarily indicative of future results.

	Year Ended December 31,
in thousands, except for per share values	2018	2017	2016

Statement of Operations Information:
Revenues	€104,837	€90,015	€68,448
Cost of revenue:
Media Costs	(19,138)	(15,378)	(10,960)
Other Direct Costs	(62,316)	(53,869)	(41,874)

Cost of revenue	(81,454)	(69,247)	(52,834)

Gross profit	23,383	20,768	15,614
Operating expenses	(12,687)	(10,645)	(7,487)
Other operating income	8	4	—
Depreciation and amortization	(5,464)	(4,021)	(2,997)
Operating income	5,240	6,106	5,129
Finance cost	(383)	(51)	(352)
Finance income	21	171	15
Profit before income tax	4,878	6,226	4,792
Income tax	(10)	(9)	23

Net Income	4,868	6,217	4,815

Less: Net loss attributable to non-controlling interest	(1)	(1)	(3)

Net income attributable to common shareholders	4,867	6,216	4,812

Weighted average shares outstanding
Basic and diluted	4,105,706	4,105,706	4,105,706

Net income per share available to common shareholders(1)	€1.19	€1.51	€1.17

(1)

LuxCo will acquire the entire issued share capital of Akazoo in consideration for issuing on a 100-for-1 basis ordinary shares of LuxCo to Akazoo shareholders in the Share Exchange. The net income per LuxCo share after giving effect to the Share Exchange for 2018 would have been € 0.0119.

in thousands	Year Ended December 31,
	2018	2017	2016
Balance sheet data:
Cash and cash equivalents	€501	€2,107	€6,642
Total current assets	35,184	33,449	38,352
Property and equipment, net	1,266	1,638	1,265
Total assets	64,066	56,415	56,327
Total current liabilities	18,322	15,539	21,371
Total long term liabilities	31	31	26

Total stockholders’ equity	45,721	40,845	34,930

in thousands	Year Ended December 31,
	2018	2017	2016
Cash flow data:
Net cash provided by (used in):
Operating activities	€7,729	€4,598	(€3,263)
Investing activities	(11,344)	(9,010)	(3,660)
Financing activities	2,009	—	—
Other financial data (unaudited)(1):
EBITDA(2)	10,704	10,127	8,126
EBITDA margin(2)	10%	11%	12%
Free Cash Flow(2)	(3,641)	(4,584)	(6,939)
Gross Profit	23,383	20,768	15,614
Gross Margin	22%	23%	23%
Adjusted Gross Profit(3)	42,521	36,146	26,574
Adjusted Gross Margin(3)	41%	40%	39%

(1)

The measures presented below are non-IFRS measures. They are not substitutes for IFRS measures in assessing Akazoo’s overall financial performance. Because measures are not determined in accordance with IFRS, and are susceptible to varying calculations, they may not be comparable to other similarly titled measures presented by other companies. You should not consider these non-IFRS measures in isolation from, or as a substitute for, an analysis of Akazoo’s results as reported on its consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

(2)

Akazoo defines EBITDA as Net Income before Net finance costs, Income tax expense and Depreciation and amortization. Akazoo defines EBITDA Margin as EBITDA as a percentage of Revenue. Akazoo believes that EBITDA and EBITDA Margin are useful to its management and investors as measures of comparative operating performance from period to period and among companies as they are reflective of changes in pricing decisions, cost controls, and other factors that affect operating performance, and they remove the effect of items not directly resulting from Akazoo’s core operations. Akazoo believes that EBITDA and EBITDA Margin also are useful to investors because these metrics are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in the technology industry and other industries similar to Akazoo’s. Akazoo’s management also uses EBITDA and EBITDA Margin for planning purposes, including the preparation of its annual operating budget and financial projections. EBITDA and EBITDA Margin have limitations as analytical tools. Akazoo’s use of EBITDA and EBITDA Margin should not be construed as an inference that Akazoo’s future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA and EBITDA Margin are not intended to be measures of discretionary cash to invest in the growth of Akazoo’s business, as they do not reflect tax payments, debt service requirements, capital expenditures, and certain other cash costs that may recur in the future. Akazoo’s management compensates for these limitations by relying on its results reported under IFRS in addition to using EBITDA and EBITDA Margin supplementally.

Akazoo defines Free Cash Flow as net cash from operating activities less capital expenditures. Akazoo believes Free Cash Flow is a useful supplemental financial measure for Akazoo and investors in assessing its ability to pursue business opportunities and investments. Free Cash Flow is not a measure of Akazoo’s liquidity under IFRS and should not be considered as an alternative to net cash from operating activities.

A reconciliation of EBITDA to net income and Free Cash Flow to net cash from operating activities appears below:

	Year Ended December 31,
	2018	2017	2016
Net Income	€4,868	€6,217	€4,815
Add back:
Net finance costs	362	(120)	337
Income tax expense	10	9	(23)
Depreciation and amortization	5,464	4,021	2,997
EBITDA	10,704	10,127	8,126
Revenue	104,837	90,016	68,448
EBITDA Margin	10%	11%	12%

Net cash from operating activities	7,729	4,598	(3,263)
Capital expenditures	(11,370)	(9,182)	(3,676)
Free Cash Flow	(3,641)	(4,584)	(6,939)

(3)

Akazoo defines Adjusted Gross Profit as Gross profit plus Media Costs added back. Media Costs primarily comprise of paid and affiliate media costs, in-house marketing expenses and partnership expenses related to the acquisition of Subscribers. Akazoo defines Adjusted Gross Margin as Adjusted Gross Profit as a percentage of Revenue.

A reconciliation of Adjusted Gross Profit to Gross profit appears below:

	Year Ended December 31,
	2018	2017	2016

Gross profit	€23,383	€20,768	€15,614
Gross Margin	22%	23%	23%
Plus:
Media Costs	19,138	15,378	10,960
Adjusted Gross Profit	42,521	36,146	26,574
Revenue	104,837	90,016	68,448
Adjusted Gross Margin	41%	40%	39%

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Business Transaction Agreement provides for various steps whereby MMAC, Akazoo, LuxCo and PubCo intend to enter into a multi-step business combination transaction pursuant to which, in accordance with the DGCL and the Luxembourg law of August 10, 1915 on commercial companies, as amended (the “Luxembourg Company Law”), as applicable, (a) MMAC will merge with and into PubCo with PubCo remaining as the surviving entity (the “Merger”) pursuant to which the stockholders of MMAC will receive PubCo Ordinary Shares on a 1-for-1 basis, (b) by no later than seven calendar days prior to the effective date of the Merger, LuxCo will acquire the entire issued share capital of Akazoo in a share for share exchange by issuing on a 100-for-1 basis LuxCo ordinary shares to the Akazoo equityholders, whereas upon completion of such share exchange, the shareholdings of LuxCo will be identical to that of Akazoo (the “Share Exchange”), and (c) on the calendar day following the effective date of the Merger, LuxCo will merge with and into PubCo in accordance with the Luxembourg Company Law, with PubCo remaining as the surviving entity, and as a result of which the shareholders of LuxCo will be issued PubCo Ordinary Shares and PubCo will remain a publicly traded company (the “Luxembourg Merger”). In connection with the Luxembourg Merger, PubCo will issue 0.072803 PubCo Ordinary Shares for each LuxCo ordinary share then outstanding (assuming no redemptions of MMAC Common Stock).

As discussed in more detail elsewhere in this proxy statement/prospectus, in addition to other customary closing conditions discussed herein, consummation of the Business Combination is conditioned upon there being not less than $53 million available between MMAC’s trust account and any additional capital otherwise available to MMAC at the time of consummation of the Business Combination, although such condition may be waived by Akazoo. Given the amount currently in MMAC’s trust account, PubCo is in the process of securing binding commitments to purchase PubCo Units in the PIPE Financing such that, together with cash available in MMAC’s trust account, PubCo will have at least an aggregate of $53 million of available cash after consummation of the Business Combination and the offering, before payment of any fees and expenses. Pursuant to the Letter Agreement discussed elsewhere in this proxy statement/prospectus, PubCo also has the ability to offer, for no additional consideration and as an incentive to certain investors purchasing PubCo Ordinary Shares in the PIPE Financing, up to an aggregate number of PubCo Ordinary Shares and PubCo Warrants corresponding to the number of PubCo Ordinary Shares and PubCo Warrants forfeited by the sponsor pursuant to the Letter Agreement. Scenario 3 in the pro forma financial statements presents the pro forma financial statements of PubCo as of December 31, 2018, assuming no MMAC public stockholders elect to exercise their redemption rights and any remaining required available cash under the Business Transaction Agreement is provided by the PIPE Financing. Scenario 3 further assumes that that the PubCo Ordinary Shares and PubCo Warrants permitted to be issued to investors in the PIPE Financing in lieu of forfeiture are issued for no additional consideration.

The unaudited pro forma condensed combined financial statements (the “pro forma financial statements”) combine the historical financial statements of MMAC and the historical consolidated financial statements of Akazoo to illustrate the effect of the Merger, the Share Exchange and the Luxembourg Merger, which are collectively referred to in the pro forma financial statements as the “Transactions” and, solely with respect to Scenario 3, the successful closing of the PIPE Financing.

After the Transactions, Akazoo expects to maintain its fiscal year end of December 31, as opposed to conforming to the fiscal year end of MMAC of March 31.

The following pro forma financial statements give effect to the Transactions under the acquisition method of accounting in accordance with IFRS 3, Business Combinations (“IFRS 3”). The Transactions will be accounted for as a “reverse acquisition” since, immediately following completion of the Transactions, the stockholders of Akazoo immediately prior to the Transactions will have effective control of PubCo through their approximately 61% ownership interest in PubCo, their selection of a majority of the PubCo Board and their designation of all of the senior executive positions of PubCo. Such percentage assumes (i) that none of MMAC’s existing public stockholders exercise their redemption rights (ii) no exercise or conversion of the PubCo Warrants and (iii) the successful closing of the PIPE Financing, providing PubCo with $38.20 million (approximately € 33.4 million) in available cash, which, when combined with available cash in the trust account, would satisfy the condition in the Business Transaction Agreement that there be not less than $53 million of available cash at the time of consummation of the Business Combination.

The historical consolidated financial information has been adjusted in these pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Transactions and the PIPE Financing, as applicable, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on PubCo.

The pro forma financial statements have been prepared using three different scenarios of redemptions of MMAC Common Stock and financing arrangements:

•

Scenario 1 — Assuming no redemptions for cash: This presentation assumes that no MMAC stockholders exercise redemption rights with respect to their shares of MMAC Common Stock upon the consummation of the Transactions;

•

Scenario 2 — Assuming redemptions of 926,184 shares of MMAC Common Stock for cash: This presentation assumes that MMAC stockholders exercise their redemption rights with respect to 926,184 shares of common stock upon the consummation of the Transactions at a redemption price of approximately $10.24 per share (approximately € 8.94 per share). This maximum redemption amount is derived on the basis that MMAC will be required to have $5,000,001 (approximately € 4.4 million) minimum net tangible assets upon the consummation of the Transactions per the MMAC Certificate of Incorporation, after giving effect to payments to redeeming stockholders. In addition, entries 1 through 4 and 6 recorded in the pro forma combined statement of financial position under Scenario 1 also apply to Scenario 2; and

•

Scenario 3 — Assuming no redemptions of MMAC Common Stock for cash and a PIPE Financing sufficient to satisfy the minimum gross available cash condition under the Business Transaction Agreement: This presentation assumes that no MMAC stockholders exercise their redemption rights with respect to their shares of MMAC Common Stock upon the consummation of the Transactions and the PIPE Financing successfully closes, providing PubCo with $38.20 million (approximately € 33.4 million) in available cash, which, when combined with available cash in the trust account, would satisfy the condition in the Business Transaction Agreement that there be not less than $53 million of available cash at the time of consummation of the Business Combination. This presentation also assumes that the PubCo Ordinary Shares and PubCo Warrants permitted to be issued to investors in the PIPE Financing in lieu of forfeiture are issued for no additional consideration. In addition, entries 1 through 4 and 6 recorded in the pro forma combined statement of financial position under Scenario 1 also apply to Scenario 3.

The pro forma financial statements are for illustrative purposes only. The financial results may have been different had MMAC and Akazoo always been combined. You should not rely on the pro forma financial statements as being indicative of the historical results that would have been achieved had MMAC and Akazoo always been combined or the future results that PubCo will experience.

The Transactions have not been consummated as of the date of the preparation of the pro forma financial statements included herein and there can be no assurances that the Transactions will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

	Scenario 1	Scenario 2	Scenario 3
in Euro thousands, except share and per share data	Pro Forma Combined Assuming No Further Redemptions of Common Stock	Pro Forma Combined Assuming Maximum Redemption of Shares of Common Stock Under the MMAC Charter	Minimum Gross Cash Required Including PIPE Financing
Selected Unaudited Pro Forma Condensed Combined Statement of Operations - Year Ended December 31, 2018
Net sales	104,837	104,837	104,837
Net income	4,330	4,330	4,330
Earnings per share from continuing operations	0.10	0.10	0.09
Weighted average shares outstanding - basic and diluted	43,118,802	42,672,952	49,044,831
Selected Unaudited Pro Forma Condensed Combined Statement of Financial Position as of December 31, 2018
Total current assets	43,548	39,559	76,921
Total assets	72,430	68,441	105,803
Total current liabilities	16,005	16,005	16,005
Total liabilities	16,037	16,037	16,037
Total stockholders’ equity	56,393	52,404	89,766

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth historical comparative share information for Akazoo and MMAC as of December 31, 2018 and for the year ended December 31, 2018, and unaudited pro forma combined share information for PubCo after giving effect to the Business Combination as of December 31, 2018 and for the year ended December 31, 2018, assuming (i) that no MMAC stockholders exercise redemption rights with respect to their shares of MMAC Common Stock upon the consummation of the Transactions, (ii) that MMAC stockholders exercise their redemption rights with respect to 926,184 shares of common stock upon the consummation of the Transactions at a redemption price of approximately $10.24 per share (approximately € 8.94 per share) such that MMAC is left with $5,000,0001 (approximately € 4.4. million) minimum net tangible assets upon the consummation of the Transactions and (iii) that no MMAC stockholders exercise redemption rights with respect to their shares of MMAC Common Stock upon the consummation of the Transactions and the PIPE Financing is successfully completed, including that all PubCo Ordinary Shares and PubCo Warrants permitted to be issued to investors in the PIPE Financing in lieu of forfeiture are issued for no additional consideration such that the condition that PubCo have available cash of at least $53 million upon the consummation of the Business Combination is satisfied.

The historical information should be read in conjunction with “Selected Historical Financial Data of MMAC” and “Selected Historical Financial Data of Akazoo” included elsewhere in this proxy statement/prospectus and the historical financial statements of Akazoo, MMAC and PubCo included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of PubCo would have been had the Business Combination been completed or to project PubCo’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of PubCo would have been had the Business Combination been completed nor the book value per share for any future date or period.

	Akazoo	MMAC	Pro Forma PubCo (Assuming No Further Redemptions)	Pro Forma PubCo (Assuming Max Redemptions) Under The MMAC Charter	Minimum Gross Cash Required Including PIPE Financing
Book value per share(a)(b)(c)	€11.13	€0.17	€1.31	€1.23	€1.83
Cash dividends declared per share	€—	€—	€—	€—	€—
Income (loss) per share from continuing operations:
Basic	€1.19	€0.27	€0.10	€0.10	€0.09
Diluted	€1.19	€0.07	€0.10	€0.10	€0.09

(a)	Book value per share is calculated using the formula: Total stockholder’s equity divided by shares outstanding.
(b)

The existing Akazoo equityholders prior to the Luxembourg Merger will receive a cash distribution of up to $20 million (approximately 17.1 million Euros), in exchange for a portion of their shares, if and to the extent that cash available in MMAC’s trust account, after the payment of transaction fees and expenses and any redemptions, exceeds $110 million (approximately 94.6 million Euros). Under all three scenarios, the above described cash distribution would not be made to the Akazoo equityholders, because under all of the scenarios the cash available in MMAC’s trust account, after the payment of transaction fees and expenses and any redemptions, would not exceed $110 million (approximately 94.6 million Euros). If the above described cash distribution was made or not, there would be no net effect on Akazoo’s book value per share as the distribution (if any) would be from MMAC directly to Akazoo equityholders and not to Akazoo.

(c)

MMAC pro forma book value per share is 0.25 Euros and 0.16 Euros and 0.90 Euros under the no further redemptions, maximum redemptions and maximum redemptions with PIPE financing scenarios, respectively.

RISK FACTORS

Readers should consider carefully all of the material risks described below, together with the other information contained elsewhere in this proxy statement/prospectus. The risks and uncertainties described below are not the only ones facing MMAC, Akazoo and/or PubCo. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect MMAC, Akazoo and/or PubCo. If any of the following risks occur, the business of MMAC, Akazoo and/or PubCo and their respective financial conditions or results of operating may be materially and adversely affected.

You should consider carefully all of the material risks described below, together with the other information contained elsewhere in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the Business Combination Proposal.

Risks Related to the Business Combination

MMAC’s stockholders will experience immediate dilution as a consequence of the issuance of PubCo Ordinary Shares and PubCo Warrants as consideration in the Business Combination and the PIPE Financing. Having a reduced share position may reduce the influence that current MMAC stockholders have on the management of the combined company.

It is anticipated that following the consummation of the Business Combination and the PIPE Financing the influence of MMAC’s former public stockholders over the management of PubCo, in their capacity as PubCo shareholders, will be reduced relative to such stockholders’ influence over MMAC. Following the Business Combination and PIPE Financing on its expected terms, MMAC’s current stockholders, including the sponsor, would hold an ownership interest of approximately 12.8% of the issued and outstanding PubCo Ordinary Shares, Akazoo’s current equityholders would own an ownership interest of approximately 73.8% of the issued and outstanding PubCo Ordinary Shares and the equity investors purchasing PubCo Ordinary Shares in the PIPE Financing would own an ownership interest of approximately approximately 12.1% of the issued and outstanding PubCo Ordinary Shares, each of the foregoing ownership interests assume no MMAC stockholders exercise their redemption rights in connection with the Business Combination, and assume a successful PIPE Financing leaving PubCo with an aggregate $53 million of available cash after consummation of the Business Combination and PIPE Financing, before payment of any fees and expenses.

MMAC may waive one or more conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.

One or more conditions to MMAC’s obligation to complete the Business Combination may be waived in whole or in part to the extent legally allowable either unilaterally or by agreement of MMAC, PubCo and Akazoo. Specifically, if Akazoo determines to waive the condition that MMAC has, in the aggregate, not less than $53 million of available cash at the time of the Business Combination and the parties determine to consummate the Business Combination, the amount of available cash for PubCo to operate and expand its business may be less than the amount that the parties currently anticipate.

PubCo may not be able to secure sufficient binding commitments to close the PIPE Financing in connection with the Business Combination.

PubCo may not be able to complete the PIPE Financing on terms that are acceptable to PubCo, or at all. If PubCo does not complete the PIPE Financing, Akazoo will not be required to consummate the Business Combination. The terms of the PIPE Financing have not yet been determined, and any such financing may be more onerous to the combined company and its other stockholders than currently anticipated. If PubCo does not complete the PIPE Financing such that it fails to have at least $53 million of available cash, the Business Combination may not be completed, although Akazoo may choose to consummate the Business Combination in spite of such failure. Further, if Akazoo waives the condition that MMAC have at least $53 million of available cash upon consummation of the Business Combination, the reduced amount of cash available for continued development and growth of Akazoo could have a material adverse effect on PubCo.

Consummation of the Business Combination is subject to a number of conditions.

The obligations of MMAC, PubCo and Akazoo to consummate the Business Combination are subject to the satisfaction or waiver of specified conditions set forth in the Business Transaction Agreement. Such conditions include, but are not limited to, the satisfaction or waiver of covenants contained in the Business Transaction Agreement, MMAC having, in the aggregate, not less than $53 million of available cash upon the consummation of the Business Combination, the non-existence of certain legal action against MMAC, PubCo and Akazoo, obtaining material consents, the approval of the required number of MMAC stockholders and the execution of ancillary agreements. These conditions may or may not be satisfied or waived by either MMAC, PubCo or Akazoo, as applicable, and therefore the transactions contemplated by the Business Transaction Agreement may not be consummated.

The IRS may not agree that PubCo is a foreign corporation for U.S. federal income tax purposes following the Business Combination, resulting in unexpected U.S. income tax liability.

Although PubCo will be incorporated under the laws of Luxembourg, the IRS may assert that PubCo should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874. For U.S. federal income tax purposes, a corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation. Because PubCo will be incorporated under the laws of Luxembourg, PubCo would generally be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) for U.S. federal income tax purposes. Section 7874 provides an exception pursuant to which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is limited guidance as to their application. If it were determined that PubCo should be taxed as a U.S. corporation for U.S. federal income tax purposes under Section 7874, PubCo would be liable for U.S. federal income tax on its income just like any other U.S. corporation and certain distributions made by PubCo to Non-U.S. Holders (as defined below) of PubCo Ordinary Shares could be subject to U.S. withholding tax.

As more fully described under “Material U.S. Federal Income Tax Consequences of the Business Combination — U.S. Federal Income Tax Consequences of the Business Combination to MMAC and PubCo – Tax Residence of PubCo for U.S. Federal Income Tax Purposes,” based on certain representations of the parties and factual assumptions, PubCo does not expect that Section 7874 will cause it to be treated as a U.S. corporation PubCo for U.S. federal income tax purposes. However, as noted above, the rules under Section 7874 are complex and require an analysis of all relevant facts and circumstances, and there is limited guidance as to their application. Further, holders are cautioned that the application of Section 7874 to PubCo will be determined as of the closing of the Business Combination, by which time there could be changes to the relevant facts and circumstances affecting this determination. In addition, there could be a future change in law under Section 7874, the Treasury Regulations promulgated thereunder or otherwise that could impact the manner by which Section 7874 applies to PubCo. No IRS ruling has been requested or will be obtained regarding the U.S. federal income tax consequences of the Business Combination or any other matter described in this proxy statement/prospectus. There can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described above or that, if challenged, such treatment will be sustained by a court.

If PubCo were to be treated as a U.S. corporation for U.S. federal tax purposes, PubCo could be subject to substantial additional U.S. tax liability. Additionally, if PubCo were treated as a U.S. corporation for U.S. federal tax purposes, non-U.S. PubCo shareholders could be subject to U.S. withholding tax on the gross amount of any dividends paid by PubCo to such shareholders. For Luxembourg tax purposes, PubCo is expected, regardless of any application of Section 7874, to be treated as a Luxembourg tax resident. Consequently, if PubCo is treated as a U.S. corporation for U.S. federal tax purposes under Section 7874, it could be liable for both U.S. and Luxembourg taxes, which could have a material adverse effect on its financial condition and results of operations.

Please see “Material U.S. Federal Income Tax Consequences of the Business Combination — U.S. Federal Income Tax Consequences of the Business Combination to MMAC and PubCo —Tax Residence of PubCo for U.S. Federal Income Tax Purposes” for a more detailed discussion of the application of Section 7874 of the Code to the Business Combination.

Future changes to U.S. and non-U.S. tax laws could adversely affect PubCo.

The U.S. Congress, the Organization for Economic Co-operation and Development and other government agencies in jurisdictions where PubCo and its affiliates will do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the countries in which PubCo and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect PubCo and its affiliates.

The Business Combination may be a taxable event for MMAC stockholders.

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences of the Business Combination,” the Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code and, as a result, a U.S. Holder (as defined below) should not recognize gain or loss on the automatic conversion of MMAC Rights to MMAC Common Stock immediately prior to the Merger, and the exchange of MMAC Common Stock or MMAC Warrants for PubCo Ordinary Shares or PubCo Warrants, as applicable, pursuant to the Merger. However, U.S. Holders may recognize gain (but not loss) as a result of the Merger if Section 367(a) of the Code and the Treasury Regulations promulgated thereunder apply to the Merger. Section 367(a) of the Code may apply to the Merger if PubCo transfers the assets it acquires from MMAC pursuant to the Merger to certain subsidiary corporations in connection with the Business Combination. However, the rules under Section 367(a) and Section 368 of the Code are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations. The application of Section 367(a) of the Code to the Merger is discussed in more detail under the section entitled “Material U.S. Federal Income Tax Consequences of the Business Combination — Certain U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders — U.S. Federal Income Tax Consequences of the Merger.”

PubCo may be or become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If PubCo or any of its subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of the PubCo Ordinary Shares or PubCo Warrants that is a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. PubCo and its subsidiaries are not currently expected to be treated as PFICs for U.S. federal income tax purposes for the taxable year of the Business Combination or for foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. Accordingly, there can be no assurance that PubCo or any of its subsidiaries will not be treated as a PFIC for any taxable year. Moreover, PubCo does not expect to provide a PFIC annual information statement for 2019 or going forward. Please see the section entitled “Material U.S. Federal Income Tax Consequences of the Business Combination — Certain U.S. Federal Income Tax Consequences to U.S. Holders and Non-U.S. Holders of the Ownership and Disposition of PubCo Securities — U.S. Federal Income Tax Consequences to U.S. Holders — Passive Foreign Investment Company Status” for a more detailed discussion with respect to PubCo’s PFIC status. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of the PubCo Ordinary Shares and PubCo Warrants.

There may not be an active market for PubCo Ordinary Shares or PubCo Warrants, which may cause such securities to trade at a discount and make it difficult to for holders to sell.

Prior to the Business Combination, there has been no public market for PubCo Ordinary Shares or PubCo Warrants. While PubCo intends to apply to list the PubCo Ordinary Shares and PubCo Warrants on NASDAQ, there can be no assurance that the PubCo Ordinary Shares and PubCo Warrants will be approved for listing. PubCo cannot assure you that an active trading market for PubCo Ordinary Shares or PubCo Warrants will develop or be sustained after the Business Combination or that the price of PubCo Ordinary Shares or PubCo Warrants in the public market will reflect PubCo’s actual financial performance.

PubCo’s Ordinary Share price could become volatile, which could limit shareholders’ ability to sell their shares at a profit.

Volatility in the price of PubCo’s Ordinary Shares could make it difficult for shareholders to predict the value of their investment, to sell PubCo Ordinary Shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of PubCo’s Ordinary Shares. These include, but are not limited to:

•	achievement or rejection of regulatory approvals by PubCo or its competitors;

•	developments concerning proprietary rights;

•	regulatory developments;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in revenues, cash flows, and other financial metrics pertaining to the operations of the business;

•	changes in financial estimates by securities analysts; and

•	sales and short selling activity of its shares.

Additionally, because PubCo’s Ordinary Shares currently are not regularly traded in substantial volume, any information about PubCo in the media may result in significant share price fluctuations and volatility.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of PubCo’s securities following the consummation of the Business Combination may decline. Prior to the consummation of the Business Combination, there will not be a public market for PubCo’s securities. Accordingly, the valuation ascribed to PubCo Common Stock and PubCo Warrants may not be indicative of the price that will prevail in the trading market following the consummation of the Business Combination. If an active market for PubCo’s securities develops and continues, the trading price of PubCo’s securities following the consummation of the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond PubCo’s control. Any of the factors listed below could have a material adverse effect on your investment in PubCo’s securities.

PubCo realizes that it will not be able to control many of the factors listed above, and PubCo further believes that period-to-period comparisons of PubCo’s financial results and metrics may not be indicative of the future performance of its business.

In addition, the stock market in general, and the market for media services companies in particular, has experienced price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. This broad market and industry volatility may seriously and irreparably harm the market price of PubCo’s Ordinary Shares, regardless of PubCo’s operating performance and financial condition.

PubCo’s Ordinary Shares after the Business Combination could delay or prevent a change of control.

MMAC’s directors, executive officers and principal stockholders, including MMAC’s sponsor (or if such entity is dissolved, MIHI LLC and Modern Media LLC), and Akazoo’s directors, executive officers and principal stockholders will beneficially own a significant percentage of outstanding PubCo Ordinary Shares after the Business Combination. They will also have, through the exercise of PubCo Warrants, the right to acquire additional PubCo Ordinary Shares. As a result, these shareholders, if acting together, have the ability to significantly influence the outcome of corporate actions requiring shareholder approval. Additionally, this concentration of ownership may have the effect of delaying or preventing a change in control.

As of the Record Date, directors, officers and principal stockholders beneficially owned approximately 78.6% of MMAC Common Stock. Following the Business Combination, it is expected that these individuals and entities (including MIHI LLC and its affiliates) will beneficially own approximately 5.6% of outstanding PubCo Ordinary Shares, assuming no redemptions by MMAC’s public stockholders.

As of the Record Date, directors, officers and principal equityholders beneficially owned approximately                % of Akazoo’s ordinary shares. Following the Business Combination, it is expected that these individuals will beneficially own approximately 73.8% of outstanding PubCo Ordinary Shares, which assumes no redemptions by MMAC’s public stockholders, and assumes a successful PIPE Financing leaving PubCo with an aggregate $53 million of available cash after consummation of the Business Combination and PIPE Financing, before payment of any fees and expenses.

Risks Related to MMAC and the Business Combination

MMAC’s directors and executive officers either directly or beneficially own shares of MMAC Common Stock and MMAC Warrants and have obligations and interests in the Business Combination that are different from, or in addition to, MMAC’s public stockholders. If the Business Combination is not approved, the securities held by MMAC’s directors and executive officers will likely become worthless.

In light of the amount of consideration paid by MMAC’s initial stockholders for their MMAC securities, the initial stockholders, including MMAC’s directors and executive officers, will likely significantly benefit from the consummation of the Business Combination, even if the Business Combination causes the market price of MMAC’s securities to significantly decline. Furthermore, the $7,050,000 purchase price of the 7,050,000 private placement warrants will be included in the working capital that is distributed to MMAC’s public stockholders in the event of MMAC’s dissolution and liquidation if MMAC fails to consummate an initial business combination by September 17, 2019, and that date is not otherwise extended by MMAC’s stockholders. These factors may influence MMAC’s directors and executive officers in promoting the Business Combination and/or soliciting proxies for the approval and adoption of the Business Combination Proposal. MMAC Common Stock and MMAC Warrants held by MMAC’s directors and executive officers (and/or their affiliated entities) had an aggregate market value (without taking into account any discount that may be attributed to such securities due to their restricted nature or any exercise limitations of the private placement warrants) of $                based on the closing sale prices of $                 and $                , respectively, on NASDAQ on the Record Date. The initial stockholders have waived any rights to receive any liquidation proceeds that may be distributed upon MMAC’s liquidation in respect of their shares of MMAC Common Stock. Therefore, if the Business Combination Proposal is not approved by MMAC’s stockholders, and MMAC is subsequently required to commence proceedings to dissolve and liquidate, shares of MMAC Common Stock and MMAC’s Warrants held directly or beneficially by MMAC’s directors and executive officers will be worthless.

In addition, in considering the recommendation of the Board elsewhere in this proxy statement/prospectus to vote “FOR” the Business Combination Proposal, you should be aware that: (i) the initial stockholders have the right to designate an individual to be nominated for election to serve as directors of PubCo upon the consummation of the Business Combination; (ii) the Board will not receive reimbursement for any out-of-pocket expenses incurred by them on MMAC’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the trust account, unless a business combination is consummated; and (iii) the current directors and officers of MMAC have the right to continued indemnification, and to receive the benefit of directors’ and officers’ liability insurance, after the Business Combination.

In addition, if MMAC dissolves and liquidates prior to the consummation of the Business Combination, the sponsor, which is 50% owned by Mr. Dickey, will be liable to MMAC, if and to the extent any claims by a vendor for services rendered or products sold to MMAC, or a prospective target business with which MMAC has discussed entering into a business combination, reduce the amount of funds in the trust account to below $10.10 per public share or such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes and fund working capital requirements, and subject to certain exceptions.

The personal and financial interests of the Board may have influenced their decision as members of the Board to approve and adopt the Business Transaction Agreement. In considering the recommendations of the Board to vote “FOR” the adoption of the Business Combination Proposal, you should consider these interests. Additionally, the exercise of the directors’ discretion in agreeing to changes or waivers in the terms of the Business Transaction Agreement may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the stockholders’ best interest.

MMAC’s initial stockholders have agreed to vote in favor of the Business Combination, regardless of how its public stockholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their shares of common stock in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, MMAC’s initial stockholders have agreed to vote their shares of MMAC Common Stock, as well as any public shares purchased during or after MMAC’s IPO, in favor of its initial business combination. As of the Record Date, MMAC’s initial stockholders owned approximately 78.6% of the outstanding shares of MMAC Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case in certain other blank check companies if the companies’ initial stockholders agreed to vote their shares in accordance with the majority of the votes cast by public stockholders.

MMAC may not be able to complete its initial business combination by September 17, 2019, in which case, unless that date is otherwise extended by MMAC’s stockholders, MMAC would be required to cease all operations except for the purpose of winding up and it would redeem its public shares and liquidate.

If MMAC has not completed its initial business combination by September 17, 2019, and that date is not otherwise extended by MMAC’s stockholders, the MMAC Certificate of Incorporation provides that it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest income (net of taxes payable and any amounts released to MMAC to fund working capital requirements, and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of MMAC’s remaining stockholders and its Board, dissolve and liquidate, subject in each case to MMAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of liquidation, there will be no distribution with respect to MMAC Warrants or MMAC Rights. Accordingly, the MMAC Warrants and MMAC Rights will expire worthless.

If a liquidation were to occur, MMAC estimates that interest accrued, less applicable federal, state and Delaware franchise taxes, would yield a trust balance of approximately $                million or $                per share.

In connection with the stockholder vote to approve the Business Combination Proposal, MMAC’s sponsor, directors, executive officers, advisors and their affiliates may elect to purchase shares from public stockholders, which may influence the vote on the Business Combination Proposal and reduce the public “float” of PubCo Ordinary Shares following the consummation of the Business Combination.

In connection with the stockholder vote to approve the Business Combination Proposal, MMAC’s sponsor, directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of MMAC Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that MMAC’s sponsor, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination Proposal or to satisfy the closing condition in the Business Transaction Agreement that requires MMAC to have at least $53 million of available cash at the consummation of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination in circumstances where such completion may not otherwise have been possible. In addition, if such purchases are made, the public “float” of MMAC Common Stock and the number of beneficial holders of MMAC’s securities, and thus the public “float” of PubCo Ordinary Shares and the number of beneficial holders of PubCo’s securities immediately after the consummation of the Business Combination, may be reduced, possibly making it difficult for PubCo to obtain or maintain the listing of PubCo Ordinary Shares on NASDAQ.

If a MMAC public stockholder fails to comply with the procedures for tendering its shares in connection with the Business Combination, such shares may not be redeemed.

This proxy statement/prospectus describes the various procedures that must be complied with in order for a holder of MMAC Common Stock to validly redeem public shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

MMAC’s security holders will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate their investment, therefore, MMAC’s security holders may be forced to sell their public shares or MMAC Warrants, potentially at a loss.

MMAC’s public stockholders will be entitled to receive funds from the trust account only upon the earlier to occur of the consummation of the Business Combination, and then only in connection with those shares of MMAC Common Stock that such stockholder properly elected to redeem, subject to the limitations described in this proxy statement/prospectus, and the redemption of MMAC’s public shares if MMAC is unable to complete an initial business combination by September 17, 2019, unless that date is otherwise extended by MMAC’s stockholders, subject to applicable law and as further described in this proxy statement/prospectus. In addition, if MMAC’s plan to redeem its public shares if it is unable to complete an initial business combination by the applicable deadline is not completed for any reason, unless that date is otherwise extended by MMAC’s stockholders, compliance with Delaware law may require that MMAC submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the trust account. In that case, public stockholders may be forced to wait beyond the applicable deadline or such other extended date, as applicable, before they receive funds from the trust account. In no other circumstances will a public stockholder have any right or interest of any kind in the trust account. Accordingly, to liquidate their investment, MMAC’s security holders may be forced to sell their public shares or warrants, potentially at a loss.

The ability of MMAC’s public stockholders to exercise redemption rights with respect to a large number of shares of MMAC Common Stock could decrease the probability that the Business Combination will be successfully completed, in which case MMAC’s stockholders will have to wait for liquidation in order to redeem their stock.

Since it is a condition to consummating of the Business Combination that MMAC have, in the aggregate, not less than $53 million of available cash upon the consummation of the Business Combination, the probability that the Business Combination will be successfully completed has decreased due to a large number of MMAC’s public shares already electing redemption. Holders of public shares of MMAC Common Stock have elected to redeem such shares such that MMAC currently has, in the aggregate, less than $53 million of available cash. As such, MMAC is not currently able to satisfy a condition to consummation of the Business Combination and, unless the PIPE Financing is successful, Akazoo will not be required to consummate the Business Combination, although such condition to closing may be waived by Akazoo.

If the Business Combination is unsuccessful, MMAC’s public stockholders that do not elect redemption in connection with the Business Combination will not receive their pro rata portion of the trust account until the trust account is ultimately liquidated. If those MMAC public stockholders are in need of immediate liquidity, they could attempt to sell their shares in the open market; however, at such time, the MMAC Common Stock may trade at a discount to the pro rata per share amount in the trust account. In either situation, MMAC’s stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until MMAC is liquidated or MMAC’s stockholders are able to sell their stock in the open market.

If a MMAC public stockholder chooses to redeem its shares, it may not exercise its redemption rights to cause the redemption of its shares of MMAC Common Stock for a pro rata portion of the trust account, including any interest earned thereon, less franchise and income taxes payable, until the date that is two business days prior to the date of the Special Meeting.

Stockholders holding shares of MMAC Common Stock issued in MMAC’s IPO, whether or not they vote against the Business Combination Proposal, may elect to redeem all or a portion of their shares of MMAC Common Stock upon the completion of the Business Combination for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the remaining proceeds of MMAC’s IPO as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, upon the consummation of the Business Combination. Any stockholder who seeks to exercise this redemption right must, with respect to the portion of shares he or she wishes to redeem, prior to 5:00 p.m. Eastern time on                 , 2019 (two business days before the Special Meeting), satisfy all the procedures laid out under the section titled “Special Meeting of MMAC Stockholders—Redemption Rights” in this proxy statement/prospectus.

MMAC will incur significant costs associated with the Business Combination, whether or not the Business Combination is completed, and if such costs reduce MMAC’s available cash at the consummation of the Business Combination below a specified amount, Akazoo may not be obligated to consummate the Business Combination.

Whether or not the Business Combination is completed, MMAC has incurred and expects to continue to incur significant costs associated with the Business Combination, including due diligence, legal, accounting and other expenses associated with structuring, negotiating and documenting the Business Combination. If the parties do not consummate the Business Combination, and if time permits MMAC to seek an alternative business combination, then the costs MMAC will have incurred with respect to the Business Combination will reduce the amount of cash otherwise available to complete an alternative business combination. In addition, the combination of deferred underwriting fees and commissions and MMAC transaction expenses, together with redemptions of public shares in connection with the Business Combination, may cause MMAC’s available cash to decrease such that then MMAC may not be able to meet the closing condition contained in the Business Transaction Agreement that MMAC have, in the aggregate, not less than $53 million of available cash upon the consummation of the Business Combination. If that were to occur, Akazoo would not be obligated to consummate the Business Combination even if all the other conditions to consummation were satisfied.

Security holders may decide to sell the MMAC Common Stock or the MMAC Warrants prior to the consummation of the consummation of the Business Combination, or PubCo Ordinary Shares or the PubCo Warrants after the consummation of the Business Combination, which could cause a decline in their market prices.

Some holders of MMAC’s securities may be disinclined to own securities in a company that is not a U.S. company. This or other factors could result in the sale of shares of MMAC Common Stock or of MMAC Warrants prior to the parties consummating the Business Combination (in addition to exercises by MMAC’s stockholders of their redemption rights) or the sale of PubCo Ordinary Shares or PubCo Warrants after completion of the Business Combination. In addition, the market price of MMAC’s securities may be adversely affected by arbitrage activities occurring prior to completion of the Business Combination. These sales, or the prospects of such sales in the future, could adversely affect the market price for, and the ability to sell in the market, shares of MMAC’s securities before the Business Combination is completed, and PubCo’s securities after the completion of the Business Combination.

Public stockholders at the time of the Business Combination who purchased their MMAC Units in MMAC’s IPO and do not exercise their redemption rights may pursue rescission rights and related claims.

MMAC’s public stockholders may allege that some aspects of the Business Combination are inconsistent with the disclosure contained in the prospectus issued by MMAC in connection with the offer and sale in its IPO of MMAC Units. Consequently, a MMAC stockholder who purchased shares in the MMAC IPO (excluding the initial stockholders) and still holds them at the time of the Business Combination and who does not seek to exercise redemption rights might seek rescission of the purchase of the units such holder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If stockholders bring successful rescission claims against MMAC, it may not have sufficient funds following the consummation of MMAC to pay such claims, or if claims are successfully brought against PubCo following the consummation of the Business Combination, PubCo’s results of operations could be adversely affected and, in any event, PubCo may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.

If Akazoo or third parties bring claims against MMAC, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $10.10 per share.

MMAC’s placing of funds in the trust account may not protect those funds from third-party claims against it. Although MMAC has sought to have all vendors, service providers, prospective target businesses or other entities with which it does business agree to waive any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of MMAC’s public stockholders, such parties may not execute such agreements, or, even if they execute such agreements, may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against MMAC’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, MMAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if MMAC’s management believes that such third party’s engagement would be significantly more beneficial to MMAC than any other alternative.

Examples of possible instances where MMAC may engage a third-party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by MMAC’s management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where MMAC’s management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims that they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with MMAC and will not seek recourse against the trust account for any reason. Upon redemption of its shares, if MMAC is unable to complete the Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, MMAC will be required to provide for payment of claims of creditors that were not waived that may be brought against MMAC within the ten years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.10 per share currently held in the trust account, due to claims of such creditors. The sponsor, which is 50% owned by Mr. Dickey, will be liable, if and to the extent any claims by a vendor for services rendered or products sold to MMAC, or a prospective target business with which MMAC has discussed entering into a business combination, reduce the amounts in the trust account to below the lesser of (i) $10.10 per share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account, in each case less the amount of interest which may be withdrawn to pay taxes or fund MMAC’s working capital requirements and taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under MMAC’s indemnity of the underwriters of the MMAC IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the sponsor will not be responsible to the extent of any liability for such third-party claims. MMAC cannot assure you, however, that the sponsor would be able to satisfy those obligations. Except for any applicable indemnification of the sponsor, none of MMAC’s officers will indemnify MMAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If MMAC is forced to liquidate, its stockholders may be held liable for claims by third parties against it to the extent of distributions received by them.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the trust account distributed to MMAC’s public stockholders upon the redemption of 100% of its public shares in the event it does not consummate an initial business combination by September 17, 2019, and that date is not otherwise extended by MMAC’s stockholders, may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, MMAC intends to redeem its public shares as soon as reasonably possible following the applicable deadline or such other extended date, as applicable, in the event it does not consummate an initial business combination and, therefore, it does not intend to comply with those procedures.

Because MMAC will not be complying with Section 280, Section 281(b) of the DGCL requires it to adopt a plan, based on facts known to it at such time, that will provide for the payment of all existing and pending claims or claims that may be potentially brought against MMAC within the ten years following dissolution. However, because MMAC is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses, the only likely claims to arise would be from vendors (such as lawyers, investment bankers, and consultants) or prospective target businesses. If MMAC’s plan of distribution complies with Section 281(b) of the DGCL, any liability of its stockholders with respect to a liquidating distribution would be limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. There can be no assurance that MMAC will properly assess all claims that may be potentially brought against it. As such, MMAC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the trust account distributed to MMAC’s public stockholders upon the redemption of 100% of its public shares in the event it does not consummate an initial business combination within the required timeframe is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

Risks Related to Investment in a Luxembourg Company and PubCo’s Status as a Foreign Private Issuer

As a foreign private issuer, PubCo will be exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information than U.S. public companies must. This may limit the information available to holders of the PubCo Ordinary Shares.

PubCo will qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, PubCo will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, PubCo will be exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, PubCo’s officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of PubCo’s securities. For example, some of PubCo’s key executives may sell a significant amount of PubCo Ordinary Shares and such sales will not be required to be disclosed as promptly as public companies organized within the United States would have to disclose. Accordingly, once such sales are eventually disclosed, PubCo’s Ordinary Share price may decline significantly. Moreover, PubCo will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. PubCo will also not be subject to Regulation FD under the Exchange Act, which would prohibit PubCo from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning PubCo than there is for U.S. public companies.

As a foreign private issuer, PubCo will file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after PubCo publicly announces these events. However, because of the above exemptions for foreign private issuers, which PubCo intends to rely on, PubCo shareholders will not be afforded the same information generally available to investors holding shares in public companies that are not foreign private issuers.

PubCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject PubCo to U.S. GAAP reporting requirements which may be difficult for it to comply with.

As a “foreign private issuer,” PubCo would not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to PubCo on June 30, 2020.

In the future, PubCo would lose its foreign private issuer status if a majority of its shareholders, directors or management are U.S. citizens or residents and it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. Although PubCo intends to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, PubCo’s loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to PubCo under U.S. securities laws if it is deemed a U.S. domestic issuer may be significantly higher. If PubCo is not a foreign private issuer, PubCo will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, PubCo would become subject to the Regulation FD, aimed at preventing issuers from making selective disclosures of material information. PubCo also may be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, PubCo may lose its ability to rely upon exemptions from certain corporate governance requirements of NASDAQ that are available to foreign private issuers. For example, NASDAQ’s corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. As a foreign private issuer, PubCo would be permitted to follow home country practice in lieu of the above requirements. As long as PubCo relies on the foreign private issuer exemption to certain of NASDAQ’s corporate governance standards, a majority of the directors on its board of directors are not required to be independent directors, its remuneration committee is not required to be comprised entirely of independent directors, and it will not be required to have a nominating and corporate governance committee. Also, PubCo would be required to change its basis of accounting from IFRS as issued by the IASB to U.S. GAAP, which may be difficult and costly for it to comply with. If PubCo loses its foreign private issuer status and fails to comply with U.S. securities laws applicable to U.S. domestic issuers, PubCo may have to de-list from NASDAQ and could be subject to investigation by the SEC, NASDAQ and other regulators, among other materially adverse consequences.

The rights of PubCo shareholders may differ from the rights they would have as shareholders of a U.S. corporation, which could adversely impact trading in PubCo’s Ordinary Shares and its ability to conduct equity financings.

PubCo’s corporate affairs are governed by its articles of association and the Luxembourg Company Law. The rights of PubCo’s shareholders and the responsibilities of its directors and officers under the Luxembourg Company Law are different from those applicable to a corporation incorporated in the United States. See “Comparison of Stockholders’ Rights” for a discussion of material differences between Delaware and Luxembourg law applicable to MMAC stockholders and PubCo shareholders.

Further, under Luxembourg law there may be less publicly available information about PubCo than is regularly published by or about U.S. issuers. In addition, Luxembourg law governing the securities of Luxembourg companies may not be as extensive as those in effect in the United States, and Luxembourg law, and regulations in respect of corporate governance matters might not be as protective of minority shareholders as state corporation laws in the United States. Therefore, PubCo shareholders may have more difficulty in protecting their interests in connection with actions taken by its directors and officers or its principal shareholders than they would as shareholders of a corporation incorporated in the United States. As a result of these differences, PubCo shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. issuer.

PubCo is organized under the laws of Luxembourg and a substantial amount of its assets are not located in the United States. It may be difficult for you to obtain or enforce judgments or bring original actions against PubCo or the members of its board of directors in the United States.

PubCo is organized under the laws of Luxembourg. In addition, a substantial amount of its assets are located outside the United States. Furthermore, some of the members of PubCo’s board of directors and officers reside outside the United States and a substantial portion of their assets are located outside the United States. Investors may not be able to effect service of process within the United States upon PubCo or these persons or enforce judgments obtained against PubCo or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it also may be difficult for an investor to enforce in U.S. courts judgments obtained against PubCo or these persons in courts located in jurisdictions outside the United States, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Luxembourg.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. A valid judgment obtained from a court of competent jurisdiction in the United States may be entered and enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures (exequatur). The enforceability in Luxembourg courts of judgments rendered by U.S. courts will be subject, prior to any enforcement in Luxembourg, to the procedure and the conditions set forth in the Luxembourg procedural code, which conditions may include the following as of the date of this proxy statement/prospectus (which may change):

•	the judgment of the U.S. court is final and enforceable (exécutoire) in the United States;

•

the U.S. court had jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•

the U.S. court applied to the dispute the substantive law that would have been applied by Luxembourg courts (based on recent case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court);

•

the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant;

•	the U.S. court acted in accordance with its own procedural laws; and

•

the decisions and the considerations of the U.S. court must not be contrary to Luxembourg international public policy rules or have been given in proceedings of a tax or criminal nature or rendered subsequent to an evasion of Luxembourg law (fraude à la loi). Awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, which are classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages), might not be recognized by Luxembourg courts. Ordinarily, an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages, such punitive damages may be considered a penalty.

In addition, actions brought in a Luxembourg court against PubCo, the members of its board of directors, its officers, or the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, Luxembourg courts generally do not award punitive damages. Litigation in Luxembourg also is subject to rules of procedure that differ from the U.S. rules, including, with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg would have to be conducted in the French or German language, and all documents submitted to the court would, in principle, have to be translated into French or German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against PubCo, the members of its board of directors, its officers, or the experts named herein. In addition, even if a judgment against PubCo, the non-U.S. members of its board of directors, its officers, or the experts named in this proxy statement/prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or Luxembourg courts.

The directors and officers of PubCo have entered into, or will enter into, indemnification agreements with PubCo. Under such agreements, the directors and officers will be entitled to indemnification from PubCo to the fullest extent permitted by Luxemburg law against liability and expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. Luxembourg law permits PubCo to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards PubCo or a third party for management errors i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by PubCo, except in connection with criminal offenses, gross negligence or fraud. The rights to and obligations of indemnification among or between PubCo and any of its current or former directors and officers are generally governed by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of such persons’ capacities listed above. Although there is doubt as to whether U.S. courts would enforce this indemnification provision in an action brought in the United States under U.S. federal or state securities laws, this provision could make it more difficult to obtain judgments outside Luxembourg or from non-Luxembourg jurisdictions that would apply Luxembourg law against PubCo’s assets in Luxembourg.

Luxembourg and European insolvency and bankruptcy laws are substantially different from U.S. insolvency and bankruptcy laws and may offer PubCo’s shareholders less protection than they would have under U.S. insolvency and bankruptcy laws.

As a company organized under the laws of Luxembourg and with its registered office in Luxembourg, PubCo is subject to Luxembourg insolvency and bankruptcy laws in the event any insolvency proceedings are initiated against it including, among other things, Council and European Parliament Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast). Should courts in another European country determine that the insolvency and bankruptcy laws of that country apply to PubCo in accordance with and subject to such European Union (“EU”)

regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against PubCo. Insolvency and bankruptcy laws in Luxembourg or the relevant other European country, if any, may offer PubCo’s shareholders less protection than they would have under U.S. insolvency and bankruptcy laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency and bankruptcy laws.

Risks Related to PubCo’s Business

Unless the context requires otherwise, references to “PubCo” in this section are to PubCo as directly or indirectly affected by, acting through, or having the attributes of, MMAC and/or Akazoo and their respective direct and indirect subsidiaries, in each case, by virtue of PubCo’s direct or indirect ownership and operation thereof following consummation of the Business Combination.

The future exercise of registration rights may adversely affect the market price of PubCo Ordinary Shares.

The PubCo Ordinary Shares to be issued in the PIPE Financing are expected to be subject to registration rights pursuant to one or more registration rights agreements. Pursuant to those agreements, PubCo would be obligated to register those PubCo Ordinary Shares for resale. Sales of those shares may substantially depress the market price of the PubCo Ordinary Shares.

PubCo’s business will depend on increasing and continuing acceptance of on-demand streaming as a music delivery format.

PubCo’s success and growth will depend on increasing acceptance of on-demand music streaming services by consumers, content producers and distribution partners. Consumers may prefer other methods and formats to on-demand music streaming services. If consumers migrate to the on-demand music streaming format more slowly than expected or decide to access music in other formats or through other delivery methods, it could make it more difficult for PubCo to grow or maintain its Subscriber base, license attractive content, license content at desirable rates or grow revenues. Moreover, even if on-demand music streaming achieves increasing acceptance and penetration in developing markets, there is no assurance that this will continue. New music and audio delivery formats, including formats that do not exist today, may prove to be more successful and attract more listeners than on-demand audio streaming. If PubCo fails to anticipate changes in music delivery formats it may lose Subscribers, in which case its business, financial condition, results of operations and cash flows would be adversely affected.

The market for on-demand audio streaming services is new and rapidly evolving.

The on-demand streaming music market is new and rapidly evolving, and its characteristics as it matures are uncertain. There is uncertainty regarding future developments in service pricing, subscription models, service offerings, differentiation of services, and consolidation of the streaming entertainment market. The market may move toward advertising-supported models or other formats, or combined offerings of audio and video streaming. If other models gain in prominence there can be no assurance that PubCo will be able to adapt its business model accordingly.

Moreover, certain features may emerge in the streaming market that may prove disadvantageous to PubCo. For example, if it becomes more prevalent that content rights are permanently or temporarily granted by rights holders on an exclusive basis to one or a small number of providers, the attractiveness of PubCo’s services will depend on its ability to secure such exclusive rights. Even if PubCo is able to do so, the resulting costs may impact its margins and make it more difficult for PubCo to operate profitably. Investments in marketing in the coming years may not provide the anticipated return, or may not be fully recovered, if PubCo fails to anticipate the manner in which the on-demand streaming market develops in the markets in which PubCo will operate.

PubCo’s business plan and strategy are subject to change.

PubCo’s business plan and strategy may change as a result of changes in market trends, available capital and its relationship with key distribution partners and rights holders. PubCo expects to further develop its service offering and may not have the data or experience necessary to estimate or project returns from new investments and strategies. PubCo may introduce different services in the future in addition to its existing free and premium services. These strategies may be untested in the market, and there can be no assurance that they will appeal to consumers, that PubCo will be able to obtain or retain rights under new or under existing license agreements, that PubCo will appropriately price new services or determine the features that should be included, or that competitors will not introduce a service that customers find superior. PubCo may also choose to target certain geographic markets in its growth strategy where the penetration rate of music streaming services is currently low compared to other markets. It may be unsuccessful in identifying the appropriate markets on which to focus. Creating new services and implementing new strategies often requires significant investment, and if PubCo’s business plan and strategy fail to generate the targeted financial performance, or if it is forced to adjust or abandon strategies, its business, financial condition, results of operations and cash flows may be adversely affected.

If PubCo’s efforts to attract prospective users and to retain existing users are not successful, PubCo’s growth prospects and revenue will be adversely affected.

PubCo’s ability to grow its business and generate revenue will depend on retaining and expanding its total user base, increasing advertising revenue by effectively monetizing its free radio streaming service (the “Radio Service”) base, and increasing the number of Subscribers. PubCo must convince prospective users of the benefits of its service and its existing users of the continuing value of its service. PubCo’s ability to attract new users, retain existing users and convert users to Subscribers will depend in large part on PubCo’s ability to offer leading technologies and products, compelling content, superior functionality and an engaging user experience. As consumer tastes and preferences change on the internet and with mobile devices and other internet-connected products, PubCo may need to enhance and improve its services, introduce new services and features and maintain its competitive position with additional technological advances and an adaptable platform. If PubCo fails to keep pace with technological advances or fails to offer compelling product offerings and state-of-the-art delivery platforms to meet consumer demands, PubCo’s ability to grow or sustain the reach of its service, attract and retain users, and increase its Subscribers may be adversely affected.

In addition, in order to increase PubCo’s advertising revenue, PubCo will also seek to increase the listening time that its users spend on its Radio Service. The more content PubCo streams under the Radio Service, the more advertising inventory PubCo will have to sell. Further, growth in PubCo’s Radio Service user base increases the size and scope of user pools targeted by advertisers, which will improve PubCo’s ability to deliver relevant advertising to those users in a manner that maximizes PubCo’s advertising customers’ return on investment and, ultimately, will demonstrate the effectiveness of PubCo’s advertising solutions and justifies a pricing structure that is advantageous for PubCo. If PubCo fails to grow its Radio Service user base, the amount of content streamed, and the listening time spent by its Radio Service users, PubCo may be unable to grow Radio Service revenue. Moreover, given that Subscribers will partly be sourced from the conversion of PubCo’s Radio Service users to Subscribers, any failure to grow PubCo’s Radio Service user base or convert Radio Service users to Subscribers may negatively impact PubCo’s revenue.

In order to increase PubCo’s Radio Service users and PubCo’s Subscribers, PubCo will need to address a number of challenges, including:

•	continuing to improve PubCo’s Radio Service by providing users with a consistently high-quality and user-friendly experience;

•	continuing to curate a catalog of content that consumers want to engage with on PubCo’s service;

•	continuing to innovate and keep pace with changes in technology and PubCo’s competitors; and

•	maintaining and building PubCo’s relationships with its telecommunications, messaging, brand and other partnerships.

PubCo may not be able to successfully overcome each challenge, which could have a material adverse effect on PubCo’s business, financial condition, results of operations and cash flows.

Moreover, the provisions of certain of PubCo’s license agreements may require consent to implement improvements to, or otherwise change, its on-demand streaming or Radio Service. PubCo may not be able to obtain consent from its rights holders to add additional features and functionality to its on-demand streaming or Radio Service or its rights holders may be delayed in providing such consent, which may hinder its ability to be responsive to its user’s tastes and preferences and may make PubCo less competitive with other services.

PubCo’s results of operations depend on its ability to establish and maintain relationships on favorable terms with distribution partners that promote and distribute its services.

Historically, a large number of Akazoo’s subscribers have been acquired through its various distribution partnerships with leading telecommunications companies. Such partnerships are expected to remain a key part of PubCo’s sales and distribution channels and growth strategy. Management believes that establishing partnerships in new geographical markets is essential to PubCo’s ability to penetrate those markets. Reaching and maintaining agreements with such partners involves significant investments of time, resources and work in design and integration, and PubCo may not be successful in reaching such agreements on acceptable terms, which could adversely affect its business, financial condition, results of operations and cash flows.

If PubCo fails to establish partnerships with leading telecommunications or other companies with complementary business activities (such as audio equipment, automobile manufacturers, or messaging services) or geographic reach, the value of the partnerships to PubCo may be reduced. Similarly, if PubCo’s partners lose market share or customers or consumers generally purchase less telecom products and services, PubCo’s ability to reach potential subscribers may be greatly diminished, which could have an adverse effect on PubCo’s business, financial condition, results of operations and cash flows.

Some of PubCo’s partnership arrangements may contain exclusivity restrictions on its activities in the geographic market covered by the partnership, which may constrain PubCo from entering into agreements with the competitors of its partners. PubCo’s partnership agreements provide for the sharing of subscription fees between PubCo and its partners (in the case of standalone subscriptions) or the payment by its partners of a monthly fee per subscriber or per active subscriber (in the case of bundled subscriptions). These partnership agreements can be numerous and complex, and will require the processing of huge volumes of data to calculate the revenues shared. Bundled subscriptions will generally be sold by PubCo’s partners for a single price that covers both its subscription and the relevant partner’s product (e.g., mobile phone plan or internet service). Under this arrangement, PubCo subscribers will be automatically enrolled in PubCo’s services and typically remain PubCo subscribers for as long as they are signed up for the relevant partner’s mobile or internet plan. In contrast, standalone subscriptions will typically be sold directly by PubCo or indirectly by its partners as a separate product with its own price and subscription term. If PubCo’s share of revenue under bundled and standalone offers is insufficient to offset the costs to provide these offers, including in particular the royalty payments to rights holders, PubCo’s margins could be adversely affected, which could affect its business, financial condition, results of operations and cash flows.

While the terms and conditions of PubCo’s distribution partnerships will vary, the majority of Akazoo’s agreements are relatively short-term and can be cancelled with as little as one month’s notice in some cases. When PubCo’s partnership agreements expire, its partners will typically cease acquiring new subscribers (while continuing to provide PubCo services to existing subscribers for a further specified period). PubCo may not succeed in converting bundle subscribers to standalone subscribers before the relevant partnership agreements expire, which could result in increased subscriber churn and a decrease in PubCo’s consolidated revenue. Furthermore, there can be no assurance that PubCo will be able to renew or replace its partnership agreements as they expire, or that new partnership agreements will be on equally favorable terms. If not, the impact of the revised terms could have an adverse effect on PubCo’s business, financial condition, results of operations and cash flows.

PubCo will depend upon third-party licenses for sound recordings and musical compositions and an adverse change to, loss of, or claim that PubCo does not hold any necessary licenses may materially adversely affect PubCo’s business, financial condition, results of operations and cash flows.

To secure the rights to stream sound recordings and the musical compositions embodied therein, PubCo has entered and will continue to enter into license agreements to obtain licenses from rights holders such as record labels, music publishers, performing rights organizations, collecting societies, and other copyright owners or their agents, and pay royalties to such parties. Though PubCo will work diligently in its efforts to obtain all necessary licenses to stream sound recordings and the musical compositions embodied therein, there is no guarantee that the licenses available to PubCo now will continue to be available in the future at rates and on terms that are favorable or commercially reasonable or at all. The terms of these licenses, including the royalty rates that PubCo is required to pay pursuant to them, may change as a result of changes in PubCo’s bargaining power, changes in the industry, changes in applicable law, or for other reasons. Increases in royalty rates or changes to other terms of these licenses may materially impact PubCo’s business, financial condition, results of operations and cash flows.

PubCo has entered and will continue to enter into license agreements to obtain rights to stream sound recordings. If PubCo fails to obtain these licenses, the size and quality of its catalog may be materially adversely impacted and PubCo’s business, financial condition, results of operations and cash flows could be materially harmed.

PubCo generally obtains licenses for two types of rights with respect to musical compositions: mechanical rights and public performance rights.

Access to local content will be important to PubCo’s ability to attract Subscribers in many geographical markets, particularly in those where local artists are the most popular. In certain markets, obtaining licenses for local music content will be vital to the perceived value of PubCo’s service and Subscriber engagement. In other parts of the world, including Europe, Asia, and Latin America, PubCo will obtain mechanical and performance licenses for musical compositions either through local collecting societies representing publishers or from publishers directly, or a combination thereof. PubCo cannot guarantee that its licenses with collecting societies and its direct licenses with publishers provide full coverage for all of the musical compositions PubCo will make available to its users in such countries. In Asia and Latin America, PubCo anticipates movement away from blanket licenses from copyright collectives, which may lead to a fragmented copyright licensing landscape. Publishers, songwriters, and other rights holders choosing not to be represented by collecting societies could adversely impact PubCo’s ability to secure favorable licensing arrangements in connection with musical compositions that such rights holders own or control, including increasing the costs of licensing such musical compositions, or subjecting PubCo to significant liability for copyright infringement.

There also is no guarantee that PubCo will obtain all of the licenses it needs to stream content, as the process of obtaining such licenses involves many rights holders, some of whom are unknown, and myriad complex legal issues across many jurisdictions, including open questions of law as to when and whether particular licenses are needed. Additionally, there is a risk that aspiring rights holders, their agents, or legislative or regulatory bodies will create or attempt to create new rights that could require PubCo to enter into license agreements with, and pay royalties to, newly defined groups of rights holders, some of which may be difficult or impossible to identify.

Even when PubCo is able to enter into license agreements with rights holders, PubCo cannot guarantee that such agreements will continue to be renewed indefinitely. For example, from time to time, PubCo’s license agreements with certain rights holders and/or their agents may expire while PubCo negotiates their renewals and, per industry custom and practice, PubCo may enter into brief (for example, month-, week-, or even days-long) extensions of those agreements and/or continue to operate as if the license agreement had been extended, including by its continuing to make music available. During these periods, PubCo may not have assurance of long-term access to such rights holders’ content, which could have a material adverse effect on its business and could lead to potential copyright infringement claims.

It also is possible that such agreements will never be renewed at all. The lack of renewal, or termination, of one or more of PubCo’s license agreements, or the renewal of a license agreement on less favorable terms, also could have a material adverse effect on PubCo’s business, financial condition, results of operations and cash flows

Some of the emerging markets in which PubCo operates are highly regulated and require licenses to operate PubCo’s services. PubCo’s failure to obtain and maintain requisite licenses or permits or to respond to any changes in government policies, laws or regulations may materially and adversely impact PubCo’s business, financial condition and results of operations.

Operators in many of PubCo’s markets are required to obtain various government approvals, licenses and permits in connection with their provision of music streaming entertainment services and various related value-added telecommunications services. If PubCo fails to obtain and maintain approvals, licenses or permits required for its business, PubCo could be subject to liabilities, penalties and operational disruption and our business could be materially and adversely affected. In addition, laws and regulations are evolving, and there are uncertainties relating to the regulation of different aspects of the music streaming entertainment industry.

PubCo will have no control over the providers of the content PubCo will make available on its platforms, and PubCo’s business may be adversely affected if its access to such content is limited or delayed. The concentration of control of content by PubCo’s major providers means that even one entity, or a small number of entities working together, may unilaterally affect PubCo’s access to music and other content.

PubCo will rely on music rights holders, over whom PubCo will have no control, for the content it will make available on its service. PubCo cannot guarantee that these parties will always choose to license to it.

PubCo’s business may be adversely affected if its access to music is limited or delayed because of deterioration in its relationships with a significant number of rights holders or if a significant number choose not to license to PubCo for any other reason. Rights holders also may attempt to take advantage of their market power to seek onerous financial terms from PubCo, which could have a material adverse effect on PubCo’s business, financial condition, results of operations and cash flows.

Even if PubCo is able to secure rights to sound recordings from record labels and other copyright owners, artists and/or artist groups may object and may exert public or private pressure on third parties to discontinue licensing rights to PubCo, hold back content from PubCo or increase royalty rates. As a result, PubCo’s ability to continue to license rights to sound recordings will be subject to convincing a broad range of stakeholders of the value and quality of PubCo’s service.

To the extent that PubCo is unable to license a large amount of content or the content of certain popular artists, PubCo’s business, financial condition, results of operations and cash flows could be materially harmed.

PubCo will be a party to many license agreements which are complex and impose numerous obligations upon PubCo which may make it difficult to operate its business, and a breach of such agreements could adversely affect its business, financial condition, results of operations and cash flows.

Many of PubCo’s license agreements will be complex and will impose numerous obligations on PubCo, including obligations to, among other things:

•	meet certain user and conversion targets in order to secure certain licenses and royalty rates;

•

calculate and make payments based on complex royalty structures, which requires tracking usage of content on PubCo’s services that may have inaccurate or incomplete metadata necessary for such calculation;

•	provide periodic reports on the exploitation of the content in specified formats;

•	represent that PubCo will obtain all necessary publishing licenses and consents and pay all associated fees, royalties, and other amounts due for the licensing of musical compositions;

•	provide advertising inventory;

•	comply with certain marketing and advertising restrictions; and

•	comply with certain security and technical specifications.

Some of PubCo’s license agreements may grant the licensor the right to audit PubCo’s compliance with the terms and conditions of such agreements. Some of PubCo’s license agreements may also include so-called “most favored nations” provisions which require that certain terms (including potentially the material terms) of such agreements are no less favorable than those provided to any similarly situated licensor. If triggered, these most favored nations provisions could cause PubCo’s payments or other obligations under those agreements to escalate substantially. Additionally, some of PubCo’s license agreements may require consent to undertake certain business initiatives and without such consent, PubCo’s ability to undertake new business initiatives may be limited. This could hurt PubCo’s competitive position.

If PubCo materially breaches any of these obligations or any other obligations set forth in any of its license agreements, or if PubCo uses content in ways that are found to exceed the scope of such agreements, PubCo could be subject to monetary penalties and PubCo’s rights under such license agreements could be terminated, either of which could have a material adverse effect on PubCo’s business, financial condition, results of operations and cash flows.

PubCo’s royalty payment scheme will be complex, and it will be difficult to estimate the amount payable under PubCo’s license agreements.

Under PubCo’s license agreements and relevant statutes, PubCo must pay a royalty to record labels, music publishers, and other copyright owners in order to stream content. The determination of the amount and timing of such payments will be complex and subject to a number of variables, including the revenue generated, the type of content streamed and the country in which it is streamed, the service tier such content is streamed on, identification of the appropriate license holder, size of user base, ratio of Radio Service users to Subscribers, and any applicable advertising fees and discounts, among other variables. Additionally, PubCo may have certain arrangements whereby royalty costs are paid in advance or are subject to minimum guaranteed amounts. An accrual will be estimated when actual royalty costs to be incurred during a contractual period are expected to fall short of the minimum guaranteed amount. Moreover, for minimum guarantee arrangements for which PubCo cannot reliably predict the underlying expense, PubCo will expense the minimum guarantee on a straight-line basis over the term of the arrangement. Additionally, PubCo may also have license agreements that include so-called “most favored nations” provisions that require that the material terms of such agreements are the most favorable material terms provided to any music licensor, which, if triggered, could cause PubCo’s royalty payments under those agreements to escalate substantially. An accrual and expense will be recognized when it is probable that PubCo will make additional royalty payments under these terms.

Though PubCo will regularly assess the internal controls and systems it uses to determine royalties payable, and because determining royalties payable is so complex, PubCo may underpay or overpay the royalty amounts payable to record labels, music publishers, and other copyright owners. Underpayment could result in (i) litigation or other disputes with record labels, music publishers, and other copyright owners, (ii) the unexpected payment of additional royalties in material amounts, and (iii) damage to PubCo’s business relationships with record labels, music publishers, other copyright owners, and artists and/or artist groups. If PubCo overpays royalties, PubCo may be unable to reclaim such overpayments, and PubCo’s profits will suffer. Failure to accurately pay PubCo’s royalties may adversely affect its business, financial condition, results of operations and cash flows.

Minimum guarantees required under certain of PubCo’s license agreements for sound recordings and underlying musical compositions may limit PubCo’s operating flexibility and may adversely affect PubCo’s business, financial condition, results of operations and cash flows.

Certain of PubCo’s license agreements for sound recordings and musical compositions (both for mechanical rights and public performance rights) may contain minimum guarantees and/or may require that PubCo makes minimum guarantee payments. Such minimum guarantees related to PubCo’s content costs are not always tied to its number of users, active users, Subscribers, or the number of sound recordings and musical compositions used on PubCo’s services. Accordingly, PubCo’s ability to achieve and sustain profitability and operating leverage on PubCo’s services in part will depend on PubCo’s ability to increase its revenue through increased sales of premium on-demand streaming subscriptions and advertising sales on terms that maintain an adequate gross margin. The duration of PubCo’s license agreements that contain minimum guarantees will likely be between one and two years, but PubCo’s Subscribers may cancel their subscriptions at any time. If PubCo’s forecasts of Subscribers do not meet its expectations or the number of Subscribers or advertising sales decline significantly during the term of PubCo’s license agreements, PubCo’s margins may be materially and adversely affected. To the extent PubCo’s Subscriber revenue growth or advertising sales do not meet its expectations, PubCo’s business, financial condition, results of operations and cash flows also could be adversely affected as a result of such minimum guarantees. In addition, the fixed cost nature of these minimum guarantees may limit PubCo’s flexibility in planning for, or reacting to, changes in PubCo’s business and the market segments in which it operates.

PubCo will rely on estimates of the market share of licensable content controlled by each content provider, as well as its own user growth and forecasted advertising revenue, to forecast whether such minimum guarantees can be recouped against PubCo’s actual content costs incurred over the duration of the license agreement. To the extent that these revenue and/or market share estimates underperform relative to PubCo’s expectations, leading to content costs that do not exceed such minimum guarantees, PubCo’s margins may be materially and adversely affected.

Difficulties in obtaining accurate and comprehensive information necessary to identify the compositions embodied in sound recordings on PubCo’s Premium Service and the ownership thereof may impact PubCo’s ability to perform its obligations under its licenses, affect the size of PubCo’s catalog, impact PubCo’s ability to control content costs and lead to potential copyright infringement claims.

Comprehensive and accurate ownership information for the musical compositions embodied in sound recordings may be unavailable to PubCo or difficult or, in some cases, impossible for PubCo to obtain, sometimes because it is withheld by the owners or administrators of such rights. PubCo will rely on the assistance of third parties to determine this information. If the information provided to PubCo or obtained by such third parties does not comprehensively or accurately identify the ownership of musical compositions, or if PubCo is unable to determine which musical compositions correspond to specific sound recordings, it may be difficult or impossible to identify the appropriate rights holders to whom to pay royalties. This may make it difficult to comply with the obligations of any agreements with those rights holders.

These challenges, and others concerning the licensing of musical compositions embodied in sound recordings on PubCo’s services, may subject PubCo to significant liability for copyright infringement, breach of contract, or other claims.

If PubCo’s security systems are breached, PubCo may face civil liability, and public perception of PubCo’s security measures could be diminished, either of which would negatively affect its ability to attract and retain Subscribers, Radio Service users, advertisers, content providers, and other business partners.

Techniques used to gain unauthorized access to data and software are constantly evolving, and PubCo may be unable to anticipate or prevent unauthorized access to data pertaining to PubCo’s users, including credit card and debit card information and other personal data about its users, business partners, and employees. Like all internet services, PubCo’s service is vulnerable to software bugs, computer viruses, internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service, or other attacks and similar disruptions from the unauthorized use of PubCo’s and third-party computer systems, any of which could lead to system interruptions, delays, or shutdowns, causing loss of critical data or the unauthorized access to personal data. Computer malware, viruses, and computer hacking and phishing attacks have become more prevalent in PubCo’s industry, have occurred on Akazoo’s systems in the past, and may occur on PubCo’s systems in the future. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of PubCo’s services and technical infrastructure to the satisfaction of its users may harm PubCo’s reputation and its ability to retain existing users and attract new users. Although Akazoo has developed, and PubCo plans to continue to develop, systems and processes that are designed to protect PubCo’s data and user data, to prevent data loss, to disable undesirable accounts and activities on PubCo’s platform, and to prevent or detect security breaches, PubCo cannot assure you that such measures will provide absolute security, and PubCo may incur significant costs in protecting against or remediating cyber-attacks.

In addition, security breaches to PubCo’s systems or a third party’s systems may subject PubCo to regulatory or civil liability and public perception of PubCo’s security measures could be diminished, either of which would negatively affect PubCo’s ability to attract and retain users, which in turn would harm PubCo’s efforts to attract and retain advertisers, content providers, and other business partners. PubCo also would be required to expend significant resources to mitigate the breach of security and to address matters related to any such breach. PubCo also may be required to notify regulators about any actual or perceived personal data breach (including the European Data Protection Authorities) as well as the individuals who are affected by the incident within strict time periods.

Any failure, or perceived failure, by PubCo to maintain the security of data relating to its users, to comply with its posted privacy policy, laws and regulations, rules of self-regulatory organizations, industry standards, and contractual provisions to which PubCo may be bound, could result in the loss of confidence in PubCo, or result in actions against PubCo by governmental entities or others, all of which could result in litigation and financial losses, and could potentially cause PubCo to lose users, advertisers, and revenues. In Europe, European Data Protection Authorities could impose fines and penalties of up to 4% of annual global turnover or €20 million, whichever is higher, for a personal data breach resulting from neglect in security measures and where the definition of neglect is vague and subject to interpretation of the regulatory bodies or authorities.

Assertions by third parties of infringement or other violation by PubCo of their intellectual property rights could harm PubCo’s business, financial condition, results of operations and cash flows.

Third parties may in the future assert, that Akazoo has infringed, misappropriated, or otherwise violated their copyrights, patents, and other intellectual property rights, and as PubCo expects to face increasing competition, the possibility of intellectual property rights claims against PubCo may increase in the future.

PubCo’s ability to provide its services will be dependent upon its ability to license intellectual property rights to sound recordings and the musical compositions embodied therein, as well as related content such as album cover art and artist images. Various laws and regulations govern the copyright and other intellectual property rights associated with sound recordings and musical compositions. Existing laws and regulations are evolving and subject to different interpretations, and various legislative or regulatory bodies may expand current or enact new laws or regulations. Although PubCo expects to expend significant resources to seek to comply with the statutory, regulatory, and judicial frameworks by, for example, entering into license agreements, PubCo cannot assure you that it will not infringe or violate any third-party intellectual property rights.

In addition, music, internet, technology, and media companies are frequently subject to litigation based on allegations of infringement, misappropriation, or other violations of intellectual property rights. Many companies in these industries, including many of PubCo’s competitors, have substantially larger patent and intellectual property portfolios than PubCo does, which could make PubCo a target for litigation as it may not be able to assert counterclaims against parties that sue it for patent or other intellectual property infringement. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert claims in order to extract value from technology companies. Further, from time to time PubCo may introduce new products and services, including in territories where Akazoo currently does not have an offering, which could increase PubCo’s exposure to patent and other intellectual property claims from competitors and non-practicing entities. It is difficult to predict whether assertions of third-party intellectual property rights or any infringement or misappropriation claims arising from such assertions will substantially harm PubCo’s business, financial condition, results of operations and cash flows. If PubCo is forced to defend against any infringement or misappropriation claims, whether they are with or without merit, are settled out of court, or are determined in PubCo’s favor, PubCo may be required to expend significant time and financial resources on the defense of such claims. Furthermore, an adverse outcome of a dispute may require PubCo to pay significant damages, which may be even greater if PubCo is found to have willfully infringed upon a party’s intellectual property; cease exploiting copyrighted content that PubCo has previously had the ability to exploit; cease using solutions that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to redesign PubCo’s solutions; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies, content, or materials; indemnify PubCo’s partners and other third parties; and/or take other actions that may have material effects on PubCo’s business, financial condition, results of operations and cash flows.

Moreover, PubCo will rely on multiple software programmers to design PubCo’s proprietary technologies, and PubCo may contribute software source code under “open source” licenses and make technology PubCo developed available under open source licenses. Although PubCo will make every effort to prevent the incorporation of licenses that would require PubCo to disclose code and/or innovations in PubCo’s products, PubCo may not exercise complete control over the development efforts of its programmers, and PubCo cannot be certain that its programmers have not used software that is subject to such licenses or that they will not do so in the future. In the event that portions of PubCo’s proprietary technology are determined to be subject to licenses that require it to publicly release the affected portions of its source code, re-engineer a portion of its technologies, or otherwise be limited in the licensing of its technologies, PubCo may be forced to do so, each of which could materially harm PubCo’s business, financial condition, results of operations and cash flows.

Failure to protect PubCo’s intellectual property could substantially harm PubCo’s business, financial condition, results of operations and cash flows.

The success of PubCo’s business will depend on its ability to protect and enforce its patents, trade secrets, trademarks, copyrights, and all of PubCo’s other intellectual property rights, including its intellectual property rights underlying its services. PubCo will attempt to protect its intellectual property under patent, trade secret, trademark, and copyright law through a combination of employee, third-party assignment and nondisclosure agreements, other contractual restrictions, technological measures, and other methods. These afford only limited protection and PubCo is still early in the process of securing its intellectual property rights. Despite PubCo’s efforts to protect its intellectual property rights and trade secrets, unauthorized parties may attempt to copy aspects of PubCo’s song recommendation technology or other technology, or obtain and use PubCo’s trade secrets and other confidential information. Moreover, policing PubCo’s intellectual property rights is difficult and time consuming. PubCo cannot assure you that it would have adequate resources to protect and police its intellectual property rights, and PubCo cannot assure you that the steps it takes to do so will always be effective.

Akazoo has filed, and PubCo may in the future file, patent applications on certain of PubCo’s innovations. It is possible, however, that these innovations may not be patentable. In addition, given the cost, effort, risks, and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, PubCo may choose not to seek patent protection for some innovations. Furthermore, PubCo’s patent applications may not issue as granted patents, the scope of the protection gained may be insufficient or an issued patent may be deemed invalid or unenforceable. PubCo also cannot guarantee that any of PubCo’s present or future patents or other intellectual property rights will not lapse or be invalidated, circumvented, challenged, or abandoned. Neither can it be guaranteed that PubCo’s intellectual property rights will provide competitive advantages to it. PubCo’s ability to assert its intellectual property rights against potential competitors or to settle current or future disputes could be limited by PubCo’s relationships with third parties, and any of PubCo’s pending or future patent applications may not have the scope of coverage originally sought. PubCo cannot guarantee that its intellectual property rights will be enforced in jurisdictions where competition may be intense or where legal protection may be weak. PubCo could lose both the ability to assert its intellectual property rights against, or to license PubCo’s technology to, others and the ability to collect royalties or other payments.

Akazoo currently owns the akazoo.com internet domain name and various other domain names. Internet regulatory bodies generally regulate domain names. If PubCo loses the ability to use a domain name in a particular country, PubCo would be forced either to incur significant additional expenses to market PubCo’s services within that country or, in extreme cases, to elect not to offer its services in that country. Either result could harm PubCo’s business, financial condition, results of operations and cash flows. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. As a result, PubCo may not be able to acquire or maintain the domain names that utilize Akazoo’s brand names in the United States or other countries in which it may conduct business in the future.

Litigation or proceedings before governmental authorities and administrative bodies may be necessary in the future to enforce PubCo’s intellectual property rights, to protect PubCo’s patent rights, trademarks, trade secrets, and domain names and to determine the validity and scope of the proprietary rights of others. PubCo’s efforts to enforce or protect its proprietary rights may be ineffective and could result in substantial costs and diversion of resources and management time, each of which could substantially harm its operating results. Additionally, changes in law may be implemented, or changes in interpretation of such laws may occur, that may affect PubCo’s ability to protect and enforce its patents and other intellectual property.

PubCo’s metrics and other estimates are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may seriously harm and negatively affect PubCo’s reputation and PubCo’s business, financial condition, results of operations and cash flows.

PubCo compares its internal subscriber numbers on a monthly basis with the internal numbers of its telecommunications and other billing partners. Third-party software and services are used for the collection and measurement of such metrics.

PubCo will review key metrics related to the operation of its business, including, but not limited to, its Subscribers, users and average revenue per user (“ARPU”) to evaluate growth trends, measure PubCo’s performance, and make strategic decisions. . PubCo’s internal subscriber and revenue data is compared to the subscriber and revenue data generated by its billing partners on a monthly basis. Once the subscriber and revenue numbers have been mutually agreed through a report comparison, Akazoo invoices its partners to receive the corresponding revenues.

Errors or inaccuracies in PubCo’s metrics or data could result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of users or Subscribers were to occur, PubCo may expend resources to implement unnecessary business measures or fail to take required actions to attract a sufficient number of users to satisfy PubCo’s growth strategies.

In addition, advertisers generally rely on third-party measurement services to calculate PubCo’s metrics, and these third-party measurement services may not reflect PubCo’s true audience. Some of PubCo’s demographic data also may be incomplete or inaccurate because users self-report their names and dates of birth. Consequently, the personal data PubCo has may differ from its users’ actual names and ages. If advertisers, partners, or investors do not perceive PubCo’s user, geographic, or other demographic metrics to be accurate representations of PubCo’s user base, or if PubCo discovers material inaccuracies in its user, geographic, or other demographic metrics, PubCo’s reputation may be seriously harmed.

PubCo is at risk of attempts at unauthorized access to its services, and failure to effectively prevent and remediate such attempts could have an adverse impact on PubCo’s business, operating results, and financial condition. Unauthorized access to PubCo’s services may cause it to misstate key performance indicators, which once discovered, corrected, and disclosed, could undermine investor confidence in the integrity of PubCo’s key performance indicators.

Akazoo has in the past been, though not materially, and PubCo expects to be in the future, impacted by attempts by third parties to manipulate and exploit PubCo’s software for the purpose of gaining unauthorized access to PubCo’s service. This may impact PubCo’s results of operations, particularly with respect to margins, by increasing its cost of revenue without a corresponding increase to its revenue, and could expose PubCo to claims for damages including, but not limited to, from rights holders, any of which could seriously harm PubCo’s business. PubCo detects potential manipulation of its software and streams by means of an algorithm that alerts it to unusual streaming patterns. Fraudulent streams could affect PubCo’s cost of revenue to the extent its Radio Service becomes a significant portion of our revenues. It should be noted that since unauthorized access to PubCo’s service has in the past and may in the future happen through exploitation of software vulnerabilities, once a new method of doing so is developed by third parties, the level of unauthorized access (and attendant negative financial impact described above, if at all) may increase over time as third parties share the method until PubCo finds a way to prevent the unauthorized access, assuming PubCo is able to do so at all. Moreover, once PubCo detects and correct such unauthorized access and any key performance indicators it affects, investor confidence in the integrity of PubCo’s key performance indicators could be undermined. These could have a material adverse impact on PubCo’s business, financial condition, results of operations and cash flows.

PubCo is at risk of artificial manipulation of stream counts and failure to effectively manage and remediate such fraudulent streams could have an adverse impact on PubCo’s business, operating results, and financial condition. Fraudulent streams and potentially associated fraudulent user accounts or artists may cause PubCo to overstate key performance indicators, which once discovered, corrected, and disclosed, could undermine investor confidence in the integrity of PubCo’s key performance indicators.

Akazoo has in the past been, and PubCo may in the future be, impacted by attempts by third parties to artificially manipulate stream counts. Such attempts may, for example, be designed to generate revenue for rights holders or to influence placement of content on certain playlists or industry music charts. These potentially fraudulent streams also may involve the creation of non-bona fide user accounts. For example, an individual might utilize fake users to stream specific content to increase its visibility on PubCo’s or third-party charts. PubCo uses a combination of algorithms and manual review by employees to detect fraudulent streams. However, PubCo may not be successful in detecting, removing and addressing all fraudulent streams (and any related user accounts. If in the future PubCo fails to successfully detect, remove and address fraudulent streams and associated user accounts, it may result in the manipulation of PubCo’s data, including the key performance indicators which underlie, among other things, PubCo’s contractual obligations with rights holders and advertisers (which could expose PubCo to the risk of litigation), as well as harm PubCo’s relationships with advertisers and rights holders. In addition, once PubCo detects, corrects and discloses fraudulent streams and associated user accounts and the key performance indicators they affect, investor confidence in the integrity of PubCo’s key performance indicators could be undermined. These could have a material adverse impact on PubCo’s business, financial condition, results of operations and cash flows.

PubCo’s business is subject to a variety of laws around the world. Government regulation of the internet is evolving and any changes in government regulations relating to the internet or other areas of PubCo’s business or other unfavorable developments may adversely affect its business, financial condition, results of operations and cash flows.

PubCo is an international company that is registered under the laws of Luxembourg. The Business Combination will result in Akazoo becoming a subsidiary of PubCo. Akazoo currently operates in 25 countries throughout the world and PubCo may further expand its geographies throughout its future operations. As a result of this organizational structure and the scope of PubCo’s operations, PubCo will be subject to a variety of laws in different countries. The scope and interpretation of the laws that are or may be applicable to PubCo are often uncertain and may be conflicting. It also is likely that if PubCo’s business grows and evolves and PubCo’s solutions are used more globally, PubCo will become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws will be applied to PubCo’s business and the new laws to which PubCo may become subject.

PubCo will be subject to general business regulations and laws, as well as regulations and laws specific to the internet. Such laws and regulations include, but are not limited to, labor, advertising and marketing, real estate, taxation, user privacy, data collection and protection, intellectual property, anti-corruption, anti-money laundering, foreign exchange controls, antitrust and competition, electronic contracts, telecommunications, sales procedures, automatic subscription renewals, credit card processing procedures, consumer protections, broadband internet access and content restrictions. It cannot be guaranteed that PubCo will be fully compliant in every jurisdiction in which it is subject to regulation, as existing laws and regulations governing issues such as intellectual property, privacy, taxation, and consumer protection, among others, are constantly changing. The adoption or modification of laws or regulations relating to the internet or other areas of PubCo’s business could limit or otherwise adversely affect the manner in which PubCo plans to conduct its business. For example, certain jurisdictions have implemented or are contemplating implementing laws which may negatively impact PubCo’s automatic renewal structure or its free or discounted trial incentives. Further, compliance with laws, regulations, and other requirements imposed upon PubCo’s business may be onerous and expensive, and they may be inconsistent from jurisdiction to jurisdiction, further increasing the cost of compliance and doing business.

Moreover, as internet commerce continues to evolve, increasing regulation by U.S. federal and state agencies and other international regulators becomes more likely and may lead to more stringent consumer protection laws, which may impose additional burdens on PubCo. The adoption of any laws or regulations that adversely affect the popularity or growth in use of the internet, including laws limiting internet neutrality, could decrease user demand for PubCo’s service and increase PubCo’s cost of doing business. Future regulations, or changes in laws and regulations or their existing interpretations or applications, also could hinder PubCo’s operational flexibility, raise compliance costs, and result in additional historical or future liabilities for PubCo, resulting in material adverse impacts on PubCo’s business, financial condition, results of operations and cash flows.

PubCo may identify material weaknesses in its internal controls that may cause PubCo to fail to meet its reporting obligations or result in material misstatements of PubCo’s financial statements. If PubCo fails to remediate any material weaknesses or if PubCo otherwise fails to establish and maintain effective control over financial reporting, PubCo’s ability to accurately and timely report its financial results could be adversely affected.

As PubCo continues to grow, there are increasing demands being placed on the finance function and year end audit processes. This is an area that may need continued support to manage the planned growth for the business of PubCo.

If PubCo identifies future material weaknesses in its internal control over financial reporting or Akazoo fails to meet the demands that will be placed upon it as a subsidiary of a public company, including the requirements of the Sarbanes-Oxley Act, PubCo may be unable to accurately report its financial results, or report them within the timeframes required by law or stock exchange regulations. Under Section 404 of the Sarbanes-Oxley Act, PubCo will be required to evaluate and determine the effectiveness of PubCo’s internal control over financial reporting and provide a management report as to internal control over financial reporting. Failure to maintain effective internal control over financial reporting also could potentially subject PubCo to sanctions or investigations by the SEC or other regulatory authorities.

PubCo’s business will emphasize rapid innovation and will prioritize long-term user engagement over short-term financial condition or results of operations. That strategy may yield results that sometimes do not align with the market’s expectations. If that happens, PubCo’s share price may be negatively affected.

PubCo’s business is expected to grow and become more complex, and PubCo’s success will depend on its ability to quickly develop and launch new and innovative products. PubCo believes that its culture will foster this goal. PubCo’s focus on complexity and quick reactions could result in unintended outcomes or decisions that are poorly received by its users, advertisers or partners. PubCo’s culture also will prioritize its long-term user engagement over short-term financial condition or results of operations. PubCo may make decisions that may reduce its short-term revenue or profitability if PubCo believes that the decisions benefit the aggregate user experience and will thereby improve its financial performance over the long-term. These decisions may not produce the long-term benefits that PubCo expects, in which case, its user growth and engagement, its relationships with advertisers and partners, as well as its business, financial condition, results of operations and cash flows could be seriously harmed.

PubCo will depend on highly skilled key personnel to operate its business, and if it is unable to attract, retain, and motivate qualified personnel, PubCo’s ability to develop and successfully grow its business could be harmed.

PubCo believes that its future success is highly dependent on the talents and contributions of its senior management, including Apostolos N. Zervos, Akazoo’s Chief Executive Officer, and Pierre Schreuder, Akazoo’s Chief Financial Officer, members of its executive team, and other key employees, such as key engineering, finance, research and development, marketing, and sales personnel. PubCo’s future success will depend on its ability to attract, develop, motivate and retain highly qualified and skilled employees. All of PubCo’s employees, including its senior management, will be free to terminate their employment relationship with PubCo at any time, and their knowledge of PubCo’s business and industry may be difficult to replace. Qualified individuals are in high demand, particularly in the digital media industry, and PubCo may incur significant costs to attract them in the future.

PubCo expects to use equity awards to attract talented employees. Following the Business Combination, if the value of PubCo’s Ordinary Shares declines significantly and remains depressed, that may prevent PubCo from recruiting and retaining qualified employees. If PubCo is unable to attract and retain its senior management and key employees, PubCo may not be able to achieve its strategic objectives, and its business could be harmed. In addition, PubCo believes that its key executives have developed highly successful and effective working relationships. PubCo cannot ensure that it will be able to retain the services of any members of Akazoo’s senior management or other key employees. If one or more of these individuals leaves, PubCo’s operations could suffer.

Streaming depends on effectively working with third-party platforms, operating systems, online platforms, hardware, networks, regulations, and standards PubCo does not control. Changes in PubCo’s service or those operating systems, hardware, networks, regulations, or standards, and PubCo’s limitations on its ability to access those platforms, operating systems, hardware, or networks may seriously harm its business.

PubCo’s services require high-bandwidth data capabilities. If the costs of data usage increase or access to data networks is limited, PubCo’s business may be seriously harmed. Additionally, to deliver high-quality audio, video, and other content over networks, PubCo’s services must work well with a range of technologies, systems, networks, regulations, and standards that PubCo does not control. In addition, the adoption of any laws or regulations that adversely affect the growth, popularity, or use of the internet, including laws governing internet neutrality, could decrease the demand for PubCo’s service and increase its cost of doing business. Additionally, mobile providers may be able to limit PubCo’s users’ ability to access PubCo’s services or otherwise make PubCo’s services a less attractive alternative to its competitors’ applications. If that occurs, PubCo’s business, financial condition, results of operations and cash flows would be seriously harmed.

The EU currently requires equal access to internet content. Additionally, as part of its Digital Single Market initiative, the EU may impose network security, disability access, or 911-like obligations on “over-the-top” services such as those provided by PubCo, which could increase PubCo’s costs. If the EU or the courts modify these open internet rules, mobile providers may be able to limit PubCo’s users’ ability to access PubCo’s services or otherwise make PubCo’s services a less attractive alternative to its competitors’ applications. If that occurs, PubCo’s business, financial condition, results of operations and cash flows would be seriously harmed.

PubCo will rely on a variety of operating systems, online platforms, hardware, and networks to reach its customers. These platforms range from desktop and mobile operating systems and application stores to smart televisions. The owners or operators of these platforms may not share PubCo’s interests and may restrict its access to them or place conditions on access that would materially affect PubCo’s ability to access those platforms. In particular, where the owner of a platform also is PubCo’s direct competitor, the platform may attempt to use this position to affect PubCo’s access to customers and ability to compete. For example, an online platform might arbitrarily remove PubCo’s services from its platform, deprive PubCo of access to business critical data, or engage in other harmful practices. Online platforms also may unilaterally impose certain requirements that negatively affect PubCo’s ability to convert users to Subscribers, such as conditions that limit PubCo’s freedom to communicate promotions and offers to its users. Similarly, online platforms may force PubCo to use the platform’s payment processing systems which may be inferior to and more costly than other payment processing services available in the market.

Online platforms frequently change the rules and requirements for services like PubCo’s to access the platform, and such changes may adversely affect the success or desirability of PubCo’s services. Online platforms may limit PubCo’s access to information about customers, limiting its ability to convert and retain them. Online platforms also may deny access to application programming interfaces (“API”) or documentation, limiting functionality of PubCo’s services on the platform.

There can be no assurance that PubCo will be able to comply with the requirements of those operating systems, online platforms, hardware, networks, regulations, and standards on which PubCo’s services depend, and failure to do so could result in serious harm to PubCo’s business.

PubCo will face competition for Radio Service users, Subscribers, and user listening time.

PubCo will compete for the time and attention of its users with other content providers on the basis of a number of factors, including quality of experience, relevance, diversity of content, ease of use, price, accessibility, perception of advertising load, brand awareness and reputation.

PubCo will compete with providers of on-demand streaming music, which is purchased or available for free and playable on mobile devices and in the home. These forms of media may be purchased, downloaded, and owned such as iTunes audio files, MP3s, or CDs, or accessed from subscription or free online on-demand offerings by music providers or content streams from other online services. PubCo will face competition for users from a growing variety of businesses, including other subscription music services around the world, many of which offer services that seek to emulate PubCo’s services, that deliver music content over the internet, through mobile phones, and through other wireless devices. Many of PubCo’s current or future competitors are already entrenched or may have significant brand recognition in a particular region or market in which PubCo will seek to penetrate.

PubCo will also compete with providers of internet radio both online and through connected mobile devices. These internet radio providers may offer more extensive content libraries than PubCo will offer and some may be offered more broadly than PubCo’s services. In addition, internet radio providers may leverage their existing infrastructure and content libraries, as well as their brand recognition and user base, to augment their services by offering competing on-demand music features to provide users with more comprehensive music service delivery choices.

PubCo’s competitors also include terrestrial radio, satellite radio and online radio. Terrestrial radio providers often offer their content for free, are well-established and accessible to consumers, and offer media content that PubCo may not offer. In addition, many terrestrial radio stations have begun broadcasting digital signals, which provide high-quality audio transmission. Satellite radio providers may offer extensive and exclusive news, comedy, sports and talk content and national signal coverage.

PubCo’s competitors may have higher brand recognition, more established relationships with music and other content licensors and mobile device manufacturers, greater financial, technical, and other resources, more sophisticated technologies and/or more experience in the markets in which PubCo will compete. As the market for on-demand music on the internet and mobile and connected devices increases, new competitors, business models, and solutions are likely to emerge.

PubCo will also compete for users based on its presence and visibility as compared with other businesses and platforms that deliver music content through the internet and mobile devices. PubCo will face significant competition for users from companies promoting their own digital music content online or through application stores, including several large, well-funded, and seasoned participants in the digital media market. Mobile device application stores often offer users the ability to browse applications by various criteria, such as the number of downloads in a given time period, the length of time since a mobile application was released or updated, or the category in which the application is placed. The websites and mobile applications of PubCo’s competitors may rank higher than PubCo’s website and its mobile application, and PubCo’s application may be difficult to locate in mobile device application stores, which could draw potential users away from PubCo’s services and toward those of its competitors. In addition, some of PubCo’s competitors, including Apple, Amazon and Google, have developed, and are continuing to develop, devices for which their music streaming service is preloaded, creating a visibility advantage. If PubCo is unable to compete successfully for users against other digital media providers by maintaining and increasing PubCo’s presence and visibility online, on mobile devices, and in application stores, PubCo’s number of Subscribers and songs streamed on its service may fail to increase or may decline and its subscription fees and advertising sales may suffer.

PubCo will compete for a share of advertisers’ overall marketing budgets with other content providers on a variety of factors including perceived return on investment, effectiveness and relevance of PubCo’s advertising products, pricing structure and ability to deliver large volumes or precise types of advertisements to targeted user demographic pools. PubCo also will compete for advertisers with a range of internet companies, including major internet portals, search engine companies, social media sites and applications, as well as traditional advertising channels such as terrestrial radio.

Large internet companies with strong brand recognition, such as Facebook, Google and Twitter, have significant numbers of direct sales personnel, substantial advertising inventory, proprietary advertising technology solutions and web and mobile traffic that provide a significant competitive advantage and have a significant impact on pricing for internet advertising and web and mobile traffic. Failure to compete successfully against PubCo’s competitors could result in loss of current or potential advertisers, a reduced share of PubCo’s advertisers’ overall marketing budget, loss of existing or potential users or diminished brand strength, which could adversely affect PubCo’s pricing and margins, lower its revenue, increase its research and development and marketing expenses and prevent PubCo from maintaining profitability.

PubCo’s services and software are highly technical and may contain undetected software bugs or vulnerabilities, which could manifest in ways that could seriously harm PubCo’s reputation and business.

PubCo’s services and software are highly technical and complex. Any products PubCo may introduce in the future may contain undetected software bugs, hardware errors and other vulnerabilities. These bugs and errors can manifest in any number of ways in PubCo’s products, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products. PubCo will attempt to rapidly update its products and some errors in PubCo’s products may be discovered only after a product has been used by users, and may in some cases be detected only under certain circumstances or after extended use. Any errors, bugs, or other vulnerabilities discovered in PubCo’s code or backend after release could damage PubCo’s reputation, drive away users, allow third parties to manipulate or exploit PubCo’s software, lower revenue and expose PubCo to claims for damages, any of which could seriously harm PubCo’s business. Additionally, errors, bugs, or other vulnerabilities may—either directly or if exploited by third parties—affect PubCo’s ability to make accurate royalty payments.

PubCo also could face claims for product liability, tort, or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and seriously harm PubCo’s reputation and its business. In addition, if PubCo’s liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, PubCo’s business could be seriously harmed.

Interruptions, delays or discontinuations in service arising from PubCo’s own systems or from third parties could impair the delivery of PubCo’s services and harm PubCo business.

PubCo relies on systems housed in its own facilities and upon third parties, including bandwidth providers and third-party “cloud” data storage services, to enable PubCo’s users to receive its content in a dependable, timely and efficient manner. PubCo may experience periodic service interruptions and delays involving its own systems and those of third parties that PubCo works with. Both PubCo’s own facilities and those of third parties are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. They also are subject to break-ins, sabotage, intentional acts of vandalism, the failure of physical, administrative, technical, and cyber security measures, terrorist acts, natural disasters, human error, the financial insolvency of third parties that PubCo works with and other unanticipated problems or events. The occurrence of any of these events could result in interruptions in PubCo’s services and to unauthorized access to, or alteration of, the content and data contained on PubCo’s systems and that these third parties store and deliver on PubCo’s behalf.

Any disruption in the services provided by these third parties could materially adversely impact PubCo’s business reputation, customer relations and operating results. Upon expiration or termination of any of PubCo’s agreements with third parties, PubCo may not be able to replace the services provided to PubCo in a timely manner or on terms and conditions, including service levels and cost, that are favorable to PubCo, and a transition from one third party to another could subject PubCo to operational delays and inefficiencies until the transition is complete.

If PubCo fails to accurately predict, recommend, and play music that PubCo’s users enjoy, PubCo may fail to retain existing users and attract new users in sufficient numbers to meet investor expectations for growth or to operate PubCo’s business profitably.

PubCo believes that a key differentiating factor between PubCo’s services and other music content providers will be its ability to predict music that its users will enjoy. PubCo’s system for predicting user music preferences and selecting music tailored to PubCo’s users’ individual music tastes will be based on advanced data analytics systems and PubCo’s proprietary algorithms and AI engine. Akazoo has invested, and PubCo will continue to invest, significant resources in refining these technologies; however, PubCo cannot assure you that such investments will yield an attractive return or that such refinements will be effective. The effectiveness of PubCo’s ability to predict user music preferences and select music tailored to PubCo’s users’ individual music tastes will depend in part on PubCo’s ability to gather and effectively analyze large amounts of user data. In addition, PubCo’s ability to offer users songs that they have not previously heard and impart a sense of discovery will depend on PubCo’s ability to acquire and appropriately categorize additional songs that will appeal to PubCo’s users’ diverse and changing tastes in multiple markets. While PubCo has a large catalog of songs available to stream, it must continuously identify and analyze additional songs that its users will enjoy and it may not effectively do so. PubCo’s ability to predict and select music content that its users enjoy will be critical to the perceived value of PubCo’s services among users and failure to make accurate predictions could materially adversely affect its ability to adequately attract and retain Subscribers and users, and sell advertising to meet investor expectations for growth or to operate the business profitably.

If PubCo fails to effectively manage its growth, PubCo’s business, financial condition, results of operations and cash flows may suffer.

Akazoo’s rapid growth has placed, and will continue to place, significant demands on PubCo’s management and its operational and financial infrastructure. In order to maintain profitability, PubCo will need to recruit, integrate, and retain skilled and experienced personnel who can demonstrate PubCo’s value proposition to users, advertisers, and business partners and who can increase the monetization of the music streamed on PubCo’s services, particularly on mobile devices. Continued growth also could strain PubCo’s ability to maintain reliable service levels for its users, effectively monetize the music streamed, develop and improve PubCo’s operational and financial controls, and recruit, train and retain highly skilled personnel. If PubCo’s systems do not evolve to meet the increased demands placed on PubCo by an increasing number of advertisers, PubCo also may be unable to meet its obligations under advertising agreements with respect to the delivery of advertising or other performance obligations. As PubCo’s operations grow in size, scope and complexity, PubCo will need to improve and upgrade its systems and infrastructure, which will require significant expenditures and allocation of valuable technical and management resources. If PubCo fails to maintain efficiency and allocate limited resources effectively in its organization as it grows, its business, financial condition, results of operations and cash flows may suffer.

As PubCo grows larger and increases its user base and usage, PubCo expects it will become increasingly difficult to maintain the rate of growth Akazoo has experienced in the past.

PubCo’s ability to increase the number of its users will depend in part on its ability to distribute its services, which may be affected by third-party interference beyond PubCo’s control.

The use of PubCo’s services will depend on the ability of its users to access the internet, PubCo’s website and its application. Enterprises or professional organizations, including governmental agencies, could block access to the internet, PubCo’s website and its application for a number of reasons such as security or confidentiality concerns or regulatory reasons that could adversely impact PubCo’s user base.

Additionally, PubCo will distribute its application via smartphone and tablet application download stores managed by Apple and Google, among others. Certain of these companies may be competitors of PubCo, and could stop allowing or supporting access to PubCo’s services through their products, could allow access for PubCo only at an unsustainable cost, or could make changes to the terms of access in order to make PubCo’s services less desirable or harder to access, for competitive reasons. Furthermore, because devices providing access to PubCo’s services will not be manufactured and sold by PubCo, PubCo cannot guarantee that these devices perform reliably, and any faulty connection between these devices and PubCo’s services may result in consumer dissatisfaction toward PubCo, which could damage the Akazoo brand.

If PubCo is unable to increase revenue from PubCo’s services on mobile devices, such as smartphones, PubCo’s results of operations may be materially adversely affected.

PubCo’s business model with respect to monetization of its services on mobile and connected devices may change. As users migrate away from personal computers, there is increasing pressure to monetize mobile. If PubCo is unable to effectively monetize its services on mobile and connected devices, PubCo’s business, financial condition, results of operations and cash flows may suffer.

PubCo will rely on advertising revenue from its Radio Service, and any failure to convince advertisers of the benefits of PubCo’s Radio Service could harm PubCo’s business, financial condition, results of operations and cash flows.

PubCo’s ability to attract and retain advertisers, and ultimately to generate advertising revenue, will depends on a number of factors, including:

•	increasing the number of hours its Radio Service users spend listening to music or otherwise engaging with content on its Radio Service;

•	increasing the number of Radio Service users;

•	keeping pace with changes in technology and PubCo’s competitors;

•	competing effectively for advertising dollars from other online and mobile marketing and media companies;

•	maintaining and growing PubCo’s relationships with marketers, agencies and other demand sources who purchase advertising inventory from PubCo; and

•

continuing to develop and diversify PubCo’s advertisement platform, which may include delivery of advertising products through multiple delivery channels, including traditional computers, mobile and other connected devices.

PubCo may not succeed in capturing a greater share of its advertisers’ core marketing budgets, particularly if it is unable to achieve the scale, reach, products, and market penetration necessary to demonstrate the effectiveness of its advertising solutions, or if PubCo’s advertising model proves ineffective or not competitive when compared to other alternatives and platforms through which advertisers choose to invest their budgets.

Failure to grow PubCo’s Radio Service user base and to effectively demonstrate the value of its Radio Service to advertisers could result in loss of, or reduced spending by, existing or potential future advertisers, which would materially harm PubCo’s business, financial condition, results of operations and cash flows.

Selling advertisements requires that PubCo demonstrate to advertisers that its Radio Service has substantial reach and engagement by relevant demographic audiences. Some of PubCo’s demographic data may be incomplete or inaccurate. For example, because Radio Service users self-report their names and dates of birth, the personal data PubCo collects may differ from its Radio Service users’ actual names and ages. If PubCo’s Radio Service users provide incorrect or incomplete information regarding their name, age, or other attributes, then PubCo may fail to target the correct demographic with its advertising. Advertisers often rely on third parties to quantify the reach and usage of PubCo’s Radio Service. These third-party measurement services may not reflect PubCo’s true audience, and their underlying methodologies are subject to change at any time. In addition, the methodologies PubCo will apply to measure the key performance indicators that it will use to monitor and manage its business may differ from the methodologies used by third-party measurement service providers, who may not integrate effectively with PubCo’s Radio Service. Measurement technologies for mobile devices may be even less reliable in quantifying the reach and usage of PubCo’s Radio Service, and it is not clear whether such technologies will integrate with PubCo’s systems or uniformly and comprehensively reflect the reach, usage, or overall audience composition of PubCo’s Radio Service. If such third-party measurement providers report lower metrics than PubCo does, there is wide variance among reported metrics, or PubCo cannot adequately integrate with such services that advertisers require, PubCo’s ability to convince advertisers of the benefits of its Radio Service could be adversely affected.

Negative media coverage could adversely affect PubCo’s business.

Unfavorable publicity regarding, for example, payments to music labels, publishers, artists, and other copyright owners, PubCo’s privacy practices, terms of service, service changes, service quality, litigation or regulatory activity, government surveillance, the actions of PubCo’s advertisers, the actions of PubCo’s developers whose services are integrated with its service, the use of PubCo’s service for illicit, objectionable or illegal ends, the actions of PubCo’s users, the quality and integrity of content shared on PubCo’s services, or the actions of other companies that provide similar services to PubCo, could materially adversely affect PubCo’s reputation. Such negative publicity also could have an adverse effect on the size, engagement, and loyalty of PubCo’s user base and result in decreased revenue, which could materially adversely affect PubCo’s business, financial condition, results of operations and cash flows.

PubCo’s business will depend on a strong brand, and any failure to maintain, protect, and enhance PubCo’s brand would hurt its ability to retain or expand its base of Radio Service users, Subscribers and advertisers.

PubCo believes that the Akazoo brand has contributed significantly to the success of Akazoo’s business. Maintaining, protecting, and enhancing the “Akazoo” brand is critical to expanding PubCo’s base of Radio Service users, Subscribers, and advertisers, and will depend largely on PubCo’s ability to continue to develop and provide an innovative and high-quality experience for PubCo’s users and to attract advertisers, content owners, mobile device manufacturers, and other consumer electronic product manufacturers to work with PubCo, which PubCo may not do successfully.

The Akazoo brand may be impaired by a number of other factors, including any failure to keep pace with technological advances on PubCo’s platform or with its services, slower load times for PubCo’s services, a decline in the quality or quantity of the content available on PubCo’s services, a failure to protect PubCo’s intellectual property rights, or any alleged violations of law, regulations, or public policy. Additionally, the actions of PubCo’s developers, advertisers and content partners may affect the Akazoo brand if users do not have a positive experience using third-party applications or websites integrated with PubCo or that make use of PubCo content. Further, if PubCo’s partners fail to maintain high standards for products that are integrated into PubCo’s service, fail to display PubCo’s trademarks on their products in breach of its agreements with them, use PubCo’s trademarks incorrectly or in an unauthorized manner or if PubCo partners with manufacturers of products that its users reject, the strength of the Akazoo brand could be adversely affected.

Akazoo has not historically spent considerable resources to establish and maintain the Akazoo brand. However, if PubCo is unable to maintain growth of PubCo’s Radio Service users and Subscribers, PubCo may be required to expend greater resources on advertising, marketing and other brand-building efforts to preserve and enhance consumer awareness of the Akazoo brand, which would adversely affect PubCo’s business, financial condition, results of operations and cash flow and may not be effective.

PubCo’s trademarks, trade dress, and other designations of origin are important elements of the Akazoo brand. PubCo has registered Akazoo and other marks as trademarks in the United States and certain other jurisdictions around the world. Nevertheless, competitors or other companies may adopt marks similar to those registered by PubCo, or use PubCo’s marks and confusingly similar terms as keywords in internet search engine advertising programs, thereby impeding PubCo’s ability to build brand identity and possibly leading to confusion among PubCo’s users. PubCo cannot assure you that its trademark applications, even for key marks, will be approved. PubCo may face opposition from third parties to PubCo’s applications to register key trademarks in foreign jurisdictions in which PubCo has expanded or may expand its presence. If PubCo is unsuccessful in defending against these oppositions, its trademark applications may be denied. Whether or not PubCo’s trademark applications are denied, third parties may claim that its trademarks infringe upon their rights. As a result, PubCo could be forced to pay significant settlement costs or cease the use of these trademarks and associated elements of the Akazoo brand in those or other jurisdictions. Doing so could harm the Akazoo brand or brand recognition and adversely affect PubCo’s business, financial condition results of operations and cash flows.

Various regulations as well as self-regulation related to privacy and data security concerns pose the threat of lawsuits and other liability, may require PubCo to expend significant resources, and may harm PubCo’s business, financial condition, results of operation, and cash flows.

PubCo may collect and utilize personal and other information from and about its users as they interact with its service. Various laws and regulations govern the collection, use, retention, sharing, and security of the data PubCo would receive from and about its users. Privacy groups and government bodies have increasingly scrutinized the ways in which companies link personal identities and data associated with particular users or devices with data collected through the internet, and PubCo expects such scrutiny to continue to increase. Alleged violations of laws and regulations relating to privacy and data security, and any relevant claims, may expose PubCo to potential liability and may require it to expend significant resources in responding to and defending such allegations and claims. Claims or allegations that PubCo has violated laws and regulations relating to privacy and data security could in the future result in negative publicity and a loss of confidence in PubCo by its users and its partners. Such claims or allegations also may subject PubCo to fines, including by data protection authorities and credit card companies, and could result in the loss of PubCo’s ability to accept credit and debit card payments.

Existing privacy-related laws and regulations in the United States and other countries are evolving and are subject to potentially differing interpretations, and various U.S. federal and state or other international legislative and regulatory bodies may expand or enact laws regarding privacy and data security-related matters. For example, the EU General Data Protection Regulation (“GDPR”) came into effect on May 25, 2018, and may require PubCo to change its privacy and data security practices. The GDPR implemented more stringent operational requirements for processors and controllers of personal data, including, for example, requiring expanded disclosures about how personal information is to be used, limitations on retention of information, mandatory data breach notification requirements, and higher standards for data controllers to demonstrate that they have obtained valid consent or have another legal basis in place to justify their data processing activities. The GDPR provides that EU member states may make their own additional laws and regulations in relation to certain data processing activities, which could limit PubCo’s ability to use and share personal data or could require localized changes to its operating model. Under the GDPR, fines of up to €20 million or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, may be assessed for non-compliance. These new laws may cause PubCo’s costs to increase, which would result in further administrative costs to providing its service.

PubCo also will be subject to evolving EU laws on data export, as PubCo may at times transfer personal data from the EU to other jurisdictions. For example, in 2015, the Court of Justice of the EU invalidated the U.S.-EU Safe Harbor framework regarding the transfer of personal data from the EU to the United States. EU and U.S. negotiators agreed in February 2016 to a new framework, the Privacy Shield, which would replace the Safe Harbor framework. However, there is currently litigation challenging this framework as well as litigation challenging other EU mechanisms for adequate data transfers (for example, the standard contractual clauses), and it is uncertain whether the Privacy Shield framework and/or the standard contractual clauses similarly will be invalidated by the EU courts in the future. PubCo may rely on a mixture of mechanisms to transfer data to and from its EU business to the United States and could be impacted by changes in law as a result of the current challenges to these mechanisms in the European courts.

In recent years, U.S. and European lawmakers and regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons, and similar technology for online behavioral advertising. In the EU, under the current Directive 2002/58 on Privacy and Electronic Communications (the “ePrivacy Directive”), informed and freely given consent is required for the placement of certain cookies on a user’s device. Once the GDPR comes into force, the higher standard required for valid consent under the GDPR will equally apply to consent required under the ePrivacy Directive. The ePrivacy Directive is also under reform. A draft of the new Regulation (EC) 2017/0003 concerning the respect for private life and the protection of personal data in electronic communications and repealing Directive 2002/58/EC (the “draft ePrivacy Regulation”) was announced on January 10, 2017. While it was originally intended to become applicable on May 25, 2018 (alongside the GDPR), the current draft ePrivacy Regulation is still going through the European legislative process. Unlike the current ePrivacy Directive, the draft ePrivacy Regulation will be implemented directly into the laws of each of the EU member states, without the need for further enactment. When implemented, the ePrivacy Regulation may impose a requirement for opt-in consent for the collection of information from users’ equipment as well as the use of third-party cookies, web beacons, and similar technology for tracking users for online behavioral advertising. The current provisions of the draft ePrivacy Regulation extend the strict opt-in marketing rules with limited exceptions to business to business communications and significantly increase penalties which can reach up to €20 million or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, for non-compliance.

PubCo may find it necessary or desirable to join self-regulatory bodies or other privacy-related organizations that require compliance with their rules pertaining to privacy and data security. PubCo also may be bound by contractual obligations that limit its ability to collect, use, disclose, share, and leverage user data and to derive economic value from it. New laws, amendments to, or reinterpretations of existing laws, rules of self-regulatory bodies, industry standards, and contractual obligations, as well as changes in its users’ expectations and demands regarding privacy and data security, may limit PubCo’s ability to collect, use, and disclose, and to leverage and derive economic value from user data. Restrictions on PubCo’s ability to collect, access and harness user data, or to use or disclose user data or any profiles that it develops using such data, may require PubCo to expend significant resources to adapt to these changes and would in turn limit its ability to stream personalized music content to PubCo’s users and offer targeted advertising opportunities to its Radio Service users.

In addition, any failure or perceived failure by PubCo to comply with privacy or security laws, policies, legal obligations, industry standards, or any security incident that results in the unauthorized release or transfer of personal data may result in governmental enforcement actions and investigations, including fines and penalties, enforcement orders requiring PubCo to cease processing or operate in a certain way, litigation and/or adverse publicity, including by consumer advocacy groups, and could cause PubCo’s customers to lose trust in it, which could have an adverse effect on its reputation and business. Such failures could have a material adverse effect on PubCo’s financial condition and results of operations. If the third parties PubCo may work with (for example, cloud-based vendors) violate applicable laws or contractual obligations or suffer a security breach, such violations also may put PubCo in breach of its obligations under privacy laws and regulations and/or could in turn have a material adverse effect on PubCo’s business.

PubCo may incur expenses to comply with privacy and security standards and protocols imposed by law, regulation, self-regulatory bodies, industry standards, and contractual obligations. Increased regulation of data capture, analysis, and utilization and distribution practices, including self-regulation and industry standards, could increase PubCo’s cost of operation, limit its ability to grow its operations, or otherwise adversely affect its business, operating results, and financial condition.

Changes in regulations or user concerns regarding privacy and protection of user data, or any failure or appearance of failure to comply with such laws, could diminish the value of PubCo’s service and cause it to lose users and revenue.

The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission, and security of personal information by companies operating over the internet have recently come under increased public scrutiny. The U.S. government, including the Federal Trade Commission and the Department of Commerce, may continue to review the need for greater regulation over the collection of information concerning consumer behavior on the internet, including regulation aimed at restricting certain targeted advertising practices. In addition, the EU may continue to review the need for greater regulation or reform to its existing data protection legal framework, which may result in a greater compliance burden for companies with users in Europe. Various government and consumer agencies also have called for new regulation and changes in industry practices. PubCo’s business could be adversely affected if legislation or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with PubCo’s business practices and that would require changes to these practices, the design of PubCo’s website, services, features, or its privacy policy. In particular, the success of PubCo’s business will be driven by its ability to responsibly use the personal data that PubCo’s users share with PubCo. Therefore, PubCo’s business could be harmed by any significant change to applicable laws, regulations, or industry practices regarding the use of PubCo’s users’ personal data, for example regarding the manner in which disclosures are made and how the express or implied consent of users for the use of personal data is obtained. Such changes may require PubCo to modify its services and features, possibly in a material manner, and may limit its ability to develop new services and features that make use of the data that PubCo’s users voluntarily share with it. In addition, some of PubCo’s developers or other partners, such as those that will help PubCo measure the effectiveness of ads, may receive or store information provided by it or by its users through mobile or web applications integrated with PubCo’s service. PubCo may provide limited information to such third parties based on the scope of services provided to it. However, if these third parties or developers fail to adopt or adhere to adequate data security practices, or in the event of a breach of their networks, PubCo’s data or its users’ data may be improperly accessed, used, or disclosed.

PubCo will be subject to a number of risks related to billing and payments it accepts.

Akazoo has accepted and PubCo will continue to accept payments through telecommunication service providers via direct carrier billing and/or mobile telecommunications billing. For direct carrier billing and credit and debit card payments, PubCo will pay interchange and other fees, which may increase over time. An increase in those fees would require PubCo to either increase the prices PubCo will charge for its Premium Service, which could cause PubCo to lose Subscribers and subscription revenue, or suffer an increase in its costs without a corresponding increase in the price it charges for PubCo’s Premium Service, either of which could harm PubCo’s business, financial condition, results of operations and cash flows.

Additionally, PubCo will rely on third-party service providers for payment processing and aggregation services, including for direct carrier billing and the processing of credit and debit cards. PubCo will rely on partners with a small number of payment processors and payment aggregators to collect a significant portion of its revenues from telecommunication service providers and other payment processing partners. PubCo’s business could be materially disrupted if these third-party aggregation service providers become unwilling or unable to provide these services.

If PubCo or its service providers for billing and payment processing services have problems with PubCo’s billing software, or the billing software malfunctions, it could have a material adverse effect on PubCo’s user satisfaction and could cause one or more of the major credit card companies to disallow PubCo’s use of their payment products. In addition, if PubCo’s billing software fails to work properly and, as a result, PubCo does not automatically charge its Subscribers’ credit cards on a timely basis or at all, PubCo’s business, financial condition, results of operations and cash flows could be materially adversely affected.

PubCo also will be subject to payment card association operating rules, certification requirements, and rules governing electronic funds transfers, which could change or be reinterpreted to make it more difficult for PubCo to comply.

If PubCo fails to adequately control fraudulent transactions, PubCo may face civil liability, diminished public perception of its security measures, and significantly higher credit card-related costs, each of which could adversely affect PubCo’s business, financial condition, results of operations and cash flows. If PubCo is unable to maintain its chargeback rate or refund rates at acceptable levels, credit card and debit card companies may increase PubCo’s transaction fees or terminate their relationships with PubCo. Any increases in PubCo’s credit card and debit card fees could adversely affect its results of operations, particularly if PubCo elects not to raise its rates for its Premium Service to offset the increase. The termination of PubCo’s ability to process payments on any major credit or debit card would significantly impair its ability to operate its business.

PubCo will be subject to a number of risks related to other payment solution providers.

PubCo will accept payments through various payment solution providers, such as telecommunications integrated billings and prepaid codes vendors. These payment solution providers will provide services to PubCo in exchange for a fee, which may be subject to change. Furthermore, PubCo will rely on their accurate and timely reports on sales and redemptions. If such accurate and timely reports are not being provided, it will affect the accuracy of PubCo’s reports to its licensors, and also affect the accuracy of PubCo’s financial reporting.

PubCo operates in evolving emerging markets.

PubCo’s business and prospects primarily depend on the continuing development and growth of the music streaming industry in emerging markets, which are affected by numerous factors. For example, content quality, user experience, technological innovations, development of internet and internet-based services, the regulatory environment and the macroeconomic environment are important factors that affect PubCo’s business and prospects. PubCo’s continued growth depends, in part, on its ability to respond to constant changes in the industry, including rapid technological evolution, continued shifts in customer demands, frequent introductions of new products and services and constant emergence of new industry standards and practices. Developing and integrating new content, products, services or infrastructure could be expensive and time-consuming, and these efforts may not yield the benefits PubCo expects to achieve. It cannot be assured that PubCo will succeed in any of these aspects or that these industries in emerging markets will continue to grow as rapidly as in the past. If music streaming as a form of entertainment loses its popularity due to changing social trends and user preferences, or if such industries in emerging markets fail to grow as quickly as expected, PubCo’s business, financial condition and results of operation may be materially and adversely affected.

PubCo will face many risks associated with its international expansion, including difficulties obtaining rights to stream music on favorable terms.

PubCo expects to expand its operations into additional international markets. However, offering PubCo’s service in a new geographical area involves numerous risks and challenges. For example, the licensing terms offered by rights organizations and individual copyright owners in countries around the world are currently expensive. Addressing licensing structure and royalty rate issues in any new geographic market will require PubCo to make very substantial investments of time, capital, and other resources, and PubCo’s business could fail if such investments do not succeed. There can be no assurance that PubCo will succeed or achieve any return on these investments.

In addition to the above, continued expansion around the world will expose PubCo to other risks such as:

•	lack of well-functioning copyright collective management organizations that are able to grant PubCo music licenses, process reports, and distribute royalties in markets;

•

fragmentation of rights ownership in various markets causing lack of transparency of rights coverage and overpayment or underpayment to record labels, music publishers, artists, performing rights organizations, and other copyright owners;

•	difficulties in obtaining license rights to local repertoire;

•	difficulties in achieving market acceptance of PubCo’s service in different geographic markets with different tastes and interests;

•	difficulties in achieving viral marketing growth in certain other countries where PubCo commits fewer sales and marketing resources;

•

difficulties in managing operations due to language barriers, distance, staffing, user behavior and spending capability, cultural differences, business infrastructure constraints, and laws regulating corporations that operate internationally;

•	application of different laws and regulations of other jurisdictions, including privacy, censorship and liability standards and regulations, as well as intellectual property laws;

•	potential adverse tax consequences associated with foreign operations and revenue;

•	complex foreign exchange fluctuation and associated issues;

•

increased competition from local websites and music content providers, some with financial power and resources to undercut the market or enter into exclusive deals with local content providers to decrease competition;

•	credit risk and higher levels of payment fraud;

•	political and economic instability in some countries;

•	restrictions on international monetary flows; and

•	reduced or ineffective protection of PubCo’s intellectual property rights in some countries.

As a result of these obstacles, PubCo may find it impossible or prohibitively expensive to enter additional markets, or entry into foreign markets could be delayed, which could hinder PubCo’s ability to grow its business.

Emerging industry trends in digital advertising may pose challenges for PubCo’s ability to forecast or optimize its advertising inventory, which may adversely impact PubCo’s Radio Service revenue.

The digital advertising industry is introducing new ways to measure and price advertising inventory. For example, a significant portion of advertisers are in the process of moving from purchasing advertisement impressions based on the number of advertisements served by the applicable ad server to a new “viewable” impression standard (based on number of pixels in view and duration) for select products. In the absence of a uniform industry standard, agencies and advertisers have adopted several different measurement methodologies and standards. In addition, measurement services may require technological integrations, which are still being evaluated by the advertising industry without an agreed-upon industry standard metric. As these trends in the industry continue to evolve, PubCo’s advertising revenue may be adversely affected by the availability, accuracy, and utility of the available analytics and measurement technologies as well as PubCo’s ability to successfully implement and operationalize such technologies and standards.

Further, the digital advertising industry is shifting to data-driven technologies and advertising products, such as automated buying. These data-driven advertising products and automated buying technologies allow publishers and advertisers to use data to target advertising toward specific groups of users who are more likely to be interested in the advertising message delivered to them. These advertising products and programmatic technologies are currently more developed in terms of advertising technology and industry adoption on the web than they are on mobile or on other software applications, and may not integrate with PubCo’s desktop software version of the Radio Service. Because the majority of PubCo’s Radio Service user hours will occur on mobile devices, if PubCo is unable to deploy effective solutions to monetize the mobile device usage by its Radio Service user base, PubCo’s ability to attract advertising spend, and ultimately its advertising revenue, may be adversely affected by this shift. In addition, PubCo will rely on third-party advertising technology platforms to participate in automated buying, and if these platforms cease to operate or experience instability in their business models, it also may adversely affect PubCo’s ability to capture advertising spend.

PubCo may acquire other companies or technologies, which could divert management’s attention and otherwise disrupt PubCo’s operations and harm PubCo’s operating results. PubCo may fail to acquire companies whose market power or technology could be important to the future success of its business.

PubCo may seek to acquire or invest in other companies or technologies that PubCo believes could complement or expand its service, enhance its technical capabilities, or otherwise offer growth opportunities. Pursuit of future potential business combinations may divert the attention of management and cause PubCo to incur various expenses in identifying, investigating, and pursuing suitable business combinations, whether or not they are consummated. In addition, PubCo has limited experience acquiring and integrating other businesses. PubCo may be unsuccessful in integrating any additional business it may acquire in the future, and it may fail to acquire companies whose market power or technology could be important to the future success of its business.

PubCo also may not achieve the anticipated benefits from any acquired business due to a number of factors, including:

•

unanticipated costs or liabilities associated with the business combination, including costs or liabilities arising from the acquired companies’ failure to comply with intellectual property laws and licensing obligations they are subject to;

•	incurrence of business combination-related costs;

•	diversion of management’s attention from other business concerns;

•	regulatory uncertainties;

•	harm to existing business relationships with business partners and advertisers as a result of the business combination;

•	harm to brand and reputation;

•	the potential loss of key employees;

•	use of resources that are needed in other parts of the business; and

•	use of substantial portions of available cash to consummate the business combination.

In addition, a significant portion of the purchase price of companies acquired may be allocated to acquired goodwill, which must be assessed for impairment at least annually. In the future, if PubCo’s business combinations do not yield expected returns, PubCo may be required to take charges to its operating results based on this impairment assessment process. Business combinations also could result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect operating results. In addition, if an acquired business fails to meet expectations, PubCo’s business, financial condition, results of operations and cash flows may suffer.

PubCo’s operating results may fluctuate, which makes its results difficult to predict.

PubCo’s revenue and operating results could vary significantly from quarter to quarter and year to year because of a variety of factors, many of which will be outside PubCo’s control. As a result, comparing PubCo’s operating results on a period-to-period basis may not be meaningful. In addition to other risk factors discussed herein, factors that may contribute to the variability of PubCo’s quarterly and annual results include:

•	PubCo’s ability to retain its user base, increase its number of Radio Service users and Subscribers, and increase users’ time spent streaming content on PubCo’s service;

•	PubCo’s ability to more effectively monetize mobile users of its service, particularly as the number of PubCo’s users on mobile and other connected devices grow;

•	PubCo’s ability to effectively manage its growth;

•	PubCo’s ability to attract and retain existing advertisers and prove that its advertising products are effective enough to justify a pricing structure that is profitable for PubCo;

•	the effects of increased competition in PubCo’s business;

•	PubCo’s ability to keep pace with changes in technology and its competitors;

•	lack of accurate and timely reports and invoices from PubCo’s rights holders and partners;

•	interruptions in service, whether or not PubCo is responsible for such interruptions, and any related impact on PubCo’s reputation;

•	PubCo’s ability to pursue and appropriately time its entry into new geographic or content markets and, if pursued, PubCo’s management of this expansion;

•	costs associated with defending any litigation, including intellectual property infringement litigation;

•	the impact of general economic conditions on PubCo’s revenue and expenses; and

•	changes in regulations affecting PubCo’s business.

Seasonal variations in user and marketing behavior also may cause fluctuations in PubCo’s financial results. PubCo expects to experience some effects of seasonal trends in user behavior due to increased internet usage and sales of streaming service subscriptions and devices during holiday periods. PubCo also may experience higher advertising sales during the fourth quarter of each calendar year due to greater advertiser demand during the holiday season, but also incur greater marketing expenses as PubCo attempts to attract new users to PubCo’s service and convert its users to Subscribers. In addition, expenditures by advertisers tend to be cyclical and are often discretionary in nature, reflecting overall economic conditions, the economic prospects of specific advertisers or industries, budgeting constraints and buying patterns, and a variety of other factors, many of which will be outside PubCo’s control.

PubCo may require additional capital to support business growth and objectives, and this capital might not be available on acceptable terms, if at all.

PubCo intends to make investments to support its business growth and may require additional funds to respond to business challenges, including the need to develop new features or enhance PubCo’s existing service, expand into additional markets around the world, improve PubCo’s infrastructure, or acquire complementary businesses and technologies. Accordingly, PubCo may need to engage in equity and debt financings to secure additional funds. If additional funds are raised through future issuances of equity or convertible debt securities, existing shareholders could suffer additional significant dilution, and any new equity securities issued could have rights, preferences, and privileges superior to those of holders of PubCo Ordinary Shares. Any debt financing PubCo secures in the future also could contain restrictive covenants relating to PubCo’s capital raising activities and other financial and operational matters, which may make it more difficult for PubCo to obtain additional capital and pursue business opportunities. PubCo may not be able to obtain additional financing on terms favorable to it, if at all. If PubCo is unable to obtain adequate financing or financing on terms satisfactory to PubCo when it requires it, PubCo’s ability to support its business growth, acquire or retain users, and to respond to business challenges could be significantly impaired, and PubCo’s business may be harmed.

If currency exchange rates fluctuate substantially in the future, the results of PubCo’s operations, which are reported in Euros, could be adversely affected.

If PubCo expands its international operations, PubCo would become increasingly exposed to the effects of fluctuations in currency exchange rates if its future revenues are not agreed to be provided in Euros. PubCo will incur expenses for employee compensation, rental fees, and other operating expenses in the local currency, with an increasing percentage of PubCo’s international revenue from users who would pay in currencies other than U.S. dollars and Euros. PubCo also will incur royalty expenses primarily in Euros and U.S. dollars, but the corresponding revenues could be generated in local currencies and, as such, the multiple currency conversions would be affected by currency fluctuations, which may result in losses. Fluctuations in the exchange rates between the Euro and other currencies may impact expenses as well as revenue, and consequently have an impact on margin and the reported operating results. This could have a negative impact on PubCo’s reported operating results. PubCo may engage in limited hedging strategies related to foreign exchange risk stemming from its operations. These strategies may include instruments such as foreign exchange forward contracts and options. However, these strategies should not be expected to fully eliminate the foreign exchange rate risk to which PubCo may be exposed.

The impact of worldwide economic conditions may adversely affect PubCo’s business, financial condition, results of operations and cash flows.

PubCo’s financial performance will be subject to worldwide economic conditions and their impact on levels of advertising spending. Expenditures by advertisers generally tend to reflect overall economic conditions, and to the extent that the economy continues to stagnate, reductions in spending by advertisers could have a material adverse impact on PubCo’s business. Historically, economic downturns have resulted in overall reductions in advertising spending. Economic conditions may adversely impact levels of consumer spending, which could adversely impact the number of users who purchase PubCo’s Premium Service on its website and mobile application.

Consumer purchases of discretionary items generally decline during recessionary periods and other periods in which disposable income is adversely affected. To the extent that overall economic conditions reduce spending on discretionary activities, PubCo’s ability to retain current and obtain new Subscribers could be hindered, which could reduce PubCo’s subscription revenue and negatively impact PubCo’s business. For example, on June 23, 2016, a referendum was held on the United Kingdom’s membership in the EU, the outcome of which was a vote in favor of leaving the EU. The United Kingdom’s vote to leave the EU creates an uncertain political and economic environment in the United Kingdom and potentially across other EU member states, which may last for a number of months or years.

PubCo will face complex taxation regimes in various jurisdictions. Audits, investigations, and tax proceedings could have a material adverse effect on PubCo’s business, financial condition, results of operations and cash flows.

PubCo will be subject to income and non-income taxes in numerous jurisdictions. Income tax accounting often involves complex issues, and judgment will be required in determining PubCo’s worldwide provision for income taxes and other tax liabilities. In particular, most of the jurisdictions in which PubCo will conduct business have detailed transfer pricing rules, which will require that all transactions with non-resident related parties be priced using arm’s length pricing principles within the meaning of such rules. PubCo will be subject to ongoing tax audits in several jurisdictions, and most of such audits may involve transfer pricing issues. PubCo will regularly assess the likely outcomes of these audits in order to determine the appropriateness of PubCo’s tax reserves as well as tax liabilities going forward. In addition, the application of withholding tax, value added tax, goods and services tax, sales taxes and other non-income taxes is not always clear and PubCo may be subject to tax audits relating to such withholding or non-income taxes. PubCo believes that its tax positions are reasonable and its tax reserves will be adequate to cover any potential liability. However, tax authorities in certain jurisdictions may disagree with PubCo’s position, including the propriety of PubCo’s related party arm’s length transfer pricing policies and the tax treatment of corresponding expenses and income. If any of these tax authorities were successful in challenging PubCo’s positions, PubCo may be liable for additional income tax and penalties and interest related thereto in excess of any reserves established therefor, which may have a significant impact on PubCo’s results and operations and future cash flow.

SPECIAL MEETING OF MMAC STOCKHOLDERS

The Special Meeting

MMAC is furnishing this proxy statement/prospectus to MMAC stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting in connection with the Business Combination Proposal and the Adjournment Proposal. This proxy statement/prospectus provides MMAC stockholders with the information needed to be able to vote or instruct their votes to be cast at the Special Meeting.

Date, Time and Location

The Special Meeting will be held at                , Eastern time, on                , 2019, at                , to vote on each of the Business Combination Proposal and the Adjournment Proposal.

Purpose of the Special Meeting; Proposals to be Considered

At the Special Meeting, MMAC stockholders will be asked to consider and vote upon the following:

I.

The Business Combination Proposal—to approve the adoption of the Business Transaction Agreement, which provides for a Business Combination between MMAC and Akazoo. Pursuant to the Business Transaction Agreement, the Business Combination will be effected in three steps: (i) MMAC will merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity; (ii) LuxCo will acquire the entire issued share capital of Akazoo in consideration for issuing ordinary shares of LuxCo to the Akazoo shareholders and (iii) LuxCo will then merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity;

II.

The Adjournment Proposal—to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the Special Meeting, MMAC would not have been authorized to consummate the Business Combination; and

III.	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Recommendation of the MMAC Board of Directors

The Board:

•	has unanimously determined that the Business Combination Proposal and the Adjournment Proposal are fair to, and in the best interests of, MMAC and its stockholders;

•	has determined that the fair market value of Akazoo is equal to or greater than 80% of the value of the net assets of MMAC;

•	has unanimously approved and declared it advisable to approve the Business Combination Proposal and the Adjournment Proposal; and

•	unanimously recommends that the holders of the MMAC Common Stock vote “FOR” the Business Combination Proposal and “FOR” the Adjournment Proposal.

Record Date; Outstanding Shares; Stockholders Entitled to Vote

The Record Date for the Special Meeting is                , 2019. Record holders of MMAC Common Stock at the close of business on the Record Date are entitled to vote or have their votes cast at the Special Meeting. On the Record Date, there were 6,581,665 outstanding shares of MMAC Common Stock.

Each share of issued and outstanding MMAC Common Stock at the time of the Special Meeting is entitled to one vote at the Special Meeting.

The issued and outstanding MMAC Rights and MMAC Warrants do not have voting rights and record holders of the MMAC Rights and MMAC Warrants will not be entitled to vote at the Special Meeting.

Quorum

More than one-half of the total number of shares of MMAC Common Stock outstanding as of the Record Date (a “quorum”) must be represented, either in person or by proxy, in order to transact business at the Special Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. If there is no quorum, a majority of the shares present at the Special Meeting may adjourn the Special Meeting to another date.

Vote Required

The approval of the Business Combination Proposal will require the affirmative vote of a majority of the shares of MMAC Common Stock outstanding on the Record Date. MMAC’s executive officers, independent directors and sponsor have agreed to vote their shares of MMAC Common Stock in favor of the Business Combination Proposal. As of the date hereof, such persons are entitled to vote 5,175,000 shares of MMAC Common Stock, representing approximately 78.6% of all outstanding shares of MMAC Common Stock. Accordingly, stockholder approval of the Business Combination Proposal is assured. See “Special Meeting of MMAC Stockholders” and “Certain Agreements Related to the Business Combination – Voting Agreement.”

Regardless of their vote for or against the Business Combination Proposal, holders of MMAC Common Stock may exercise their right to require MMAC to redeem their shares for their pro rata portion of the cash from the trust account. However, it is a condition to closing under the Business Transaction Agreement that MMAC has, in the aggregate, not less than $53.0 million of available cash upon the consummation of the Business Combination. Given the amount currently in MMAC’s trust account, PubCo is in the process of securing binding commitments for the PIPE Financing to satisfy this condition, without which Akazoo will not be required to consummate the Business Combination, although Akazoo may waive this condition. Accordingly, if Akazoo determines to waive the condition that MMAC has, in the aggregate, not less than $53.0 million of available cash, at the time of the Business Combination then the parties may determine to consummate the Business Combination, and in that case, redemptions could reduce MMAC’s net tangible assets to as low as $5,000,001. MMAC intends to notify MMAC stockholders by press release promptly after it becomes aware that Akazoo has waived this condition.

For purposes of the Adjournment Proposal, approval requires the affirmative vote of the holders of a majority of the shares of MMAC Common Stock represented in person or by proxy and entitled to vote at the meeting.

Abstentions and Broker Non-Votes

As long as a quorum is established at the Special Meeting, if a MMAC stockholder fails to return a signed proxy card, vote “ABSTAIN” or fails to instruct their broker how they wish their shares to be voted (such failure, a “broker non-vote”), since it is not an affirmative vote in favor of a respective proposal, it: (i) will have the effect of a vote “AGAINST” the Business Combination Proposal; and (ii) will have no effect on the Adjournment Proposal.

Share Ownership of and Voting by MMAC Directors and Executive Officers

As of July 1, 2019, MMAC’s directors and officers beneficially owned the following amounts of MMAC Common Stock. In connection with the Business Transaction Agreement, the directors and officers listed below have agreed to vote “FOR” the Business Combination Proposal and “FOR” the Adjournment Proposal. For further information about each MMAC director and officer’s beneficial ownership of MMAC Common Stock, see the section titled “Security Ownership of Certain Beneficial Owners & Management.”

	MMAC Common Stock	Percent of Outstanding MMAC Common Stock
Lewis W. Dickey, Jr.	5,075,000	77.1
William Drewry	15,000	*
Adam Kagan	10,000	*
Blair Faulstich	25,000	*
George Brokaw	25,000	*
John White	25,000	*

Total	5,175,000	78.6

*	Represents beneficial ownership of less than 1%

Voting of Shares

Each share of MMAC Common Stock that MMAC stockholders own in their name entitles such stockholder to one vote. Each such stockholder’s proxy card shows the number of shares of MMAC Common Stock that they own.

There are two ways that MMAC stockholders may vote their shares of MMAC Common Stock:

•

MMAC stockholders can vote by signing and returning the enclosed proxy card. If MMAC stockholders vote by proxy card, their “proxy,” whose name is listed on the proxy card, will vote their shares as they instruct on the proxy card. If a MMAC stockholder signs and returns the proxy card, but does not give instructions on how to vote its shares, such shares will be voted, as recommended by the Board: “FOR” the Business Combination Proposal; and “FOR” the Adjournment Proposal.

•

MMAC stockholders can attend the Special Meeting and vote in person. MMAC stockholders will receive a ballot when they arrive. However, if MMAC stockholders’ shares are held in the name of a broker, bank or another nominee, such stockholders must get a proxy from the broker, bank or other nominee. That is the only way MMAC can be sure that the broker, bank or nominee has not already voted such stockholder’s shares.

Revocation of Proxies Proxy; Changing Votes

If MMAC stockholders give a proxy, they may revoke or change it at any time before it is exercised by doing any one of the following:

•	Sending another proxy card with a later date;

•	Notifying the Assistant Secretary, addressed to MMAC, in writing before the Special Meeting that they have revoked their proxy; and

•	Attending the Special Meeting, revoking the previous proxy, and voting in person.

Solicitation of Proxies; Expenses of Solicitation

This proxy is being solicited on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. MMAC and its respective directors and officers may also solicit proxies in person, by telephone or by other electronic means, and in the event of such solicitations, the information provided will be consistent with this proxy statement/prospectus and enclosed proxy card. These persons will not be paid for doing this. MMAC has retained Morrow Sodali to assist in the solicitation of proxies for a fee of approximately $25,000, which was paid by MMAC, plus reimbursement for out-of-pocket expenses. MMAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy statement/prospectus materials to their principals and to obtain their authority to execute proxies and voting instructions. MMAC will reimburse them for their reasonable expenses.

Assistance

If MMAC stockholders have any questions about how to vote or direct a vote in respect of their MMAC Common Stock, MMAC stockholders may call Morrow Sodali at (800) 662-5200 or by sending an email to MMDM.info@morrowsodali.com.

Other Business

The Special Meeting has been called only to consider the approval of the Business Combination Proposal and the Adjournment Proposal. Under MMAC’s bylaws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the Special Meeting if they are not included in the notice of the meeting.

Redemption Rights

Pursuant to the MMAC Certificate of Incorporation, any holders of MMAC public shares may elect to redeem their shares of MMAC Common Stock for a per-share redemption price, payable in cash, equal to the Redemption Price. However, MMAC will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

If a redemption election is properly made and the Business Combination is consummated, those MMAC public shares being redeemed, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a per-share price, payable in cash, equal to the Redemption Price. For illustrative purposes, based on funds in the trust account of approximately $                million on the Record Date and estimated $                in taxes payable, the estimated per share redemption price would have been approximately $                .

MMAC public shares may be redeemed by holders of MMAC public shares regardless of how such holder votes its shares on the Business Combination Proposal. Therefore, it is possible that the Business Combination Proposal may be approved with votes representing, in part, redeemed shares that will have no continuing interest in PubCo following the Business Combination.

Redemption rights are not available to holders of MMAC Units, MMAC Warrants or MMAC Rights in connection with the Business Combination.

TO DEMAND REDEMPTION, PRIOR TO 5:00 P.M., EASTERN TIME, ON                 , 2019 (TWO BUSINESS DAYS BEFORE THE SPECIAL MEETING), MMAC STOCKHOLDERS MUST EITHER PHYSICALLY TENDER THEIR STOCK CERTIFICATES TO THE TRANSFER AGENT OR DELIVER THEIR SHARES TO THE TRANSFER AGENT ELECTRONICALLY USING DTC’S DWAC SYSTEM, AS DESCRIBED HEREIN. MMAC STOCKHOLDERS SHOULD ENSURE THAT THEIR BANK OR BROKER COMPLIES WITH THE REQUIREMENTS IDENTIFIED HEREIN.

In connection with tendering MMAC Common Stock for redemption, MMAC stockholders must elect either to (x) physically tender their MMAC Common Stock certificates to Continental Stock Transfer & Trust Company, MMAC’s transfer agent, at Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York, 10004, Attn: Mark Zimkind, mzimkind@continentalstock.com or (y) deliver their shares of MMAC Common Stock to the transfer agent electronically using DTC’s DWAC system, which election would likely be determined based on the manner in which MMAC Stockholders hold their shares. MMAC stockholders must tender their shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2019 (two business days before the Special Meeting) in order to exercise their redemption rights in connection with the Business Combination. The requirement for physical or electronic delivery prior to the vote at the Special Meeting ensures that a redeeming holder’s election is irrevocable once the Business Combination is approved. In furtherance of such irrevocable election, MMAC stockholders making the election will not be able to tender their shares after the vote at the Special Meeting.

Through the DWAC system, this electronic delivery process can be accomplished by the stockholder, whether or not it is a record holder or its shares are held in “street name,” by contacting the transfer agent or its broker and requesting delivery of its shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and MMAC’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and the broker would determine whether or not to pass this cost on to the redeeming holder. It is MMAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. MMAC does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Such stockholders will have less time to make their investment decision than those stockholders that deliver their shares through the DWAC system. Stockholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their shares before exercising their redemption rights and thus will be unable to redeem their shares.

Shares that have not been tendered in accordance with these procedures prior to the vote on the Business Combination Proposal will not be redeemed for cash held in the trust account. In the event that a public stockholder tenders its shares and decides prior to the vote at the Special Meeting that it does not want to redeem its shares, the stockholder may withdraw the tender. If a public stockholder delivered its shares for redemption to MMAC’s transfer agent and decides prior to the vote at the Special Meeting not to redeem its shares, such stockholder may request that MMAC’s transfer agent return the shares (physically or electronically). Such a request may be made by contacting MMAC’s transfer agent at the address listed above. In the event that a public stockholder tenders shares and the Business Combination is not approved, these shares will not be redeemed and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the Business Combination will not be approved. MMAC anticipates that a public stockholder who tenders shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares soon after the completion of the Business Combination. The transfer agent will hold the certificates of public stockholders that make the election until such shares are redeemed for cash or returned to such stockholders.

If properly demanded, and if the Business Combination is approved, MMAC will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account two business days prior to such approval, including interest earned on the trust account deposits (which interest shall be net of taxes payable), divided by the number of then outstanding public shares. As of the Record Date, this amount is expected to be approximately $                per share, which amount is net of taxes payable.

If MMAC stockholders exercise their redemption rights, their shares of MMAC Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive the per-share redemption price. Such MMAC stockholders will no longer own those shares. MMAC stockholders will be entitled to receive cash for these shares only if they properly demand redemption and tender their shares to MMAC’s transfer agent prior to 5:00 p.m. Eastern Time on                , 2019 (two business days before the Special Meeting). MMAC anticipates that a public stockholder who tenders shares for redemption in connection with the vote to approve the Business Combination Proposal would receive payment of the redemption price for such shares soon after the consummation of the Business Combination.

MMAC has no specified maximum redemption threshold under the MMAC Certificate of Incorporation. It is a condition to closing under the Business Transaction Agreement, however, that MMAC has, in the aggregate, not less than $53.0 million of available cash upon the consummation of the Business Combination. Given the amount currently in MMAC’s trust account, PubCo is in the process of securing binding commitments for the PIPE Financing to satisfy this condition, without which Akazoo will not be required to consummate the Business Combination, although it may waive this condition. In the event that Akazoo waives this condition, MMAC does not intend to seek additional stockholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. Holders of public shares of MMAC Common Stock have elected to redeem such shares such that MMAC currently has, in the aggregate, less than $53 million of available cash. As such, MMAC is not currently able to satisfy a condition to consummation of the Business Combination and, unless the PIPE Financing is successful, Akazoo will not be required to consummate the Business Combination, although such condition to closing may be waived by Akazoo. Accordingly, if Akazoo determines to waive the condition that MMAC has, in the aggregate, not less than $53.0 million of available cash, then the parties may determine to consummate the Business Combination even if redemptions reduce MMAC’s net tangible assets to as low as $5,000,001. MMAC intends to notify MMAC stockholders by press release promptly after it becomes aware that Akazoo has waived this condition.

Prior to exercising redemption rights, stockholders should verify the market price of MMAC Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. No assurance can be made that MMAC stockholders will be able to sell their shares of MMAC Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in MMAC Common Stock when MMAC stockholders wish to sell their shares.

Holders of outstanding MMAC Units must separate the underlying public shares, MMAC Warrants and MMAC Rights prior to exercising redemption rights with respect to the public shares. If MMAC Units are registered in a holder’s own name, the holder must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into their individual component parts. This must be completed far enough in advance to permit the mailing of the public share certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the public shares from the MMAC Units.

If a broker, dealer, commercial bank, trust company or other nominee holds MMAC Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s MMAC Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of MMAC Units to be separated and the nominee holding such units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of shares of MMAC Common Stock, MMAC Warrants and MMAC Rights. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the public shares from the MMAC Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their public shares to be separated in a timely manner, they will likely not be able to exercise their redemption rights.

If the Business Combination is not approved and MMAC does not otherwise consummate an initial business combination by September 17, 2019, and that date is not otherwise extended by MMAC’s stockholders, MMAC would be required to dissolve and liquidate, and all MMAC Warrants and MMAC Rights would expire worthless.

PROPOSAL I

APPROVAL OF THE BUSINESS TRANSACTION AGREEMENT AND THE BUSINESS COMBINATION

The discussion in this proxy statement/prospectus of the Business Combination Proposal and the principal terms of the Business Transaction Agreement, dated as of January 24, 2019, by and among MMAC, Akazoo, LuxCo and PubCo and the associated agreements are subject to, and are qualified in their entirety by reference to, the Business Transaction Agreement, which is attached as “Annex A” to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference.

General Description of the Business Combination

On January 24, 2019, MMAC, Akazoo, LuxCo and PubCo entered into the Business Transaction Agreement pursuant to which MMAC and Akazoo will combine their businesses as described below. Pursuant to the Business Transaction Agreement, the Business Combination will be effected in three steps: (i) MMAC will merge with and into PubCo, with MMAC stockholders receiving PubCo Ordinary Shares on a 1-for-1 basis and with PubCo remaining as the surviving publicly traded entity (the “Merger”); (ii) LuxCo will acquire the entire issued share capital of Akazoo in consideration for issuing on a 100-for-1 basis ordinary shares of LuxCo to the Akazoo shareholders (the “Share Exchange”) and (iii) LuxCo will then merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity (the “Luxembourg Merger”). In connection with the Luxembourg Merger, PubCo will issue 0.072803 PubCo Ordinary Shares for each LuxCo ordinary share then outstanding (assuming no redemptions of MMAC Common Stock). After these transactions, stockholders of MMAC and equityholders of Akazoo will hold PubCo Ordinary Shares.

In addition to other customary closing conditions discussed herein, consummation of the Business Combination is conditioned upon there being not less than $53 million available between the amount of cash in MMAC’s trust account and any additional capital otherwise available to MMAC at the time of consummation of the Business Combination, although such condition may be waived by Akazoo. Given the amount of cash currently in MMAC’s trust account, PubCo is in the process of securing binding commitments for the PIPE Financing, which funds would be deemed “additional capital otherwise available” to MMAC. The PIPE Financing is described in more detail in this proxy statement/prospectus. While MMAC and PubCo expect to successfully complete the PIPE Financing and the Business Combination, there is no guarantee that the PIPE Financing or the other closing conditions will be satisfied or waived before September 17, 2019, the date on which MMAC must dissolve and liquidate the MMAC Certificate of Incorporation.

It is anticipated that, upon the consummation of the Business Combination and PIPE Financing on its expected terms, MMAC’s existing stockholders, including the sponsor, would hold an ownership interest of approximately 12.8% of the issued and outstanding PubCo Ordinary Shares, the Akazoo equityholders will own an ownership interest of approximately 73.8% of the issued and outstanding PubCo Ordinary Shares and the equity investors purchasing PubCo Ordinary Shares in the PIPE Financing would own an ownership interest of approximately 12.1% of the issued and outstanding PubCo Ordinary Shares. These relative percentages assume that none of MMAC’s existing public stockholders exercise their redemption rights, as discussed herein, and assume a successful PIPE Financing leaving PubCo with an aggregate $53 million of available cash after consummation of the Business Combination and PIPE Financing, before payment of any fees and expenses. These percentages also do not include any exercise or conversion of (i) MMAC Warrants or (ii) options or other convertible securities issued by Akazoo. If any of MMAC’s existing public stockholders exercise their redemption rights, the percentage ownership of MMAC’s existing stockholders will be lower. You should read “The Business Transaction Agreement — Consideration to be Received in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.

Effects of the Business Combination

Upon the consummation of the Business Combination, MMAC will cease its separate corporate existence and MMAC stockholders will become shareholders of PubCo. MMAC Common Stock, MMAC Units, MMAC Warrants and MMAC Rights will be delisted from NASDAQ and will cease public trading. PubCo intends to apply for listing of the PubCo Ordinary Shares and PubCo Warrants on the NASDAQ Stock Market, but it cannot be assured that a regular trading market will develop in the PubCo Ordinary Shares or PubCo Warrants.

Upon the consummation of the Business Combination, Akazoo will become a wholly owned subsidiary of PubCo and Akazoo equityholders will become shareholders of PubCo. Following the Business Combination, Apostolos N. Zervos will serve as the Chief Executive Officer of PubCo and Pierre Schreuder will serve as the Chief Financial Officer of PubCo. Lewis Dickey, Jr., will serve as a Director on the PubCo Board and as the non-executive Chairman of the PubCo Board. PubCo will continue to operate the business of Akazoo.

Treatment of MMAC Warrants and MMAC Rights

In connection with the consummation of the Business Combination, the holders of MMAC Warrants issued and outstanding immediately prior to effective time of the Merger will receive one PubCo Warrant, in exchange for each MMAC Warrant (or portion thereof) held by them. The PubCo Warrants will have and will be subject to substantially the same terms and conditions set forth in the MMAC Warrants.

Immediately prior to the consummation of the Merger, each MMAC Right issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into one-tenth (1/10) of one share of MMAC Common Stock for each MMAC Right.

Exchange of Shares in the Business Combination

In connection with the Business Combination, the Akazoo securityholders will exchange their shares of equity, convertible loan notes and options in Akazoo for ordinary shares, convertible loan notes and options in LuxCo on a 100-for-1 basis. In connection with the Luxembourg Merger, PubCo will issue 0.07283 PubCo Ordinary Shares for each LuxCo ordinary share then outstanding (assuming no redemptions of MMAC Common Stock).

If MMAC stockholders approve the Business Combination Proposal and the parties consummate the Business Combination, the holders of MMAC Common Stock issued and outstanding immediately prior to the effective time of the Merger (including shares that were automatically issued to holders of MMAC Rights pursuant to the conversion of such rights immediately prior to the Merger but excluding any redeemed shares), will receive one PubCo Ordinary Share in exchange for each share of MMAC Common Stock held by them.

Board of Directors and Executive Officers Following the Business Combination

The Shareholders’ Agreement entered into in connection with the Business Transaction Agreement provides that, upon the consummation of the Business Combination, the PubCo Board will be comprised of no more than seven directors. Of those directors, one individual will be designated by certain of Akazoo’s investor shareholders (Tosca Penta Music Limited Partnership and InternetQ Group Limited), who need not be independent, one individual designated by certain MMAC stockholders (either Modern Media Sponsor, LLC, or if such entity is dissolved prior to the closing of the Business Combination, MIHI LLC and Modern Media LLC), who need not be independent, and one individual designated by certain management shareholders (including Mr. Zervos), who must be independent, pursuant to the rules of the NASDAQ Capital Market.

For a period of three years following entry into the Shareholders’ Agreement, Lewis W. Dickey, Jr. will serve as the non-executive Chairman of the PubCo Board and a member of the PubCo Board. Mr. Zervos will serve as the initial Chief Executive Officer and an initial member of the PubCo Board. Pierre Schreuder will serve as the initial Chief Financial Officer. At all times during the term of the Shareholders’ Agreement, the shareholder parties will cause the majority of the PubCo Board to be comprised of independent directors.

It is anticipated that pursuant to these nomination rights, Lewis W. Dickey, Jr., Apostolos N. Zervos and Panagiotis Dimitropoulos will initially serve on the PubCo Board, along with four other individuals to be named pursuant to the nomination rights discussed above.

Background of the Business Combination

The terms of the Business Transaction Agreement are the result of arms’ length negotiations between representatives of MMAC and Akazoo. The following is a brief discussion of the background of these negotiations, and of the parties’ development of the Business Combination.

On May 17, 2017, MMAC consummated its IPO of 20,700,000 MMAC Units, which included the underwriters’ full exercise of their over-allotment option. IPO transaction costs amounted to $12,309,271, consisting of $3,600,000 of underwriting fees, $7,785,000 of deferred underwriting fees payable (referred to as “deferred underwriting commissions”) (which are held in the trust account) and $924,271 of IPO costs.

Following the closing of the IPO, $209,070,000 ($10.10 per unit) of the net proceeds from the sale of the MMAC Units and the private placement warrants was placed in a trust account and has been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less, or in an open-ended investment company that holds itself out as a money market fund selected by MMAC meeting certain conditions under Rule 2a-7 of the Investment Company Act, and will remain in the trust account until the earlier of: (i) the consummation of an initial business combination or (ii) the distribution of the trust account, as described below.

After the IPO, MMAC’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination.

Representatives of MMAC and the sponsor were contacted by numerous individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and other members of the financial, entertainment, media and technology communities. MMAC’s officers and directors and their affiliates also brought to MMAC’s attention target merger candidates.

During the twelve months following the IPO, MMAC, primarily through Mr. Dickey and representatives of Macquarie, on behalf of the sponsor, reviewed more than 125 acquisition opportunities across the media, marketing and entertainment industries, and entered into 49 non-disclosure agreements. The representatives of MMAC entered into extended discussions with more than 25 potential target businesses or their representatives, including (i) a professional sports team, (ii) a talent management business, (iii) an emerging markets media platform, (iv) an independent music label, (v) an online lead generation company, (vii) a healthcare-focused marketing company, (vii) an advertising agency, (viii) an entertainment and media company and (ix) a marketing services company. MMAC ultimately determined to abandon each of its other potential acquisition opportunities either because (i) the target decided to pursue an alternative transaction or strategy or (ii) MMAC concluded that the target business would not be a suitable acquisition for MMAC.

Representatives of MMAC, primarily through Mr. Dickey and representatives of Macquarie, on behalf of the sponsor, began discussions with Akazoo regarding a potential transaction in June 2018, with a nondisclosure agreement signed on June 14, 2018.

On June 22, 2018, Mr. Dickey and representatives of Macquarie, on behalf of the sponsor, held a conference call with representatives from Akazoo – including Mr. Zervos –to engage in a financial due diligence discussion and to discuss the merits of Akazoo as a potential merger candidate for MMAC. Considerations included Akazoo’s rapid historic and projected growth, its potential attractiveness as a public company and the favorable demographic and economic trends in Akazoo’s target markets. MMAC also began to undertake a more detailed analysis, and began to conduct due diligence on Akazoo, including conducting research on emerging markets’ music industries, reviewing materials provided by Akazoo, evaluating Akazoo’s competitive positioning and assessing general economic and demographic trends. MMAC’s due diligence included consultation with independent experts as well as a review of various research reports and studies on the music streaming market.

In July 2018, MMAC and Akazoo began discussing potential transaction terms and reached a preliminary agreement on the terms and conditions of a potential transaction between the parties.

Throughout July 2018, MMAC continued to conduct its ongoing due diligence on Akazoo. Several teleconferences were held between representatives of Akazoo, including Messrs. Zervos and Schreuder, and representatives of MMAC, including Mr. Dickey and Macquarie, on behalf of the sponsor, to review Akazoo’s strategic, marketing and operations plans, and management forecasts. During this time, Akazoo also shared various materials with MMAC, and MMAC and its advisors reviewed such materials, including certain material contracts of Akazoo.

On August 2 and 3, 2018, Messrs. Zervos and Schreuder met with Mr. Dickey and representatives of Macquarie, on behalf of the sponsor, at Macquarie’s offices in New York City. The meetings included a detailed review of Akazoo’s operations, business plan and financial model, the music streaming market, and a discussion about the potential structure and process for a possible transaction. The meetings also included discussions about the dynamics involved in completing a business combination with a SPAC. The discussions also included consideration of various alternative jurisdictions where the combined company would be domiciled and base its operations, which included considerations regarding currencies, tax matters, where existing competitors in the music streaming sector were domiciled, and jurisdictions that might be attractive to the capital markets generally, and to investors, or potential investors, in Akazoo, MMAC and/or PubCo in particular.

Between August 3 and October 25, 2018, MMAC and Akazoo were in frequent communication, through email and teleconferences. Topics and matters discussed were focused primarily on MMAC’s ongoing due diligence, including with respect to Akazoo’s business plan and management forecasts.

In late October 2018, MMAC and Akazoo reached a preliminary agreement on general terms and executed a non-binding Letter of Intent (the “Letter of Intent”), which set forth revised terms and conditions of the proposed transaction. The Letter of Intent set forth preliminary terms for a proposed business combination based upon an estimated valuation of Akazoo of $380 million, on a cash-and debt-free basis, in which existing shareholders of Akazoo would exchange all outstanding shares of Akazoo for 37.4 million shares of the combined company, based upon the estimated cash on deposit in MMAC’s trust account at the time. The Letter of Intent further provided that closing of the transaction would be subject to a minimum of $65 million of cash being available in MMAC’s trust account at Closing (after transaction expenses and payment for all shares redeemed in connection with shareholder approval of the Business Combination). In addition, in the event that at least $130 million in cash was available in MMAC’s trust account (after payment of such transaction expenses and redemptions), then up to $15 million in cash would be distributed to the existing shareholders of Akazoo. The proposed transaction was subject to completion of business and legal due diligence and negotiation and execution of mutually satisfactory definitive transaction agreements. MMAC, together with its advisors, began analyzing various possible transaction structures to effect the potential business combination and discussed such possibilities with Akazoo’s management.

On November 2, 2018, MMAC filed a Current Report on Form 8-K with the SEC disclosing that MMAC had entered into the Letter of Intent, which, pursuant to the provisions of the MMAC Certificate of Incorporation, resulted in MMAC having until February 17, 2019 to consummate its business combination.

From November 5 through November 7, 2018, Mr. Dickey and a representative of Macquarie, on behalf or the sponsor, travelled to Greece and London to conduct on-site due diligence and to meet with other members of Akazoo’s management team, employees and other stakeholders.

On November 9, 2018, at the end of a regularly scheduled meeting of the MMAC Board’s Audit Committee, Mr. Dickey updated the members of the Audit Committee (who constituted the remaining three members of the Board) on the status of the negotiations with Akazoo, the status of previous discussions with certain of the other potential transaction partners that had been terminated or abandoned, an assessment of Akazoo based on the business and legal due diligence conducted to date, and the proposed structure and timing for a potential transaction with Akazoo.

In November 2018, Jones Day, legal counsel for MMAC, began drafting pertinent transaction documents and distributed an initial draft of the Business Transaction Agreement to Akazoo and its advisors on November 14, 2018. During the period from November 14, 2018 through January 23, 2019, Jones Day and Loeb & Loeb LLP, U.S. legal counsel to Akazoo, as well as Phanar Legal, U.K. counsel to Akazoo, and Arendt and Medernach SA, Luxembourg counsel to Akazoo, exchanged drafts and revisions of the Business Transaction Agreement, and the related transaction agreements, and engaged in negotiations with respect to the structure, terms and conditions of the Business Combination and the corporate governance structure of PubCo after completion of the transaction.

From November 26 through December 4, 2018, Messrs. Zervos and Schreuder held various meetings with MMAC and its advisors at Macquarie’s offices in New York to finalize MMAC’s due diligence, to develop an investor presentation, and to prepare for potential meetings with potential investors.

On December 6, 7 and 10, 2018, Messrs. Dickey, Zervos and Schreuder, together with representatives of Macquarie, engaged in discussions with certain institutional investors on a confidential basis pursuant to non-disclosure agreements to discuss potential interest by prospective investors and financing sources in the potential transaction.

On December 14, 2018, the Board held a meeting by teleconference. At this meeting, Mr. Dickey and representatives of Macquarie updated the Board on the negotiations with Akazoo, on the continuing due diligence process, and on the proposed structure, valuation and timing for the potential business combination with Akazoo.

From December 24, 2018 until January 24, 2019, MMAC and its counsel continued to work closely with Akazoo and its U.S. and U.K. legal counsel, including holding conference calls to update the parties on progress with respect to draft transaction documents, MMAC’s due diligence and other outstanding issues. In addition, Mr. Dickey and Mr. Zervos engaged in negotiations of the terms of a proposed shareholders agreement, including the rights of the sponsor and certain shareholders of Akazoo to designate members of the board of directors of PubCo after completion of the Business Combination. They also continued to negotiate certain economic terms of the transaction, and agreed that (i) existing Akazoo shareholders would receive an aggregate number of PubCo shares equal to an assumed enterprise value of Akazoo of $380 million (less any cash payments to them) divided by the per share redemption price applicable to any redemptions of MMAC stock by public stockholders of MMAC, and (iii) Akazoo shareholders immediately prior to the Luxembourg Merger would receive a cash distribution of up to $20 million in exchange for a portion of their shares, which would mostly represent a return of share premium as there is insufficient retained earnings to pay out the cash distribution, if, and to the extent, that cash available in MMAC’s trust account, after the payment of transaction fees and expenses and any redemptions, exceeds $110 million. During that time period there were also negotiations with certain shareholders of Akazoo and MMAC’s sponsor with respect to lockup agreements that would restrict transfers of PubCo’s shares after the Business Combination.

On January 3, 2019, the Board held a telephone board meeting, with all board members present, as well as representatives of Jones Day and Macquarie. The purpose of the meeting was to review the status of the discussions with Akazoo and the latest drafts of the documents and agreements concerning the Akazoo transaction, including the Business Transaction Agreement and related documents, to review and discuss Akazoo’s financial models and forecasts, and to discuss timing of the Business Combination relative to MMAC’s planned special meeting of stockholders to vote to extend the deadline by which MMAC must complete a business combination. The Board, having recognized that it was unlikely that a business combination would be completed by the February 17, 2019 deadline, determined that it was in the best interest of MMAC, and its public stockholders, to seek to extend the deadline by four months, to June 17, 2019. The Board recognized that, pursuant to the MMAC Certificate of Incorporation, the public stockholders would be entitled to request redemptions of their shares of MMAC common stock in connection with such a vote to extend the deadline. The Board also recognized that, while any redemptions would have a potential impact on MMAC’s ability to satisfy the proposed condition that MMAC have a minimum of $60 million in cash available from the trust account at closing of the Business Combination, they believed that having the opportunity to continue to pursue the potential business combination with Akazoo was in the best interests of MMAC and its public stockholders.

On January 7, 2019, the Board met again by teleconference, with all board members present, along with representatives of Macquarie, on behalf of the sponsor, and Jones Day. Mr. Dickey and the representatives of Macquarie reviewed the financial and business due diligence reports prepared by management and their advisors, and updated the Board on the prospective transaction, its structure (including the redomiciliation of MMAC as a Luxembourg corporation in the Business Combination), and prospects. They also reviewed estimated valuation ranges for Akazoo based upon various approaches and analyses. After considerable review and discussion, the Business Transaction Agreement and related documents and agreements were unanimously approved by all directors, subject to final negotiations and modifications of the documents, and the Board determined to recommend the approval of the Business Transaction Agreement to MMAC’s stockholders. The Board also concluded that, based upon the estimated valuation ranges, the fair market value of Akazoo was equal to at least 80% of the funds held in the trust account. Over the next two weeks, the final terms of all ancillary agreements were completed.

On January 22, 2019, the board of directors of Akazoo met by teleconference with all board members present, including Mr. Zervos and two directors representing the two major shareholders of Akazoo. Mr. Schreuder was also invited to the meeting. At that meeting, Messrs. Zervos and Schreuder reported to the whole board of directors of Akazoo that the negotiations in relation to the Business Combination and the terms of the Business Transaction Agreement and its related documents, including the Shareholders’ Agreement, had been concluded. The directors of Akazoo then proceeded to finally review the key terms of each of the documents effecting the Business Combination, resolved to approve the documents and authorized any of the directors to execute them for and on behalf of Akazoo and LuxCo (as a company in formation under Luxembourg law). The directors of Akazoo also noted that the two directors representing Akazoo’s major shareholders had approved the Business Combination and each of the Business Transaction Agreement and related agreements for and on behalf of the major shareholders of Akazoo as required under the shareholders’ agreement between Akazoo and its shareholders. Finally, the board of directors of Akazoo approved the publication of a press release jointly with MMAC in relation to the execution of the Business Transaction Agreement, and the investor presentation and authorized Mr. Zervos to finalize the documents.

Following completion of all agreements and documents to be executed or delivered in connection with signing, the Business Transaction Agreement and certain related agreements were executed by all parties on January 24, 2019. Also on January 24, 2019, MMAC issued a press release announcing the execution of the Business Transaction Agreement and a webcast was posted on Akazoo’s website containing an the investor presentation that featured Messrs. Dickey, Zervos and Schreuder.

On January 25, 2019, MMAC filed with the SEC a Current Report on Form 8-K announcing the execution of the agreement and disclosing the key terms of the Business Combination in detail.

On February 8, 2019, MMAC held a Special Meeting in Lieu of Annual Meeting and MMAC stockholders voted to extend the date by which MMAC must consummate a business combination from February 17, 2019 to June 17, 2019 (the “First Extension”). In connection with the First Extension, a total of 5,942,681 public shares were redeemed for a total amount of approximately $61 million. Following the completion of such redemptions, MMAC had approximately $152 million in cash remaining in the trust account and 14,757,319 public shares issued and outstanding.

On June 12, 2019, MMAC held a special meeting of the stockholders which as immediately adjourned and subsequently reconvened on June 14, 2019. At that reconvened special meeting of stockholders, MMAC stockholders approved to extend the date by which MMAC must consummate a business combination from June 17, 2019 to September 17, 2019 (the “Second Extension”). In connection with the approval of the Second Extension, MMAC stockholders elected to redeem an aggregate of 13,350,654 public shares common stock. Following the completion of such redemptions, MMAC had approximately $14.7 million in cash remaining in the trust account and 6,581,665 shares of common stock issued and outstanding.

On July 29, 2019, the parties to the Business Transaction Agreement executed a Letter Agreement that amended certain provisions of the Business Transaction Agreement to provide for the PIPE Financing and otherwise agreed to the terms of the PIPE Financing.

MMAC’s Reasons for the Business Combination and Recommendation of MMAC’s Board

On January 7, 2019, the Board unanimously (i) approved the Business Transaction Agreement and the Business Combination contemplated thereby, (ii) determined that the Business Combination is in the best interest of MMAC and its stockholders, (iii) directed management, together with MMAC’s legal counsel, to complete ongoing confirmatory due diligence and finalize all ancillary documents and agreements, (iv) directed that the Business Transaction Agreement be submitted to MMAC’s stockholders for approval and adoption, and (v) recommended that MMAC’s stockholders approve and adopt the Business Transaction Agreement.

Before reaching its decision, the Board considered the results of management’s due diligence, which included:

•

Research on comparable companies including publicly-traded Spotify Technology SA (SPOT), Pandora Media Inc. (P), SiriusXM Holdings Inc. (SIRI), Tencent Music Entertainment Group (TME), as well as a number of companies in the border internet/eCommerce, online marketplace and subscription-based business totaling 40 companies, and over 19 precedent transactions involving music industry acquisitions from the past five years, ranging in transaction size from approximately $6 million to $9 billion in enterprise value. The Board compared the Revenue multiple derived from the purchase price for Akazoo (including the dilution resulting from the conversion of the founder shares) to the average forward Revenue multiple of the aforementioned publicly traded comparable companies (which generally fell in a range of 1.7x to 5.7x), as well as to the average trailing Revenue multiple of the aforementioned precedent transactions (which generally fell in a range of 2.0x to 4.0x), and found that Akazoo’s transaction multiple was in-line with both;

•	Extensive meetings and calls with Akazoo’s management team regarding operations and projections;

•	Research on the global music streaming industry, including historical growth trends, market share information and market size projections;

•	Review of Akazoo’s material contracts, intellectual property matters, labor matters, and financial, tax, legal, and accounting diligence;

•	Creation of a financial model with Akazoo’s management team; and

•	Reports relating to financial, accounting, tax, and legal diligence.

The Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision.

In the prospectus for MMAC’s IPO, MMAC identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses. MMAC indicated its intention to acquire companies that meet the following criteria or guidelines:

•	Focus on media, entertainment and marketing services companies positioned to compete in the new modern media ecosystem

•	Emphasis on companies that can benefit from a public listing and greater access to capital

•	Businesses with a catalyst for significantly improved financial performance

•	Market-leading participant with experienced and motivated management teams that may benefit from enhanced leadership and governance

•	Middle-market businesses

In considering the Business Combination, the Board concluded that Akazoo met all of the above criteria. In particular, the Board considered the following positive factors, although not weighted or in any order of significance:

•

Streaming Music Industry Growth. Industry research reports estimate that the recorded music industry had revenues of approximately $17.9 billion, growing to approximately $40.8 billion by 2030. Such reports also estimate that digital music consumption accounts for over 54% of global music revenues, with streaming accounting for 39% and expected to grow at an approximate 14% compound annual growth rate over the next 14 years, representing as much as 84% of global recorded music revenues by 2030.

•

Hyper-Local Strategy. Akazoo has built a competitive advantage with its focus on local content sourced from local providers in a culturally relevant interface designed to cater to specific tastes of target audiences and drive customer acquisition and retention. Additionally, Akazoo utilizes local content and partnerships with local telecom services to seek to drive profitability and reduce costs.

•

Unique Technology. Akazoo utilizes proprietary technology, or music AI, to generate real-time music recommendations, sonic analysis and automatic play-listing, all fully integrated into the core platform, which is designed to improve the customer experience and lower content curation costs.

•

Compelling Financial Profile. Akazoo demonstrates a strong growth profile with diversified revenue. Akazoo’s 2018E-2021E revenue compound annual growth rate of approximately 40% is expected to be driven by further penetration of its target user base within current markets, with additional growth potential through market expansion. Akazoo’s business model has generated positive EBITDA each year since inception, driven by disciplined sales and marketing expenses and low content costs.

•

Experienced Management Team. Executive leadership team with deep industry and market knowledge that is well-positioned to oversee organic growth and expansion. Akazoo’s team would be bolstered by the public company experience, executive leadership and acquisition track record of Lew Dickey.

•

Alignment of Interests of Shareholders. As a growth company operating primarily in developing markets, ensuring that the interests of the shareholders of both Akazoo and MMAC, who would hold equity in the combined company based upon the relative values of the respective companies were aligned and that each group had the opportunity to participate, through their equity ownership in PubCo after the Business Combination, in that growth, was a compelling factor considered by the Board.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•

Significant Level of Competition. Akazoo’s ability to generate and grow revenue depends on retaining and expanding its Subscriber base in a crowded music streaming services landscape. To do so effectively requires providing desired content, a superior and engaging user interface, and an industry-leading AI music recommendation engine, all of which our many competitors are striving to do simultaneously.

•

Demand for Music Consumption in Emerging Markets. Akazoo’s revenue is derived primarily in emerging markets (including Poland, Russia, Malaysia, Thailand, Indonesia, Ecuador, Brazil and Mexico, among others). The success of the business is largely dependent on the continued demand for music streaming services in these regions

•

Accessibility of Growth Channels. Akazoo’s business model depends upon continued accessibility to customer acquisition channels including paid / affiliate services and telecommunications / messaging partnerships. Expansion into new markets could require more capital than expected and acquisition targets are uncertain.

•

Customer Acquisition Costs. Akazoo projections assume relatively flat customer acquisition costs, which is dependent upon stable rates with distribution channel providers and Akazoo’s continued effectiveness of its sales and marketing spends.

•	Content Costs. Contracts with content providers could materially change, which would impact related costs and potentially sustained profitability.

•

Foreign Exchange Rates. Akazoo collects some of its revenues in currencies other than Euros and U.S. dollars and its financial performance is dependent on the relative stability and strength of these other currencies.

•

Jurisdictional / Regulatory Risk. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination. Because of its international operations, Akazoo faces increased potential for cross-border litigation issues to arise.

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•

Liquidation of MMAC. The risks and costs to MMAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in MMAC being unable to effect a business combination by February 17, 2019 and force MMAC to liquidate and the warrants to expire worthless.

•

Exclusivity. The fact that the Business Transaction Agreement includes an exclusivity provision that prohibits MMAC from soliciting other initial business combination proposals, which restricts MMAC ability to consider other potential initial business combinations until the earlier of the termination of the Business Transaction Agreement or the consummation of the Business Combination between MMAC and Akazoo.

•	Stockholder Vote. The risk that MMAC’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within MMAC’s control.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•

Other Risks. Various other risks associated with the Business Combination, the business of MMAC and the business of Akazoo, which are described under the “Risk Factors” section in this proxy statement/prospectus.

In approving the Business Combination, the Board determined not to obtain a fairness opinion. The officers and directors of MMAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, and in mergers and acquisitions, and concluded that their experience and backgrounds, together with the experience and sector expertise of Macquarie’s, on behalf of the sponsor, enabled them to make the necessary evaluations and determinations regarding the Business Combination. In addition, pursuant to the MMAC Certificate of Incorporation, the public stockholders of MMAC have the right to redeem their shares of MMAC Common Stock for cash equal to a pro rate portion of the funds in the trust account.

Based upon the wide variety of factors that the Board considered, the Board concluded that the potential benefits that it expected MMAC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board unanimously determined that the Business Transaction Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, MMAC and its stockholders.

Akazoo Management Unaudited Revenue Forecast

Akazoo does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, Akazoo has included below a revenue forecast of Akazoo that, to the extent described below, was furnished to the MMAC board, MMAC’s financial advisors and MMAC’s management in connection with the Business Combination.

This revenue forecast was not prepared with a view toward public disclosure or with a view toward complying with published guidelines of the SEC regarding forward-looking statements or IFRS. A summary of this information is presented below.

While the revenue forecast was prepared in good faith, no assurance can be made regarding future events. The revenue forecast is a projection based on historical performance trends and management outlook by region. The revenue forecast also assumed that at least $60,000,000 of cash would be available for distribution to Akazoo upon the consummation of the Business Combination, which would be used to invest in growth initiatives and pursue acquisition opportunities. The estimates and assumptions underlying this revenue forecast involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, timing of the consummation of the Business Combination and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the music streaming industry, and the risk and uncertainties described under “Cautionary Information Regarding Forward-Looking Statements” contained in this proxy statement/prospectus, all of which are difficult to predict and many of which are outside the control of Akazoo and, upon the closing of the Business Combination, will be beyond the control of PubCo as the surviving corporation. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized and actual results likely will differ, and may differ materially, from those reflected in the revenue forecast, whether or not the Business Combination is completed. The inclusion in this proxy statement/prospectus of the revenue forecast below should not be regarded as an indication that MMAC, PubCo or Akazoo, their respective boards of directors or their respective financial advisors considered, or now consider, the forecast to be a reliable predictor of future results. The revenue forecast is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue, if any, reliance on this information.

By including in this proxy statement/prospectus the revenue forecast below, neither MMAC, PubCo nor Akazoo nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of PubCo compared to the information contained in the revenue forecast. Accordingly, the revenue forecast should not be construed as financial guidance, nor relied upon as such. Further, the inclusion of the revenue forecast in this proxy statement/prospectus does not constitute an admission or representation by MMAC, PubCo or Akazoo that this information is material. The revenue forecast reflected the estimates and judgments available to Akazoo’s management at the time they were prepared and have not been updated to reflect any changes since such revenue forecast was prepared. Neither MMAC or Akazoo nor, after the closing of the merger, PubCo undertakes any obligation, except as required by law, to update or otherwise revise the revenue forecast to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The summary of the revenue forecast is not included in this proxy statement/prospectus to induce any MMAC stockholder to vote in favor of the adoption of the Business Combination Proposal or any other proposals to be voted on at the Special Meeting.

	Fiscal Year Ending December 31,						16A -‘18E	18E - ‘21E
(€ in millions)	2016A	2017A	2018A	2019E	2020E	2021E	CAGR	CAGR
Total Revenues	68	90	105	134	203	285	24%	40%
% Growth		32%	16%	28%	51%	40%

Interests of MMAC Directors and Officers in the Business Combination

In considering the recommendation of the Board to vote for the proposals to approve and adopt the Business Transaction Agreement and the Business Combination, MMAC stockholders should be aware that certain members of the Board have agreements or arrangements that provide them with interests in the Business Combination that differ from, or are in addition to, those of MMAC stockholders generally. In particular:

•

If the Business Combination Proposal is not approved and MMAC does not consummate a business combination by September 17, 2019, and that date is not otherwise extended by MMAC’s stockholders, MMAC would be required to dissolve and liquidate as contemplated by MMAC’s IPO prospectus and in accordance with the MMAC Certificate of Incorporation. In the event of a dissolution:

•

the 5,175,000 founder shares held by the initial stockholders, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 7,320,000 sponsor warrants that were acquired simultaneously with the IPO for an aggregate purchase price of $7,320,000 (as they will expire). Such MMAC Common Stock and warrants had an aggregate market value of approximately $                 based on the last sale price of $                and $                , respectively, on NASDAQ on the Record Date. Lewis W. Dickey, Jr., MMAC’s President, Chief Executive Officer and Chairman, wholly owns Modern Media, LLC, which is a 50% owner of the sponsor;

•

the sponsor has agreed that it will be liable to MMAC, if and to the extent any claims by a vendor for services rendered or products sold to MMAC, or a prospective target business with which MMAC has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below: (i) $10.10 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under MMAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•

all rights specified in the MMAC Certificate of Incorporation relating to the right of officers and directors to be indemnified by MMAC, and of MMAC’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the business combination is not approved and MMAC liquidates, it will not be able to perform its obligations to its officers and directors under those provisions;

•

other than an annual retainer paid to MMAC’s Chief Financial Officer and its General Counsel, none of MMAC’s executive officers or directors has received any cash compensation for services rendered to the MMAC. All of the current members of the Board are expected to continue to serve as directors at least through the date of the Special Meeting and may continue to serve following any potential business combination and receive compensation thereafter; and

•

The sponsor, MMAC’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on MMAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if MMAC fails to consummate the a business combination, they will not have any claim against the trust account for reimbursement. Accordingly, MMAC will most likely not be able to reimburse these expenses if a business combination is not completed.

•	The sponsor has the right to designate a director to serve on the PubCo Board;

•	The current directors and officers of MMAC have the right to continued indemnification, and to receive the benefit of directors’ and officers’ liability insurance, after the Business Combination; and

•	Each of MMAC’s independent directors, Messrs. Blair Faulstich, George Brokaw and John White, holds founder shares and are considered initial stockholders.

Interests of Certain Akazoo Directors and Officers in the Business Combination

In considering the recommendation of the Board to vote for the proposals to approve and adopt the Business Transaction Agreement and the Business Combination, MMAC stockholders should be aware that certain members of Akazoo’s Board of Directors and officers have agreements or arrangements that provide them with interests in the Business Combination that differ from, or are in addition to, those of Akazoo stockholders generally. In particular:

•	Apostolos Zervos, the Chief Executive Officer and a director of Akazoo, will receive a bonus of €1 million if the Business Combination closes.

•

Mr. Zervos and Pierre Schreuder, the Chief Financial Officer of Akazoo, will enter into employment agreements with the post-Business Combination Company. A description of the employment agreements can be found in this proxy statement/prospectus under the heading “Directors and Management of PubCo Following the Business Combination – Employment Agreements.”

•

An entity controlled by Mr. Schreuder and his spouse will receive a number of shares in LuxCo immediately prior to the Luxembourg Merger as a result of which they will hold shares in the post transaction company equal to approximately 0.7% of all outstanding shares at the closing of the Business Combination.

•

Mr. Zervos, Mr. Schreuder and other Akazoo employees hold options to purchase shares in Akazoo, such options to be transferred to LuxCo and exercised by them so that they will hold an aggregate of approximately 8.3% of PubCo at or soon after the closing of the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with IFRS.

Regulatory Approvals Required for the Business Combination

MMAC and Akazoo do not expect that the Business Combination will be subject to any state or federal regulatory requirements other than filings under applicable securities laws and the effectiveness of the registration statement of PubCo of which this proxy statement/prospectus is part. MMAC and Akazoo intend to comply with all such requirements. MMAC does not believe that, in connection with the completion of the Business Combination, any consent, approval, authorization or permit of, or filing with or notification to, any acquisition control authority will be required in any jurisdiction.

Listing of PubCo Ordinary Shares and Delisting and Deregistration of MMAC Common Stock

The MMAC Units, MMAC Common Stock, MMAC Rights and MMAC Warrants are currently listed on the NASDAQ Capital Market under the symbols “MMDMU,” “MMDM,” “MMDMR” and “MMDMW,” respectively.

Immediately prior to the consummation of the Merger, the MMAC Units will separate into their individual component parts and will cease separate trading and each outstanding MMAC Right will be automatically converted into one-tenth (1/10) of one share of MMAC Common Stock. Upon the consummation of the Merger, (i) outstanding shares of MMAC Common Stock (including shares that were automatically issued to holders of MMAC Rights pursuant to the conversion of such rights immediately prior to the Merger but excluding any redeemed shares) will be converted into PubCo Ordinary Shares, (ii) outstanding MMAC Warrants will be converted into PubCo Warrants and (iii) MMAC Common Stock, MMAC Warrants and MMAC Rights will be delisted from NASDAQ.

PubCo intends to apply for the listing of PubCo Ordinary Shares and PubCo Warrants on the NASDAQ Stock Market under the symbols “SONG” and “SONGW,” respectively. It cannot assured that the PubCo Ordinary Shares and PubCo Warrants will be approved for listing on NASDAQ.

Required Vote

The approval of the Business Combination Proposal requires the affirmative vote of at least a majority of the shares of MMAC Common Stock outstanding as of the Record Date. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Satisfaction of 80% Requirement

MMAC represented in the prospectus relating to its IPO that the business acquired in its initial business combination would have a fair market value equal to at least 80% of its net assets at the time of the transaction, including the funds held in the trust account. As of December 31, 2018, there was approximately $212 million in cash in the trust account. Based upon the estimated valuation of Akazoo that was developed by MMAC’s management and Macquarie, on behalf of the sponsor, and considered by the Board in evaluating and approving the Business Combination, the Board determined that the fair market value of Akazoo, and the Business Combination, meets this requirement.

The terms of the Business Combination were determined based upon arms-length negotiations between MMAC and Akazoo, with whom MMAC had no prior dealings. Under the circumstances, the Board believes that the total consideration for the Business Combination appropriately reflects the fair market value of Akazoo. In light of the financial background and experience of several members of MMAC’s management and Board, the Board also believes it is qualified to determine whether the Business Combination meets this requirement.

Appraisal Rights

Under Delaware law, MMAC stockholders are not entitled to appraisal rights for their shares in connection with the Business Combination.

Recommendation

The foregoing discussion of the information and factors considered by the Board is not meant to be exhaustive, but includes the material information and factors considered by the Board. After careful consideration, the Board has determined unanimously that the Business Combination Proposal is fair to, and in the best interests of, MMAC and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION

The following is a general discussion of the material U.S. federal income tax consequences (i) of the Business Combination to MMAC and PubCo, (ii) of the automatic conversion of MMAC Rights to MMAC Common Stock in connection with the Business Combination, (iii) of the Merger to U.S. Holders and Non-U.S. Holders (each as defined below) of MMAC Common Stock (including shares that were automatically issued to holders of MMAC Rights pursuant to the conversion of such rights immediately prior to the Merger but excluding any redeemed shares) and MMAC Warrants (collectively, the “MMAC securities”), (iv) of the subsequent ownership and disposition of PubCo Ordinary Shares and PubCo Warrants (collectively, the “PubCo securities”) received in the Merger and (v) of the exercise of the MMAC Common Stock redemption rights by U.S. Holders and Non-U.S. Holders.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, judicial decisions, and the Luxembourg-United States Tax Treaty (the “Tax Treaty”), all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of PubCo securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders, nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to U.S. Holders and Non-U.S. Holders that hold MMAC securities and/or MMAC Rights, and, after the completion of the Merger, PubCo securities, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•	banks or other financial institutions, underwriters, or insurance companies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	real estate investment trusts and regulated investment companies;

•	controlled foreign corporations or passive foreign investment companies;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	expatriates or former long-term residents of the United States;

•	subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•	dealers or traders in securities, commodities or currencies;

•	grantor trusts;

•	persons subject to the alternative minimum tax;

•	U.S. persons whose “functional currency” is not the U.S. dollar;

•	persons who received shares of MMAC Common Stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of MMAC Common Stock, or, after the Merger, the outstanding PubCo Ordinary Shares; or

•

persons holding MMAC securities and/or MMAC Rights, or, after the Business Combination (including the Merger), PubCo securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner MMAC securities and/or MMAC Rights, and, after the Merger, PubCo securities received in the Merger, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of MMAC securities and/or MMAC Rights, and, after the Merger, PubCo securities received in the Merger, that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds MMAC securities and/or MMAC Rights, and, after the completion of the Merger, PubCo securities received in the Merger, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Merger and the subsequent ownership and disposition of PubCo securities received in the Merger.

Because MMAC Units can be separated into their component parts at the option of the holder, a beneficial owner of a MMAC Unit should be treated as the owner of both the underlying component MMAC securities and MMAC Rights for U.S. federal income tax purposes.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. MMAC STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION (INCLUDING THE MERGER AND THE CONVERSION OF THE MMAC RIGHTS) AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES AFTER THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the Business Combination to MMAC and PubCo

Tax Residence of PubCo for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered for U.S. federal income tax purposes to be a tax resident in its country of organization or incorporation. Accordingly, under generally applicable U.S. federal income tax rules, PubCo, which is organized under the laws of Luxembourg, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code, however, contains rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and require an analysis of all relevant facts and circumstances, and there is limited guidance as to their application.

Under Section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident subject to U.S. federal income tax) if, pursuant to a plan or series of related transactions each of the following three conditions are met: (i) the non-U.S. corporation acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a U.S. corporation; (ii) after the acquisition, the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities (as determined under the Treasury Regulations); and (iii) subject to the Third Country Rule discussed below, after the acquisition, the percentage (by vote or value) of the shares of the acquiring non-U.S. corporation held by former shareholders and security holders of the U.S. corporation by reason of holding shares and securities (including rights to acquire shares and securities) of the U.S. corporation (which includes the receipt of the non-U.S. corporation’s shares in the acquisition) (the “Section 7874 Percentage”) is at least 80%. The third requirement is referred to in this proxy statement/prospectus as the “Ownership Test.”

In addition, the Treasury Regulations promulgated under Section 7874 include a rule that generally provides that, if (i) there is an acquisition of a domestic company by a non-U.S. corporation in which the Section 7874 Percentage is at least 60%, and (ii) in a related acquisition, such non-U.S. corporation acquires another non-U.S. corporation and the acquiring non-U.S. corporation is not subject to tax as a resident in the foreign country in which the acquired non-U.S. corporation was subject to tax as a resident prior to the acquisitions, then the acquiring non-U.S. corporation will be treated as a U.S. corporation for U.S. federal income tax purposes. This rule is referred to in this proxy statement/prospectus as the “Third Country Rule.”

For purposes of Section 7874, immediately after the completion of the Business Combination, the first two general conditions described above may be met because (i) PubCo could be viewed as directly acquiring substantially all of the assets of MMAC through the Merger, and (ii) PubCo, including its expanded affiliated group, will not have substantial business activities in Luxembourg for purposes of Section 7874. Furthermore, because PubCo is expected to be a tax resident in Luxembourg and not the United Kingdom (the jurisdiction in which Akazoo is tax resident), it is expected that the Third Country Rule could apply to the Business Combination if the Section 7874 Percentage were at least 60%. As a result, the application of Section 7874 to the Business Combination depends on the Section 7874 Percentage.

Based on the rules for determining share ownership and calculating the Section 7874 Percentage under Section 7874 and the Treasury Regulations promulgated thereunder, certain representations of the parties and certain factual assumptions, immediately after the Business Combination, MMAC stockholders and security holders are expected to be treated as holding less than 60% (by both vote and value) of the PubCo Ordinary Shares by reason of their ownership of MMAC Common Stock and other securities. As a result, under current law, PubCo should be treated as a non-U.S. corporation for U.S. federal income tax purposes. However, as noted above, the rules under Section 7874 are complex and require an analysis of all relevant facts and circumstances, and there is limited guidance as to their application. Further, whether the Ownership Test has been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances.

The computation of the Section 7874 Percentage is subject to various complex adjustments for which there is limited guidance. For example, for purposes of determining the Section 7874 Percentage, (i) any “non-ordinary course distributions” (within the meaning of the Treasury Regulations) made by the acquired U.S. corporation during the 36 months preceding the acquisition, including certain dividends and share repurchases, (ii) shares of the acquiring non-U.S. corporation’s stock attributable to the foreign acquirer’s passive assets (as determined under applicable rules), and (iii) any shares held by shareholders of the acquiring non-U.S. corporation that were issued for cash in a public offering related to the acquisition or other passive assets, in each case, are disregarded. In addition, changes to the rules in Section 7874 or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect PubCo’s status as a non-U.S. corporation for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

If PubCo were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial U.S. tax liability, in addition to tax liability in its country of residence. The remainder of this discussion assumes that PubCo will not be treated as a U.S. corporation for U.S. federal income tax purposes.

Gain Recognized by MMAC as a Result of the Merger

As discussed below, the Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code. However, as a result of Section 367(a) of the Code, MMAC will recognize gain (but not loss) on the transfer of its assets to PubCo, to the extent that the fair market value of such assets exceeds MMAC’s adjusted basis in such assets. MMAC does not expect the amount of such gain to be material, but there is no certainty this will be the case.

Certain U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders

The following discussion under this subsection, “—Certain U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders,” constitutes the opinion of Jones Day, counsel to MMAC, as to the material U.S. federal income tax consequences of the Business Combination to U.S. Holders of MMAC securities and/or MMAC Rights, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

Qualification of the Merger as a Reorganization

The Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code. However, the completion of the Merger is not conditioned on the receipt of an opinion of counsel that the Merger qualifies as a reorganization, and neither MMAC nor PubCo intends to request a ruling from the IRS regarding the qualification of the Merger as a reorganization. Accordingly, no assurance can be given that the IRS will not challenge the qualification of the Merger as a reorganization or that a court would not sustain such a challenge. The remainder of the discussion assumes that the Merger qualifies as reorganization within the meaning of Section 368 of the Code.

U.S. Federal Income Tax Consequences of the Merger

Although U.S. shareholders generally do not recognize gain or loss on the receipt of stock pursuant to a reorganization under Section 368 of the Code, Section 367(a) of the Code and Treasury Regulations promulgated thereunder require, where applicable, U.S. shareholders to recognize gain (but not loss) with respect to certain cross-border reorganizations. However, Section 367(a) should not apply to the Merger in a manner that causes gain recognition to the MMAC security holders, unless the exchange of MMAC securities for PubCo securities is considered to be an indirect stock transfer under the applicable Treasury Regulations. For this purpose, an indirect stock transfer may occur if PubCo transfers the assets it acquires from MMAC pursuant to the Merger to certain subsidiary corporations in connection with the Business Combination. Pursuant to the Business Transaction Agreement, neither PubCo nor its subsidiaries may transfer any asset previously held by MMAC to any such subsidiary (those treated as a corporation for U.S. federal income tax purposes). However, the rules under Section 367(a) and Section 368 of the Code are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations. Accordingly, no assurance can be given as to whether U.S. Holders will recognize gain, if any, as a result of the exchange of MMAC securities for PubCo securities.

Because the Merger should qualify as a reorganization under Section 368 of the Code, and Section 367(a) of the Code should not apply to the Merger in a manner that impacts the MMAC security holders, a U.S. Holder should not recognize gain or loss on the receipt of PubCo securities. The aggregate adjusted tax basis of a U.S. Holder in the PubCo Ordinary Shares received as a result of the Merger should equal the aggregate adjusted tax basis of the MMAC Common Stock surrendered in the exchange, and the aggregate adjusted tax basis in the PubCo Warrants received as a result of such exchange should equal the aggregate adjusted tax basis of the MMAC Warrants surrendered in the exchange. A U.S. Holder’s holding period for the PubCo securities received in the exchange should include the holding period for the MMAC securities surrendered in the exchange.

If Section 367(a) of the Code applies to the Merger, a U.S. Holder may recognize gain (but not loss) as a result of the Merger. If Section 368 of the Code does not apply to the Merger, for a reason other than the application of Section 367(a), a U.S. Holder may recognize gain (or loss, if any) as a result of the Merger. The amount of such gain (or loss, if applicable) would equal the difference between the amount realized in the exchange (generally, the fair market value of the PubCo Common Stock and PubCo Warrants received) and such U.S. Holder’s adjusted tax basis in the MMAC Common Stock and MMAC Warrants surrendered in the exchange. Any such gain or loss would generally be capital gain or loss and would be long-term capital gain or loss if the U.S. Holder’s holding period in the MMAC Common Stock or MMAC Warrants, as applicable, exceeds one year at the time of the exchange. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations.

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of MMAC securities for PubCo securities pursuant to the Merger, the qualification of the Merger as a reorganization and the potential application of Section 367(a) to the Merger.

U.S. Federal Income Tax Consequences of the Automatic Conversion of MMAC Rights to MMAC Common Stock

A U.S. Holder should not recognize gain or loss upon the automatic conversion of the MMAC Rights to MMAC Common Stock. The tax basis of MMAC Common Stock received by a U.S. Holder pursuant to the automatic conversion of MMAC Rights should be equal to the U.S. Holder’s tax basis in such MMAC Rights. The holding period of the MMAC Common Stock received should include the U.S. Holder’s holding period of the MMAC Rights.

Certain Reporting Requirements

Under applicable Treasury Regulations, “significant holders” of MMAC Common Stock generally will be required to comply with certain reporting requirements. A U.S. Holder is a “significant holder” if, immediately before the Merger, such U.S. Holder holds 5% or more, by vote or value, of the total outstanding MMAC Common Stock or owns MMAC Common Stock with a basis of $1,000,000 or more. U.S. Holders that are significant holders generally must file a statement with their U.S. federal income tax return for the taxable year that includes the Merger. The statement must set forth the U.S. Holder’s tax basis in, and the fair market value of, the MMAC Common Stock surrendered pursuant to the Merger (both as determined immediately before the surrender of shares), the date of the Merger, and the name and employer identification number of MMAC and PubCo, and the U.S. Holder will be required to retain permanent records of these facts. U.S. Holders should consult their own tax advisors as to whether they may be treated as a “significant holder” with respect to the Merger.

Certain U.S. Federal Income Tax Consequences to U.S. Holders and Non-U.S. Holders of the Ownership and Disposition of PubCo Securities

U.S. Federal Income Tax Consequences to U.S. Holders

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of PubCo securities to U.S. Holders who receive such PubCo securities pursuant to the Merger.

Distributions on PubCo Ordinary Shares

The gross amount of any distribution on PubCo Ordinary Shares that is made out of PubCo’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code.

Dividends received by non-corporate U.S. Holders (including individuals), subject to the discussion below under “—Passive Foreign Investment Company Status,” from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States which is determined by the U.S. Treasury Department to be satisfactory for purposes of these rules and which includes an exchange of information provision. The U.S. Treasury Department has determined that the Tax Treaty meets these requirements. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares listed on the NASDAQ (on which PubCo intends to apply to list the PubCo Ordinary Shares) will be considered readily tradable on an established securities market in the United States. Even if the PubCo Ordinary Shares are listed on NASDAQ, there can be no assurance that the PubCo Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that (i) do not meet a minimum holding period requirement during which they are not protected from the risk of loss or (ii)

elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense), will not be eligible for the reduced rates of taxation regardless of PubCo’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Finally, PubCo will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See the discussion below under “—Passive Foreign Investment Company Status.”

The amount of any dividend paid in foreign currency will be the U.S. dollar value of the foreign currency distributed by PubCo, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. Holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. Holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend payment in income to the date such U.S. Holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange income or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

To the extent that the amount of any distribution made by PubCo on the PubCo Ordinary Shares exceeds PubCo’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the U.S. Holder’s PubCo Ordinary Shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “—Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities.” Because PubCo may not account for earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should generally expect to treat distributions on PubCo Ordinary Shares as dividends.

Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities

Subject to the discussion below under “—Passive Foreign Investment Company Status,” a U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of PubCo Ordinary Shares or PubCo Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in the PubCo Ordinary Shares or PubCo Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of PubCo Ordinary Shares or PubCo Warrants will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the PubCo Ordinary Shares or PubCo Warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of PubCo Ordinary Shares or PubCo Warrants will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a PubCo Warrant

Except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a PubCo Ordinary Share on the exercise of a PubCo Warrant for cash. A U.S. Holder’s tax basis in a PubCo Ordinary Share received upon exercise of the PubCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the PubCo Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a PubCo Ordinary Share received upon exercise of the PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrants and will not include the period during which the U.S. Holder held the PubCo Warrants. If a PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the PubCo Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the PubCo Ordinary Shares received would equal the holder’s basis in the PubCo Warrant. If the cashless exercise were treated as not being a gain recognition event, a U.S. Holder’s holding period in the PubCo Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo Ordinary Share would include the holding period of the PubCo Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised PubCo Warrants treated as surrendered to pay the exercise price of the PubCo Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the PubCo Ordinary Shares that would have been received with respect to the surrendered warrants in a regular exercise of the PubCo Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the PubCo Ordinary Shares received would equal the U.S. Holder’s tax basis in the PubCo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the PubCo Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of PubCo Warrants provide for an adjustment to the number of PubCo Ordinary Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the PubCo Warrants would, however, be treated as receiving a constructive distribution from PubCo if, for example, the adjustment increases the warrant holders’ proportionate interest in PubCo’s assets or earnings and profits (e.g., through an increase in the number of PubCo Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of PubCo Ordinary Shares which is taxable to the U.S. Holders of such shares as described under “—Distributions on PubCo Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the PubCo Warrants received a cash distribution from PubCo equal to the fair market value of such increased interest.

Passive Foreign Investment Company Status

Notwithstanding the foregoing, certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if PubCo is treated as a PFIC for any taxable year during which such U.S. Holder holds PubCo securities. A non-U.S. corporation, such as PubCo, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after the application of certain look-through rules, either (i) 75% or more of its gross income for such year is “passive income” (as defined in the relevant provisions of the Code) or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

PubCo is not currently expected to be treated as a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and, thus, is subject to change. With certain exceptions, the PubCo Ordinary Shares would be treated as stock in a PFIC if PubCo were a PFIC at any time during a U.S. Holder’s holding period in such U.S. Holder’s PubCo Ordinary Shares. There can be no assurance that PubCo will not be treated as a PFIC for any taxable year or at any time during a U.S. Holder’s holding period.

If PubCo were to be treated as a PFIC, unless a U.S. Holder elects to be taxed annually on a mark-to-market basis with respect to its PubCo securities, gain realized on any sale or exchange of such PubCo securities and certain distributions received with respect to PubCo Ordinary Shares could be subject to additional U.S. federal income taxes, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. In addition, dividends received with respect to PubCo Ordinary Shares would not constitute qualified dividend income eligible for preferential tax rates if PubCo is treated as a PFIC for the taxable year of the distribution or for its preceding taxable year. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to their investment in the PubCo securities.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

In general, a Non-U.S. Holder of PubCo Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “—Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on PubCo Ordinary Shares (including constructive dividends) or any gain recognized on a sale or other disposition of PubCo Ordinary Shares (including any distribution to the extent it exceeds the adjusted basis in the Non-U.S. Holder’s PubCo Ordinary Shares) or PubCo Warrants unless:

•

the dividend or gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•

in the case of gain only, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a PubCo Warrant, or the lapse of a PubCo Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “—U.S. Federal Income Tax Consequences to U.S. Holders—Exercise or Lapse of a PubCo Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above for a Non-U.S. Holder’s gain on the sale or other disposition of the PubCo Ordinary Shares and PubCo Warrants.

Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights

U.S. Federal Income Tax Consequences to U.S. Holders

In the event that a U.S. Holder elects to redeem its MMAC Common Stock for cash as described in the section entitled “Special Meeting of MMAC Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the MMAC Common Stock under Section 302 of the Code. If the redemption qualifies as a sale or exchange of the MMAC Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the MMAC Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the MMAC Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of MMAC Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from MMAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the MMAC Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will not qualify for the dividends received deduction that may otherwise be allowed under the Code. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the MMAC Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of MMAC Common Stock treated as held by the U.S. Holder (including any MMAC Common Stock constructively owned by the U.S. Holder as a result of owning MMAC Warrants or MMAC Rights) relative to all of the shares of MMAC Common Stock outstanding both before and after the redemption. The redemption of MMAC Common Stock generally will be treated as a sale or exchange of the MMAC Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in MMAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only MMAC Common Stock actually owned by the U.S. Holder, but also shares of MMAC Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include MMAC Common Stock which could be acquired pursuant to the exercise of the MMAC Warrants or MMAC Rights. In order to meet the substantially disproportionate test, the percentage of MMAC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the MMAC Common Stock must, among other requirements, be less than 80% of the percentage of MMAC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the MMAC Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the MMAC Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other MMAC Common Stock. The redemption of the MMAC Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in MMAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in MMAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining MMAC Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its MMAC Warrants or possibly in other MMAC Common Stock constructively owned by it.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s MMAC Common Stock as described in the section entitled “Special Meeting of MMAC Stockholders—Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s common stock, as described above.

Any redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax on any capital gain recognized as a result of the redemption unless one of the exceptions described in “—Certain U.S. Federal Income Tax Consequences to U.S. Holders and Non-U.S. Holders of the Ownership and Disposition of PubCo Securities—U.S. Federal Income Tax Consequences to Non-U.S. Holders” applies.

With respect to any redemption treated as a distribution other than a sale or exchange, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, MMAC will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the MMAC Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. Holders with respect to their PubCo Ordinary Shares (including constructive dividends), and the proceeds received on the disposition of PubCo Ordinary Shares and PubCo Warrants effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as corporations). Information reporting requirements will also apply to redemptions from U.S. Holders of MMAC Common Stock. Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to PubCo securities, subject to certain exceptions (including an exception for PubCo securities held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold PubCo securities. In addition to these requirements, U.S. Holders may be required to annually file FinCEN Report 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Department of Treasury. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of PubCo securities.

Dividends paid with respect to PubCo Ordinary Shares (including constructive dividends) and proceeds from the sale or other disposition of PubCo Ordinary Shares and PubCo Warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-ECI, or otherwise establishes an exemption, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

FATCA

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a U.S. federal withholding tax of 30% on dividends on MMAC Common Stock paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on MMAC Common Stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding obligations under FATCA generally apply to payments of dividends (including constructive dividends) on MMAC Common Stock. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

Additionally, FATCA may impose a 30% withholding tax on payments of gross proceeds from the sale, exchange or redemption of property that gives rise to U.S.-source dividends or interest, including the MMAC Common Stock. The IRS recently issued Proposed Treasury Regulations that eliminate withholding on payments of gross proceeds. Pursuant to the Proposed Treasury Regulations, the issuer and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final regulations are issued.

MMAC will not pay any additional amounts to holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, you may be eligible for refunds or credits of such taxes. Redeeming Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible application of FATCA to redemptions of MMAC Common Stock.

MATERIAL U.K. INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION

The summary set out below is based on current United Kingdom (“UK”) tax law and HM Revenue and Customs (“HMRC”) practice (which may not be binding on HMRC) as of the date of this proxy statement/prospectus, both of which are subject to change, possibly with retrospective effect. No responsibility is accepted for any future legislation that may be introduced by the UK government, irrespective of whether such legislation has a retrospective effect on the information provided in this proxy statement/prospectus. This information should apply only to shareholders resident and, in the case of an individual, domiciled for tax purposes in the UK and to whom “split year” treatment does not apply (except insofar as express reference is made to the treatment of non-UK residents), who currently hold Akazoo ordinary shares as an investment and who are the absolute beneficial owners thereof.

This information does not address all possible tax consequences relating to the Business Combination and ongoing tax implications of holding LuxCo Shares or PubCo Ordinary Shares. Certain categories of shareholders, including those carrying on certain financial activities, those subject to specific tax regimes or benefitting from certain reliefs or exemptions, those connected with Akazoo, those that own (or are deemed to own) 5% or more of the Akazoo shares and/or voting power (either alone or together with connected persons) those connected with Akazoo, and those for whom the Akazoo ordinary shares or ultimately PubCo Ordinary Shares are employment related securities may be subject to special rules and this summary may not apply to such shareholders and any general statements made in this disclosure do not necessarily take them into account.

This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular investor. It does not address all of the tax considerations that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under UK tax law.

It should be noted that an application for advance clearance from HMRC under Section 138 Taxation of Chargeable Gains Act 1992 (“TCGA 1992”) and Section 701 Income Tax Act 2007 (“ITA 2007”) will be made by the Akazoo prior to the Business Combination.

It is understood that the transactions are being undertaken entirely for bona fide commercial reasons, and on an arm’s length basis, or with a similar effect where the parties are treated as being as being connected with each other, and there is no intention to confer a gratuitous benefit on any person.

Tax consequences for Akazoo shareholders of exchange of Akazoo ordinary shares for LuxCo Shares

UK Shareholders

Prima facie, a disposal of shares is a chargeable event under the provisions of the Capital Gains Tax (“CGT”) legislation.

Shareholders who are resident in the UK, and individual shareholders who are temporarily non-resident and subsequently resume residence in the UK within a certain time may, depending on their circumstances and the availability of exemptions or reliefs (including, for example, the annual exempt amount for individuals, which is £11,700 for the 2018/19 tax year, and Substantial Shareholding Exemption (“SSE”) or indexation allowance for corporate shareholders), be liable to UK taxation on chargeable gains in respect of gains arising from a sale or other disposal (or deemed disposal) of the Akazoo ordinary shares.

However, subject to certain conditions, the CGT legislation in Section 135 TCGA 1992 provides that Akazoo ordinary shares exchanged for LuxCo Shares may be treated as a reorganization of the original shareholding such that the LuxCo Shares may be treated as if they were the original Akazoo ordinary shares and there should be no disposal for CGT purposes as a result of such reorganization.

For UK shareholders (to whom SSE does not apply) the disposal of Akazoo ordinary shares in exchange for LuxCo Shares may fall within the conditions of Section 135 TCGA 1992 where:

•	LuxCo will hold more than 25% of the original share capital of Akazoo; and

•

The exchange of securities takes place for bona fide commercial reasons and does not form part of a scheme or arrangements, of which the main purpose, or one of the main purposes is the avoidance of liability to CGT (Section 137 TCGA 1992).

It should be noted that the “bona fide commercial reasons test” referred to above should only be relevant in the case of shareholders who (together with persons connected with them) hold more than 5% of Akazoo ordinary shares.

An application for advance clearance from HMRC under Section 138 TCGA 1992 that the bona fide commercial reasons test applies will be made by the Akazoo prior to the Business Combination.

The effect of Section 135 TCGA 1992 (where it applies) is that the LuxCo Shares inherit the original base cost and acquisition date of the Akazoo ordinary shares for the purposes of a future disposal of LuxCo Shares.

Advance clearance will also be sought from HMRC under Section 701 ITA 2007 that the main purpose, or one of the main purposes, of the Business Combination is to obtain an income tax advantage for UK individual shareholders so that the transactions in securities rules should not apply to recharacterise the transaction into a taxable event from the perspective of such individuals.

Substantial Shareholding Exemption

SSE provides a complete exemption from the liability to corporation tax on the gains generated from qualifying disposals of shares and interests in shares by qualifying companies. Conversely, if losses are generated by the disposal and the SSE conditions are met, the losses are not allowable. The SSE provisions where applicable take priority over Section 135 TCGA 1992.

For SSE to apply the investing company must have held a substantial shareholding in the investee company (being Akazoo) for a continuous period of 12 months during the six years prior to disposal.

A shareholding is substantial if the investing company:

•	owns no less than 10% of the investee company’s ordinary share capital;

•	is beneficially entitled to no less than 10% of the profits available for distribution to equity holders of the company; and

•	would be beneficially entitled on a winding up to no less than 10% of the assets of the company available for distribution to equity holders.

The investee company (being Akazoo) must be a qualifying company throughout the 12-month period which the substantial shareholding conditions are met and immediately after the transaction.

To be a qualifying company, Akazoo must be a trading company or part of a trading group, where activities do not include non-trading activities to a ‘substantial’ extent. The term ‘substantial’ is not defined in the legislation but is generally interpreted by HMRC to be more than 20%. This is judged by any measure which is reasonable in the circumstances (i.e. turnover, asset base, management time, etc.) and must account for no more than 20% of activities as a whole.

In addition, non-trading activities exclude investments in other group companies and intra-group debt as, to the extent there are activities with members of the same trading group, these are treated as one business such that the activities are disregarded.

Where SSE applies, LuxCo Shares should be deemed to be acquired for an acquisition cost equal to their market value at the date of the exchange. However, any subsequent disposal of shares may not qualify for SSE where the 12-month holding period requirement is not met.

Entrepreneurs’ relief

Where the conditions of Entrepreneurs’ Relief (“ER”) are met for individual UK shareholders, ER may apply such that the capital gain expected on the sale should be taxed at 10%, subject to the lifetime limit of £10 million per individual.

In overview, the conditions of ER require that the individual UK shareholders must be employees or officers and hold at least 5% of the nominal value of the ordinary share capital carrying entitlement to at least 5% of the votes of Akazoo throughout the 12 months preceding disposal, as well as entitling the shareholder to 5% of the Akazoo’s distributable profits and assets on a winding up. For disposals on or after April 6, 2019, the qualifying holding period has been extended to 24 months.

Non-UK Shareholders

An individual shareholder who is not a UK resident shareholder will not be liable to UK CGT on chargeable gains realized on the disposal of his or her Akazoo ordinary shares unless such shareholder carries on (whether solely or in partnership) a trade, profession or vocation in the UK through a branch or agency in the UK to which the shares are attributable. In these circumstances, such shareholder may, depending on his or her individual circumstances, be chargeable to UK CGT on chargeable gains arising from a disposal of his or her shares.

A corporate holder of shares that is not a UK resident shareholder will not be liable for UK corporation tax on chargeable gains realized on the disposal of its shares unless it carries on a trade in the UK through a permanent establishment to which the shares are attributable. In these circumstances, a disposal of shares by such shareholder may give rise to a chargeable gain or an allowable loss for the purposes of UK corporation tax.

Tax consequences for the Luxembourg Merger

UK Shareholders

The Luxembourg Merger will result in LuxCo Shares being cancelled with the LuxCo shareholders acquiring PubCo Ordinary Shares as consideration. The LuxCo shareholders may also potentially receive a compensating payment (“Soulte”) under Luxembourg Company Law.

Prima facie, a disposal of shares is a chargeable event under the provisions of the CGT legislation.

However, subject to certain conditions, Section 136 TCGA 1992 provides that, where the consideration for the merger is the issue of shares in the offeror company (being PubCo), the transaction may be treated as a scheme of reconstruction whereby the new holdings in PubCo received by the LuxCo shareholders should be treated as the same asset as their original LuxCo Shares.

For UK shareholders the disposal of LuxCo Shares in exchange for PubCo Ordinary Shares may fall within the conditions of Section 136 TCGA 1992 where:

•	PubCo issues PubCo Ordinary Shares to the shareholders of LuxCo in direct proportion to their holdings in the PubCo;

•	The LuxCo Shares in LuxCo are either retained or cancelled, or otherwise extinguished; and

•	The issue of the shares and debentures is entered into for the purposes of, or in connection with, a scheme of reconstruction (considered further below).

In addition, the scheme of reconstruction must be effected for bona fide commercial reasons and not form part of a scheme or arrangements of which the main purpose, or one of the main purposes, is the avoidance of liability to capital gains tax or corporation tax (Section 137 TCGA 1992). It should be noted that the bona fide commercial reasons test above should only be relevant in the case of shareholders who (together with persons connected with them) hold more than 5% of the LuxCo Shares.

A scheme of reconstruction may be treated as occurring where:

•	There is an issue of ordinary share capital to the holders of ordinary share capital in LuxCo which does not involve the issue of share capital to anyone else;

•

The shareholders in LuxCo that hold the class (or classes) of ordinary shares involved in the scheme of reconstruction have the same entitlement to acquire ordinary shares in PubCo as any member of that class; and

•	The effect of the restructuring is that the whole or substantially the whole of the business or businesses of LuxCo is carried on by PubCo.

Where the investment is a holding of shares in a trading subsidiary, the legislation allows a controlling holding to be treated as a part of the parent company’s business. In this respect, it is understood that the whole or substantially the whole of the business of LuxCo should be carried on by PubCo.

An application for advance clearance from HMRC under Section 138 TCGA 1992 that the bona fide commercial reasons test applies will be made by the Akazoo prior to the business combination.

The effect of Section 136 TCGA 1992 where it applies is that the PubCo Ordinary Shares received in the Luxembourg Merger inherit the original base cost and acquisition date of the LuxCo Shares for the purposes of a future disposal of PubCo Ordinary Shares.

Advance clearance will also be sought from HMRC under Section 701 ITA 2007 that the main purpose, or one of the main purposes, of the Business Combination is to obtain an income tax advantage for UK individual shareholders so that the transactions in securities rules should not apply to recharacterise the transaction into a taxable event from the perspective of such individuals.

As the receipt of the Soulte does not appear to constitute consideration comprising shares, the Soulte may potentially be treated as taxable for UK purposes and recipients of the Soulte should seek their own tax advice on the UK tax treatment.

The Luxembourg Merger would result in LuxCo ceasing to hold certain assets such as the shares in Akazoo. Section 13 TCGA 1992 (attribution to UK residents of capital gains of non-resident close companies) may potentially be applicable in this situation, although relief from this provision is available where the relevant transaction does not form part of a scheme or arrangements of which the main purpose, or one of the main purposes, was avoidance of liability to capital gains tax or corporation tax. Alternatively, protection from a Section 13 TCGA 1992 charge may be available under the capital gains tax article of the UK/Luxembourg double tax treaty.

Non-UK Shareholders

An individual holder who is not a UK resident shareholder will not be liable to UK CGT on chargeable gains realized on the disposal of his or her LuxCo Shares unless such shareholder carries on (whether solely or in partnership) a trade, profession or vocation in the UK through a branch or agency in the UK to which the shares are attributable. In these circumstances, such shareholder may, depending on his or her individual circumstances, be chargeable to UK CGT on chargeable gains arising from a disposal of his or her LuxCo Shares.

A corporate holder of shares that is not a UK resident shareholder will not be liable for UK corporation tax on chargeable gains realized on the disposal of its LuxCo Shares unless it carries on a trade in the UK through a permanent establishment to which the shares are attributable. In these circumstances, a disposal of shares by such shareholder may give rise to a chargeable gain or an allowable loss for the purposes of UK corporation tax.

Other ongoing tax matters

Taxation of PubCo Dividends

Individuals

UK resident individuals receive an annual tax free allowance in relation to dividend receipts of £2,000 (for the 2018/19 tax year). Dividend receipts in excess of this allowance will be taxed at the rates of 7.5% for basic rate income tax payers, 32.5% for higher rate income tax payers, and 38.1% for additional rate income tax payers.

Subject to detailed conditions and each shareholder’s relevant facts and circumstances, double tax relief may be available for Luxembourg dividend withholding tax suffered on PubCo dividends.

Corporate Shareholders

Although shareholders who are within the charge to corporation tax would strictly be subject to corporation tax on dividends paid by PubCo (subject to special rules for such shareholders that are “small” companies), generally such dividends may fall within an exempt class and so would not be subject to corporation tax.

Inheritance Tax

The PubCo Ordinary Shares will form part of the taxable estate for inheritance tax (“IHT”) of UK domiciled individuals who are shareholders and those that are treated as being domiciled there through long residence. A transfer of ownership by gift or settlement of such assets by, or on the death by such beneficial owners may (subject to certain exemptions or reliefs) give rise to a UK IHT liability. Transfer of assets by individuals during life or on death, or by trustees at less than full market value, may be treated as gifts and subject to IHT. If the donor reserves or retains some benefit after the transfer, certain anti-avoidance tax legislation could apply. Where shares are held by trusts established by UK domiciled or deemed UK domiciled individuals they will also fall within the ambit of the IHT rules and separate advice should be taken as to the consequences involved.

Transfer of assets abroad

The anti-avoidance rules contained within Section 714 et seq ITA 2007 seek to prevent the avoidance of UK taxation by transfer of assets abroad by UK individuals. A main condition for these rules to apply is that there must be a transfer of assets by a UK resident individual so that income deriving from those assets becomes payable to a person abroad. In addition, the individual must have the power to enjoy that income in some way as a result of a transfer of assets alone or together with associated operations or receive or be entitled to receive a capital sum in any way connected with any relevant transactions.

These rules do not apply, however, where it can be shown that the avoidance of taxation was not the purpose or one of the purposes for which the transfer or any associated operation was effected or the transfer and any associated operations were genuine commercial transactions and were not designed for the purpose of avoiding liability to taxation.

Depositary Receipt Systems and Clearance Services

Depositary Receipts (“DRs”) are used as substitute instruments indicating ownership of securities such as shares. Although DRs may be owned by anyone, they are designed primarily to enable investors to hold and deal in shares of companies located in countries other than their own. Such activities might otherwise be inhibited by difficulties in transferring original share certificates from one country to another. The investors hold or trade the DRs rather than the share certificates themselves.

Following the European Court of Justice decision in C-569/07 HSBC Holdings Plc, Vidacos Nominees Limited v. The Commissioners of Her Majesty’s Revenue & Customs and the First-tier Tax Tribunal decision in HSBC Holdings Plc and The Bank of New York Mellon Corporation v. The Commissioners of Her Majesty’s Revenue & Customs, HMRC has confirmed that holding shares via depositary receipt systems may affect liability to CGT or corporation tax.

UK issued DRs

Where a DR is issued in the UK the HMRC view is that the holder of a DR is the beneficial owner of the underlying shares. The practical implications include that:

•

a transfer of shares by a shareholder to a depository in exchange for an issue of DRs is not a disposal of the shares for capital gains purposes because the shareholder retains beneficial ownership of the shares;

•

a disposal of the DRs is a disposal of both the DRs themselves and a disposal of the underlying shares. In practice the value of a DR will track the value of the underlying shares very closely and to that extent the consideration for the disposal of the DRs should be regarded as consideration for the disposal of the shares;

•

in a share exchange or company reconstruction in which shareholders have an option to receive DRs instead of being issued with shares HMRC accept that the shares are to be treated for the purposes of Section 135 TCGA 1992 as being issued to the shareholders; and

•

if the holder of DRs converts them back into the underlying shares there is no change of ownership of those shares and so no disposal of the shares. There will have been a disposal of the DRs and the usual computational rules will apply. If no consideration is received for the disposal of the DRs there will be no chargeable gain.

DRs issued outside UK

Where a DR is issued outside the UK the question of whether the holder of the DR is the beneficial owner of the underlying shares will be determined by reference to the law of the territory in which the DR is issued. Information on beneficial ownership may be provided to investors by the depository.

Beneficial ownership not conclusively determined by overseas law

Where beneficial ownership of the underlying shares cannot conclusively be determined by reference to the law governing the arrangements relating to the issue of the DRs, for tax purposes HMRC will continue to determine beneficial ownership according to its understanding of the principles of UK law. This means that HMRC would continue to apply its longstanding practice of regarding the holder of a DR as holding the beneficial interest in the underlying shares.

Stamp Duty and Stamp Duty Reserve Tax

The statements in this section entitled “Stamp Duty and Stamp Duty Reserve Tax (“SDRT”) are intended as a general guide to the current UK stamp duty and SDRT position. The discussion below relates to shareholders wherever resident, but investors should note that certain categories of person are not liable to stamp duty or SDRT and others may be liable at a higher rate or may, although not primarily liable for tax, be required to notify and account for SDRT under the Stamp Duty Reserve Tax Regulations 1986.

Tax consequences for Akazoo shareholders of the Share Exchange

Subject to obtaining relief under Section 77 Finance Act 1986 (“FA 1986”) described below, a transfer of Akazoo ordinary shares by the existing shareholders to LuxCo would give rise to stamp duty at 0.5% for LuxCo and so should have no direct impact on the Akazoo shareholders.

Relief from UK stamp duty for LuxCo may be available under Section 77 FA 1986 where the acquisition involves the issue of classes of shares and loan notes in LuxCo in the same proportions as they were in Akazoo immediately before the acquisition was made.

For this relief to apply, the transaction must be effected for bona fide commercial reasons and not form part of a scheme or arrangement of which the main purpose, or one of the main purposes, is avoidance of liability to stamp duty, stamp duty reserve tax, income tax, corporation tax or capital gains tax and the appropriate technical conditions of Section 77 FA 1986 are met.

In addition, at the time of the exchange there must be no disqualifying arrangements for the purposes of Section 77A FA 1986 under which a different person or persons together could obtain control of LuxCo. It is understood that LuxCo will cease to exist upon consummation of the Luxembourg Merger and that the existing shareholders of Akazoo will continue to control LuxCo following the Share Exchange and then PubCo following the Luxembourg Merger, so on these bases there should be no disqualifying arrangement.

Adjudication will be sought from HMRC that relief is available under Section 77 FA 1986.

Tax consequences for the Luxembourg Merger

No UK stamp duty or SDRT should arise on this transaction on the basis that the shares in LuxCo and PubCo are not UK assets.

MATERIAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION IN THE GRAND DUCHY OF LUXEMBOURG

The following summary is based on the law and practice applicable in the Grand Duchy of Luxembourg as at the date of this proxy statement/prospectus and is subject to changes in law (or interpretation) later introduced, whether or not on a retroactive basis. It does not purport to be a complete analysis of all possible tax situations that may be relevant to an investment decision. It is included herein solely for preliminary information purposes. It is not intended to be, nor should it be construed to be, legal or tax advice. It is a description of the essential material Luxembourg tax consequences with respect to PubCo Ordinary Shares and may not include tax considerations that arise from rules of general application or that are generally assumed to be known to holders. Holders of PubCo Ordinary Shares should inform themselves of, and when appropriate, consult their professional advisors with regard to the possible tax consequences of subscription for buying, holding, exchanging, redeeming or otherwise disposing of PubCo Ordinary Shares under the laws of their country of citizenship, residence, domicile or incorporation.

It is expected that holders of PubCo Ordinary Shares will be resident for tax purposes in many different countries. Consequently, no attempt is made in this proxy statement/prospectus to summarize the taxation consequences for each investor subscribing, buying, holding, exchanging, redeeming or otherwise disposing of PubCo Ordinary Shares. These consequences will vary in accordance with the law and practice currently in force in a holder’s country of citizenship, residence, domicile or incorporation and with an holder‘s personal circumstances. Holders of PubCo Ordinary Shares should be aware that the residence concept used under the respective headings applies for Luxembourg income tax assessment purposes only. Any reference in this section to a tax, duty, levy, impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only.

Holders of PubCo Ordinary Shares should also note that a reference to Luxembourg income tax generally encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi) as well as personal income tax (impôt sur le revenu des personnes physiques). Corporate taxpayers may further be subject to net wealth tax (impôt sur la fortune), as well as other duties, levies and taxes. Corporate income tax, municipal business tax and the solidarity surcharge invariably apply to most corporate taxpayers resident in Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where individual taxpayers act in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Taxation of PubCo

Income tax

PubCo is subject to corporate income tax (impôt sur le revenu des collectivités – “CIT”) and municipal business tax (impôt commercial communal – “MBT”) at ordinary rates in Luxembourg.

One of the key tax measures contained in the Coalition Agreement released by the new Luxembourg government on December 3, 2018 is its commitment to decrease the maximum aggregate CIT and MBT rate by 1% in 2019 (consequently from 26.01% to 25.01% for companies located in Luxembourg City). Although this solely represents a proposal at this stage, PubCo has no element indicating that the proposed CIT/MBT rate decrease should not be implemented in the Luxembourg tax legislation in the course of 2019, applying to fiscal periods closing on or after January 1, 2019. The aggregate maximum applicable rate (including the surcharge for the employment fund) should hence amount to 25.01% for companies located in Luxembourg-city in 2019.

Dividends and other payments derived from shares held by PubCo are subject to income tax, unless the conditions of the participation exemption regime, as described below, are satisfied. A tax credit is generally granted for withholding taxes levied at source within the limit of the CIT payable in Luxembourg on such income, whereby any excess withholding tax is not refundable.

Under the Luxembourg participation exemption regime (subject to the relevant anti-abuse rules), dividends derived from shares may be exempt from income tax at the level of PubCo if (i) the distributing company is a qualified subsidiary (“Qualified Subsidiary”9) and (ii) at the time the dividend is placed at the disposal of PubCo, the latter has held or commits itself to hold for an uninterrupted period of at least twelve (12) months a shareholding representing a direct participation in the Qualified Subsidiary of at least either (a) ten percent (10%) in the share capital or (b) an acquisition price of at least one million two hundred thousand Euros (€ 1,200,000). Liquidation proceeds are assimilated to a received dividend and may be exempt under the same conditions. If the conditions of the Luxembourg participation exemption regime are not met, fifty percent (50%) of the dividends received by PubCo from a Qualified Subsidiary may nevertheless be exempt from income tax.

Under the Luxembourg participation exemption regime, capital gains realized on shares of a Qualified Subsidiary may be exempt from income tax at the level of PubCo if, at the time the capital gain is realized, PubCo has held or commits itself to hold for an uninterrupted period of at least twelve (12) months a shareholding representing a direct participation in the Qualified Subsidiary of at least either (a) ten percent (10%) in the share capital or (b) an acquisition price of at least six million Euros (€ 6,000,000).

Shares held through a tax transparent entity are deemed to be direct participations in proportion of the net assets held in the transparent entity.

Withholding tax

Dividends paid by PubCo to holders of PubCo Ordinary Shares are as a rule subject to a 15% withholding tax in Luxembourg, unless a reduced treaty rate or the Luxembourg participation exemption regime applies.

Under the Luxembourg participation exemption regime (subject to the relevant anti-abuse rules), dividends distributed by PubCo under the PubCo Ordinary Shares may be exempt from withholding tax if (i) the holder is an Eligible Parent10 and (ii) at the time the dividend is placed at the disposal of the Eligible Parent, the latter has held or committed itself to hold for an uninterrupted period of at least twelve (12) months a shareholding representing a direct participation in PubCo of at least either (a) ten percent (10%) in the share capital or (b) an acquisition price of at least one million two hundred thousand Euros (€ 1,200,000).

PubCo Ordinary Shares held through a tax transparent entity are deemed to be direct participations in proportion of the net assets held in the transparent entity.

No withholding tax is levied on capital gains and liquidation proceeds.

Net wealth tax

PubCo is as a rule subject to Luxembourg net wealth tax on its net assets as determined for net wealth tax purposes. Net wealth tax is levied at the rate of 0.5% on net assets not exceeding € 500 million and at the rate of 0.05% on the portion of the net assets exceeding € 500 million. Net wealth is referred to as the unitary value (valeur unitaire), as determined at January 1 of each year. The unitary value is in principle calculated as the difference between (i) assets estimated at their fair market value (valeur estimée de réalisation), and (ii) liabilities vis-à-vis third parties.

[9]

A Qualified Subsidiary means (a) a company covered by Article 2 of the amended EU Directive 2011/96/EU of 30 November 2011, on the common system applicable in the case of parent companies and subsidiaries of different Member States, (b) a Luxembourg resident fully-taxable capital company (société de capitaux) not listed in the appendix to Article 166(10) Income Tax Law, (c) a Luxembourg non-resident capital company (société de capitaux) fully liable to a tax corresponding to Luxembourg CIT.

[10]

An Eligible Parent means (a) a company covered by Article 2 of the amended EU Directive 2011/96/EU of 30 November 2011, on the common system applicable in the case of parent companies and subsidiaries of different Member States, (b) a Luxembourg resident fully-taxable capital company (société de capitaux) not listed in the appendix to Article 166(10) Income Tax Law, (c) the Central Government, municipalities, associations of municipalities, operations of local public-law entities, (d) a Luxembourg permanent establishment of a company specified above, (e) a non-resident company fully liable to a tax corresponding to Luxembourg CIT and resident of a State with which Luxembourg has a double taxation treaty, or a Luxembourg permanent establishment thereof, (f) a Swiss resident capital company (société de capitaux) which is effectively subject to CIT in Switzerland without benefiting from an exemption, (g) a capital company (société de capitaux) or cooperative company (société cooperative) resident of a State that is a contracting party to the Agreement on the European Economic Area (“EEA”), other than an EU Member State, and which is fully liable to a tax corresponding to Luxembourg CIT, (h) a Luxembourg permanent establishment of a capital company (société de capitaux) or cooperative company (société cooperative) resident of a State that is a contracting party to the Agreement on the EEA, other than an EU Member State.

Under the participation exemption regime, a shareholding representing a direct participation held by PubCo in a Qualified Subsidiary of at least either (a) ten percent (10%) in the share capital or (b) an acquisition price of at least one million two hundred thousand Euros (€ 1,200,000) is exempt for net wealth tax purposes.

Shares held through a tax transparent entity are deemed to be direct participations in proportion of the net assets held in the transparent entity.

A minimum net wealth tax (“MNWT”) is levied on companies having their statutory seat or central administration in Luxembourg. The MNWT is set at € 4,815 in case the sum of PubCo’s fixed financial assets, receivable against related companies, transferable securities and cash at bank exceeds 90% of its total gross assets and € 350,000. In all other cases, the MNWT ranges from € 535 to € 32,100, depending on PubCo’s total gross assets.

Other taxes

No stamp duty or other tax is generally payable in Luxembourg in connection with the issue of PubCo Ordinary Shares, except a fixed registration duty of € 75 which is paid upon PubCo’s incorporation or any amendment of its articles of association.

Taxation of the holders of PubCo Ordinary Shares

Tax residency

A holder will not become resident, nor be deemed to be resident, in Luxembourg solely by virtue of holding and/or disposing of PubCo Ordinary Shares or the execution, performance, delivery and/or enforcement of his/her rights thereunder.

Income tax

For the purposes of this section, a disposal may include a sale, an exchange, a contribution, a cancellation or any other kind of alienation of PubCo Ordinary Shares. Taxable gains are determined as being the difference between the price for which the Ordinary Shares have been disposed of and the lower of their cost or book value.

Luxembourg resident holders

Luxembourg resident individuals

Any dividend and other payment derived from PubCo Ordinary Shares received by Luxembourg resident individual holders, acting in the course of the management of either their private wealth or their professional/business activity, are subject to income tax at the progressive ordinary rates. Under current Luxembourg tax laws, fifty percent (50%) of the dividends distributed by PubCo and received by a Luxembourg resident individual holder is however exempt from income tax.

Capital gains realized upon the sale, disposal or redemption of PubCo Ordinary Shares by Luxembourg resident individual holders acting in the course of the management of their private wealth are not subject to Luxembourg income tax, provided this sale, disposal or redemption takes place more than six (6) months after the PubCo Ordinary Shares were acquired and provided the PubCo Ordinary Shares do not represent a substantial shareholding. A shareholding is considered as a substantial shareholding in limited cases, in particular if (i) the holder has held, either alone or together with his/her spouse or partner and/or his/her minor children, either directly or indirectly, at any time within the five (5) years preceding the realization of the gain, more than ten percent (10%) of the share capital of PubCo or (ii) the holder acquired free of charge, within the five (5) years preceding the transfer, a participation that constituted a substantial participation in the hands of the alienator (or alienators, in case of successive transfers free of charge within the same five year period). Capital gains realized on a substantial participation more than six (6) months after the acquisition thereof are subject to income tax according to the half-global rate method (i.e. the average rate applicable to the total income is calculated according to progressive income tax rates and half of the average rate is applied to the capital gains realized on the substantial participation).

Capital gains realized upon the disposal of PubCo Ordinary Shares by a Luxembourg resident individual holder acting in the course of the management of his professional/business activity are subject to income tax at ordinary rates.

Luxembourg resident corporations

Luxembourg resident corporate holders (sociétés de capitaux) must include any profits derived, as well as any gain realized on the sale, disposal or redemption of PubCo Ordinary Shares, in their taxable profits for Luxembourg income tax assessment purposes, unless the conditions of the Luxembourg participation exemption regime, as described below, are satisfied.

Under the Luxembourg participation exemption regime (subject to the relevant anti-abuse rules), dividends derived from the Ordinary Shares may be exempt from income tax at the level of the holder if (i) the holder is a Luxembourg fully taxable company (“Eligible Lux Parent”) and (ii) at the time the dividend is placed at the disposal of the Eligible Lux Parent, the latter has held or committed itself to hold for an uninterrupted period of at least twelve (12) months a shareholding representing a direct participation in PubCo of at least either (a) ten percent (10%) in the share capital or (b) an acquisition price of at least one million two hundred thousand Euros (€ 1,200,000). Liquidation proceeds are assimilated to a received dividend and may be exempt under the same conditions. If the conditions of the Luxembourg participation exemption regime are not met, fifty percent (50%) of the dividends received by a Luxembourg fully-taxable resident company may nevertheless be exempt from income tax.

Under the Luxembourg participation exemption regime, capital gains realized on the Ordinary Shares may be exempt from income tax at the level of the holder if (i) the holder is an Eligible Lux Parent and (ii) at the time the capital gain is realized, the Eligible Lux Parent has held or committed itself to hold for an uninterrupted period of at least twelve (12) months a shareholding representing a direct participation in PubCo of at least either (a) ten percent (10%) in the share capital or (b) an acquisition price of at least six million Euros (€ 6,000,000).

PubCo Ordinary Shares held through a tax transparent entity are deemed to be direct participations in proportion of the net assets held in the transparent entity.

Luxembourg residents benefiting from a special tax regime

Luxembourg resident holders benefiting from a special tax regime, such as (i) undertaking for collective investments subject to the amended law of December 17, 2010, (ii) specialized investment funds governed by the amended law of February 13, 2007, (iii) family wealth management companies governed by the amended law of May 11, 2007 and iv) reserved alternative investment funds treated as a specialized investment fund for Luxembourg tax purposes and governed by the law of July 23, 2016, are tax exempt entities in Luxembourg and are thus not subject to any Luxembourg income tax.

Non-resident holders

Holders who are non-residents of Luxembourg and who have neither a permanent establishment nor a permanent representative in Luxembourg to which or whom PubCo Ordinary Shares are attributable, are generally not subject to any tax on income and capital gains in Luxembourg. As an exception, and subject to the provisions of a relevant double tax treaty, a Holder who is non-resident of Luxembourg and who has neither a permanent establishment nor a permanent representative in Luxembourg to which or whom PubCo Ordinary Shares are attributable is however subject to tax on capital gains in Luxembourg in case where the PubCo Ordinary Shares represent a substantial shareholding11 and either this sale, disposal or redemption takes place (i) within the first six (6) months of the acquisition of the PubCo Ordinary Shares or (ii) after six (6) months and such Holder has been a Luxembourg resident taxpayer for more than fifteen (15) years and has become a Luxembourg non-resident taxpayer less than five (5) years before the disposal takes place.

[11]

A shareholding is considered as a substantial shareholding in limited cases, in particular if (i) the Holder has held, either alone or together with his/her spouse or partner and/or his/her minor children, either directly or indirectly, at any time within the five (5) years preceding the realization of the gain, more than ten percent (10%) of the share capital of PubCo or (ii) the Holder acquired free of charge, within the five (5) years preceding the transfer, a participation that constituted a substantial participation in the hands of the alienator (or alienators, in case of successive transfers free of charge within the same five year period).

Holders who are non-residents of Luxembourg but who have a permanent establishment or a permanent representative in Luxembourg to which or whom PubCo Ordinary Shares are attributable must include any income received, as well as any gain realized on the sale, disposal or redemption of the PubCo Ordinary Shares in their taxable income for Luxembourg tax assessment purposes, unless the conditions of the Luxembourg participation exemption regime, as described below, are satisfied.

Under the Luxembourg participation exemption regime (subject to the relevant anti-abuse rules), dividends derived from PubCo Ordinary Shares may be exempt from income tax at the level of the Holder if (i) the Ordinary Shares are attributable to a qualified permanent establishment (“Qualified Permanent Establishment12”) and (ii) at the time the dividend is placed at the disposal of the Qualified Permanent Establishment, the latter has held or committed itself to hold for an uninterrupted period of at least twelve (12) months a shareholding representing a direct participation in PubCo of at least either (a) ten percent (10%) in the share capital or (b) an acquisition price of at least one million two hundred thousand Euros (€ 1,200,000). Liquidation proceeds are assimilated to a received dividend and may be exempt under the same conditions. If the conditions of the Luxembourg participation exemption regime are not met, fifty percent (50%) of the dividends received by a Luxembourg permanent establishment or permanent representative may nevertheless be exempt from income tax.

Under the Luxembourg participation exemption regime, capital gains realized on PubCo Ordinary Shares may be exempt from income tax at the level of the holder if (i) the PubCo Ordinary Shares are attributable to a Qualified Permanent Establishment and (ii) at the time the capital gain is realized, the Qualified Permanent Establishment has held or committed itself to hold for an uninterrupted period of at least twelve (12) months a shareholding representing a direct participation in PubCo of at least either (a) ten percent (10%) in the share capital or (b) an acquisition price of at least six million Euros (€ 6,000,000).

PubCo Ordinary Shares held through a tax transparent entity are deemed to be direct participations in proportion of the net assets held in the transparent entity.

Net wealth tax

In general, Luxembourg non-resident holders are not subject to net wealth tax. Net wealth tax is only applicable to Luxembourg non-resident holders if their PubCo Ordinary Shares are attributable to a permanent establishment or a permanent representative in Luxembourg.

Luxembourg resident holders and non-resident holders having a permanent establishment or a permanent representative in Luxembourg to which or whom PubCo Ordinary Shares are attributable, are subject to Luxembourg net wealth tax on such PubCo Ordinary Shares, unless the holder is (i) a resident or non-resident individual taxpayer, (ii) a securitization vehicle governed by the amended law of March 22, 2004 on securitization, (iii) a company governed by the amended law of June 15, 2004 on venture capital vehicles, (iv) a professional pension institution governed by the amended law of July 13, 2005, (v) an undertaking for collective investments governed by the amended law of December 17, 2010, (vi) a specialized investment fund governed by the amended law of February 13, 2007, (vii) a family wealth management company governed by the amended law of May 11, 2007, (viii) a reserved alternative investment fund governed by the law of July 23, 2016.

[12]

A Qualified Permanent Establishment means (a) a Luxembourg permanent establishment of a company covered by Article 2 of the amended EU Directive 2011/96/EU of 30 November 2011, on the common system applicable in the case of parent companies and subsidiaries of different Member States, (b) a Luxembourg permanent establishment of a capital company (société de capitaux) resident in a State with which Luxembourg has concluded a double tax treaty or (c) a Luxembourg permanent establishment of a capital company (société de capitaux) or a cooperative company (société coopérative) resident in a State that is a contracting party to the European Economic Area other than an EU Member State.

Please also note that under the Luxembourg participation exemption regime, PubCo Ordinary Shares may be exempt from net wealth tax (subject to certain debt deduction restrictions) at the level of the holder if (i) the holder is an Eligible Parent or the PubCo Ordinary Shares are attributable to a Qualified Permanent Establishment and (ii) at the time the dividend is placed at the disposal of either the Eligible Parent or the Qualified Permanent Establishment, the latter has held a shareholding representing a direct participation in PubCo of at least either (a) ten percent (10%) in the share capital or (b) an acquisition price of at least one million two hundred thousand Euros (€ 1,200,000).

However, (i) a securitization company governed by the amended law of March 22, 2004 on securitization, (ii) a company governed by the amended law of June 15, 2004 on venture capital vehicles, (iii) a professional pension institution governed by the amended law of July 13, 2005, and (iv) a reserved alternative investment fund treated as a venture capital vehicle for Luxembourg tax purposes and governed by the law of July 23, 2016 remain subject to the minimum net wealth tax.

As from January 1, 2016, the MNWT is levied on companies having their statutory seat or central administration in Luxembourg. For entities whose fixed financial assets, receivable against related companies, transferable securities and cash at bank exceed 90% of their total gross assets and € 350,000, the MNWT is set at € 4,815. For all other companies having their statutory seat or central administration in Luxembourg which do not fall within the scope of the € 4,815 MNWT, the MNWT ranges from € 535 to € 32,100, depending on the company’s total gross assets.

Other taxes

Where an individual holder of PubCo Ordinary Shares is a resident of Luxembourg for inheritance tax purposes at the time of his/her death, the PubCo Ordinary Shares are included in his/her taxable basis for inheritance tax purposes. On the contrary, no estate or inheritance tax is levied on the transfer of the PubCo Ordinary Shares upon death of an individual holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes at the time of his/her death.

Luxembourg gift tax may be levied on a gift or donation of PubCo Ordinary Shares if embodied in a Luxembourg notarial deed or otherwise registered in Luxembourg.

FATCA

Capitalized terms used in this section should have the meaning as set forth in the FATCA Law (as defined below), unless provided otherwise herein.

PubCo may be subject to the so-called FATCA legislation which generally requires reporting to the U.S. Internal Revenue Service of non-U.S. financial institutions that do not comply with FATCA and direct or indirect ownership by U.S. persons of non-U.S. entities. As part of the process of implementing FATCA, the U.S. government has negotiated intergovernmental agreements with certain foreign jurisdictions which are intended to streamline reporting and compliance requirements for entities established in such foreign jurisdictions and subject to FATCA.

Luxembourg has entered into a Model 1 Intergovernmental Agreement (“IGA”) implemented by the amended Luxembourg law of July 24, 2015 (the “FATCA Law”), which requires Financial Institutions located in Luxembourg to report, when required, information on Financial Accounts held by Specified U.S. Persons, if any, to the Luxembourg tax authorities (administration des contributions directes).

Under the terms of the FATCA Law, PubCo is likely to be treated as a Luxembourg Reporting Financial Institution.

This status imposes on PubCo the obligation to regularly obtain and verify information on all of its holders of PubCo Ordinary Shares. On the request of PubCo, each holder shall agree to provide certain information, including, in the case of a passive Non-Financial Foreign Entity (“NFFE”), information on the Controlling Persons of such NFFE, along with the required supporting documentation. Similarly, each holder shall agree to actively provide to PubCo within thirty (30) days any information that would affect its status, as for instance a new mailing address or a new residency address.

The FATCA Law may require PubCo to disclose the names, addresses and taxpayer identification number (if available) of its holders as well as information such as account balances, income and gross proceeds (non-exhaustive list) to the Luxembourg tax authorities for the purposes set out in the FATCA Law. Such information will be relayed by the Luxembourg tax authorities to the U.S. Internal Revenue Service. Holders of PubCo Ordinary Shares qualifying as passive NFFEs undertake to inform their Controlling Persons, if applicable, of the processing of their information by PubCo.

Additionally, PubCo is responsible for the processing of personal data and each holder has a right to access the data communicated to the Luxembourg tax authorities and to correct such data (if necessary). Any data obtained by PubCo are to be processed in accordance with the applicable data protection legislation.

Although PubCo will attempt to satisfy any obligation imposed on it to avoid imposition of FATCA withholding tax, no assurance can be given that PubCo will be able to satisfy these obligations. If PubCo becomes subject to a withholding tax or penalties as result of the FATCA regime, the value of the PubCo Ordinary Shares held by the holders may suffer material losses. The failure for PubCo to obtain such information from each holder and to transmit it to the Luxembourg tax authorities may trigger the 30% withholding tax to be imposed on payments of U.S. source income and, subject to the proposed Treasury Regulation described above in the section titled “Material U.S. Federal Income Tax Consequences of the Business Combination – FATCA,” on proceeds from the sale of property or other assets that could give rise to U.S. source interest and dividends as well as penalties.

Any holder of PubCo Ordinary Shares that fails to comply with PubCo’s documentation requests may be charged with any taxes and/or penalties imposed on PubCo as a result of such holder’s failure to provide the information and PubCo may, in its sole discretion, redeem the PubCo Ordinary Shares of such holder.

Holders of PubCo Ordinary Shares who invest through intermediaries are reminded to check if and how their intermediaries will comply with this U.S. withholding tax and reporting regime.

Holders of PubCo Ordinary Shares should consult a U.S. tax advisor or otherwise seek professional advice regarding the above requirements.

CRS

Capitalized terms used in this section should have the meaning as set forth in the CRS Law (as defined below), unless provided otherwise herein.

PubCo may be subject to the Standard for Automatic Exchange of Financial Account Information in Tax matters (the “Standard”) and its Common Reporting Standard (the “CRS”) as set out in the amended Luxembourg law of December 18, 2015 (the “CRS Law”) implementing Directive 2014/107/EU which provides for an automatic exchange of financial account information between Member States of the European Union as well as the OECD’s multilateral competent authority agreement on automatic exchange of financial account information signed on October 29, 2014 in Berlin, with effect as of January 1, 2016.

Under the terms of the CRS Law, PubCo is likely to be treated as a Luxembourg Reporting Financial Institution.

As such, PubCo will be required to annually report to the Luxembourg tax authorities (Administration des contributions directes) personal and financial information related, inter alia, to the identification of, holdings by and payments made to (i) certain Holders of PubCo Ordinary Shares qualifying as Reportable Persons and (ii) Controlling Persons of certain passive non-financial entities (“NFEs”) which are themselves Reportable Persons. This information, as exhaustively set out in Annex I of the CRS Law (the “Information”), will include personal data related to the Reportable Persons.

PubCo’s ability to satisfy its reporting obligations under the CRS Law will depend on each holder providing PubCo with the Information, along with the required supporting documentary evidence. In this context, the holders of PubCo Ordinary Shares are hereby informed that, as data controller, PubCo will process the Information for the purposes as set out in the CRS Law. Holders qualifying as passive NFEs undertake to inform their Controlling Persons, if applicable, of the processing of their Information by PubCo.

Additionally, PubCo is responsible for the processing of personal data and each holder of PubCo Ordinary Shares has a right to access the data communicated to the Luxembourg tax authorities and to correct such data (if necessary). Any data obtained by PubCo are to be processed in accordance with the applicable data protection legislation.

The holders of PubCo Ordinary Shares are further informed that the Information related to Reportable Persons will be disclosed to the Luxembourg tax authorities annually for the purposes set out in the CRS Law. The Luxembourg tax authorities will, under their own responsibility, eventually exchange the reported information to the competent authority of the Reportable Jurisdiction(s). In particular, Reportable Persons are informed that certain operations performed by them will be reported to them through the issuance of statements, and that part of this information will serve as a basis for the annual disclosure to the Luxembourg tax authorities.

Similarly, the holders of PubCo Ordinary Shares undertake to inform PubCo within thirty (30) days of receipt of these statements should any included personal data be not accurate. The holders of PubCo Ordinary Shares further undertake to immediately inform PubCo of, and provide PubCo with all supporting documentary evidence of any changes related to the Information after occurrence of such changes.

Although PubCo will attempt to satisfy any obligation imposed on it to avoid any fines or penalties imposed by the CRS Law, no assurance can be given that PubCo will be able to satisfy these obligations. If PubCo becomes subject to a fine or penalty as a result of the CRS Law, the value of the PubCo Ordinary Shares held by the holders may suffer material losses.

Any holder of PubCo Ordinary Shares that fails to comply with PubCo’s Information or documentation requests may be held liable for penalties imposed on PubCo as a result of such holder’s failure to provide the Information or subject to disclosure of the Information by PubCo to the Luxembourg tax authorities and PubCo may, in its sole discretion, redeem the PubCo Ordinary Shares of such holder.

LUXEMBOURG TAXATION UPON THE LUXEMBOURG MERGER IN THE HANDS OF AKAZOO SHAREHOLDERS

Upon the Luxembourg Merger, Akazoo shareholders will receive PubCo’s Ordinary Shares in exchange of the LuxCo Shares received upon the Share Exchange.

For Luxembourg tax purposes, based on Article 22(5) of the amended Income Tax Law (“ITL”), an exchange of shares is considered to be a sale at fair market value (valeur estimée de réalisation) of the exchanged shares (in the case at hand, LuxCo Shares) followed by the acquisition of the shares received in exchange (in the case at hand, PubCo’s Ordinary Shares).

Based on this general rule, please refer to the section “Taxation of the Holders of PubCo Ordinary Shares” for the Luxembourg tax implications upon the realization of capital gains, if any, in the hands of shareholders.

Please however note that based on Article 22bis ITL and notwithstanding Article 22(5) ITL, upon a merger of capital companies (in the case at hand, LuxCo and PubCo), the attribution to the shareholders of equity securities of the company benefiting from the transfer (in the case at hand, PubCo’s Ordinary Shares) in exchange of securities held in the transferring company (in the case at hand, LuxCo Shares) shall not result in the realization of gains for Luxembourg tax purposes, unless the shareholder waives the application of this provision. For the shareholder, the acquisition price and date of the securities received in exchange shall be equal to the acquisition price and date of the securities given in exchange.

Akazoo shareholders should consult their professional advisors with regard to the possible tax implications of the Luxembourg Merger under the laws of their country of citizenship, residence, domicile or incorporation and based on their personal circumstances.

THE BUSINESS TRANSACTION AGREEMENT

The following summary describes material provisions of the Business Transaction Agreement, dated as of January 24, 2019, as amended, by and among MMAC, Akazoo, LuxCo and PubCo. This summary is qualified in its entirety by reference to the Business Transaction Agreement, which is attached as “Annex A” to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference. The Business Transaction Agreement is included to provide investors and security holders with information regarding the terms of the Business Transaction Agreement. In particular, the assertions embodied in representations and warranties by the parties contained in the Business Transaction Agreement are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Transaction Agreement. The representations, warranties and covenants in the Business Transaction Agreement are also qualified, modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Transaction Agreement. MMAC, Akazoo and PubCo do not believe that these schedules contain information that is material to an investment decision.

General

On January 24, 2019, MMAC, Akazoo, LuxCo, and PubCo, entered into the Business Transaction Agreement. The parties subsequently agreed to amend the Business Transaction Agreement to, among other things, permit the PIPE Financing. Pursuant to the Business Transaction Agreement, MMAC and Akazoo agreed, subject to the terms and conditions of the Business Transaction Agreement, to effect the Business Combination.

Business Combination, the PIPE Financing and Resulting Structure

The Business Combination will be effected as follows: (i) in accordance with Luxembourg law and the DGCL, MMAC will merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity pursuant to the Merger; (ii) no later than seven days prior to the effective date of the Merger, LuxCo will acquire the entire issued share capital of Akazoo in consideration for issuing LuxCo Shares to the Akazoo shareholders in the Share Exchange, such that the shareholdings of LuxCo immediately after the Share Exchange will be identical to that of Akazoo prior to the Share Exchange; and (iii) on the calendar day following the effective date of the Merger, LuxCo will merge with and into PubCo in accordance with Luxembourg law, with PubCo remaining as the surviving publicly traded entity pursuant to the Luxembourg Merger. It is expected that, immediately after consummation of the Luxembourg Merger, PubCo would close the PIPE Financing with the equity investors that will have executed binding subscription agreements in connection with the PIPE Financing. Following the consummation of the Luxembourg Merger and the PIPE Financing, Akazoo will be a direct, wholly owned subsidiary of PubCo, and the current security holders of MMAC and Akazoo, along with the equity investors purchasing PubCo Ordinary Shares in the PIPE Financing, will be shareholders of PubCo.

Listing of PubCo Ordinary Shares and Percentage Ownership of PubCo

PubCo intends to apply to list the PubCo Ordinary Shares on NASDAQ following consummation of the Business Combination. It is expected that the existing shareholders of Akazoo will own a majority of the PubCo Ordinary Shares following the consummation of the Business Combination.

Consideration to be Received in the Business Combination

Subject to the terms of the applicable rights agreement, immediately prior to the consummation of the Merger, each outstanding MMAC Right will be automatically converted into one-tenth (1/10) of one share of MMAC Common Stock. Upon the consummation of the Merger (i) outstanding shares of MMAC Common Stock (including shares that were automatically issued to holders of MMAC Rights pursuant to the conversion of such rights immediately prior to the Merger but excluding any redeemed shares) will be converted into PubCo Ordinary Shares and (ii) outstanding MMAC Warrants will be converted into PubCo Warrants.

Akazoo equityholders will receive an aggregate number of PubCo Ordinary Shares equal to an assumed Akazoo enterprise value of $380 million (less any cash payment to them) divided by the per share redemption price applicable to any redemptions by public stockholders of MMAC. The Business Transaction Agreement provides that the Akazoo equityholders prior to the Luxembourg Merger will would have received a cash distribution of up to $20 million, in exchange for a portion of their shares, which would mostly represent a return of share premium as there is insufficient retained earnings to pay out the cash distribution, if and to the extent that cash available in MMAC’s trust account, after the payment of transaction fees and expenses and any redemptions, exceeded $110 million.

Additionally, subject to the terms of the Business Transaction Agreement, as consideration for the cancellation of their LuxCo Shares in exchange for PubCo Ordinary Shares in the Luxembourg Merger, (i) each issued and outstanding LuxCo Share will be cancelled, and (ii) each LuxCo shareholder will be entitled to receive its pro rata share of the Share Consideration. Also, each LuxCo shareholder will be entitled to receive its pro rata share of the Cash Payment(if any) as a compensatory payment under Luxembourg law to be payable 10 calendar days after the closing date of the Luxembourg Merger.

For purposes of this section, each of the following terms shall have the meaning set forth below:

“Akazoo Enterprise Value” means $380,000,000, less the Cash Payment (if any);

“Aggregate Redemption Payment” means an amount in U.S. dollars equal to the product of the Per Share Redemption Amount multiplied by the number of shares of MMAC Common Stock that are redeemed pursuant to MMAC Common Stockholder Redemption;

“Cash Payment” means an aggregate amount in U.S. dollars equal to the lesser of the Trust Amount Available for Cash Payment and $20,000,000;

“MMAC Common Stockholder Redemption” means the right held by certain stockholders of MMAC to redeem all or a portion of their shares of MMAC Common Stock upon the consummation of the Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in MMAC’s trust account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to MMAC to pay certain taxes, divided by (b) the number of then outstanding shares of MMAC Common Stock issued in connection with MMAC’s IPO.

“Per Share Redemption Amount” means an amount in U.S. dollars equal to the quotient of (A) the trust amount held in MMAC’s trust account two business days prior to the consummation of the Merger, divided by (B) the number of shares of MMAC Common Stock that are held by all MMAC stockholders other than shares held by certain MMAC sponsors (and not including any shares of MMAC Common Stock that were automatically issued to holders of MMAC Rights pursuant to the conversion of such rights immediately prior to the Merger);

“Share Consideration” means a number of PubCo Ordinary Shares equal to the quotient of (A) the sum of the Akazoo Enterprise Value, divided by (B) the Per Share Redemption Amount;

“Stamp Duty Amount” means the aggregate stamp duty (if any) payable with respect to the Share Exchange or the Luxembourg Merger; and

“Trust Amount Available for Cash Payment” means (A) the trust amount held in the MMAC’s trust account two business days prior to the consummation of the Merger (expected to be, approximately, $211,800,000); less (B) the Aggregate Redemption Payment; less (C) an amount equal to any and all transaction fees and expenses incurred by MMAC, PubCo, LuxCo and Akazoo in connection with the Business Combination, up to a maximum of $15,000,000; less (D) the Stamp Duty Amount; less (E) $110,000,000; or if such number results in a negative number, $0.

Representations and Warranties

Under the Business Transaction Agreement, Akazoo, on the one hand, and MMAC, on the other hand, made customary representations and warranties for transactions of this nature. The representations and warranties made by Akazoo and MMAC to each other in the Business Transaction Agreement will not survive the consummation of the proposed Business Combination.

Akazoo makes representations and warranties to MMAC that include: Organization, Authorization, Organization of LuxCo, Capitalization, Akazoo Subsidiaries, Consents and Approvals; No Violations, Financial Statements, No Undisclosed Liabilities, Absence of Certain Changes, Real Estate, Intellectual Property, Litigation, Akazoo Material Contracts, Tax Returns; Taxes, Environmental Matters, Licenses and Permits, Akazoo Benefit Plans, Labor Relationships, International Trade & Anti-Corruption Matters, Certain Fees, Service KPIs and Subscribers, Insurance Policies, Affiliate Transactions, Customers and Suppliers, Compliance with Laws, Sufficiency of Assets and No Leakage.

MMAC makes representations and warranties to Akazoo that include: Organization, Organization of PubCo, Authorization, Capitalization, Consents and Approvals; No Violations, Financial Statements, No Undisclosed Liabilities, Litigation, Compliance with Laws, Certain Fees and Expenses, MMAC Reports, Information Supplied, Board Approval; Stockholder Vote, Trust Account, Affiliate Transactions, Material Contracts, Solvency, Benefit Plans, and No Outside Reliance.

Conduct of Business Pending Consummation of the Business Combination

Akazoo shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business in all material respects, timely file all required tax returns and pay all required taxes, and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its officers and key employees, (iii) maintain existing relationships with its material customers and material suppliers.

Akazoo has also agreed to various negative covenants, including, but not limited to, amending its organizational documents (except with respect to conversions), issuing securities, selling, leasing, licensing or otherwise disposing of any of its properties or assets that are material to its business, effecting any stock splits, redemptions or acquiring any membership interests, shares of its capital stock or any other ownership interests, as applicable, and amending any material contracts (subject to certain limited exceptions).

Conditions to Consummation of the Business Combination

The Business Transaction Agreement provides for conditions precedent to closing that MMAC and Akazoo believe are customary for transactions of this type. These closing conditions include, in respect of each party’s obligations to consummate the Business Combination, (i) approval by MMAC’s stockholders of (A) the adoption of the Business Transaction Agreement and the transactions contemplated thereby pursuant to Section 251 of the DGCL, and (B) any other proposals the parties deem necessary or desirable to consummate the Business Combination (collectively, the “Transaction Proposals”), in accordance with the rules and regulations of NASDAQ, MMAC’s organizational documents and the DGCL, (ii) approval of the transactions by the Akazoo shareholders in accordance with the laws of Scotland and Akazoo’s organizational documents, (iii) a registration statement on Form F-4 (or other appropriate form) pursuant to which the PubCo Ordinary Shares, PubCo Warrants and the PubCo Ordinary Shares issuable upon the exercise of such PubCo Warrants to be issued to the holders of MMAC Warrants pursuant to the Merger shall be registered for issuance under the Securities Act, having been declared effective by the Securities and Exchange Commission; (iv) the issuance of all necessary permits and authorizations under state securities or “blue sky” laws; (v) the funds contained in MMAC’s trust account and any additional capital otherwise available to MMAC being not less than $53,000,000 (with any proceeds from the PIPE Financing deemed “additional capital otherwise available to MMAC”); (vi) the PubCo Ordinary Shares having been approved for listing on NASDAQ and (vii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

In addition, the obligation of MMAC to consummate the Business Combination is subject to the satisfaction or waiver of several other conditions, including: (i) the accuracy of the representations and warranties of Akazoo set forth in the Business Transaction Agreement (except as would not have a material adverse effect on Akazoo); (ii) the performance by Akazoo in all material respects of its obligations and agreements in the Business Transaction Agreement; (iii) no material adverse effect, and no event or circumstance that would reasonably be expected to result in or cause a material adverse effect, with respect to Akazoo shall have occurred; and (iv) delivery by Akazoo of executed counterparts of the various transaction agreements to which it is a party.

In addition, the obligation of Akazoo to consummate the Business Combination is subject to the satisfaction or waiver of several other conditions, including: (i) the accuracy of the representations and warranties of MMAC set forth in the Business Transaction Agreement (except as would not have a material adverse effect on MMAC); (ii) the performance by MMAC in all material respects of its obligations and agreements in the Business Transaction Agreement; (iii) no material adverse effect, and no event or circumstance that would reasonably be expected to result in or cause a material adverse effect, with respect to MMAC shall have occurred; and (iv) delivery by MMAC of executed counterparts of the various transaction agreements to which it is a party.

Termination

The Business Transaction Agreement may be terminated at any time at or prior to the consummation of the Business Combination by mutual consent of MMAC and Akazoo. In addition, the Business Transaction Agreement may be terminated:

•

by either MMAC or Akazoo if (i) consummation of the Business Combination has not occurred on or prior to September 17, 2019 (the “Outside Date”) for any reason other than delay and/or nonperformance of the party seeking such termination; (ii) the conditions set forth in the Business Transaction Agreement cannot be satisfied prior to the Outside Date; (iii) the Business Transaction Agreement fails to receive approval from MMAC’s stockholders at the Stockholders’ Meeting; or (iv) the consummation of any of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable order of a court, unless the terminating party’s willful breach is the primary reason for such injunction or prohibition;

•

by MMAC, if (i) MMAC stockholders do not approve a proposal to extend the time in which MMAC must complete its initial business combination (the “Extension”), (ii) Akazoo is in breach of the Business Transaction Agreement, and such breach is incapable of being cured or is not cured within 20 days of written notice to MMAC or (iii) there occurs disclosure of any event, fact, or circumstance that is reasonably likely to cause the failure of any condition in the Business Transaction Agreement;

•

by Akazoo, if (i) MMAC is in breach of the Business Transaction Agreement, and such breach is incapable of being cured or is not cured within 20 days of written notice to MMAC; (ii) MMAC ceases to be listed on NASDAQ, or PubCo’s initial listing application in connection with the Business Combination is not approved by NASDAQ by September 17, 2019; or (iii) (A) MMAC’s board of directors shall have failed to recommend to its stockholders that they vote in favor of the adoption of the Transaction Proposals or failed to include the MMAC board recommendation in the proxy statement for the stockholders’ meeting or (B) there has been a change in recommendation, as defined in the Business Transaction Agreement.

Amendment

The Business Transaction Agreement may be amended, modified or supplemented at any time only by written agreement of each of the parties to the Business Transaction Agreement.

Expenses

Following the closing of the Business Transaction Agreement, Akazoo and its subsidiaries (the “Group Companies”) shall pay all fees, costs and expenses of the Group Companies (including MMAC) incurred in connection with the Business Transaction Agreement and the Business Combination (and deferred in respect to MMAC’s IPO), including the fees, costs and expenses of its financial advisors, accountants and counsel; provided, that in the event that the Business Transaction Agreement is terminated prior to the closing of the Business Combination (in accordance with its terms), each party shall pay its own fees, costs and expenses incurred in connection herewith and the Business Combination, including the fees, costs and expenses of its financial advisors, accountants and counsel; and provided further, that the fees, costs and expenses of MMAC shall not be in excess of $12 million (and MMAC shall cause some or all of the MMAC stockholders to bear any such excess), and the fees, costs and expenses of the Group Companies shall not be in excess of $3 million (and Akazoo shall cause some or all of Akazoo’s shareholders to bear any such excess).

Claims Against Trust Account

Pursuant to the Business Transaction Agreement, Akazoo and its representatives waive all rights or claims to collect from the trust account any monies that may be owed to them by MMAC, including for a breach of the Business Transaction Agreement or any agreements or understandings with Akazoo, and will not seek recourse against the trust account except as expressly contemplated by the Business Transaction Agreement. However, (i) nothing contained in the Business Transaction Agreement will limit or prohibit Akazoo’s right to pursue a claim against MMAC for legal relief against assets held outside the trust account, and (ii) nothing contained in the Business Transaction Agreement will serve to limit or prohibit any claims that Akazoo may have in the future against MMAC’s assets or funds that are not held in the trust account (including any funds that have been released from the trust account and any assets that have been purchased or acquired with any such funds).

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements to be entered into pursuant to the Business Transaction Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements referred to herein. Copies of the form of Shareholders’ Agreement, Voting Agreement, and form of Lock-Up Agreement have been filed by MMAC as exhibits to a Current Report on Form 8-K filed with the SEC on January 25, 2019. Stockholders and other interested parties are urged to read such agreements in their entirety.

Shareholders’ Agreement

In connection with the consummation of the transactions contemplated by the Business Transaction Agreement, PubCo and its majority shareholders will enter into a Shareholders’ Agreement (the “Shareholders’ Agreement”) to set forth certain agreements regarding the relationships among themselves and the governance of PubCo.

After consummation of the Business Combination, the PubCo Board will be composed of up to seven directors, with one individual designated by the certain Akazoo shareholders (Tosca Penta Music Limited Partnership and InternetQ Group Limited), who need not be independent, one individual designated by MMAC stockholders (either Modern Media Sponsor, LLC, or if such entity is dissolved prior to the closing, MIHI LLC and Modern Media LLC), and one individual designated by certain management shareholders (including Mr. Zervos), each of whom need not be independent, as described in the Shareholders’ Agreement. The rights of MIHI and Modern Media Sponsor to designate an observer to the PubCo Board will terminate upon expiration of the Lock-Up Period (as defined in the Lock-Up Agreement, discussed below). For a period of one year following entry into the Shareholders’ Agreement, Lewis W. Dickey, Jr. will be the non-executive Chairman of the PubCo Board and for a period of three years following entry into the Shareholders’ Agreement, Mr. Dickey will be a member of the PubCo Board. Mr. Dickey will receive an annual fee of $330,000 in each of the three years he serves on the PubCo Board. Mr. Zervos will be the initial Chief Executive Officer and an initial member of the PubCo Board. At all times during the term of the Shareholders’ Agreement, the shareholder parties will cause the majority of the PubCo Board to be comprised of independent directors.

Voting Agreement

Concurrent with the execution of the Business Transaction Agreement, MMAC, Akazoo and certain shareholders representing a majority of Akazoo’s existing voting shares entered into separate Voting Agreements (the “Voting Agreements”). Pursuant to the Voting Agreements, the shareholders party thereto agreed to (i) vote their shares in favor of the Business Combination, against any other transaction and against actions that would have the effect of delaying or inhibiting the timely consummation of the Business Combination, and (ii) take any other actions set forth in the transaction step plan contemplated by the Business Transaction Agreement, including exercising their drag-along rights in furtherance of the Share Exchange. Additionally, the shareholder parties made certain customary representations and warranties with respect to the shares of Akazoo and LuxCo owned by such shareholder.

Lock-Up Agreement

In connection with the consummation of the Business Combination, PubCo and certain shareholders will enter into separate Lock-Up Agreements (the “Lock-Up Agreements”) with PubCo with respect to the PubCo Ordinary Shares received by the shareholder as part of the Business Combination. Depending on the identity of the shareholder, the Lock-Up Agreements will have a term of either six months or one year.

Pursuant to the Lock-Up Agreements, the shareholders will agree that, for a period of six months or one year following the closing date of the Business Combination, as applicable, they will not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to PubCo Ordinary Shares issued to the shareholder pursuant to the Business Transaction Agreement (the “Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Notwithstanding the foregoing, a shareholder may sell or otherwise transfer Lock-Up Shares during the shareholder’s lifetime or on death (or existence, if the shareholder is not a natural person) (a) to any third party by private sale or transfer or (b) by operation of law, provided that the transferee thereof agrees to be bound by the restrictions set forth in the applicable Lock-Up Agreement. A shareholder may also establish or enter into a Rule 10b5-1 plan in respect of the Lock-Up Shares during the lock-up period, provided no sales are effected thereunder during the lock-up period.

Subscription Agreements

PubCo has entered into and intends to enter into various subscription agreements in connection with the PIPE Financing with certain “qualified institutional buyers” (each, a “PIPE Investor”). Pursuant to the Subscription Agreements, immediately after consummation of the Business Combination, PubCo will issue and each PIPE Investor will purchase, such PubCo Ordinary Shares as agreed to in each respective subscription agreement, subject to certain conditions. Pursuant to the Letter Agreement discussed elsewhere in this proxy statement/prospectus, PubCo also has the ability to offer, for no additional consideration and as an incentive to certain PIPE Investors, up to an aggregate number of PubCo Ordinary Shares and PubCo Warrants corresponding to the number of PubCo Ordinary Shares and PubCo Warrants forfeited by the sponsor.

The PubCo Ordinary Shares and PubCo Warrants, if any, to be issued pursuant to the subscription agreements will be subject to registration rights granted in the subscription agreement.

PROPOSAL II

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Board to submit a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the consummation of the Business Combination.

Prior to the Record Date, the officers, directors or affiliates of MMAC may purchase outstanding securities of MMAC in open market transactions and the shares so acquired would be voted in favor of the Business Combination. The officers, directors or affiliates of MMAC have no intention to enter into privately negotiated transactions with stockholders of MMAC, either before or after the Record Date, with the purpose of increasing the number of shares of common stock voted in favor of the Business Combination Proposal.

In the event that the Adjournment Proposal is presented at the Special Meeting and approved by the stockholders, the officers, directors or affiliates of MMAC may, during such adjournment period, make investor presentations telephonically and/or in person to investors who have indicated their intent to vote against the Business Combination Proposal. Such investor presentations would be filed publicly on Current Report on Form 8-K prior to or concurrently with presentation to any third party. MMAC will not conduct any of the above activities in violation of applicable federal securities laws, rules or regulations.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is presented at the Special Meeting and is not approved by the stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the consummation of the Business Combination. In such event, MMAC would be required to liquidate assuming it is not able to consummate another business combination by September 17, 2019, and that date is not otherwise extended by MMAC’s stockholders.

Required Vote

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of the MMAC Common Stock voting in person or by proxy at the Special Meeting. If the Business Combination proposal is approved, the Adjournment Proposal will not be presented at the Special Meeting for a vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MMAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AN ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The pro forma financial statements combine the historical financial statements of MMAC and the historical consolidated financial statements of Akazoo to illustrate the effect of the Transactions.

The following unaudited pro forma combined statement of financial position as of December 31, 2018 combines the audited consolidated balance sheet of Akazoo as of December 31, 2018 with the unaudited balance sheet of MMAC as of December 31, 2018.

The following unaudited pro forma combined statement of profit or loss for the year ended December 31, 2018 combines the audited consolidated statement of profit or loss of Akazoo for the year ended December 31, 2018 with the unaudited statement of operations of MMAC for the four quarterly periods ended December 31, 2018. The statement of operations of MMAC for the four quarterly periods ended December 31, 2018 was determined by adding MMAC’s unaudited condensed statement of operations for the nine months ended December 31, 2018 to MMAC’s audited statement of operations for the fiscal year ended March 31, 2018, and subtracting MMAC’s unaudited condensed statement of operations for the nine months ended December 31, 2017.

The pro forma financial statements should be read in conjunction with the accompanying notes. In addition, the pro forma financial statements were based on and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included in this proxy statement/prospectus:

•	historical audited consolidated financial statements of Akazoo for the years ended December 31, 2018, 2017 and 2016; and

•	historical audited financial statements of MMAC for the years ended March 31, 2018, 2017 and 2016.

The historical financial statements of Akazoo have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”) and in its functional and presentation currency of the Euro. The historical financial statements of MMAC have been prepared in accordance with GAAP in its functional and presentation currency of United States dollars. The financial statements of MMAC have been translated into Euros for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

•	at the period end exchange rate as of December 31, 2018 of $1.1456 to € 1.0000 for the statement of financial position; and

•	the average exchange rate for twelve-month period ended December 31, 2018 of $1.1817 to € 1.0000 for the statement of operations.

In connection with the extension (Second Extension) of the date to consummate a business combination from June 17, 2019 to September 17, 2019, 13,350,654 shares of MMAC Common Stock were redeemed. This left 6,581,655 shares of MMAC Common Stock outstanding, which includes 5,175,000 founder shares. The remaining balance in the Trust was approximately $75 million. The actual share redemption of 19,293,335 shares of MMAC Common Stock was reflected in the MMAC pro forma column of the Pro Forma Combined Statement of Financial Position and in the pro forma Scenarios 1, 2 or 3.

These pro forma financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the transactions contemplated by the Business Transaction Agreement and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Transactions

The Business Transaction Agreement provides for various steps whereby MMAC, Akazoo, LuxCo and PubCo intend to enter into a multi-step Business Combination transaction pursuant to which, in accordance with the DGCL and the Luxembourg Company Law, as applicable, (a) MMAC will merge with and into PubCo with PubCo remaining as the surviving entity pursuant to which the stockholders of MMAC will receive PubCo Ordinary Shares on a 1-for-1 basis, (b) by no later than seven calendar days prior to the effective date of the Merger, LuxCo will acquire the entire issued share capital of Akazoo in a share for share exchange by issuing on a 100-for-1 basis LuxCo ordinary shares to the Akazoo equityholders, whereas upon completion of such share exchange, the shareholdings of LuxCo will be identical to that of Akazoo, and (c) on the calendar day following the effective date of the Merger, LuxCo will merge with and into PubCo in accordance with the Luxembourg Company Law, with PubCo remaining as the surviving entity, and as a result of which the shareholders of LuxCo will be issued PubCo Ordinary Shares and PubCo will remain a publicly traded company. In connection with the Luxembourg Merger, PubCo will issue 0.072803 PubCo Ordinary Shares for each LuxCo ordinary share then outstanding (assuming no redemptions of MMAC Common Stock).

As discussed in more detail elsewhere in this proxy statement/prospectus, in addition to other customary closing conditions discussed herein, consummation of the Business Combination is conditioned upon there being not less than $53 million available between MMAC’s trust account and any additional capital otherwise available to MMAC at the time of consummation of the Business Combination, although such condition may be waived by Akazoo. Given the amount currently in MMAC’s trust account, PubCo is in the process of securing binding commitments to purchase PubCo Units in the PIPE Financing such that, together with cash available in MMAC’s trust account, PubCo will have at least an aggregate of $53 million of available cash after consummation of the Business Combination and the offering, before payment of any fees and expenses. Scenario 3 in the pro forma financial statements present the pro forma financial statements of PubCo as of December 31, 2018, assuming no Modern Media public stockholders elect to exercise their redemption rights and any remaining required available cash under the Business Transaction Agreement is provided by the PIPE Financing. This presentation also assumes that the PubCo Ordinary Shares and PubCo Warrants permitted to be issued to investors in the PIPE Financing in lieu of forfeiture are issued for no additional consideration.

Accounting for the Transactions

The Transactions will be accounted for as a “reverse merger” in accordance with IFRS. Under this method of accounting, MMAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the expectation that the former shareholders of Akazoo will have a majority of the voting power of PubCo, that the business of Akazoo will comprise the ongoing operations of PubCo, that persons designated by Akazoo will comprise a majority of the governing body of PubCo, and that Akazoo’s senior management will comprise the senior management of PubCo. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Akazoo issuing shares for the net assets of MMAC, accompanied by a recapitalization. The net assets of MMAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be deemed to be those of Akazoo.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions and the PIPE Financing, and are factually supportable and are expected to have a continuing impact on the results of PubCo. The adjustments presented on the pro forma financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of PubCo upon the consummation of the Transactions and the PIPE Financing, as applicable.

The pro forma financial statements are presented for illustrative purposes only. The financial results may have been different had MMAC and Akazoo been combined for the referenced periods. You should not rely on the pro forma financial statements as being indicative of the historical results that would have been achieved had MMAC and Akazoo been combined for the referenced periods or the future results that PubCo will experience. Akazoo and MMAC have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial information of MMAC has been adjusted to give effect to the differences between GAAP and IFRS as issued by the IASB for the purposes of the pro forma financial statements. No adjustments were required to convert MMAC’s financial statements from GAAP to IFRS for purposes of the combined unaudited pro forma financial information, except to classify MMAC’s common stock subject to redemption as non-current liabilities under IFRS. The adjustments presented in the pro forma financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of PubCo after giving effect to the Transactions.

The pro forma financial statements have been prepared assuming three alternative scenarios of redemptions of MMAC Common Stock and financing arrangements:

•

Scenario 1 — Assuming no redemptions for cash: This presentation assumes that no MMAC stockholders exercise redemption rights with respect to their shares of MMAC Common Stock upon the consummation of the Transactions;

•

Scenario 2 — Assuming redemptions of 926,184 shares of MMAC Common Stock for cash: This presentation assumes that MMAC stockholders exercise their redemption rights with respect to 926,184 shares of common stock upon the consummation of the Transactions at a redemption price of approximately $10.24 per share (approximately € 8.94 per share). This maximum redemption amount is derived on the basis that MMAC will be required to have $5,000,001 (approximately € 4.4 million) minimum net tangible assets upon the consummation of the Transactions per the MMAC Certificate of Incorporation, after giving effect to payments to redeeming stockholders. In addition, entries 1 through 4 and 6 recorded in the pro forma combined statement of financial position under Scenario 1 also apply to Scenario 2; and

•

Scenario 3 — Assuming no redemptions of MMAC Common Stock for cash and a PIPE Financing sufficient to satisfy the minimum gross available cash condition under the Business Transaction Agreement: This presentation assumes that no MMAC stockholders exercise their redemption rights with respect to their shares of MMAC Common Stock upon the consummation of the Transactions and the PIPE Financing successfully closes, providing PubCo with $38.20 million (approximately € 33.4 million) in available cash, which, when combined with available cash in the trust account, would satisfy the condition in the Business Transaction Agreement that there be not less than $53 million of available cash at the time of consummation of the Business Combination. This presentation also assumes that the PubCo Ordinary Shares and PubCo Warrants permitted to be issued to investors in the PIPE Financing in lieu of forfeiture are issued for no additional consideration. In addition, entries 1 through 4 and 6 recorded in the pro forma combined statement of financial position under Scenario 1 also apply to Scenario 3.

As a result of the Transactions and the PIPE Financing, assuming no MMAC stockholders elect to redeem their shares for cash, former shareholders of Akazoo would own approximately 73.8% of PubCo’s Ordinary Shares to be outstanding immediately after the Transactions, former MMAC stockholders, including the sponsor, would own approximately 12.8% of PubCo’s Ordinary Shares and PIPE Investors would own approximately 12.1% of PubCo’s Ordinary Shares, based on the unaudited consolidated indebtedness and cash and cash equivalents of Akazoo and its subsidiaries and the redemption price for public stockholders using the balance of the trust account as of December 31, 2018 and the number of MMAC’s shares of Common Stock outstanding as of December 31, 2018. Payment will be funded from cash on PubCo’s balance sheet upon consummation of the Transactions.

If no shares were redeemed for cash and Akazoo waived the condition in the Business Transaction Agreement that there be not less than $53 million of available cash at the time of the consummation of the Business Combination, former shareholders of Akazoo would own approximately 84.8% of PubCo’s Ordinary Shares and former stockholders of MMAC would own approximately 13.5% of PubCo’s Ordinary Shares immediately after the Transactions (in each case, not giving effect to any shares issuable upon the exercise of warrants).

If 926,184 shares were redeemed for cash, which assumes the maximum redemption of MMAC’s shares of Common Stock and providing for a minimum of $5,000,001 (excluding maximum $15.0 million in Transaction expenses) in net tangible assets upon the consummation of the Transactions after giving effect to payments to redeeming stockholders, former shareholders of Akazoo would own approximately 80% of PubCo’s Ordinary Shares and former stockholders of MMAC would own approximately 20% of PubCo’s Ordinary Shares immediately after the Transactions (in each case, not giving effect to any shares issuable upon the exercise of warrants).

PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION AS OF DECEMBER 31, 2018

(UNAUDITED)

(in Euro thousands, except per share amounts)

									Scenario 1			Scenario 2			Scenario 3
	MMAC				Akazoo				Assuming No Further Redemptions of Common Stock			Assuming Maximum Redemption of Shares of Common Stock Under the MMAC Charter			Minimum Gross Cash Required Including PIPE Financing
	MMAC (A) Historical	Pro Forma Adjustments		MMAC Pro Forma	Akazoo (B) Historical	Pro Forma Adjustments		Akazoo Pro Forma	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Assets
Marketable securities held in Trust Account	185,227	(172,595)	(5)	12,632	—	—		—	1,716	(1)	—	1,716	(1)	—	1,716	(1)	—
									(14,348)	(2)		(14,348)	(2)		(14,348)	(2)
Property and equipment, net	—	—		—	1,266	—		1,266	—		1,266	—		1,266	—		1,266
Intangible assets net	—	—		—	27,582	—		27,582	—		27,582	—		27,582	—		27,582
Trade and other debtors	—	—		—	34	—		34	—		34	—		34	—		34
Non-current assets	185,227	(172,595)		12,632	28,882	—		28,882	(12,632)		28,882	(12,632)		28,882	(12,632)		28,882

Trade receivables, net	—	—		—	34,683	—		34,683	—		34,683	—		34,683	—		34,683
Prepaid expenses and other current assets	10	—		10	—	—		—	—		10	—		10	—		10
Cash	259	172,595	(5)	259	501	—	(10)	501	14,348	(2)	8,855	14,348	(2)	4,866	14,348	(2)	42,228
		(172,595)	(5)						(1,888)	(3)		(1,888)	(3)		(1,888)	(3)
									(4,365)	(4)		(4,365)	(4)		(4,365)	(4)
												(3,989)	(7)		33,373	(8)
Total current assets	269	—		269	35,184	—		35,184	8,095		43,548	4,106		39,559	41,468		76,921

Total assets	185,496	(172,595)		12,901	64,066	—		64,066	(4,537)		72,430	(8,526)		68,441	28,836		105,803

Equity
Common Stock	1	—		1	57	—		57	(15)	(9)	43	(15)	(9)	43	(9)	(9)	49
Additional paid in capital	2,455			2,455	46,765	—	(10)	46,765	2,317	(3)	54,767	2,317	(3)	50,778	2,317	(3)	88,134
									1,307	(6)		1,307	(6)		1,307	(6)
									1,923	(9)		(3,989)	(7)
												1,923	(9)		33,373	(8)
															1,917	(9)
Accumulated other comprehensive income	—	—		—	(1,413)	—		(1,413)	—		(1,413)	—		(1,413)	—		(1,413)
Retained earnings (accumulated deficit)	1,908	—		1,908	312	—		312	2,693	(4)	3,005	2,693	(4)	3,005	2,693	(4)	3,005
									(1,908)	(9)		(1,908)	(9)		(1,908)	(9)
Non-controlling interests	—	—		—	(9)	—		(9)	—		(9)	—		(9)	—		(9)
Total equity	4,364	—		4,364	45,712	—		45,712	6,317		56,393	2,328		52,404	39,690		89,766

Liabilities
Deferred underwriting fee payable	6,796	—		6,796	—	—		—	(6,796)	(4)	—	(6,796)	(4)	—	(6,796)	(4)	—
Deferred legal fee	262	—		262	—	—		—	(262)	(4)	—	(262)	(4)	—	(262)	(4)	—
Pension liability	—	—		—	32	—		32	—		32	—		32	—		32
Common stock subject to possible redemptions	173,902	(172,595)	(5)	1,307	—	—		—	(1,307)	(6)	—	(1,307)	(6)	—	(1,307)	(6)	—

Non-current liabilities	180,960	(172,595)		8,365	32	—		32	(8,365)		32	(8,365)		32	(8,365)		32

Accounts payable	169	—		169	16,005	—		16,005	(169)	(3)	16,005	(169)	(3)	16,005	(169)	(3)	16,005
Promissory note - related party	—	—		—	—	—		—	1,716	(1)	—	1,716	(1)	—	1,716	(1)	—
									(1,716)	(3)		(1,716)	(3)		(1,716)	(3)
Distribution liability	—	—		—	—	—	(10)	—	—		—	—		—	—		—
Loan and interest payable	—	—		—	2,317	—		2,317	(2,317)	(3)	—	(2,317)	(3)	—	(2,317)	(3)	—
Income taxes payable	3	—		3	—	—		—	(3)	(3)	—	(3)	(3)	—	(3)	(3)	—

Total current liabilities	172	—		172	18,322	—		18,322	(2,489)		16,005	(2,489)		16,005	(2,489)		16,005

Total liabilities	181,132	(172,595)		8,537	18,354	—		18,354	(10,854)		16,037	(10,854)		16,037	(10,854)		16,037

Total liabilities and stockholders’ equity	185,496	(172,595)		12,901	64,066	—		64,066	(4,537)		72,430	(8,526)		68,441	28,836		105,803

Unaudited Pro Forma Condensed Combined Statement of Financial Position Adjustments

(A) Derived from balance sheet as of December 31, 2018.

(B) Derived from the audited consolidated statement of financial position of Akazoo as of December 31, 2018.

(1) To reflect the Contribution (as defined below) of $2.0 million (approximately €1.7 million) in order to extend the date by which MMAC has to consummate a business combination. The sponsor is to be issued 246,250 additional shares of MMAC Common Stock at $8.00 per share price of PIPE financing. The sponsor has also agreed to forfeit 2,600,000 shares of MMAC Common Stock.

(2) To reflect the release of cash from investments held in the trust account.

(3) To reflect the payments of MMAC’s accounts payable, income taxes payable and promissory note-related party and the conversion of the loan and interest payable into PubCo Ordinary Shares.

(4) To reflect the payment of estimated legal, financial advisory and other professional fees related to the Business Combination.

(5) To reflect the actual redemption of 19,293,335 shares of MMAC Common Stock (including Second Extension – subsequent to December 31, 2018). The actual share redemption of 19,293,335 shares of MMAC Common Stock was reflected in the MMAC pro forma column of the Pro Forma Combined Statement of Financial Position and in the pro forma Scenarios 1, 2 or 3.

(6) In Scenario 1, which assumes no further MMAC stockholders exercise their redemption rights, the MMAC Common Stock subject to redemption into cash amounting to $1.2 million (approximately € 1.0 million) would be transferred to permanent equity.

(7) In Scenario 2, which assumes an additional 445,850 shares of MMAC Common Stock are redeemed into cash by the MMAC stockholders, $4.6 million (approximately € 4.0 million) would be paid out in cash. The additional 445,850 shares of MMAC Common Stock represents the maximum redemption amount under this scenario providing for a minimum of $5,000,001 (approximately € 4.4 million) of net tangible assets of MMAC, after giving effect to payments to redeeming stockholders based on a consummation of the Transactions on December 31, 2018.

(8) In Scenario 3 only, to reflect a PIPE Financing of $38.20 million (approximately € 33.4 million). The PIPE issuance is for 5,926,029 shares, which includes 1,146,973 shares of MMAC Common Stock “sweetener”. Such “sweetener” shares reflect shares permitted to be issued in lieu of forfeitures pursuant to the Letter Agreement.

(9) To reflect the recapitalization of Akazoo through the contribution of all the share capital in Akazoo to LuxCo, the conversion of all shares of MMAC Common Stock to PubCo Ordinary Shares, the issuance of 39,013,096 (Scenario 1) / 38,567,246 (Scenario 2) / 44,939,125 (Scenario 3) PubCo Ordinary Shares and the elimination of the historical accumulated deficit of MMAC, the accounting acquiree.

(10) The existing Akazoo equityholders prior to the Luxembourg Merger would receive a cash distribution of up to $20 million (approximately € 17.5 million), in exchange for a portion of their shares, which would mostly represent a return of share premium as there is insufficient retained earnings to pay out the cash distribution, if and to the extent that cash available in MMAC’s trust account, after the payment of transaction fees and expenses and any redemptions, exceeds $110 million (approximately € 96.0 million). Under Scenarios 1, 2 and 3, the above described cash distribution would not be made to the Akazoo equityholders, because under those scenarios the cash available in MMAC’s trust account, after the payment of transaction fees and expenses and any redemptions, would not exceed $110 million (approximately € 96.0 million).

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2018

(in Euro thousands, except per share and per share amounts)

	MMAC (A)	Akazoo Limited (B)	Scenario 1 Assuming No Further Redemptions of Common Stock			Scenario 2 Assuming Maximum Redemption of Shares of Common Stock Under the MMAC Charter			Scenario 3 Minimum Gross Cash Required Including PIPE Financing
			Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Net sales	—	104,837	—		104,837	—		104,837	—		104,837
Cost of operations	(537)	(81,454)	—		(81,991)	—		(81,991)	—		(81,991)

Gross profit	(537)	23,383	—		22,846			22,846			22,846

Operating expenses
Other operating income	—	8	—		8	—		8	—		8
Selling, general and administrative expenses	—	(12,687)	—		(12,687)	—		(12,687)	—		(12,687)
Depreciation and amortisation	—	(5,464)	—		(5,464)	—		(5,464)	—		(5,464)

Operating profit	(537)	5,240	—		4,703	—		4,703	—		4,703

Interest and financing costs
Interest income, net	2,864	(362)	(2,864)	(1)	(362)	—		(362)	—		(362)

Income (loss) before income taxes	2,327	4,878	(2,864)		4,341	—		4,341	—		4,341

Income tax expense	(598)	(10)	598	(1)	(10)	—		(10)	—		(10)

Net income (loss)	1,729	4,868	(2,266)		4,331	—		4,331	—		4,331

Less: Net loss attributable to noncontrolling interest	—	(1)	—		(1)	—		(1)	—		(1)

Net income (loss) available to common shareholders	1,729	4,867	(2,266)		4,330	—		4,330	—		4,330

Weighted average share outstanding
Basic		410,570,600	(367,451,798)	(2)	43,118,802	(445,850)	(2)	42,672,952	6,371,879	(2)	49,044,831
Diluted		410,570,600	(367,451,798)	(2)	43,118,802	(445,850)	(2)	42,672,952	6,371,879	(2)	49,044,831
Income (loss) per share available to common shareholders
Basic		0.01			0.10			0.10			0.09
Diluted		0.01			0.10			0.10			0.09

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss Adjustments

(A) Derived from the unaudited statement of operations of MMAC for the four quarterly periods ended December 31, 2018.

(B) Derived from the audited consolidated statement of profit or loss of Akazoo for the year ended December 31, 2018. The historical outstanding shares and per share amounts were adjusted to reflect the effect of the 100-for-1 stock split.

(1) Represents an adjustment to eliminate interest income and unrealized gain on marketable securities held in the trust account and related income tax expense as of the beginning of the period.

(2) As the Business Combination are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Weighted average shares outstanding—basic and diluted are calculated as follows:

	Scenario 1	Scenario 2	Scenario 3
	Assuming No Further Redemptions of Common Stock	Assuming Maximum Redemption of Shares of Common Stock Under the MMAC Charter	Minimum Gross Cash Required Including PIPE Financing
	Year Ended December 31, 2018	Year Ended December 31, 2018	Year Ended December 31, 2018
Weighted average shares calculation, basis and diluted
MMAC public shares outstanding	1,406,665	960,815	1,406,665
MMAC rights converted to shares	2,070,000	2,070,000	2,070,000
MMAC founder shares	2,820,709	2,820,709	2,820,709
Seller shares issued in Transactions	36,196,428	36,196,428	36,196,428
PIPE shares	—	—	5,926,029
Underwriters’ fee (share portion)	625,000	625,000	625,000

Weighted average shares outstanding	43,118,802	42,672,952	49,044,831

Weighted average shares calculation, basis and diluted
Existing Akazoo holders	36,196,428	36,196,428	36,196,428
MMAC holders	6,922,374	6,476,524	12,848,404

Weighted average shares outstanding	43,118,802	42,672,952	49,044,831

(1)

Existing Akazoo equityholders will receive an aggregate number of PubCo Ordinary Shares equal to the assumed Akazoo enterprise value of $380 million (less any cash payment to them) divided by the per share redemption price applicable to the redemptions by MMAC public stockholders. The existing Akazoo equityholders prior to the Luxembourg Merger will receive a cash distribution of up to $20 million, in exchange for a portion of their shares, which would mostly represent a return of share premium as there is insufficient retained earnings to pay out the cash distribution, if and to the extent that cash available in MMAC’s trust account, after the payment of transaction fee and expenses and any redemptions, exceeds $110 million.

INFORMATION ABOUT AKAZOO

Business Overview

Founded in 2010, Akazoo is a global, on-demand music streaming subscription company with a focus on emerging markets and a hyper-local strategy. Akazoo’s service provides its Subscribers (as defined below) with unlimited online and offline high-quality streaming access, across devices and platforms, to its catalog of over 45 million songs on an ad-free basis. Besides its music streaming service, Akazoo also offers a free, ad-supported Radio Service and application that aggregates over 80,000 stations. Akazoo’s Radio Service was launched in 2017 and serves as an additional acquisition channel for both new users and/or premium subscribers. Akazoo monetizes its services through subscriptions for its on-demand streaming platform and advertising for its Radio Service. Akazoo does not provide a free ad-supported on-demand streaming service like many of its competitors. Akazoo’s music streaming service is offered in 25 countries, while its platforms currently include 38.2 million Registered Users and 4.6 million Subscribers as of December 31, 2018. The term “Subscribers” refers to those users that directly or indirectly (through sponsorship) pay a subscription service fee on a monthly basis. The term “Registered Users” refers those who have registered to Akazoo’s platforms at any point in time.

Premium Subscribers

For the years ended December 31, 2018 and 2017, Akazoo generated revenues of approximately €104.8 million and €90.0 million, respectively. For the years ended December 31, 2018 and 2017, Akazoo generated EBITDA of €10.7 million and €10.1 million, respectively. Since 2010, Akazoo has expanded in a profitable manner to 25 markets to date without offering a “freemium” model but by adapting its services for local tastes and consumption.

Revenue	EBITDA

Akazoo provides much of the same services and attributes as its competition, but with a distinct focus on servicing emerging markets through unique technology. Akazoo licenses its music catalogue from approximately 40 main content partners and sources, representing thousands of labels. Moreover, its platforms offer both online and offline listening, social media integration, and a patented, Artificial Intelligence (AI)-driven new music recommendation engine. As consumers across the globe increase their media consumption to mobile devices, Akazoo has built a world-class mobile application and user experience which works seamlessly across a multitude of mobile devices and provides a high quality user experience across mobile networks ranging from 2G to 4G LTE and, soon, 5G.

While competition is significant, Akazoo differentiates itself in a number of unique ways. First and foremost, its “hyper-local” business model focuses on delivering a user experience adapted to local consumption patterns and behavior, through true localization of service language, pricing and billing methods. Second, Akazoo focuses on offering the most relevant music catalogue content to local listeners as most emerging market listeners consume mostly local language and local artist content. Akazoo’s data and third party research empirically demonstrates that every region and territory has its own unique tastes and preferences. Akazoo’s platform is designed to deliver content to dynamically satisfy personal user tastes within a local and regional context, using sophisticated AI algorithms and machine enhanced catalogue curation. Finally, by targeting emerging markets with niche listening habits, Akazoo delivers music content catered to a large, growing, and underserved population of the world.

Akazoo’s belief is that music is not “one size fits all,” and as such, the data shows that the majority of the content consumed in emerging markets is “local,” as opposed to “global.” By developing deep relationships with local labels, telecommunications operators, brands and device manufacturing OEMs, as well as music content producers, Akazoo has established itself as the trusted streaming service in its existing markets. In addition to its focus on local music, Akazoo also licenses content from substantially all the major labels and independent consortiums and offers streaming of the world’s top artists and songs, which transcend local tastes and national borders. However, Akazoo’s core value proposition lies in being able to connect with local listeners in a culturally relevant manner, curating playlists that prominently feature the local music they love.

Relatedly, Akazoo has achieved success in growing its total user and Subscriber base by partnering with relevant, popular and trusted telecom operators, mobile application providers, original equipment manufacturers (OEMs) and other brands. These companies possess vast user bases and robust delivery infrastructures to help raise Akazoo brand awareness and build upon Akazoo’s user base. Akazoo has enjoyed success employing this strategy throughout the world as up to an estimated 20% of its total user and subscriber base is derived from these partnerships.

In terms of technology, Akazoo has acquired, developed and owns a small portfolio of patented AI-based recommendation technology. Akazoo believes these assets create a robust listening experience for Akazoo’s users, by analyzing listening habits and automatically delivering new music. Akazoo owns multiple US patents in AI technology for music recommendations, sonic analysis and automatic playlisting. Akazoo believes its IP is highly relevant for its primary listening product and for new product development, as well as high growth segments going forward in vertical sectors. These patents are currently being cited by major media and technology industry players such as Pandora, Sony Electronics and Microsoft.

Music Streaming Industry Overview

After over a decade of decline, the global music industry is now one of the fastest growing segments in media and entertainment. This trend began specifically in 2015 when global recorded music revenues grew more than 3% from the prior year. Growth accelerated in 2016, 2017 and 2018, with global recorded music revenues reaching $19.1 billion in 2018, an increase of 9.7% from 2017, the fourth consecutive year of growth. The total global recorded music industry is expected to more than double in size to $41 billion by 2030 according to Goldman Sachs, with streaming revenue projected to grow at a 14% compounded annual growth rate (“CAGR”). In emerging markets, Akazoo’s core competency and strategic focus, that rate is expected to be nearly double, at a 27% CAGR. Streaming is driving global recorded music consumption powered by the high growth in emerging markets.

The music industry’s return to growth in recent years has undeniably been the result of the rise and widespread user adoption of streaming – or accessing – music as opposed to purchasing and owning it. While downloading of mp3 files became popular in the mid-2000s, this method of acquiring and consuming music has been supplanted by users’ preference for streaming, and the ability to easily share and discover music. In 2018, total streaming revenues increased by 34%, accounting for almost half (47%) of global revenue, driven by a 33% increase in paid subscription streaming from 2017. By the end of 2018, there were 255 million users of paid subscription accounts globally according to IFPI, with 79 million having been added during the year. By 2030, music streaming revenues are projected to total more than $34 billion (15% CAGR, 2016-2030). This impressive resurgence is a global one and follows smartphone penetration, beginning in Europe and North America, but expanding into all major music markets, and all high-growth emerging music markets as well. Goldman Sachs also projects that by 2025, the number of paid music streaming subscribers in emerging markets will surpass those in developed ones.

On-demand listening is naturally coupled with the positive trends in the music industry, including that of increasing rates of smartphone adoption, particularly in emerging markets. In 2016, total global smartphone ownership was 3.5 billion and is projected to reach 6.1 billion in 2030, achieving a CAGR of 4%. In emerging markets alone, IFPI projects that figure will increase from 2.67 billion in 2016 to 5.1 billion in 2030 (CAGR of 5%). Around the world, global mobile internet penetration is set to expand from 43% in 2017 to 61% in 2025. Emerging markets, such as Sub-Saharan Africa, Latin America and Asia/Pacific, Akazoo’s key geographic regions, will continue to experience higher rates of smartphone adoption than developed markets, namely because these areas have largely skipped the “landline revolution,” and have developed communications, commerce and services around the mobile phone. In Sub-Saharan Africa for example, GSMA projects smartphones as a percentage of total mobile connections to jump from 34% in 2017 to 68% in 2025.

Key drivers of smartphone growth include increasing population coverage of 3G and 4G networks, more affordable smartphones and data tariffs, and an increasing willingness among users to consume social media and a range of services and content online. These explosive demographic trends will inevitably benefit Akazoo’s expansion and business model: serving local markets in a culturally relevant manner with individually curated, local content.

Growing global populations, increasing rates of smartphone adoption and communication, and the rising popularity of streaming music content are coming together in parallel with the growth of Akazoo. Akazoo believes it is strongly positioned to capitalize on the demographic, economic and technological tailwinds of the early-to-mid 21st century, and has elected to do so via high-growth emerging markets. By establishing leading positions in many of its markets ahead of and during these positive tailwinds, Akazoo has entrenched itself with a first-mover advantage with longstanding consumer, content and distribution partner relationships. As the world naturally gravitates to smartphones and streaming and socially sharing content, Akazoo expects to continue to grow and benefit from these highly favorable secular trends. However, despite these attractive trends, the emerging markets in which Akazoo operates are often more volatile in terms of currencies, economic growth, policies and regulations.

Hyper-Local Platform

Akazoo’s hyper-localized platform and strategy allow it to uniquely cater its service to the markets Akazoo serves.

Local Content. Akazoo maintains a robust library of music content created by local artists in its target regions, which is constantly being updated and expanded. The “Top 20” and other playlists seen by Akazoo’s users are territory-specific and updated weekly to reflect the latest trends. Akazoo’s playlists cover all music genres and styles, various contexts, brands and themes. Akazoo curates its playlists meticulously based on local trends, user input and sonic similarity as determined by Akazoo’s patented recommendation engine. Akazoo procures content from about 400,000 labels, including major, independent labels as well as local labels and content providers. Akazoo’s strong relationships with these providers allow it to have access to the most popular content when it becomes available, and, in turn, Akazoo’s users see new releases featured prominently on its platform. Akazoo’s content marketing team creates advertising assets customized to promote local content, including display advertising and messaging campaigns delivered to their mobile devices when new content is released.

Akazoo’s technology stack uniquely allows it to serve this local content to emerging markets and deliver a high quality user experience in varying network environments. Akazoo’s low data streaming technology enables it to serve regions covered by 2G, 3G, 4G and 5G wireless networks without diminished quality or excessive data usage with a high-quality user experience. In many of the regions Akazoo serves, Akazoo has been the first music streaming service to enter the market and reach scale, and thus owns a significant “first-mover advantage.”

Local Partnerships. Akazoo gains access to millions of potential users worldwide through its relationships with local blue-chip telecommunications, mobile messaging and OEM providers. Through bundles, free trials, pre-loading and promotions, Akazoo benefits from the conversion of a portion of its partners’ customer bases into Akazoo subscribers. Akazoo also offers its partners customized user interfaces, cloud-based and local transcoding infrastructure and complete integration with partners’ platforms where applicable. These partnerships are especially impactful in Akazoo’s target regions given the decidedly “mobile-first” nature of emerging markets.

Recommendation Engine

Akazoo’s products and services are built on US-patented AI and recommendation technology. This technology includes sophisticated music AI for real-time music recommendations, sonic analysis and automatic playlisting, which are fully integrated into Akazoo’s core platform. Akazoo has developed patented technology widely cited by market leaders, including Sony, Pandora, Spotify, Apple, Google and Microsoft, among others. These patents include technology for general music recommendations, recommendations based on user preferences, video and film recommendations, as well as a music intelligence universe server. Akazoo’s music recommendation platform aggregates data from user inputs, behavioral / contextual user data, third party data from social media / other providers and Akazoo’s sonic analyzer. The sonic analyzer analyzes a song’s time signature, key, tempo, loudness, audio fingerprint, timbre and pitch, among other qualities, to inform the recommendation engine which ultimately drives the recommendations Akazoo’s users receive. Akazoo’s recommendation engine allows users to discover new music artists and genres, create playlists for different moods or activities, save time and generate ideas for their own playlists. Labels also benefit from Akazoo’s content curation platform in that they are able to build artist awareness and define content for specific target audiences. From Akazoo’s recommendation engine, Akazoo is able to gain a better understanding of its audiences, maintain a high-quality relevant user experience for its subscribers and allow them to discover new and long tail content.

Business Model

Akazoo offers a subscription based music streaming service and a free, ad-based Radio Service. Akazoo’s Radio Service achieves a funnel effect for user to subscriber conversion without the losses associated with content costs of a free on-demand streaming service. Akazoo’s radio proposition adds high value to Akazoo’s product mix as it offers revenues streams from passive listeners unwilling to commit to a premium subscription initially. Akazoo’s commitment to delivering hyper-local music to customers has allowed it to significantly grow its business in emerging markets, as many other players in the industry tend to focus on globally popular content, ignoring a subset of the music that is especially popular in emerging markets. Akazoo has grown its Subscriber base from 1.8 million in 2015 to 4.6 million as of December 31, 2018.

Quarterly Subscribers

Historically premium-only, expanding into free-Radio to drive conversion to premium subscribers. Akazoo began as a premium, on-demand music streaming platform where its revenue was primarily driven by users paying for unlimited access to more than 45 million music tracks. In late 2017, Akazoo launched Akazoo Radio, a free to use service that allows listeners to access over 80,000 internet and broadcast radio stations from around the world, without the ability to choose individual songs. This radio offering generates revenue both directly and indirectly. Akazoo Radio generates revenue directly through its advertising partners who pay to air their advertisements on Akazoo’s platform. Indirectly, Akazoo Radio helps to grow Akazoo’s premium subscription business by converting users into its premium subscription offering.

High share of local content. Akazoo is a leading on-demand music streaming provider in emerging markets. Through its commitment to providing access to local artists, Akazoo has uniquely captured an underserved and underdeveloped market through which it believes its business will continue to grow. Additionally, Akazoo developed an unrivaled sonic recommendation engine that allows it to tailor the listening experience for each individual user. The sonic recommendation engine uses AI to select songs that users are likely to enjoy, based on a plethora of curated data from Akazoo’s listeners. The emphasis on local artist content, coupled with Akazoo’s successful implementation of the sonic recommendation engine has facilitated strong customer retention and robust forward revenue visibility.

De-risked customer acquisition through partnerships. Akazoo has historically entered into partnership agreements with telecommunications providers, messaging platforms, OEMs and brands to help grow its Subscriber base while maintaining low variable costs. Through such partnerships, Akazoo is offered as an add-on service to the partner’s subscriber base at a discount to the standard subscription service. Some partnerships offer Akazoo as part of an overall tariff with one price, or bundled and pre-installed into a device. Through these partnerships, Akazoo has direct access to consumers and is able to maintain low sales and marketing costs. Although Akazoo shares its revenue with its business partners through such arrangements, it realizes significant synergistic revenue that allows it to remain profitable and generate consistent market penetration.

Profitability. Unlike many competitors in the music streaming industry who offer similar services, Akazoo has been a profitable business with positive EBITDA since inception. This is due to its business model, which does not contain “freemium” on-demand music streaming, emphasizes local content and AI-technology driven curation and strong local partnerships. The licensing costs of local repertoire can be lower than for global or international releases or catalogues. Due to Akazoo’s focus on locally relevant music, Akazoo is able to efficiently manage its content costs. Additionally, Akazoo’s partnerships contribute to customer acquisition cost reduction (CAC), facilitating robust margins and profitability that Akazoo expects to continue as it penetrates its existing markets and expands into additional markets.

Marketing

Akazoo’s marketing strategy is intricately linked to the success of its business model. As a consumer brand and subscription service, Akazoo undertakes a variety of marketing methods to efficiently achieve brand awareness, customer acquisition and retention, reduce costs, scale into new markets, and drive sales.

Partner Campaigns. By partnering with regional and local telecommunications services, mobile messaging companies and device manufacturers and OEMs, Akazoo is able to quickly and efficiently access a wide swath of its target customers. Akazoo has built and expects to continue to build relationships with these companies in every market where Akazoo currently has a presence, and plans to continue to do so as Akazoo enters new markets. These efforts with telecommunications services are generally referred to as “bundling,” as the Akazoo app is included (“bundled”) with the phone or mobile plan when purchased. In addition, certain partnerships allow Akazoo to have the Akazoo mobile app loaded onto the mobile phones of their customers. For Akazoo, such an initiative reduces the costs required to build brand awareness and removes customer friction in discovering and downloading the app. Akazoo is able to execute bespoke agreements with multiple local telecom carriers, which facilitates a low-cost method of expanding its customer base in its markets.

Paid and Affiliate. Akazoo also engages in Paid & Affiliate marketing, which entails tapping into the vast, highly-engaged network of performance based marketing assets, belonging to other mobile applications and social media. Similar to the customer networks of regional and local telecom companies, these partnerships allow for the Akazoo brand to benefit from the individuals’ or apps’ supportive following, while capitalizing on their favorite brands. Such relationships are based on purchasing on a cost for engagement, installation or subscription leading to desirable conversions for Akazoo’s service.

In House. Akazoo’s teams also execute In House marketing campaigns. These initiatives are undertaken by Akazoo’s internal marketing department. Activities include content related promotions and campaigns, exclusive events, new releases, and special promotions for Akazoo subscribers, in which Akazoo channels marketing materials and content from the app to highly targeted demographics and music interest groups. Akazoo’s in-house teams also engage in traditional, fixed cost marketing efforts, which underlie the above efforts by running on a more consistent basis. These initiatives include Search Engine Optimization (SEO), Conversion Rate Optimization (CRO) and email marketing. SEO efforts follow Akazoo’s hyper local strategy and not a global approach while SEM focuses on channels that consumers in Akazoo’s markets use on a systematic basis.

While all marketing is designed to drive brand awareness and ultimately sales, Akazoo’s marketing is integral to its business model. Successfully and cost-effectively executing on Akazoo’s marketing initiatives requires ongoing relationship management with Akazoo’s various partners, negotiating fair terms, and understanding where and how its existing and potential user base is consuming music. Akazoo believes executing on its plans will enable a successful scaling of its business and the development of a solid and growing base of Premium Subscribers.

Licensing Agreements

In order to stream music to its users, Akazoo generally secures rights to both the sound recordings and musical compositions. To secure such rights, Akazoo obtains licenses from, and pays royalties to, rights holders or their agents. Akazoo has license agreements with record label affiliates of the three largest music companies – Universal Music Group, Sony Music Entertainment, and Warner Music Group – as well as numerous independent record labels. These agreements require Akazoo to pay royalties, usually on a subscriber or subscription basis, make minimum guarantee payments, and commit marketing placements to labels for their catalogue. Such agreements include monthly financial reporting requirements. These agreements are typically one to two years in duration, renew automatically, and apply on a country by country basis or regionally for certain copyright holders.

Besides agreements with the largest labels, Akazoo also has direct license agreements with independent labels, as well as companies known as music aggregators. Many of these agreements have financial and data reporting obligations, as well as audit rights.

The process of obtaining musical composition rights varies from country to country. For example, in most territories in Europe and Asia, Akazoo negotiates with the local collecting society in each territory in order to obtain both the mechanical and public performance rights, as well as with a number of publishers directly.

Sometimes, Akazoo’s license agreements with certain rights holders and/or their agents, including both sound recording license agreements with major and independent record labels and musical composition license agreements with music publishers, may expire while Akazoo negotiates renewals. Per industry custom and practice, Akazoo and those rights holders may continue such agreements on a month-to-month basis or enter into other short-term extensions, and/or continue to operate as if the license agreement had been extended (including by Akazoo’s continuing to make music available).

Barriers to Entry

Technology / Logistics. Akazoo has invested heavily in research and development and continues to improve its technology platform. Akazoo has designed a reliable, secure and scalable architecture for its on-demand streaming platform and Radio Service. Its products and services are further enhanced by US-patented AI and recommendation technology. This technology includes sophisticated music AI for real-time music recommendations, sonic analysis, and automatic playlisting, which are fully integrated into Akazoo’s core platform.

Label relationships/payments. The music streaming industry is particularly difficult to enter due to the need to secure large numbers of contractual relationships with music labels and content producers. Each country and market has different players in the music label space, creating a massive network of content providers that each music streamer must execute contractual agreements with in order to stream their music. Through its growth and development over the years, Akazoo has forged strong relationships with a large number of global, regional and local content providers, which it believes will keep it ahead of any new competitor who seeks to enter the market.

Customer acquisition and retention. One significant barrier to entry in the music streaming industry is the initial startup cost that each new player in the market faces, both in high variable costs on the front-end and high fixed-costs on the back-end. On the front-end, new players incur very high sales and marketing expenses as they look to penetrate the market and gain subscribers. Generally, new entrants in the space begin with a high customer acquisition cost (“CAC”). Even though its CAC may both decrease or increase as a result of market dynamics, Akazoo believes its volumes, partners and its expertise in acquisitions makes it more efficient in the acquiring process. The significant upfront investment in infrastructure and licensing along with the negative margins associated with high customer acquisition costs have historically served as high barriers to entry for new competitors, creating a favorable industry structure for incumbents.

Brand Awareness and First Mover Advantage. New players looking to enter the music streaming market will likely inevitably struggle with brand awareness in an already developed market. Akazoo’s numerous years spent building its brand, often with first mover advantage in its core markets, have enabled it to become a market leader in delivering high quality local music content. By consistently delivering high quality content to its customers and actively promoting in its markets through paid and earned media and live events, Akazoo believes it has built a robust brand that secures its competitive position and profitable business model. Akazoo’s first mover advantage will continue to facilitate growth and increased market share for its business as Akazoo efficiently increases penetration in existing markets and expands into new regions.

Competition

Akazoo faces competition for users and their time and attention from across varying forms of media, including traditional broadcast, satellite, and internet radio, as well as other providers of in-home and mobile entertainment, such as video streaming services, cable television and social media websites. Directly, Akazoo competes with other providers of on-demand music streaming services globally (Spotify, Apple Music, Deezer, Google Play Music) and locally (Claro, Joox, kkbox). Akazoo competes to attract, engage, and retain users based on a number of factors, including content curation, user experience, ease of platform use, price, brand awareness, and reputation. Some of its global competitors enjoy competitive advantages such as greater name recognition, legacy operating histories, and larger marketing budgets, as well as greater financial, technical, human and other resources.

Business and Growth Strategies

Akazoo intends to maintain a leading market position and increase revenue and profitability by deeper penetration of its existing markets, as Akazoo believes there is significant scope to do so by pursuing the following strategies:

Increasing partnerships. Akazoo increasingly drives growth through strategic B2B partnerships with messaging services, MNOs, ISPs, OEMs and brands through co-promotion or bundling offers. Proceeds are expected to be invested in business development efforts to increase the depth of these partnerships as well as increasing the number and the activities performed with such partners.

New Market Expansion. Akazoo has shown a proven ability to efficiently select and expand into new markets, while maintaining a disciplined focus on deploying capital and resources. In selecting new markets, Akazoo selects markets based on the potential impact it can make as a localized service. Often times, Akazoo enters into a partnership with a partner that allows for high distribution potential and brand recognition. Industry dynamics also play a factor as far as favorable smartphone penetration and demographics.

Akazoo diligently considers the potential returns and costs for each market it enters. Akazoo’s services are cloud-based, so most implementation activities take place across its operations and development offices and international datacenters. The use of additional outsourced project managers at a regional/local level allows Akazoo to scale larger projects or projects with demanding communications requirements in a more timely and efficient manner.

Radio. Akazoo has launched its free radio product to develop additional revenue streams from passive listeners via advertising revenues. The majority of Akazoo’s Radio Service user hours occur on mobile devices with mobile advertising currently accounting for a small but growing revenue stream. The smart radio offering has over 80,000 radio stations available on mobile, web and tablet that provide access to a variety of genre, mood and activity stations.

Leveraging Scale via Acquisitions. The global market for streaming music providers is highly fragmented and given its financial resources, international reach and operational expertise, Akazoo has the ability to efficiently integrate other streaming providers. Instituting its proprietary technology and patented IP, back-end infrastructure and local content relationships, Akazoo has the ability to drive meaningful economies of scale, allowing it to improve returns generated by the acquired assets. In addition to streaming platforms, there are multiple opportunities across the music and audio landscape from content creation through distribution and monetization that could enhance Akazoo’s breadth of capabilities and addressable market.

Enter selected high growth verticals. Akazoo owns sophisticated AI technology and a portfolio of patents that can be used for automated music selection, playlists and curation. Akazoo expects such technology will be leveraged for developing partnerships in key vertical segments, such as “connected home” sectors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AKAZOO

The terms “we,” “us,” “our,” “Akazoo” and the “Company” in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Akazoo” refer to Akazoo Ltd.

Special Note Regarding Forward Looking Statements

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Historical Financial Data of Akazoo” and our consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Some of the statements contained in this proxy statement/prospectus may constitute “forward looking statements” for purposes of the federal securities laws. Forward-looking statements are statements other than historical fact, and may include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding future actions or events. Forward-looking statements are based on the Company’s current expectations and beliefs concerning potential future developments and events, and their potential effects on the Company. There can be no assurance that any such future developments or events affecting the Company will be those that is has anticipated. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including those set forth under the heading “Risk Factors” elsewhere in this proxy statement/prospectus. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our businesses and operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions; they are subject to numerous risks and uncertainties and are made in light of information currently available to us. Many important factors may adversely affect our results as indicated in forward-looking statements. These factors include, but are not limited to:

•	Subscribers

•	our ability to attract prospective Subscribers (as defined herein) and to retain existing Subscribers;

•	Content Licenses

•	our dependence upon third-party label licenses for musical compositions;

•	our ability to comply with the many complex, international license agreements to which we are a party;

•	our lack of control over the providers of our content and their effect on our access to their music and other content;

•	our ability to accurately estimate the amounts payable under our license agreements;

•	the limitations on our operating flexibility due to the minimum guarantees required under certain of our license agreements;

•	our ability to obtain accurate and comprehensive information about music compositions in order to obtain necessary licenses or perform obligations under our existing license agreements;

•	assertions by third parties of infringement or other violations by us of their intellectual property rights;

•	Financial

•	our ability to generate sufficient revenue to be profitable or to generate positive cash flow on a sustained basis;

•	risk associated with market fluctuations and potential downturns;

•	risks related to our status as a foreign private issuer;

•	Equity Ownership

•	ownership dilution resulting from potential share issuances;

•	the concentration of voting power among our major shareholders who have and will continue to have substantial control over our business;

•	Geo-Political

•	intricacies in the competitive landscapes in our varying markets;

•	risks associated with local, regional and national government policies regarding copyright protection and Internet usage, among others; and

•	Miscellaneous

•	potential breaches of our security systems to our databases or mobile apps and software.

We operate in a fast-paced environment that is built on and also reliant upon rapid changes in technology, specifically in regards to music distribution, consumption and data analysis. Due to these and other, new risk factors and uncertainties which may emerge from time to time, it is not possible for our management to predict all risk factors and uncertainties, nor are we able to assess the impact of all of these risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Overview

Our mission is to discover, procure and aggregate content from creative artists, and distribute it reliably and efficiently to our Subscribers in the best way possible. We strive to offer our Subscribers unparalleled access to culturally-relevant local as well as global musical content. While we are also confident in our ability to match our competitors’ offerings of internationally-popular content, we pride ourselves on understanding our Subscribers’ tastes in our markets by constantly providing them with their favorite content, and enabling them to discover new artists and songs along the way.

As of December 31, 2018, we operated in 25 separate markets, providing our Subscribers over 45 million unique musical tracks. A large part of the content provided on our platform is “local,” defined as being created by artists in the respective country or region; this is one of our key differentiating factors. Given our experience and success in introducing and sustaining our service in various emerging markets, we plan to continue this strategy and might expand into additional countries in the future. At the moment, we are present in Eastern Europe, South-East Asia, Latin America and Africa.

We currently monetize our on-demand streaming service through subscriptions and our Radio Service through advertising. Our Radio Service was launched in 2017 that targets passive listeners, while driving additions of prospective Subscribers. We believe our Radio Service is a strong product with considerable long-term opportunity as a stand-alone offering as well as part of an overall offering together with our on-demand streaming service.

As of December 31, 2018, we had 2.6 million Radio Users which grew fast in its first full year of operation. As of December 31, 2018, we had approximately 4.6 million Subscribers, more than 150% growth since December 31, 2015 when we had 1.8 million Subscribers. Our Registered Users have grown more than 180% over the same period, from 13.4 million to 38.2 million. In line with our growth in Subscribers and Registered Users, our revenues have shown strong growth as well. Adjusted gross margin has shown an upward trend in the last three years with our EBITDA increasing over time as well. We intend to continue to invest in adding Subscribers and Registered Users to increase our revenues and operating profits over time while remaining profitable.

Our profitability has been partly due to our strong focus on emerging markets where we can offer a high quality service of global standards while using a hyper-local strategy. The localized strategy includes adapting our user interface, content, billing options and price levels to local standards. Again, while our platform provides internationally popular contemporary music, our strategy and path to sustained profit has been due to our strong and diligent focus on serving emerging markets, their populations’ musical tastes, and our strong relationships with the local content providers. By creating and maintaining physical presences in our markets, we have developed and continue to hone our ability to better understand those consumers and their musical preferences. In order to maintain our success and continue with our local-first strategy, we are highly selective when it comes to determining entrance into new markets.

How We Generate Revenue

We operate and manage our business primarily by our Subscriber offering, a recurring subscription that provides paying Subscribers unlimited access to our content library of over 45 million songs. We also generate revenue through the sales of advertisements which are deployed on our free Radio Service; this is currently a growing but minor contributor to our overall revenues in 2018.

It is these recurring Subscriptions that drive the top line of our business at the moment. Our Subscription Service provides Subscribers with unlimited online and offline high-quality streaming access to our catalog of international and local tracks. In addition to accessing our catalog on computers, tablets, and mobile devices, Subscribers can connect through other devices such as smart televisions. Our Subscription Service offers an advertisement-free music experience.

We use a local strategy and offer different subscription plans in different markets. In certain markets our subscription products offer different durations in order to appeal to Users with varying lifestyles and across various demographics, age and income groups. Our pricing is also adapted to each market to align with local consumer purchasing power and general cost levels, as well as willingness to pay for a music service.

We generate our Subscription revenues through the sale of Subscriptions, which are sold directly to end users and through partners who are generally telecommunications, social messaging or Original Equipment Manufacturers (OEM) companies that either bundle the subscription with their own services or provide access to their user base. Partnerships are priced on a combination of per-subscriber rates and revenue shares under negotiated agreements and may include minimum guarantees for the number of subscriptions that will be purchased from us.

Subscription Revenue is a direct function of the number of Subscribers who use the service. As of December 31, 2016, 2017 and 2018, we had approximately 3.3 million, 3.7 million and 4.6 million Subscribers, respectively. New Subscribers are sourced from a variety of channels, including via paid and affiliate media spend, in-house marketing efforts, partnerships and our Radio Service.

Our free Radio Service provides Users with on-demand mobile and online access to our offering of over 80,000 radio stations (terrestrial and digital) from around the world. In addition, the Radio Service provides many Akazoo stations curated by proprietary Artificial Intelligence (AI). We believe there is large opportunity to grow Users and gain market share from traditional terrestrial radio. Our Radio Service serves as both a Subscriber acquisition channel and a robust option for Users who are unable or unwilling to pay a monthly subscription fee but still want to enjoy access to a wide variety of high-quality music. We generate revenue for our Ad-Supported Radio Service from the sale of display and audio advertising delivered through advertising impressions.

In 2015, Akazoo won two large tenders for providing a music streaming and Radio Service in 22 countries in Africa. As of December 31, 2018, Akazoo is already active in four African countries.

Components of our Operating Results

Cost of Revenue. Our cost of revenue comprises mainly of Media Costs and Other Direct Costs, which are predominantly royalty and distribution costs related to content streaming but also payment processing fees for subscription revenue and certain revenue share payments. We incur royalty costs, which we pay to certain music record labels, publishers, and other rights holders, for the right to stream music to our Subscribers. Royalties are typically calculated monthly based on the combination of a number of different elements. Generally, service royalties are based on the greater of a percentage of revenue and a per User amount. In our agreements with certain record labels, the percentage of revenue used in the calculation of royalties generally includes measures such as the number of Subscribers and/or the rates of Subscriber churn in the applicable region (as opposed to our actual churn rate). Royalty rates vary by country and some of our royalty agreements require that royalty costs be paid in advance or are subject to minimum guaranteed amounts. Other Direct Costs may also include certain revenue share payments and payment processing fees for subscription revenue, such as direct carrier billing fees, operator fees and telecommunications aggregator fees. Cost of revenue as a percentage of revenue has been between 77% and 80% since 2015 and consists of Other Direct Costs and Media Costs. The Other Direct Costs, being costs for content and payment processing fees and revenue share payments, are a stable percentage of revenues. Media costs, being the costs to acquire customers, as a percentage of revenue can vary depending on how aggressively we grow and when the spending occurs in a financial year. If spending peaks towards the end of a financial year, most of the revenue benefit of this spending occurs in the following financial year. We expect Cost of revenue as a percentage of revenue to decline over the next few years, mostly driven by a decrease in Media Costs as a percentage of revenues due to a decrease in expected customer acquisition costs as a result of an increase in customer acquisition by Radio and our inhouse marketing team.

Our Media Costs primarily comprise of paid and affiliate media costs, in-house marketing expenses and partnership expenses related to the acquisition of Subscribers. Historically, our Media Costs have been classified as part of our Cost of Revenue although most of our competitors classify such costs under Operating Expenses.

Operating Expenses. Our Operating Expenses comprise mainly of general and administrative, marketing and research and development expenses. Our general and administrative expenses are comprised primarily of employee compensation and benefits for functions such as finance, accounting, analytics, legal, consulting fees, and other costs including facility and equipment costs. After this registration, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, NASDAQ listing fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees, and similar expenses. We also expect to recognize certain non-recurring costs as part of our transition to a publicly traded company, consisting of professional fees and other expenses. Our marketing expenses relate mainly to costs that do not relate directly to user or subscriber acquisitions such as campaigns, fixed marketing costs as well as general social media marketing costs.

Key Performance Indicators

	Year Ended: December 31
in millions, except % or €	2018	2017	2016
	€	€	€

Subscribers, in millions at end of period	4.6	3.7	3.3
Registered Users, in millions (eop)	38.2	26.0	21.1
Monthly ARPU	€2.07	€2.02	€2.17

Subscribers

We charge our Subscribers a recurring subscription rate, which varies from market to market, depending on a variety of factors, including but not limited to: GDP per capita (purchasing power), presence of competitors, local demographics, and accessibility to mobile technology (primarily smartphones). We define a Subscriber as a User that has registered with Akazoo and has made a monthly payment or, in case of shorter duration subscriptions, aggregate payments at least equal to the monthly subscription price.

For 2018 as compared to 2017, Subscribers increased by 0.8 million or 22%, and for 2017 as compared to 2016, Subscribers increased 0.5 million or 14%. Subscriber growth has been driven largely by our in-house marketing efforts and paid acquisitions in this period.

Following the strong growth from 1.8 million subscribers as of December 31, 2015 to 3.3 million as of December 31, 2016, growth in 2017 and 2018 was managed by the Company in order to make necessary changes to the

Company’s platform and infrastructure in order to absorb the strong growth achieved in 2016. The first outside capital investment of approximately €17 million (£12 million) by one of our major shareholders, Tosca Penta Capital, in 2015 translated in strong subscriber (87%) and revenue (86%) growth in 2016.

Registered Users

Registered Users are defined as users that have registered for the Service, are currently a Subscriber, have been a Subscriber historically or are currently signed up for a free trial. We track Registered Users as an indicator of the size of the audience that has engaged with our service and it represents a pool of future potential retargeting efforts. Our Registered Users have increased over time in line with our Subscribers and reached 38.2 million Users as of December 31, 2018. They also represent a latent asset for potential retargeting efforts.

ARPU

ARPU is defined as Average Revenue Per User, which is a combined result of the monthly subscription revenues divided by the monthly Subscribers. The table above sets out our ARPU for the years ended December 31, 2016, 2017 and 2018. ARPU has remained fairly constant the last years at just above €2 per month. We operate in 25 countries with varying levels of ARPU. As a result, our overall ARPU can change depending on in which country or region we expand and grow Subscribers. In 2017 as compared to 2016, we attracted fewer Subscribers in higher ARPU countries. As a result, our ARPU decreased in 2017 to €2.02 from €2.17 in 2016. In 2018, ARPU increased slightly to €2.07.

Results of Operations

in thousands (€) except %	2018			2017			2016
	€	% of Revenue	% Change	€	% of Revenue	% Change	€	% of Revenue
Revenue	104,837	100%	16%	90,015	100%	32%	68,448	100%
Cost of Revenue	(81,454)	-78%	18%	(69,247)	-77%	31%	(52,834)	-77%
Media Costs	(19,138)	-18%	24%	(15,378)	-17%	40%	(10,960)	-16%
Other Direct Costs	(62,316)	-59%	16%	(53,869)	-60%	29%	(41,874)	-61%
Gross profit	23,383	22%	13%	20,768	23%	33%	15,614	23%
Operating expenses	(12,687)	-12%	19%	(10,645)	-12%	42%	(7,487)	-11%
Other operating income	8	0%	100%	4	0%	—	—	—
Depreciation & amortization	(5,464)	-5%	36%	(4,021)	-4%	34%	(2,998)	-4%
Operating income	5,240	5%	-14%	6,106	7%	19%	5,129	7%
Finance costs	(383)	0%	651%	(51)	0%	-85%	(352)	-1%
Finance income	21	0%	-88%	172	0%	1045%	15	0%
Profit (loss) before income tax	4,878	5%	-22%	6,227	7%	30%	4,792	7%
Income tax (expense)	(10)	0%	11%	(9)	0%	-141%	23	0%
Net income	4,868	5%	-22%	6,217	7%	29%	4,815	7%

Revenue

Factors influencing revenues include a number of territory variables. These variables include market and economic variables such as competitive landscape and disposable income profile of the population in the respective countries. Other factors that influence territory revenues are the level and mix of media campaigns used to grow our subscriber base in each market, conversion rate of free to paying subscribers and monthly churn rate of existing subscribers. The evolution of costs of revenues correlates to media spend which in turn correlates to the evolution of revenues.

The two large tenders obtained in 2015 had a direct impact on streaming service offerings provided in a few markets in Africa, but African subscriber numbers and revenues remain small as a percentage of total revenues.

For the year ended December 31, 2018 as compared to 2017, Revenue increased €14.8 million, or 16%, driven by an increase in Subscribers and a slight increase in overall ARPU. The Company managed its growth in 2018, as a result of limited access to growth capital.

For the year ended December 31, 2017 as compared to 2016, Revenue increased €21.6 million or 32%, driven primarily by an increase in Subscribers, partly offset by a decrease in ARPU. In addition, the Radio Service delivered its first, although minor, revenues in 2017.

Cost of Revenue

For the year ended December 31, 2018 as compared to 2017, Cost of Revenue increased €12.2 million, or 18%, and Cost of Revenue as a percentage of revenue increased from 77% to 78%. This increase in Cost of Revenue as a percentage of Revenue was driven largely by an increase in Media Costs for customer acquisitions as this increased 24% in 2018 compared to 2017.

For the year ended December 31, 2017 as compared to 2016, Cost of Revenue increased €16.4 million, or 31%, and cost of revenue as a percentage of revenue remained flat at 77%. The increase in Cost of Revenue was driven primarily by the increase in new Subscribers, which led to higher content costs. Additionally, the partnership revenue shares and payment processing fees for subscription revenue increased as well. Media Costs for the year ended December 31, 2017 as compared to 2016 increased €4.4 million, or 40%, as a result of increased customer acquisitions.

Gross Profit and Gross Margin

For the year ended December 31, 2018 as compared to 2017, gross profit increased €2.6 million, or 13%, and gross margin decreased slightly from 23% to 22% due to increased spending for customer acquisition.

For the year ended December 31, 2017 as compared to 2016, gross profit increased €5.2 million, or 33%, and gross margin remained constant at 23%. Historically, Media Costs, which are costs incurred to acquire and retain Subscribers, have been classified as Cost of Revenue although most of our competitors classify such costs under Operating expenses, below the Gross Profit line.

Operating Expenses

For the year ended December 31, 2018 as compared to 2017, Operating expenses as a percentage of Revenues remained stable at 12% and increased €2.0 million, or 19%.

For the year ended December 31, 2017 as compared to 2016, Operating expenses increased €3.2 million or 42%, and Operating expenses as a percentage of revenue increased from 11% to 12%. This increase in Operating expenses as a percent of Revenue was driven largely by an increase in datacenter costs, content delivery network and other equipment expenses.

Finance Income

For the year ended December 31, 2018 as compared to 2017, finance income decreased €0.2 million reflecting favorable foreign exchange fluctuations on bank deposits in 2017 as opposed to 2018.

For the year ended December 31, 2017 as compared to 2016, finance income increased €0.2 million. This increase was primarily due to favorable foreign exchange fluctuations on bank deposits.

Finance Costs

For the year ended December 31, 2018 as compared to 2017, finance costs increased € 0.3 million, reflecting accrued convertible loan interest following the issue of convertible loan notes in 2018.

For the year ended December 31, 2017 as compared to 2016, finance costs decreased €0.3 million, or 85%. This decrease in finance costs reflects the impact of unfavorable foreign exchange fluctuations on bank deposits in 2016 as opposed to 2017.

Income Tax

For the year ended December 31, 2018 as compared to 2017, income tax costs remained stable.

For the year ended December 31, 2017 as compared to 2016, an income tax benefit of €0.02 million decreased to an income tax cost of €0.01 million. This increase in income tax was driven largely by a tax refund in 2016 which was not available in 2017.

Non-IFRS Financial Measures

We define EBITDA as Net Income before Net finance costs, Income tax expense and Depreciation and amortization. We believe EBITDA is useful to our management and investors as a measure of comparative operating performance from period to period and among companies as it is reflective of changes in pricing decisions, cost controls, and other factors that affect operating performance, and it removes the effect of items not directly resulting from our core operations. We believe that EBITDA also is useful to investors because this metric is frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in the technology industry and other industries similar to ours. Our management also uses EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections. EBITDA has limitations as an analytical tool. EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA is not intended to be a measure of discretionary cash to invest in the growth of our business, as it does not reflect tax payments, debt service requirements, capital expenditures, and certain other cash costs that may recur in the future. Management compensates for these limitations by relying on our results reported under IFRS as issued by IASB in addition to using EBITDA supplementally.

We define “Free Cash Flow” as net cash from operating activities less capital expenditures. We believe Free Cash Flow is a useful supplemental financial measure for us and investors in assessing our ability to pursue business opportunities and investments. Free Cash Flow is not a measure of our liquidity under IFRS and should not be considered as an alternative to net cash from operating activities.

Akazoo defines Adjusted Gross Profit as Gross Profit plus Media Costs added back, which are costs incurred to acquire customers, consistent with reporting of public peers.

EBITDA, Adjusted Gross Profit and Free Cash Flow are non-IFRS measures and are not a substitute for IFRS measures in assessing our overall financial performance. Because EBITDA, Adjusted Gross Profit and Free Cash Flow are not measurements determined in accordance with IFRS, and are susceptible to varying calculations, it may not be comparable to other similarly titled measures presented by other companies. You should not consider EBITDA, Adjusted Gross Profit and Free Cash Flow in isolation, or as a substitute for an analysis of our results as reported on our consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

	Year Ended: December 31
	2018	2017	2016
	€	€	€
in thousands, except % or €
EBITDA:
Net Income	4,868	6,217	4,815
Net Finance Costs	362	(120)	337
Income Tax Expense	10	9	(23)
Depreciation and Amortization	5,464	4,021	2,997
EBITDA	10,704	10,127	8,126
Free Cash Flow:
Net cash from operating activities	7,729	4,598	(3,263)
Capital Expenditures	(11,370)	(9,182)	(3,676)
Free Cash Flow	(3,641)	(4,584)	(6,939)
Gross Profit	23,383	20,768	15,614
Gross Margin	22%	23%	23%
add back: Media Costs	19,138	15,378	10,960
Adjusted Gross Profit	42,521	36,146	26,574
Adjusted Gross Margin	41%	40%	39%

EBITDA

For the year ended December 31, 2018 as compared to 2017, EBITDA increased €0.6 million, and EBITDA margins decreased from 11.3% to 10.2%. The decrease in EBITDA margin was driven largely by increased spending on customer acquisition.

For the year ended December 31, 2017 as compared to 2016, EBITDA increased €2.0 million, or 25% and EBITDA margins decreased from 11.9% to 11.3%. This decrease in EBITDA margin was driven largely by an increase in Operating expenses as a percentage of revenue in 2017.

Free Cash Flow

Free cash flow increased by €0.9 million to (€3.6) million for the year ended December 31, 2018 as compared to 2017. The improvement in free cash flow was due to strong net cash from operating activities, which increased 68%, or €3.1 million, as well as working capital management.

Free cash flow increased by €2.4 million to (€4.6) million for the year ended December 31, 2017 as compared to 2016. Net cash from operating activities turned positive in 2017 and increased to €4.6 million from (€3.3) million the year before. The increase in free cash flow was due primarily to an improvement in net working capital. The 86% revenue growth in 2016 increased the working capital needs and pushed the net cash from operating activities negative.

Adjusted Gross Profit

For the year ended December 31, 2018 as compared to 2017, adjusted gross profit increased €6.4 million or 18%, and adjusted gross margin increased from 40% to 41%. The adjusted gross profit and the adjusted gross margin has increased every year since inception and reflects a continuous decrease in the Other Direct Costs, which are predominantly royalty and distribution costs related to content streaming but also payment processing fees for subscription revenue and certain revenue share payments.

For the year ended December 31, 2017 as compared to 2016, adjusted gross profit increased €9.6 million, or 36%, and adjusted gross margin increased to 40% from 39%.

Liquidity and Capital Resources

Our principal sources of liquidity are our cash and cash equivalents and cash generated from operations. As of December 31, 2018, cash and cash equivalents were €0.5 million and decreased by €1.6 million from December 31, 2017. Cash and cash equivalents decreased by €4.5 million to €2.1 million from December 31, 2016.

Our future capital requirements depend on many factors, including our rate of revenue growth, the timing and extent of spending on content and research and development, the expansion of our sales and marketing activities, the timing of new product introductions, market acceptance of our products, our continued international expansion, competitive factors, and overall economic conditions, globally.

Cash Flow

	Year Ended December 31
	2018	2017	2016
	€	€	€
in thousands (€) except %
Net cash from operating activities	7,729	4,598	(3,263)
Net cash from investing activities	(11,344)	(9,010)	(3,660)
Net cash from financing activities	2,009	—	—
Decrease in cash and cash equivalents	(1,606)	(4,412)	(6,923)
Cash and cash equivalents – beginning of the year	2,107	6,642	14,135
Effect of foreign exchange rate changes	—	(123)	(571)
Cash and cash equivalents at end of year	501	2,107	6,642

Operating activities. Cash from operating activities increased by €3.1 million to €7.7 million for the year ended December 31, 2018 compared to 2017, mostly driven by working capital management.

Cash from operating activities increased by €7.9 million to €4.6 million for the year ended December 31, 2017 as compared to 2016. This increase in net cash from operations was due primarily to an improvement in net working capital. The 86% revenue growth in 2016 increased the working capital needs and pushed the net cash from operating activities negative in that year.

Investing activities. Cash from investing activities decreased by €2.3 million to (€11.3 million) for the year ended December 31, 2018 compared to 2017.

Cash from investing activities decreased by €5.3 million to (€9.0) million for the year ended December 31, 2017 as compared to 2016. This decrease in net cash from investing activities was due primarily to an increase in capital expenditure outflows.

Financing activities. Net cash from financing activities in 2018 amounted to €2.0 million, which reflects convertible loan notes that will convert into shares before the Business Combination.

There was no cash from financing activities in 2016 or 2017.

Indebtedness

As of December 31, 2018, we had €2.3 million of debt on our balance sheet, reflecting convertible loan notes which will convert into shares before the closing of the Business Combination and as a result, will not affect the number of shares outstanding for the combined entity. In addition, we have a government loan liability of €0.25 million, as per December 31, 2018, by our Spanish subsidiary PHMI which is included in our balance sheet under current liabilities.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any agreements for non-financial assets.

Contractual Obligations

At December 31, 2018, we did not have any long-term debt, capital lease obligations, significant operating lease obligations or long-term liabilities.

The Company has entered into engagement letters or agreements with various consultants, advisors, professionals and others in connection with its Business Combination. In some instances a significant component consists of contingent or success fees. Contingent or success fees (but not deferred underwriting compensation) would be charged to operations in the quarter that an initial business combination is consummated.

Research and Development (“R&D”)

The Company has a set review process of individual R&D projects according to which it assesses (a) the technical feasibility of completing projects so that the respective assets will be available for use or sale (b) ability to use its R&D projects (c) how the R&D projects will generate future economic benefits (d) the availability of resources to complete R&D projects and the ability to measure reliably the expenditure during development.

Quantitative and Qualitative Disclosures About Market Risk

Our international activities expose us to a variety of market risks. Our primary market risk exposures relate to currency and share price risks. To manage these risks and our exposure to the unpredictability of financial markets, we seek to minimize potential adverse effects on our financial performance and capital.

Currency Risk

Currency risk manifests itself in transaction exposure, which relates to business transactions denominated in foreign currency required by operations (purchasing and selling) and/or financing (interest and amortization). Our general policy is to use Euro or U.S. dollar denominated contracts with our partners or alternatively have long term foreign exchange rates included in our contracts. In general, we try to match our revenues and costs in the respective local currency. Payments, such as salaries, consultancy fees, and rental fees are settled in local currencies. Royalty payments are primarily settled in Euros or U.S. dollars although sometimes also in local currencies with smaller, local labels. We hedge transaction exposure on a case-by-case basis. As of December 31, 2018, we do not have any hedging or foreign exchange forward contracts outstanding.

INFORMATION ABOUT MMAC

Overview

MMAC is a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. MMAC has neither engaged in any operations nor generated any revenue to date. Based on MMAC’s business activities, MMAC is a “shell company” as defined under the Securities Exchange Act of 1934 (the “Exchange Act”) because it has no operations and nominal assets consisting solely of cash and/or cash equivalents.

On June 9, 2014 and prior to its conversion from a Delaware limited liability company to a Delaware corporation on January 3, 2017 (the “Conversion”), an affiliate of MMAC’s sponsor (“MIHI”) purchased 100 common units of MMAC for an aggregate purchase price of $25,000. Prior to this initial investment, MMAC had no assets, tangible or intangible. In conjunction with, and effective upon, the Conversion: (i) MMAC’s name was changed from M Acquisition Company I LLC to Modern Media Acquisition Corp.; (ii) MMAC’s 100 common units were converted into 100 shares of MMAC Common Stock; and (iii) the 100 shares of MMAC Common Stock were contributed by MIHI to MMAC’s sponsor. On February 15, 2017, MMAC completed a 71,875 to one split of MMAC Common Stock (the “Stock Split”). MMAC’s sponsor subsequently sold certain of such shares to certain of MMAC’s officers and/or directors (such stockholders, including MMAC’s sponsor, the “initial stockholders”) and separately surrendered 2,875,000 of its shares to MMAC for no consideration. On May 11, 2017, MMAC declared and paid to its stockholders a stock dividend of approximately 0.20475 shares for each share then held. As a result thereof, the total number of shares outstanding increased from 4,312,500 to 5,175,000 and the number of shares held by MMAC’s sponsor increased from 4,212,500 to 5,075,000 (such outstanding shares prior to the completion of the IPO, the “founder shares”). All other stockholders surrendered to MMAC for no consideration the shares received by them pursuant to the stock dividend.

On May 17, 2017, MMAC completed its IPO of 20,700,000 MMAC Units, which included the underwriters’ full exercise of their over-allotment option. Each MMAC Unit had an initial public offering price of $10.00 and consisted of one share of MMAC Common Stock, one MMAC Right and one-half of one MMAC Warrant (each, a “public warrant”). Gross proceeds to MMAC from the IPO totaled $207,000,000.

Simultaneously with the closing of the IPO, MMAC’s sponsor purchased an aggregate of 7,320,000 MMAC Warrants (each, a “private placement warrant”) at a price of $1.00 per warrant, in a private placement. Each private placement warrant is exercisable to purchase one share of MMAC Common Stock at $11.50 per share, subject to certain adjustments.

MMAC Units trade on NASDAQ under the symbol “MMDMU.” At a holder’s election, MMAC Units may be separated and the MMAC Common Stock, MMAC Rights and MMAC Warrants comprising the MMAC Units may trade separately on NASDAQ under the symbols “MMDM,” “MMDMR” and “MMDMW,” respectively.

MMAC’s President, CEO and Chairman, Lewis W. Dickey, Jr., is the former Chairman, President and CEO of Cumulus Media Inc. (“Cumulus”). Cumulus is the country’s second largest radio company, owning and operating 445 stations in 90 markets and the WestwoodOne radio network. Mr. Dickey co-founded Cumulus in 1997, and in 2000 became its Chairman and CEO. During his 19 years at Cumulus, Mr. Dickey built the company through over 150 separate transactions, growing the company from a startup to more than $1.2 billion in annual revenue and 6,500 employees. Mr. Dickey is also co-founder and chairman of DM Luxury, LLC (“DM”) which acquired Modern Luxury Media (“Modern Luxury”), a publisher of luxury lifestyle magazines, in 2010. Mr. Dickey’s partner in DM is an affiliate of Macquarie, which, as described below, is an affiliate of MMAC’s sponsor.

Mr. Dickey is also the author of two books on media: The New Modern Media was released in the fall of 2016 and serves as an investment thesis for the rapidly evolving modern media ecosystem, and a strategic roadmap for the future of the media and advertising business; Mr. Dickey’s first book, which he wrote prior to starting Cumulus, is The Franchise—Building Radio Brands, which has been recognized as a definitive text on radio competition and strategy.

MMAC’s sponsor is 50% owned by MIHI, a wholly owned subsidiary of Macquarie Group Limited, (ASX:MQG) together with its subsidiaries and funds (or similar vehicles) managed by such subsidiaries (“Macquarie Group”) and a part of the Macquarie Capital division of Macquarie Group (which includes Macquarie) (“Macquarie Capital”). Macquarie Group is a global provider of financial, advisory, investment and funds management services. Macquarie Group’s main business focus is generating returns to investors and stockholders by providing a diversified range of services to clients. Macquarie Group acts on behalf of institutional, corporate and retail clients and counterparties around the world. Founded in 1969, Macquarie Group operates in 27 countries, employs approximately 14,869 people and has assets under management of over $399 billion (as of September 30, 2018).

Macquarie Capital comprises Macquarie Group’s advisory, capital raising and principal investing capabilities. The firm provides varied services to corporate, financial sponsor and government clients involved in mergers and acquisitions, debt and equity fund raising, corporate restructuring, project finance and public private partnerships. In the U.S., Macquarie Capital has specialist sector expertise and a comprehensive advisory and capital markets platform.

MIHI has served as co-sponsor of two previous blank check companies that completed successful business combinations. MIHI served as co-sponsor of Terrapin 3 Acquisition Corporation (“Terrapin 3”). Terrapin 3 raised gross proceeds of $213 million in its initial public offering in July 2014. In December 2016, Terrapin 3 completed a business combination with Yatra Online, Inc. (“Yatra”), a leading Indian online travel agency and travel search engine. Yatra trades on NASDAQ under the symbol “YTRA.”

MIHI also served as co-sponsor of Hydra Industries Acquisition Corp. Hydra Industries Acquisition Corp. raised gross proceeds of $80 million in its initial public offering in October 2014. In December 2016, Hydra Industries Acquisition Corp. completed an acquisition of Inspired Gaming Group (“Inspired”), a global games technology company supplying Virtual Sports, Mobile Gaming and server-based gaming systems with associated terminals and digital content to regulated betting and gaming operators around the world. Inspired trades on NASDAQ under the symbol “INSE.”

Initial Business Combination

The MMAC Certificate of Incorporation provided that MMAC had until November 17, 2018 to complete an initial business combination (or February 17, 2019 if MMAC executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by November 17, 2018 but had not completed the initial business combination by such date). Effective as of October 31, 2018, MMAC signed a non-binding letter of intent with Akazoo regarding the Business Combination. As a result, pursuant to the provisions of the MMAC Certificate of Incorporation, MMAC had until February 17, 2019 to consummate the Business Combination.

On February 8, 2019, MMAC held a Special Meeting in Lieu of 2018 Annual Meeting of Stockholders at which MMAC stockholders approved, among other things, a proposal to amend the MMAC Certificate of Incorporation to extend the date by which MMAC must consummate a business combination from February 17, 2019 to June 17, 2019 and a proposal to similarly amend its Investment Management Trust Agreement. On June 14, 2019, MMAC held a special meeting of stockholders where the stockholders approved a further extension of the date by which MMAC must consummate a business combination from June 17, 2019 to September 17, 2019.

There can be no assurance that the parties will consummate the transactions contemplated by Business Transaction Agreement. If MMAC does not consummate a business combination on or before the applicable deadline, and that deadline is not otherwise extended by MMAC’s stockholders, MMAC would be required to distribute the proceeds held in trust to its stockholders in accordance with the MMAC Certificate of Incorporation.

The rules of NASDAQ require that MMAC must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of signing a definitive agreement in connection with the initial business combination. In connection with the Board’s approval of the Business Combination, the Board determined that the fair market value of the Business Combination meets this requirement.

Submission of the Business Combination to a Stockholder Vote

Since MMAC is seeking stockholder approval of the Business Combination, MMAC is distributing proxy materials and, in connection therewith, providing its public stockholders with the redemption rights described above upon the consummation of the Business Combination. Public stockholders electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including any amounts representing interest earned on the trust account, less franchise and income taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. MMAC’s public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

MMAC will consummate the Business Combination only if a majority of the outstanding shares of MMAC Common Stock vote in favor of the Business Combination Proposal. The initial stockholders and directors and officers of MMAC have agreed to vote their shares of MMAC Common Stock in favor of the Business Combination Proposal. In addition, the initial stockholders and directors and officers of MMAC have agreed to waive their redemption rights with respect to their shares of MMAC Common Stock in connection with the consummation of the Business Combination.

Redemption Rights for Public Stockholders upon the Consummation of the Business Combination

Pursuant to the MMAC Certificate of Incorporation, any holders of MMAC public shares may elect to redeem their shares of MMAC Common Stock for a per-share redemption price, payable in cash, equal to the Redemption Price.

If a redemption election is properly made and the Business Combination is consummated, those shares being redeemed, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a per-share price, payable in cash, equal to the Redemption Price. For illustrative purposes, based on funds in the trust account of approximately $                million on the Record Date and estimated $                in taxes payable, the estimated per share redemption price would have been approximately $                .

MMAC public shares may be redeemed by holders of MMAC public shares regardless of how such holder votes its shares on the Business Combination Proposal. Therefore, it is possible that the Business Combination Proposal may be approved with votes representing, in part, redeemed shares that will have no continuing interest in PubCo following the Business Combination.

MMAC has no specified maximum redemption threshold under the MMAC Certificate of Incorporation. It is a condition to closing under the Business Transaction Agreement, however, that MMAC has, in the aggregate, not less than $53.0 million of available cash upon the consummation of the Business Combination. Given the amount currently in MMAC’s trust account, PubCo is in the process of securing binding commitments for the PIPE Financing to satisfy this condition, without which Akazoo will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition. In the event that Akazoo waives this condition, MMAC does not intend to seek additional stockholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. Accordingly, if Akazoo determines to waive the condition that MMAC has, in the aggregate, not less than $53.0 million of available cash at the time of the Business Combination, then the parties may determine to consummate the Business Combination even if redemptions reduce MMAC’s net tangible assets to as low as $5,000,001. MMAC intends to notify MMAC stockholders by press release promptly after it becomes aware that Akazoo has waived this condition.

The initial stockholders have entered into a letter agreement with MMAC pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares they may acquire in connection with the completion of MMAC’s initial business combination. MMAC’s other directors and officers have entered into letter agreements similar to the one entered into by MMAC’s initial stockholders with respect to any public shares acquired by them.

Permitted Purchases of MMAC Securities

MMAC’s sponsor, other initial stockholders, directors, executive officers, advisors or any of their affiliates may purchase MMAC Common Stock in privately negotiated transactions or in the open market prior to the consummation of the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase public shares, rights or public warrants in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of MMAC Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. MMAC cannot currently determine whether its insiders will make such purchases pursuant to a Rule 10b5-1 plan, as it may be dependent upon several factors, including but not limited to, the timing and size of such purchases. Depending on such circumstances, MMAC insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.

In the event that MMAC’s sponsor, other initial stockholders, directors, executive officers, advisors or any of their affiliates purchase MMAC Common Stock in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. MMAC does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of such purchases may be to: (i) vote such shares of MMAC Common Stock in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination; (ii) satisfy a closing condition in Business Transaction Agreement that requires MMAC to have a minimum net worth or a certain amount of cash at the closing the Business Combination, where it appears that such requirement would otherwise not be met; or (iii) reduce the number of MMAC Warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. This may result in the consummation of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of MMAC Common Stock may be reduced and the number of beneficial holders of MMAC’s securities may be reduced, which may make it more difficult to maintain the quotation, listing or trading of MMAC’s securities on NASDAQ.

MMAC’s sponsor, other initial stockholders, directors, executive officers, advisors or any of their affiliates anticipate that they may identify the stockholders with whom MMAC’s sponsor, other initial stockholders, directors, executive officers, advisors or any of their affiliates may pursue privately negotiated purchases by either the stockholders contacting MMAC directly or by receipt of redemption requests submitted by stockholders following the furnishing of proxy materials in connection with the initial business combination. To the extent that MMAC’s sponsor, other initial stockholders, directors, executive officers, advisors or any of their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against the proposed initial business combination. MMAC’s initial stockholders, sponsor, executive officers, directors, advisors or any of their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by MMAC’s sponsor or its affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. MMAC’s sponsor, other initial stockholders, directors, executive officers, advisors or any of their affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption of Public Shares and Liquidation if No Initial Business Combination

If MMAC is unable to complete its business combination on or before September 17, 2019, and that date is not otherwise extended by MMAC’s stockholders, MMAC would be required to (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, and subject to having lawfully available funds therefor, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account deposits (which interest shall be net of taxes payable and less up to $50,000 to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish MMAC’s public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of MMAC’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to applicable obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no distribution from the trust account with respect to MMAC Warrants and MMAC Rights, which will expire worthless in the event MMAC winds up.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against MMAC or any members of its management team in their capacity as such.

Properties

MMAC currently maintains its executive offices at 3414 Peachtree Road, Suite 480, Atlanta, Georgia 30326 and considers its current office space adequate for its current operations.

Available Information

MMAC is required to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q with the SEC on a regular basis, and is required to disclose certain material events (e.g., changes in corporate control, acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business and bankruptcy) in a Current Report on Form 8-K. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC’s website is located at www.sec.gov.

Principal Accounting Fees and Services

WithumSmith+Brown, PC (“Withum”) is the independent registered public accounting firm that audited MMAC’s financial statements for the years ended March 31, 2018 and 2017. Fees for professional services in 2018 and 2017 consisted of the following:

	Year Ended March 31, 2019	Year Ended March 31, 2018
Audit Fees (1)	$84,785	$104,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	3,000
All Other Fees (4)	—	—

Total	$84,785	$107,000

(1)

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements, reviews of our quarterly financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of MMAC’s year-end financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

(3)	Tax Fees. Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice.
(4)	All Other Fees. All other fees consist of fees billed for all other services.

Pre-Approval Policy

The Audit Committee of MMAC’s Board is responsible for pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF MMAC

The following discussion and analysis of MMAC’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting MMAC’s current expectations, estimates and assumptions concerning events and financial trends that may affect its future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

MMAC is a blank check company, converted into a Delaware corporation on January 3, 2017. MMAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. MMAC intends to effectuate the Business Combination using cash from the proceeds of its IPO and a sale of MMAC Warrants in a private placement that occurred simultaneously with the completion of the IPO.

On January 24, 2019, MMAC, Akazoo, PubCo and LuxCo entered into the Business Transaction Agreement, providing for the combination of MMAC and Akazoo pursuant to which Akazoo will become a wholly owned subsidiary of PubCo and MMAC will merge with and into PubCo.

Initial Business Combination

The MMAC Certificate of Incorporation provided that MMAC had until November 17, 2018 to complete an initial business combination (or February 17, 2019 if MMAC executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by November 17, 2018 but had not completed the initial business combination by such date). Effective as of October 31, 2018, MMAC signed a non-binding letter of intent with Akazoo regarding the Business Combination. As a result, pursuant to the provisions of the MMAC Certificate of Incorporation, MMAC had until February 17, 2019 to consummate the Business Combination.

On February 8, 2019, MMAC held a Special Meeting in Lieu of 2018 Annual Meeting of Stockholders at which MMAC stockholders approved, among other things, a proposal to amend the MMAC Certificate of Incorporation to extend the date by which MMAC must consummate a business combination from February 17, 2019 to June 17, 2019 (the “First Extension”) and a proposal to similarly amend its Investment Management Trust Agreement. In connection with the First Extension, MMAC’s sponsor agreed to contribute to MMAC as a loan $0.0333 for each MMAC public shares that was not redeemed in connection with the stockholder vote to approve the First Extension for each month (commencing on February 17, 2019 and on the 17th day of each subsequent calendar month), or portion thereof (on a prorated basis), that was needed by the MMAC to complete a business combination from February 17, 2019 until June 17, 2019 (the “Contribution”). See Note 5, “Related Party Transactions” in MMAC’s audited financial statements for the year ended March 31, 2019 included in this proxy statement/prospectus for more information. In connection with the approval of the First Extension, and pursuant to the terms of the MMAC Certificate of Incorporation, MMAC stockholders elected to redeem an aggregate of 5,942,681 shares of MMAC Common Stock. Following the completion of such redemptions, MMAC had approximately $152 million in cash remaining in the trust account and 19,932,319 shares of MMAC Common Stock issued and outstanding.

On June 14, 2019, at a special meeting of the stockholders of MMAC, the stockholders approved an extension of the date by which MMAC must consummate a business combination from June 17, 2019 to September 17, 2019 (the “Second Extension”).

In connection with the approval of the Second Extension, stockholders elected to redeem an aggregate of 13,350,654 public shares common stock. Following the completion of such redemptions, MMAC had approximately $14.7 million in cash remaining in the trust account and 6,581,665 shares of common stock issued and outstanding.

There can be no assurance that the parties will consummate the transactions contemplated by Business Transaction Agreement. If MMAC does not consummate a business combination on or before September 17, 2019, and that date is not otherwise extended by MMAC’s stockholders, MMAC would be required to distribute the proceeds held in trust to its stockholders in accordance with the MMAC Certificate of Incorporation.

Results of Operations

As of March 31, 2019, MMAC had neither engaged in any operations nor generated any revenues. MMAC will not generate any operating revenues until after completion of its initial business combination. MMAC will continue to generate non-operating income in the form of interest income on marketable securities held in the trust account.

For the year ended March 31, 2019, MMAC had net income of $648,100, which consisted of interest income on marketable securities held in the trust account of $3,881,672, offset by operating costs of $2,460,342, and a provision for income taxes of $773,230.

For the year ended March 31, 2018, MMAC had net income of $452,594, which consisted of interest income on marketable securities held in the trust account of $1,558,909, offset by operating costs of $670,812 and a provision for income taxes of $435,503.

For the year ended March 31, 2017, MMAC had a net loss of $324, which consisted of operating costs.

MMAC is incurring increased expenses for due diligence expenses in connection with the evaluation of potential initial business combinations, including the Business Combination.

Until the consummation of a business combination, MMAC expects to use the funds not held in the trust account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the a business combination.

If MMAC’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, MMAC may have insufficient funds available to operate its business prior to a business combination. MMAC intends to obtain additional financing in order to complete the proposed Business Combination with Akazoo.

In order to finance transaction costs in connection with a business combination, (i) the sponsor has committed to loan MMAC up to an aggregate of $500,000, to be provided in the event that funds held outside of the trust account are insufficient to fund MMAC’s expenses relating to investigating and selecting a target business and other working capital requirements prior to a business combination and (ii) the sponsor, one or more affiliates of the sponsor or certain of MMAC’s officers or directors may, but are not obligated to, loan MMAC any additional funds as may be required. In addition, in connection with the First Extension, the sponsor agreed to provide the Contribution as a loan. If MMAC completes a business combination, it would repay such loaned amounts. In the event that a business combination does not close, MMAC may use a portion of the working capital held outside the trust account to repay any such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,000,000 of such loans may be convertible into working capital loan warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The working capital loan warrants will be identical to certain MMAC Warrants issued to the sponsor in a previous private placement. Other than as set forth above, the terms of such loans by the sponsor, an affiliate of the sponsor or certain of MMAC’s officers or directors, if any, have not been determined and no written agreements exist with respect to such loans. MMAC does not expect to seek loans from parties other than the sponsor, an affiliate of the sponsor or certain of MMAC’s officers or directors, if any, as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.

If MMAC is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a potential transaction. MMAC cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about MMAC’s ability to continue as a going concern through MMAC’s liquidation date, which is currently scheduled for September 17, 2019.

Liquidity and Capital Resources

As of March 31, 2019, MMAC had investments held in the trust account of $152,420,927 (including approximately $4,453,000 of interest income) consisting of U.S. treasury bills with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by MAMC to pay taxes, and to pay up to $50,000 of any dissolution expenses. Through March 31, 2019, MMAC had withdrawn approximately $1,479,000 of interest earned on the trust account balance for taxes, of which approximately $1,353,000 was withdrawn during the year ended March 31, 2019. In connection with the approval of the First Extension in February 2019, and pursuant to the terms of MMAC’s Certificate of Incorporation, stockholders elected to redeem an aggregate of 5,942,681 shares of MMAC Common Stock. Following the completion of such redemptions, as of March 31, 2019, MMAC had approximately $152.4 million in cash remaining in the trust account and 19,932,319 shares of MMAC Common Stock issued and outstanding.

For the year ended March 31, 2019, cash used in operating activities was $1,795,591. Net income of $648,100 was offset by interest earned on marketable securities held in the trust account of $3,881,672, which is excluded from operations. Changes in operating assets and liabilities provided $1,437,981 of cash from operating activities.

For the year ended March 31, 2018, cash used in operating activities was $615,268. Net income of $452,594 was offset by interest earned on cash and marketable securities held in the trust account of $1,558,909, which is excluded from operations. Changes in operating assets and liabilities provided $491,047 of cash from operating activities.

For the year ended March 31, 2017, cash used in operating activities was $1,324. Changes in operating liabilities used $1,000 of cash from operating activities, resulting in a net loss of $324.

After giving effect to the Second Extension, MMAC has until September 17, 2019 to complete an initial business combination. If MMAC is unable to complete an initial business combination by September 17, 2019, MMAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, and subject to having lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account deposits (which interest shall be net of taxes payable and less up to $50,000 to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of MMAC’s remaining stockholders and MMAC’s board of directors, dissolve and liquidate, subject in each case to MMAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Going Concern

As of March 31, 2019, MMAC had approximately $116,000 in its operating bank account, approximately $3,962,000 of interest available to pay its franchise and income taxes (less up to $50,000 of interest to pay dissolution expenses) and working capital deficit of approximately $2,305,000.

However, MMAC intends to obtain additional capital to supplement the amounts that will be available in the trust account from one or more financing arrangements that would be entered into concurrently with completion of the Business Combination.

If MMAC is unable to raise additional capital, MMAC may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a potential transaction. MMAC cannot provide any assurance that new financing will be available on commercially acceptable terms, if at all. These conditions raise substantial doubt about MMAC’s ability to continue as a going concern through the deadline by which MMAC must complete an initial business combination, which is currently scheduled for September 17, 2019.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

As of March 31, 2019, MMAC did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

The underwriters were paid a cash underwriting discount of $0.20 per MMAC Unit, or $3,600,000 in the aggregate, upon the closing of the IPO. In addition, the underwriters may be entitled to a deferred fee of $0.38 per MMAC Unit, or $7,785,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that MMAC completes an initial business combination, subject to the terms of the underwriting agreement entered in connection with the IPO.

MMAC is obligated to pay deferred legal fees of $300,000 upon the consummation of an initial business combination for services performed in connection with the IPO. If no business combination is consummated, MMAC will not be obligated to pay such fee.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires MMAC’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. For a discussion of MMAC’s critical accounting policies, see Note 2 “Summary of Significant Accounting Policies” to MMAC’s audited financial statements contained elsewhere in this proxy statement/prospectus.

Recently Issued Accounting Standards

MMAC’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on MMAC’s condensed financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices. MMAC’s business activities through March 31, 2019 consisted solely of organizational activities, preparation activities relating to MMAC’s IPO and reviews of opportunities to enter into an initial business combination.

In connection with MMAC’s IPO, the funds held in the trust account have been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, or in an open-ended investment company that holds itself out as a money market fund meeting certain conditions under Rule 2a-7 of the Investment Company Act. Due to the short-term nature of these investments, MMAC believes there is no associated material exposure to interest rate risk.

MMAC has not engaged in any hedging activities since its inception. MMAC does not expect to engage in any hedging activities with respect to the market risk to which it is exposed.

INFORMATION ABOUT PUBCO

Information about PubCo Before the Business Combination

The information provided below pertains to PubCo prior to the Business Combination. To date, PubCo has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Transaction Agreement, such as the making of certain required securities law filings and the preparation of this document.

Incorporation, Name and Offices

PubCo was incorporated as a Luxembourg public limited company (société anonyme) on February 6, 2019 with an issued share capital of €30,000. PubCo is governed by the Luxembourg Company Law as well as by its articles of Association. PubCo is registered in the Luxembourg Trade and Companies Register under number B 232611 and under the legal name Modern Media Acquisition Corp. S.A.

PubCo’s registered office is 19, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and PubCo’s principal operational office is 3414 Peachtree Road, Suite 480, Atlanta, Georgia 30326. PubCo’s telephone number at its principal operational office is (404) 443-1182.

Fiscal Year

PubCo’s fiscal year is the calendar year, ending on December 31.

Subsidiaries

PubCo does not currently hold any equity interest in any other legal entity. In connection with the Business Combination, Akazoo will become a wholly owned subsidiary of PubCo.

Sole Shareholder

Modern Media LLC is currently the only shareholder of PubCo. In connection with the Business Combination, Akazoo shareholders will become shareholders of PubCo pursuant to the Share Exchange and MMAC stockholders will become shareholders of PubCo pursuant to the Merger.

Directors and Management of PubCo Before the Business Combination

PubCo is currently managed by a Board of Directors comprised of Lewis W. Dickey, Jr., William Drewry, Adam Kagan and Véronique Marty.

Name	Age	Position
Lewis Dickey, Jr.	58	President and Chief Executive Officer
William Drewry	56	Director
Adam Kagan	45	Director
Véronique Marty	42	Director

Lewis Dickey, Jr. Mr. Dickey has served as President, Chief Executive Officer and Director of PubCo since its incorporation on February 6, 2019 and as MMAC’s President, Chief Executive Officer and Chairman since January 2017. Mr. Dickey has served as the Co-Founder and Chairman, since 2010, of DM Luxury, a publisher of lifestyle magazines in the United States. Mr. Dickey served as Vice Chairman, from October 2015 to March 2017, of the board of directors of Cumulus, a leader in the radio broadcasting industry which owns and operates a nationwide radio network. From December 2000 to October 2015, Mr. Dickey served as Cumulus’s Chairman, President and Chief Executive Officer. Mr. Dickey was co-founder of, and an initial investor in, Cumulus and served as Cumulus’s Executive Vice Chairman from March 1998 to December 2000. Mr. Dickey served on Cumulus’s Board of Directors from 1998 to March 2017. Prior to co-founding Cumulus, Mr. Dickey was a nationally regarded consultant on media strategy and the author of The Franchise—Building Radio Brands, published by the National Association of Broadcasters, one of the industry’s leading texts on competition and strategy. Mr. Dickey holds a bachelor’s and master’s degree from Stanford University and an M.B.A. from Harvard Business School. Mr. Dickey’s qualifications to serve as our President, Chief Executive Officer and Chairman include over thirty years of experience in the media, entertainment and marketing services industries.

William Drewry. Mr. Drewry (age 55) has served as MMAC’s Chief Financial Officer since February 2017. Mr. Drewry is a founding partner of Pursuit Advisory LP, a transaction and strategic advisory services provider which launched in 2015. Prior to founding Pursuit Advisory LP, Mr. Drewry was a Managing Director at RBC Capital Markets (“RBC”), a global investment bank, from 2011 to 2015, where he helped lead the media and entertainment practice and completed a number of lead managed deals for large cap media clients, including in the television broadcasting, film entertainment and digital media industries. Prior to his time at RBC, Mr. Drewry was Chairman of Media Investments at Diamond Castle Holdings, a private equity firm, from 2009 to 2011, and prior to that, was a Managing Director at UBS Investment Bank, a global investment bank, in the Global Media Group from 2007 to 2008. Mr. Drewry also previously headed the Global Media Research team at Credit Suisse, a financial services company, from 1998 to 2007. Mr. Drewry began his career in 1992 as a research analyst with Paine Webber / Kidder Peabody, a brokerage and asset management firm. Mr. Drewry holds a bachelor’s degree from Old Dominion University.

Adam Kagan. Mr. Kagan (age 44) has served as MMAC’s General Counsel and Assistant Secretary since February 2017. Mr. Kagan also serves as the associate general counsel for business affairs, since July 2016, of Hearts & Science, LLC, a data-driven marketing agency and an Omnicom Group Inc. company. At Hearts & Science, Mr. Kagan, advises global advertisers in connection with brand-integrated entertainment, content production and distribution and social media initiatives. Prior to joining Hearts & Science in 2016, Mr. Kagan served as the head of business and legal affairs and production, from November 2014, of Ora Media L.L.C. (“Ora”), owner of a television production studio and an on-demand digital television network funded by América Móvil, S.A.B., DE C.V. At Ora, Mr. Kagan oversaw a bicoastal production operation delivering television and digital content to a variety of national and international television channels. Mr. Kagan served as the vice president of legal and business affairs, from May 2014 to November 2014, of Three Lions Entertainment, LLC (“Three Lions”), a performance production company, prior to joining Ora. Mr. Kagan also served as international counsel from January 2007 to May 2014 for Viacom International Media Networks (“VIMN”), a group within Viacom Inc. that offers brands, content, products and services to individuals around the world. At VIMN, Mr. Kagan advised on international content production and distribution. Mr. Kagan holds a bachelor’s degree from the Tisch School of the Arts and a J.D. from Pace University School of Law. Mr. Kagan is a member of the New York bar.

Véronique Marty. Ms. Marty serves as Head of Corporate Services at Arendt Services, which is a part of Arendt & Medernach SA and with which she has been associated since 2006. Ms. Marty specializes in corporate administration, after having been a practicing corporate law attorney with that law firm. Ms. Marty first joined Arendt & Medernach in 2006, as an associate specializing in corporate law, and prior to that had practiced law with another law firm after having served as a tax advisor at an independent accounting firm. Ms. Marty is not expected to serve on the PubCo Board following completion of the Business Combination.

After the Business Combination, the PubCo Board of Directors will consist of up to seven members, and it is anticipated that a majority of them will be considered “independent.” It is anticipated that Mr. Dickey, Apostolos N. Zervos, Panagiotis Dimitropoulos and four other individuals to be nominated pursuant to the nomination rights under the Shareholders’ Agreement will serve on the PubCo Board after the Business Combination, with Mr. Dickey as Non-Executive Chairman of the Board. For more detail on the Shareholder’s Agreement, see the section titled “Certain Agreements Related to the Business Combination — Shareholders’ Agreement” in this proxy statement/prospectus.

Employees

Mr. Dickey is currently serving as PubCo’s President and Chief Executive Officer.

As of consummation of the Business Combination, it is anticipated that Mr. Zervos will serve as the Chief Executive Officer of PubCo and Pierre Schreuder will serve as the Chief Financial Officer of PubCo.

Information about PubCo Following the Business Combination

Directors and Management of PubCo Following the Business Combination

Following the Business Combination, it is anticipated that the directors and executive officers of PubCo will be the individuals indicated below. It is anticipated that, pursuant to the nomination rights under the Shareholders’ Agreement four more individuals will be nominated to the PubCo Board.

Name	Age	Position
Apostolos N. Zervos	40	Chief Executive Officer; Director
Pierre Schreuder	41	Chief Financial Officer
Lewis Dickey, Jr.	58	Chairman of the Board of Directors; Director
Panagiotis Dimitropoulos	48	Director

Apostolos N. Zervos. Mr. Zervos founded Akazoo as a music streaming service in 2010. He has more than 15 years of experience in managing, building and scaling innovative and disruptive technology consumer propositions in new media and digital spaces with a focus on mobile, content and social applications. As an executive and entrepreneur, he has pioneered and launched some of the first global smart phone services and propositions for Fortune 500 companies and top global brands, telecom and media blue chip companies. Has grown Akazoo since its inception both organically and through business and technology acquisitions to its current size of more than €100 million in revenues. Apostolos Zervos received his B.A. in Philosophy and Economics from Yale University, in 2002.

Pierre Schreuder. Mr. Schreuder will serve as Chief Financial Officer of PubCo upon the consummation of the Business Combination. He has been the Chief Financial Officer of Akazoo since 2018 and has been a consultant to Akazoo since 2017. His prior experience includes employment from 2010 to 2017 with RBC Capital Markets and from 2003 to 2007 with UBS Investment Bank, where he was in the Investment Banking Group in both firms. From 2007 to 2010, Mr. Schreuder worked for investment firms Pengana Capital and Oriel Asset Management. Mr. Schreuder holds a Master of Science in Industrial Engineering from Eindhoven University of Technology, a Master of Science in Economics from Erasmus University and is a CFA charterholder.

Panagiotis Dimitropoulos. Mr. Dimitropoulos will serve as a non-executive director of PubCo upon the consummation of the Business Combination. He has been a non-executive director of Akazoo since 2015. Mr. Dimitropoulos founded InternetQ Group Ltd in 2000 and has been its Chief Executive Officer since November 1, 2012. Mr. Dimitropoulos is considered a pioneer in the mobile value added services industry and has grown InternetQ to one with international presence and operations. He completed his academic studies in Law at the Athens University and he earned an MBA from ALBA. Mr. Dimitropoulos is well qualified to be a director of PubCo due to his extensive experience in the mobile advertising sector.

Information about Directors and Officers

Other than their respective relationships with MMAC or Akazoo, as applicable, none of these individuals has been a principal of or affiliated with a public company or blank check company that executed a business plan similar to MMAC’s business plan, and none of these individuals is currently affiliated with such an entity.

After the Business Combination, the officers and employee directors will devote their full time and attention to the ongoing operations of MMAC and the non-employee directors will devote such time as is necessary and required to satisfy their duties as a director of a public company.

Committees of PubCo Following the Business Combination

Upon the consummation of the Business Combination, PubCo will have an audit committee, a compensation committee and a nominating and corporate governance committee. PubCo intends to adopt a charter for each of these committees. The PubCo Board may establish other committees as it deems necessary or appropriate from time to time.

Foreign Private Issuer Exemptions

After the consummation of the Business Combination, PubCo will be a “foreign private issuer” under the securities laws of the United States and the rules of NASDAQ. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled registrants. PubCo intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and NASDAQ’s listing standards. Under the NASDAQ rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the rules of the NASDAQ permit a “foreign private issuer” to follow its home country practice in lieu of the listing requirements of NASDAQ. PubCo has one or more non-independent directors serving as committee members on its corporate governance and nominating committee. As a result, non-independent directors may, among other things, participate in resolving governance issues regarding PubCo. Accordingly, in the future MMAC stockholders may not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements. These exemptions do not modify the independence requirements for PubCo’s audit committee, and PubCo intends to comply with the applicable requirements of the Sarbanes-Oxley Act of 2002 and rules with respect to its audit committee within the applicable time frame.

Corporate Governance

PubCo intends to adopt a code of business conduct and ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. PubCo’s code of business conduct and ethics will be available on its website. PubCo intends to disclose any amendments to the code, or any waivers of its requirements, on its website.

Compensation

Director Compensation

PubCo will pay the reasonable costs and expenses incurred in connection with attending meetings of its Board of Directors and its committees. PubCo does not intend to pay any cash compensation to its non-executive directors. PubCo does not have, or expect to have, service contracts with any of its non-executive directors that provide for benefits upon termination.

Executive Compensation

None of MMAC’s founding executive officers or directors has received any cash compensation for services rendered.

Employment Agreements

Apostolos Zervos

Upon the consummation of the Business Combination, Apostolos Zervos will enter into an employment agreement with the post transaction company (the “Zervos Employment Agreement”) to be the company’s Chief Executive Officer. The Zervos Employment Agreement does not provide for a specific term of employment.

Pursuant to the Zervos Employment Agreement, Mr. Zervos will receive an annual base salary of $1 million (or $1.2 million if the cash proceeds raised as part of the Business Combination by PubCo are at least $130 million after reduction for any transaction expenses incurred in connection with any capital raise and will eligible for an annual bonus. For each of calendar years 2019 and 2020, Mr. Zervos will be eligible to receive a cash bonus in an amount up to 125% of his then-current Base Salary on PubCo’s attainment of certain financial and/or business milestones. The milestones will be established annually by the PubCo Board or committee of the PubCo Board in consultation with the Chief Executive Officer, provided that for 2019 and 2020, such milestones will be based on revenue and premium subscriber target values outlined in the budget approved by the PubCo Board. Achievement of the milestones will result in the payment of a bonus on a progressive scale based on the following: if PubCo achieves at least 85% of the milestones for the year, then the bonus will be 25% of the base salary; if PubCo achieves at least 100% of the milestones for the year, then the bonus will be 75% of the base salary; and if PubCo achieves at least 115% of the milestones for the year, then the bonus will be 125% of the base salary. Mr. Zervos will be entitled to reimbursement of all expenses and will receive a monthly stipend of $5,000 for unaccountable expenses.

In addition, PubCo will establish a long-term incentive program (“LTIP”) for Mr. Zervos. The first LTIP awards will cover the 3 year period 2019-2021, consisting of various equity incentive instruments, but whose value will be 75% of Mr. Zervos’ annual Base Salary for the year at issue as follows:

•

On an annual basis, Mr. Zervos will receive an option to purchase PubCo Ordinary Shares under the 2019 Omnibus Equity Incentive Plan (the “Plan”), where each such option will have a grant date value of 50% of the yearly LTIP value (for example, $750,000 or $900,000 for calendar year 2019), at an exercise price that is equal to the fair market value of PubCo Ordinary Shares on the date of grant. Subject to accelerated vesting as provided in the employment agreement, the option will vest and become exercisable as to 1/36th of the shares subject to the option monthly, so that the option will be fully vested and exercisable three (3) years from the date of grant.

•

PubCo will also grant to Mr. Zervos an award of restricted stock units with respect to PubCo Ordinary Shares, covering a number of shares having a fair market value equal to 50% of the yearly LTIP value (for example, $750,000 or $900,000 for calendar year 2019). With respect to the restricted stock units in 2019, subject to accelerated vesting as provided in the employment agreement, 50% of the 2019 restricted stock units will be subject to vesting based upon the achievement of mutually agreed upon PubCo revenue targets for financial years 2019-2021, and 50% of the 2019 restricted stock units will be subject to vesting tied to the achievement of mutually agreed upon total shareholder return goals for financial years 2019-2021 as compared against PubCo’s peer group. The aforementioned goals will be established as of the date the 2019 restricted stock units are granted. For each subsequent financial year after 2019 during the Term of the Zervos Employment Agreement, PubCo will approve an additional grant of restricted stock units, in each case covering PubCo Ordinary Shares having a fair market value equal to 50% of the yearly LTIP value on the date of grant, and subject to vesting based on the attainment of reasonable performance targets (revenue and total shareholder return) over the course of the 3 year periods, as such goals are established in good faith by the PubCo Board or a committee thereof.

The Zervos Employment Agreement provides that in the event of his termination of employment by PubCo without Cause or if he resigns for Good Reason (each as defined in the Zervos Employment Agreement), then subject to his execution of a release and compliance with restrictive covenants set forth in the Zervos Employment Agreement, he will be entitled to receive, in addition to other amounts specified in the agreement:

•	severance in the form of a lump sum payment equivalent to:

•

three years of his base salary, if Mr. Zervos’s termination occurs within (or on the last day of) the first two-year period of the agreement or if his termination occurs prior to a four (4) month period before a change in control or on or after a change in control, or

•	two-years of his base salary if his termination occurs after the first two years of the employment agreement.

•	payment of 100% of his premiums to cover COBRA for a period of twelve (12) months following the termination date.

•

a pro-rata annual performance bonus for the year of termination, where the amount of the pro-rata bonus is the maximum bonus opportunity multiplied by a fraction, the numerator of which will be the number of full and partial months worked for PubCo during the year of termination and the denominator of which will be 12.

•

immediate accelerated vesting of any unvested equity, whether such equity is subject to time-based or performance-based vesting, including, without limitation, any shares of restricted stock, restricted stock units and unvested outstanding stock option(s).

Pierre Schreuder

Upon the consummation of the Business Combination, Pierre Schreuder will enter into an employment agreement with PubCo (the “Schreuder Employment Agreement”) to be PubCo’s Chief Financial Officer. The Schreuder Employment Agreement does not provide for a specific term of employment.

Pursuant to the Schreuder Employment Agreement, Mr. Schreuder will receive an annual base salary of $450,000 and will eligible for an annual bonus. For each of calendar years 2019 and 2020, Mr. Schreuder will be eligible to receive a cash bonus in an amount up to 60% of his then-current Base Salary on PubCo’s attainment of certain financial and/or business milestones. The milestones will be established annually by PubCo’s Board of Directors or committee of the PubCo Board in consultation with the Chief Executive Officer, provided that for 2019 and 2020, such milestones will be based on revenue and premium subscriber target values outlined in the budget approved by the PubCo Board. Achievement of the milestones will result in the payment of a bonus on a progressive scale based on the following: if PubCo achieves at least 85% of the milestones for the year, then the bonus will be 15% of the base salary; if PubCo achieves at least 100% of the milestones for the year, then the bonus will be 40% of the base salary; and if PubCo achieves at least 115% of the milestones for the year, then the bonus will be 60% of the base salary. Mr. Schreuder will be entitled to reimbursement of all expenses and will receive a monthly stipend of $5,000 for unaccountable expenses.

In addition, PubCo will establish a LTIP for Mr. Schreuder. The first LTIP awards will cover the 3 year period 2019-2021, consisting of various equity incentive instruments, but whose value will be 75% of Mr. Schreuder’s annual Base Salary for the year at issue as follows:

•

On an annual basis, Mr. Schreuder will receive an option to purchase PubCo Ordinary Shares under the Plan, where each such option will have a grant date value of 50% of the yearly LTIP value (for example, $168,750 for calendar year 2019), at an exercise price that is equal to the fair market value of PubCo Ordinary Shares on the date of grant. Subject to accelerated vesting as provided in the Schreuder Employment Agreement, the option will vest and become exercisable as to 1/36th of the shares subject to the option monthly, so that the option will be fully vested and exercisable three (3) years from the date of grant.

•

PubCo will also grant Mr. Schreuder an award of restricted stock units with respect to PubCo Ordinary Shares, covering a number of shares having a fair market value equal to 50% of the yearly LTIP value (for example, $168,750 for calendar year 2019). With respect to the restricted stock units in 2019, subject to accelerated vesting as provided in the employment agreement, 50% of the 2019 restricted stock units will be subject to vesting based upon the achievement of mutually agreed upon PubCo revenue targets for financial years 2019-2021, and 50% of the 2019 restricted stock units will be subject to vesting tied to the achievement of mutually agreed upon total shareholder return goals for financial years 2019-2021 as compared against PubCo’s peer group. The aforementioned goals will be established as of the date the 2019 restricted stock units are granted. For each subsequent financial year after 2019 during the Term of the Schreuder Employment Agreement, PubCo will approve an additional grant of restricted stock units, in each case covering PubCo Ordinary Shares having a fair market value equal to 50% of the yearly LTIP value on the date of grant, and subject to vesting based on the attainment of reasonable performance targets (revenue and total shareholder return) over the course of the 3 year periods, as such goals are established in good faith by the PubCo Board or a committee thereof.

The Schreuder Employment Agreement provides that in the event of his termination of employment by PubCo without Cause or if he resigns for Good Reason (each as defined in the Schreuder Employment Agreement), then subject to his execution of a release and compliance with restrictive covenants set forth in the Schreuder Employment Agreement, he will be entitled to receive, in addition to other amounts specified in the agreement:

•	severance in the form of a lump sum payment equivalent to:

•	twelve months of his base salary, or

•	eighteen months of his base salary if Mr. Schreuder ’s termination occurs within a four (4) month period before a change in control or on or after a change in control.

•	payment of 100% of his premiums to cover COBRA for a period of twelve (12) months following the termination date.

•

a pro-rata annual performance bonus for the year of termination, where the amount of the pro-rata bonus is the maximum bonus opportunity multiplied by a fraction, the numerator of which will be the number of full and partial months worked for PubCo during the year of termination and the denominator of which will be 12.

•

immediate accelerated vesting of any unvested equity, whether such equity is subject to time-based or performance-based vesting, including, without limitation, any shares of restricted stock, restricted stock units and unvested outstanding stock option(s).

PubCo Equity Incentive Plan

General

The PubCo Board has unanimously approved a proposal to adopt and approve the Plan. The Plan will become effective on the closing of the Business Combination, and is a comprehensive incentive compensation plan under which PubCo can grant equity-based and other incentive awards to officers, employees and directors of, and consultants and advisers to, PubCo. The purpose of the Plan is to help PubCo attract, motivate and retain such persons and thereby enhance shareholder value.

Summary of Plan

Administration. Upon effectiveness, the Plan will be administered by the Compensation Committee of the PubCo Board (the “Plan Committee”) consisting of persons who, upon completion of the Business Combination, will each be (i) “Outside Directors” within the meaning of Section 162(m) of the Code, as amended, or the Code, (ii) “non-employee directors” within the meaning of Rule 16b-3 of the Exchange, or Non-Employee Directors, and (iii) “independent” for purposes of any applicable listing requirements; provided, however, that the PubCo Board or the Plan Committee may delegate to a committee of one or more members of the PubCo Board who are not (x) Outside Directors, the authority to grant awards to eligible persons who are not (A) then “covered employees” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such award, or (B) persons with respect to whom PubCo wishes to comply with the requirements of Section 162(m) of the Code, and/or (y) Non-Employee Directors, the authority to grant awards to eligible persons who are not then subject to the requirements of Section 16 of the Exchange Act. The Plan Committee shall consult with the PubCo Board and Chief Executive Officer regarding awards to be made. If a member of the Plan Committee is eligible to receive an award under the Plan, such Plan Committee member shall have no authority hereunder with respect to his or her own award. Among other things, the Plan Committee has complete discretion, subject to the terms of the Plan, to determine the employees, non-employee directors and non-employee consultants to be granted awards under the Plan, the type of awards to be granted, the number of PubCo Ordinary Shares subject to each award, the exercise price under each option and the base price for each stock appreciation right (“SAR”), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the PubCo Ordinary Shares underlying the award, and the required withholdings, if any. The Plan Committee is also authorized to construe the award agreements, and may prescribe rules relating to the Plan.

Grant of Awards; PubCo Ordinary Shares Available for Awards. The Plan provides for the grant of awards which are incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), unrestricted shares, restricted shares, restricted stock units, performance stock, performance units, SARs, tandem stock appreciation rights, distribution equivalent rights, or any combination of the foregoing, to key management employees, non-employee directors, and non-employee consultants of PubCo or any of its subsidiaries (each a “participant”) (however, solely PubCo employees or employees of PubCo’s subsidiaries are eligible for incentive stock option awards). PubCo plans to reserve a number of shares equal to 15% of the issued and outstanding shares for issuance as or under awards to be made under the Plan. To the extent that an award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its holder terminate, any shares subject to such award shall again be available for the grant of a new award. The Plan shall continue in effect, unless sooner terminated, until the fifth (5th) anniversary of the date on which it is adopted by the PubCo Board (except as to awards outstanding on that date). the PubCo Board in its discretion may terminate the Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a holder, without the consent of the holder, with respect to any award previously granted.

Future new hires, non-employee directors and additional non-employee consultants are eligible to participate in the Plan as well. The number of awards to be granted to officers, non-employee directors, employees and non-employee consultants cannot be determined at this time as the grant of awards is dependent upon various factors such as hiring requirements and job performance.

Options. The term of each stock option shall be as specified in the option agreement; provided, however, that except for stock options which are ISOs, granted to an employee who owns or is deemed to own (by reason of the attribution rules applicable under Code Section 424(d)) more than 10% of the total combined voting power of all classes of shares of PubCo or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code (a “ten percent shareholder”), no option shall be exercisable after the expiration of five (5) years from the date of its grant.

The price at which a PubCo Ordinary Share may be purchased upon exercise of a stock option shall be determined by the Plan Committee; provided, however, that such option price (i) shall not be less than the fair market value or the nominal value, if it is higher, of a PubCo Ordinary Share on the date such stock option is granted, and (ii) shall be subject to adjustment as provided in the Plan. The Plan Committee or the PubCo Board shall determine the time or times at which, or the circumstances under which, a stock option may be exercised in whole or in part, the time or times at which options shall cease to be or become exercisable following termination of the stock option holder’s employment or upon other conditions, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, and the methods by or forms in which shares will be delivered or deemed to be delivered to participants who exercise stock options.

Options which are ISOs shall comply in all respects with Section 422 of the Code. In the case of an ISO granted to a ten percent shareholder, the per share exercise price under such ISO (to the extent required by the Code at the time of grant) shall be no less than 110% of the fair market value of a share on the date such ISO is granted. ISOs may only be granted to employees of PubCo or employees of one of PubCo’s subsidiaries. In addition, the aggregate fair market value of the shares subject to an ISO (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year under all plans of PubCo and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of ISOs may not exceed $100,000. Any Option which specifies that it is not intended to qualify as an ISO or any Option that fails to meet the ISO requirements at any point in time will automatically be treated as a NQSO under the terms of the Plan.

Unrestricted Stock Awards. Pursuant to the terms of the applicable unrestricted stock award agreement, an unrestricted stock award is the award or sale of shares to employees, non-employee directors or non-employee consultants, which are not subject to transfer restrictions in consideration for past services rendered to PubCo or any of its subsidiaries or for other valid consideration.

Restricted Stock Awards. A restricted stock award is a grant or sale of PubCo Ordinary Shares to the holder, subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Committee or the PubCo Board may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Committee or the PubCo Board may determine at the date of grant or purchase or thereafter. If provided for under the restricted stock award agreement, a participant who is granted or has purchased restricted stock shall have all of the rights of a shareholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Plan Committee or the PubCo Board or in the award agreement). During the restricted period applicable to the restricted stock, subject to certain exceptions, the restricted stock may not be sold, transferred, pledged, exchanged, hypothecated, or otherwise disposed of by the participant.

Restricted Stock Unit Awards. A restricted stock unit award provides for a grant of PubCo Ordinary Shares or a cash payment to be made to the holder upon the satisfaction of predetermined individual service-related vesting requirements, based on the number of units awarded to the holder. The Plan Committee shall set forth in the applicable restricted stock unit award agreement the individual service-based vesting requirements which the holder would be required to satisfy before the holder would become entitled to payment and the number of units awarded to the holder. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a restricted stock unit shall be entitled to receive a cash payment equal to the fair market value of a PubCo Ordinary Share, or one (1) PubCo Ordinary Share, as determined in the sole discretion of the Plan Committee and as set forth in the restricted stock unit award agreement, for each restricted stock unit subject to such restricted stock unit award, if and to the extent the holder satisfies the applicable vesting requirements. Such payment or distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the restricted stock unit first becomes vested, unless otherwise structured to comply with Code Section 409A.

Performance Stock Awards. A performance stock award provides for the distribution of PubCo Ordinary Shares (or cash equal to the fair market value of PubCo Ordinary Shares) to the holder upon the satisfaction of predetermined individual and/or PubCo goals or objectives. The Plan Committee shall set forth in the applicable performance stock award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or PubCo would be required to satisfy before the holder would become entitled to the receipt of shares (or cash equal to the fair market value of shares) pursuant to such holder’s performance stock award and the number of shares subject to such performance stock award. The vesting restrictions under any performance stock award shall constitute a “substantial risk of forfeiture” under Section 409A of the Code and, if such goals and objectives are achieved, the distribution of such shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of PubCo’s fiscal year to which such goals and objectives relate, unless otherwise structured to comply with Code Section 409A. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance stock award shall have no rights as a shareholder until such time, if any, as the holder actually receives shares pursuant to the performance stock award.

Performance Unit Awards. A performance unit award provides for a cash payment to be made to the holder upon the satisfaction of predetermined individual and/or PubCo (or affiliate) performance goals or objectives based on selected performance criteria, based on the number of units awarded to the holder. The Plan Committee shall set forth in the applicable performance unit award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or PubCo would be required to satisfy before the holder would become entitled to payment, the number of units awarded to the holder and the dollar value assigned to each such unit. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance unit shall be entitled to receive a cash payment equal to the dollar value assigned to such unit under the applicable performance unit award agreement if the holder and/or PubCo satisfies (or partially satisfies, if applicable under the applicable performance unit award agreement) the performance goals and objectives set forth in such performance unit award agreement. If achieved, such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of PubCo’s fiscal year to which such performance goals and objectives relate, unless otherwise structured to comply with Code Section 409A.

Stock Appreciation Rights. A SAR provides the participant to whom it is granted the right to receive, upon its exercise, cash or shares equal to the excess of (A) the fair market value of the number of shares subject to the SAR on the date of exercise, over (B) the product of the number of shares subject to the SAR multiplied by the base value for the SAR, as determined by the Plan Committee or the PubCo Board. The Plan Committee shall set forth in the applicable SAR award agreement the terms and conditions of the SAR, including the base value for the SAR (which shall not be less than the fair market value of a PubCo Ordinary Share on the date of grant), the number of shares subject to the SAR and the period during which the SAR may be exercised and any other special rules and/or requirements which the Plan Committee imposes on the SAR. No SAR shall be exercisable after the expiration of five (5) years from the date of grant. A tandem SAR is a SAR granted in connection with a related option, the exercise of some or all of which results in termination of the entitlement to purchase some or all of the shares under the related option. If the Plan Committee grants a SAR which is intended to be a tandem SAR, the tandem SAR shall be granted at the same time as the related option and additional restrictions apply.

Distribution Equivalent Rights. A distribution equivalent right entitles the holder to receive bookkeeping credits, cash payments and/or ordinary share distributions equal in amount to the distributions that would be made to the holder had the holder held a specified number of shares during the period the holder held the distribution equivalent rights. The Plan Committee shall set forth in the applicable distribution equivalent rights award agreement the terms and conditions, if any, including whether the holder is to receive credits currently in cash, is to have such credits reinvested (at fair market value determined as of the date of reinvestment) in additional shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such award becomes vested, the distribution of such cash or shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of PubCo’s fiscal year in which the holder’s interest in the award vests, unless otherwise structured to comply with Code Section 409A. Distribution equivalent rights awards may be settled in cash or in shares, as set forth in the applicable distribution equivalent rights award agreement. A distribution equivalent rights award may, but need not be, awarded in tandem with another award (but not an option or SAR award, whereby, if so awarded, such distribution equivalent rights award shall expire, terminate or be forfeited by the holder, as applicable, under the same conditions as under such other award. The distribution equivalent rights award agreement for a distribution equivalent rights award may provide for the crediting of interest on a distribution equivalent rights award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of PubCo’s fiscal year in which such interest was credited and vested), at a rate set forth in the applicable distribution equivalent rights award agreement, on the amount of cash payable thereunder.

Recapitalization or Reorganization. Subject to certain restrictions, the Plan provides for the adjustment of shares underlying awards previously granted if, and whenever, prior to the expiration or distribution to the holder of shares underlying an award theretofore granted, PubCo shall effect a subdivision or consolidation of its shares or the payment of a stock dividend on shares without receipt of consideration by PubCo. If PubCo recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted award, the holder shall be entitled to receive (or entitled to purchase, if applicable) under such award, in lieu of the number of shares then covered by such award, the number and class of shares and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the holder had been the holder of record of the number of shares then covered by such award. The Plan also provides for the adjustment of shares underlying awards previously granted in the event of changes to the outstanding shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any award, subject to certain restrictions.

Amendment and Termination. The Plan shall continue in effect, unless sooner terminated pursuant to its terms, until the fifth (5th) anniversary of the date on which it is adopted by the PubCo Board (except as to awards outstanding on that date). The PubCo Board may terminate the Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a holder with respect to any award theretofore granted without the consent of the holder. The PubCo Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of PubCo shareholders at which a quorum representing a majority of PubCo Ordinary Shares entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to holders, (ii) except as otherwise expressly provided in the Plan, materially increase the number of shares subject to the Plan or the individual award agreements, (iii) materially modify the requirements for participation, or (iv) amend, modify or suspend certain re-pricing prohibitions or amendment and termination provisions as specified therein. In addition, no change in any award theretofore granted may be made which would materially and adversely impair the rights of a holder with respect to such award without the consent of the holder (unless such change is required in order to cause the benefits under the Plan to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code or to cause the Plan and/or Award to be exempt from or comply with Section 409A of the Code).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

The following table sets forth information regarding the beneficial ownership of MMAC Common Stock as of July 29, 2019, with respect to the beneficial ownership of MMAC Common Stock held by:

•	each person known by MMAC to be the beneficial owner of more than 5% of MMAC’s outstanding shares of MMAC Common Stock;

•	each of MMAC’s executive officers and directors; and

•	all MMAC’s executive officers and directors as a group.

Unless otherwise indicated, MMAC believes that all persons named in the table have sole voting and investment power with respect to all shares of MMAC Common Stock beneficially owned by them. The following table does not reflect record or beneficial ownership of MMAC Rights included in MMAC Units or the private placement warrants as these rights and warrants are not convertible or exercisable, respectively, within 60 days of July 29, 2019.

Name and Address of Beneficial Owner	Number of Shares	Percentage of Common Stock
Modern Media Sponsor, LLC (1)	5,075,000	77.1%
MIHI LLC (2)	5,075,000	77.1%
Lewis W. Dickey, Jr. and Modern Media, LLC (3)	5,075,000	77.1%
Pictet Asset Management Ltd (4)	1,000,000	15.2%
William Drewry	15,000	*
Adam Kagan	10,000	*
Blair Faulstich	25,000	*
George Brokaw	25,000	*
John White	25,000	*
All directors and executive officers as a group (6 individuals)	5,175,000	78.6%

*	Less than one percent.
(1)

Modern Media Sponsor, LLC is 50% owned by MIHI and 50% owned by Modern Media, LLC. MIHI and Modern Media, LLC have shared voting and dispositive power with respect to the shares held by Modern Media Sponsor, LLC and, as such, may be deemed to beneficially own the shares held by Modern Media Sponsor, LLC. Each of MIHI and Modern Media, LLC disclaim such beneficial ownership except to the extent of their respective pecuniary interests therein. See Note 2 below for information on the ownership of MIHI. See Note 3 below for information on the ownership of Modern Media, LLC. The business address of Modern Media Sponsor, LLC is 3414 Peachtree Road, Suite 480, Atlanta, Georgia 30326.

(2)

MIHI owns 50% of MMAC’s sponsor and, as such, may be deemed to beneficially own shares held by MMAC’s sponsor. MIHI is a member managed LLC. Macquarie Group, a publicly listed company in Australia, is the ultimate indirect parent of MIHI and may be deemed to beneficially own the securities beneficially owned by MIHI. Therefore, Macquarie Group may be deemed to share beneficial ownership of all shares beneficially owned by MIHI. Macquarie Group expressly disclaims any such beneficial ownership, except to the extent of its pecuniary interest therein. The address of MIHI is c/o Macquarie Capital (USA) Inc., 125 West 55th Street, L-22, New York, NY 10019-5369.

(3)

Mr. Dickey owns 100% of Modern Media, LLC, which owns 50% of MMAC’s sponsor and, as such, he may be deemed to beneficially own shares held by Modern Media, LLC or MMAC’s sponsor. Mr. Dickey disclaims such beneficial ownership except to the extent of his pecuniary interest therein.

(4)

According to a Schedule 13G filed with the SEC on February 14, 2018, the shares of common stock are held by Pictet Asset Management Ltd (“Pictet”). Pictet’s address is Moor House – Level 11, 120 London Wall, EC2Y 5ET London, United Kingdom.

Beneficial Ownership following the Business Combination:

Solely for illustrative purposes, the following table is designed to set forth information regarding the beneficial ownership of PubCo’s Ordinary Shares of each person who is anticipated to own greater than 5% of outstanding PubCo Ordinary Shares and each person who will act in the capacity of officer or director following the Business Combination and the PIPE Financing, based on the following assumptions:

•	as of July 29, 2019, Akazoo had 4,105,706 ordinary shares issued and outstanding;

•	the current ownership of the entities and individuals identified above remains unchanged;

•	the current ownership of the entities and individuals identified above are exchanged for PubCo Ordinary Shares;

•	no redemptions of public shares from MMAC’s trust account;

•	does not reflect the result of any MMAC Warrant exercises; and

•	the PIPE Financing is completed on its expected terms and provides gross proceeds such that PubCo has $53 million of cash available upon consummation of the Business Combination.

	Beneficial Ownership Of MMAC Common Stock On July 29, 2019		Beneficial Ownership Of Akazoo Equity On July 29, 2019		Beneficial Ownership Of PubCo Ordinary Shares After Consummation of the Business Combination
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Modern Media Sponsor, LLC	5,075,000	77.1%	—	—	2,720,709	5.5%
MIHI LLC	5,075,000	77.1%	—	—	2,720,709	5.5%
Lewis W. Dickey, Jr. and Modern Media, LLC	5,075,000	77.1%	—	—	2,720,709	5.5%
Pictet Asset Management Ltd	1,000,000	15.2%	—	—	1,000,000	2.0%
William Drewry	15,000	*	—	—	15,000	*
Adam Kagan	10,000	*	—	—	10,000	*
Blair Faulstich	25,000	*	—	—	25,000	*

	Beneficial Ownership Of MMAC Common Stock On July 29, 2019		Beneficial Ownership Of Akazoo Equity On July 29, 2019		Beneficial Ownership Of PubCo Ordinary Shares After Consummation of the Business Combination
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class
George Brokaw	25,000	*	—	—	25,000	*
John White	25,000	*	—	—	25,000	*
All MMAC directors and executive officers as a group (6 individuals)	5,175,000	78.6%	—	—	2,820,709	5.8%
InternetQ Group Limited (2)	—	—	2,780,661	67.7	24,514,662	50.0%
Tosca Penta Music Limited Partnership	—	—	968,581	23.6	8,539,134	17.4%
Apostolos N. Zervos (3)	—	—	57,480	1.4	506,751	1.0%
Panagiotis Dimitropoulos (4)	—	—	2,780,661	67.7	24,514,662	50.0%
Eric Nicoli (5)	—	—	75,213	1.8	663,087	1.4%
All Akazoo directors and executive officers as a group (three individuals)	—	—	2,913,354	71.0	25,684,500	52.4%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise indicated, all ownership is direct beneficial ownership.
(2)

According to information provided by Akazoo, InternetQ Group Limited (“InternetQ”) is 50% owned by Pitragon Investment Limited (“Pitragon”) and 50% owned by various funds related to Tosca (the “Tosca Funds”). Pitragon and Tosca have shared voting and dispositive power with respect to the Akazoo ordinary shares held by InternetQ and, as such, may be deemed to beneficially own the Akazoo ordinary shares held by InternetQ. The business address of InternetQ is 14 Old Queen Street, London, England, SW1H 9HP; the business address of Tosca is 150 St. Vincent Street, Glasgow, Scotland, G2 5NE; and the business address of Pitragon is 214 Arch. Makariou III, Limassol, 3030 Cyprus.

(3)	The business address of Mr. Zervos is 101 Rose Street South Lane, Edinburgh, EH2 3JG.
(4)

According to information provided by Akazoo, Panagiotis Dimitropoulos owns 61.6% of Pitragon, which may be deemed to beneficially own the Akazoo ordinary shares held by InternetQ. See Note 8 above for information regarding Pitragon’s indirect beneficial ownership of Akazoo ordinary shares. By virtue of his voting and dispositive power of Pitragon, Mr. Dimitropoulos may be deemed to beneficially own the Akazoo ordinary shares held by Internet Q. The business address of Mr. Dimitropoulos is 101 Rose Street South Lane, Edinburgh, EH2 3JG.

(5)	The business address of Mr. Nicoli is 101 Rose Street South Lane, Edinburgh, EH2 3JG.

MARKET FOR SECURITIES

MMAC

Market for MMAC Securities

MMAC Units commenced public trading on May 12, 2017, and MMAC Common Stock, MMAC Warrants and MMAC Rights commenced public trading on June 7, 2017.

MMAC Units, MMAC Common Stock, MMAC Warrants and MMAC Rights trade on NASDAQ under the symbols “MMDMU,” “MMDM,” “MMDMR” and “MMDMW,” respectively.

The following table presents the market value of MMAC’s various securities as of the close of trading on January 23, 2019, the date preceding public announcement of the Business Combination:

MMAC Security (by trading symbol)	Price as of the close of trading on Jan. 23, 2019 (in dollars)
MMDMU	10.41	(1)
MMDM	10.25
MMDMR	0.27	(2)
MMDMW	0.25

1.	Last trade of MMDMU before announcement of the Business Combination was on January 18, 2019.
2.	Last trade of MMDMR before announcement of the Business Combination was on January 22, 2019.

Akazoo

Market for Akazoo Securities

There is no public market for Akazoo’s equity securities.

PubCo

Market for PubCo Securities

There is no public market for PubCo’s securities.

Dividend Policy of PubCo

Following consummation of the Business Combination, the PubCo Board will consider whether or not to institute a dividend policy. PubCo currently expect to retain all future earnings for use in the operation and expansion of its business and do not plan to pay any dividends on PubCo Ordinary Shares in the near future.

Under Luxembourg corporate law at least 5% of the annual net profits of PubCo shall be allocated to the legal reserve. This allocation shall cease to be mandatory as soon and as long as the aggregate amount of such reserve amounts to 10% of the share capital of PubCo.

The declaration and payment of any dividends in the future will be determined by the general meeting of shareholders upon recommendation of the board of directors.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination and PIPE Financing on its expected terms, assuming that none of MMAC’s existing public stockholders exercise their redemption rights and assuming no exercises or conversion of (i) MMAC Warrants or (ii) options or other convertible securities issued by Akazoo, PubCo will have 49,044,831 PubCo Ordinary Shares issued and outstanding. All of the PubCo Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than by Akazoo’s “affiliates” or MMAC’s “affiliates” without restriction or further registration under the Securities Act but PubCo Ordinary Shares issued in connection with the PIPE Financing will be “restricted securities” as defined in the Securities Act. Sales of substantial amounts of PubCo Ordinary Shares in the public market could adversely affect prevailing market prices of the PubCo Ordinary Shares. Prior to the Business Combination, there has been no public market for PubCo Ordinary Shares. PubCo intends to apply for listing of the PubCo Ordinary Shares and PubCo Warrants on the NASDAQ Stock Market, but it cannot be assured that a regular trading market will develop in the PubCo Ordinary Shares or PubCo Warrants.

Lock-up Agreements

Certain of PubCo’s stockholders have agreed not to transfer, assign or sell any of their shares until one year after the consummation of the Business Combination, subject to limited exceptions, and provided that such lock-up agreements would terminate if the last sale price of PubCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of the Business Consummation.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

PubCo is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that PubCo sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by PubCo’s affiliates. Generally, subject to certain limitations, holders of PubCo’s restricted shares who are not affiliates of PubCo or who are affiliates of PubCo by virtue of their status as an officer or director of PubCo may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of PubCo restricted shares by an officer or director who is an affiliate of PubCo solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of PubCo restricted shares who will be an affiliate of PubCo other than by virtue of his or her status as an officer or director of PubCo.

PubCo is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

All of PubCo’s equity shares that will be outstanding upon the consummation of the Business Combination, other than those equity shares sold in connection with the Business Combination, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of PubCo and has beneficially owned PubCo’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about PubCo. Persons who are affiliates of PubCo and have beneficially owned PubCo’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•

1% of the then outstanding equity shares of the same class which, immediately after the Business Combination and the PIPE Financing on its expected terms, will equal approximately 490,448 equity shares; or

•	the average weekly trading volume of PubCo’s equity shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of PubCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about PubCo.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of PubCo’s employees, consultants or advisors who purchases equity shares from PubCo in connection with a compensatory stock plan or other written agreement executed prior to the consummation of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

DESCRIPTION OF PUBCO SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following is a summary of some of the terms of PubCo’s Ordinary Shares, based on its articles of association and Luxembourg law. In this section, “articles of association” refers to PubCo’s articles of association as amended and in effect upon the completion of this registration. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of PubCo’s articles of association, the form of which has been filed as an exhibit to the Registration Statement. Copies of PubCo’s articles of association may be obtained as described under “Where You Can Find More Information” in this proxy statement/prospectus.

Share Capital

As of March 27, 2019, PubCo’s issued share capital amounted to € 30,000, represented by 3,000,000 ordinary shares with a nominal value of € 0.01 per share. All issued shares are fully paid and subscribed for. A shareholder in a Luxembourg société anonyme holding fully paid up shares is not liable, solely because of his or her or its shareholder status, for additional payments to PubCo or its creditors.

PubCo currently does not, and at all times prior to the consummation of the Merger will not, have any authorized capital.

Following the consummation of the Merger and Completion of the PIPE Financing, PubCo’s authorized capital, excluding the issued share capital is expected to be approximately €10,000,000, represented by 1,000,000,000 ordinary shares with a nominal value of € 0.01 per share or such other amount as the PubCo Board of Directors determines is necessary to provide for the PIPE Financing and continued flexibility for the operation and financing of PubCo.

As of July 29, 2019, PubCo held no ordinary shares as treasury shares.

Articles of Association

PubCo is registered with the Luxembourg Trade and Companies’ Register under number B232611. Its corporate purpose, as stated in Article 2 of PubCo’s articles of association, is the holding of participations in any form whatsoever in Luxembourg and foreign companies and in any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of its portfolio. PubCo may grant loans to, as well as guarantees or security for the benefit of third parties to secure obligations of, companies in which it holds a direct or indirect participation or right of any kind or which form part of the same group of companies as PubCo, or otherwise assist such companies. PubCo also may raise funds through borrowing in any form or by issuing any kind of notes, securities or debt instruments, bonds and debentures and generally issue securities of any type. In general, PubCo may carry out any commercial, industrial, financial real estate or intellectual property activities that it may deem useful for the accomplishment of these purposes.

Issuance of Ordinary Shares and Preemptive Rights

Pursuant to Luxembourg law, the issuance of PubCo’s Ordinary Shares requires approval by a quorum of the general meeting of shareholders, and a majority is required for the amendment of articles of association. The general meeting of shareholders may approve an authorized capital and authorize the board of directors to issue ordinary shares up to the maximum amount of such authorized capital for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg official gazette (Recueil Electronique des Sociétés, “RESA”). The general meeting may amend, renew, or extend such authorized capital and such authorization to the board of directors to issue ordinary shares.

PubCo recognizes only one (1) holder per ordinary share. In case an ordinary share is owned by several persons, they shall appoint a single representative who shall represent them in respect of PubCo. PubCo has the right to suspend the exercise of all rights attached to that share, except for relevant information rights, until such representative has been appointed.

Upon the consummation of the Business Combination, the board of directors will resolve on the issuance of ordinary shares out of the authorized capital (capital autorisé) in accordance with the quorum and voting thresholds set forth in the articles of association. The board of directors also resolves on the applicable procedures and timelines to which such issuance will be subjected. If the proposal of the board of directors to issue new ordinary shares exceeds the limits of PubCo’s authorized share capital, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the articles of association. If the capital call proposed by the board of directors consists of an increase in the shareholders’ commitments, the board of directors must convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.

Under Luxembourg law, existing shareholders benefit from a preemptive subscription right on the issuance of ordinary shares for cash consideration. However, PubCo’s shareholders have, in accordance with Luxembourg law, authorized the board of directors to suppress, waive, or limit any preemptive subscription rights of shareholders provided by law to the extent that the board of directors deems such suppression, waiver, or limitation advisable for any issuance or issuances of ordinary shares within the scope of PubCo’s authorized share capital (as applicable after the Business Combination). The general meeting of shareholders duly convened to consider an amendment to the articles of association also may, by two-thirds majority vote, limit, waive, or cancel such preemptive rights or renew, amend, or extend them, in each case for a period not to exceed five years. Such ordinary shares may be issued above, at, or below market value, and, following a certain procedure, even below the nominal value or below the accounting par value per ordinary share. The ordinary shares also may be issued by way of incorporation of available reserves, including share premium.

Repurchase of Ordinary Shares

PubCo cannot subscribe for its own ordinary shares. PubCo may, however, repurchase issued ordinary shares or have another person repurchase issued ordinary shares for its account, subject to the following conditions:

•	prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth:

•	the terms and conditions of the proposed repurchase and in particular the maximum number of ordinary shares to be repurchased;

•	the duration of the period for which the authorization is given, which may not exceed five years; and

•

in the case of repurchase for consideration, the minimum and maximum consideration per share, provided that the prior authorization shall not apply in the case of ordinary shares acquired by either PubCo, or by a person acting in his or her own name on its behalf, for the distribution thereof to its staff or to the staff of a company with which it is in a control relationship;

•	only fully paid-up ordinary shares may be repurchased;

•

the voting and dividend rights attached to the repurchased shares will be suspended as long as the repurchased ordinary shares are held by PubCo; and the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to PubCo’s shareholders.

The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire and sell PubCo’s ordinary shares under the conditions set forth in Article 430-15 of the Luxembourg Company Law. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force. The purchase price per ordinary share to be determined by the board of directors or its delegate shall represent not more than the fair market value of such ordinary share.

In addition, pursuant to Luxembourg law, PubCo may directly or indirectly repurchase ordinary shares by resolution of its board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the board of directors to be necessary to prevent serious and imminent harm to PubCo, or if the acquisition of ordinary shares has been made with the intent of distribution to its employees and/or the employees of any entity having a controlling relationship with it (i.e., its subsidiaries or controlling shareholder) or in any of the circumstances listed in Article 430-16 of the Luxembourg Company Law.

Form and Transfer of Ordinary Shares

PubCo Ordinary Shares are issued in registered form only and are freely transferable under Luxembourg law and PubCo’s articles of association. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote PubCo Ordinary Shares.

Under Luxembourg law, the ownership of registered ordinary shares is prima facie established by the inscription of the name of the shareholder and the number of ordinary shares held by him or her in the shareholders’ register.

Without prejudice to the conditions for transfer by book entry where ordinary shares are recorded in the shareholders’ register on behalf of one or more persons in the name of a depository, each transfer of ordinary shares shall be effected by written declaration of transfer to be recorded in the shareholders’ register, with such declaration to be dated and signed by the transferor and the transferee or by their duly appointed agents. PubCo may accept and enter into the shareholders’ register any transfer effected pursuant to an agreement or agreements between the transferor and the transferee, true and complete copies of which have been delivered to PubCo.

PubCo’s articles of association provide that it may appoint registrars in different jurisdictions, each of whom may maintain a separate register for the ordinary shares entered in such register, and that the holders of ordinary shares shall be entered into one of the registers. Shareholders may elect to be entered into one of these registers and to transfer their ordinary shares to another register so maintained. Entries in these registers will be reflected in the shareholders’ register maintained at PubCo’s registered office.

If PubCo’s ordinary shares are not listed on a stock exchange in the United States, a shareholders’ register will be maintained at its registered office in Luxembourg. Transfer of record ownership of ordinary shares is effected by a written deed of transfer acknowledged by PubCo or by its transfer agent and registrar acting as its agent on PubCo’s behalf.

Liquidation Rights and Dissolution

In the event of PubCo’s dissolution, liquidation, or winding-up, any surplus of the assets remaining after allowing for the payment of all of PubCo’s liabilities will be paid out to the shareholders pro rata according to their respective shareholdings. The decisions to dissolve, liquidate, or wind-up require approval by an extraordinary general meeting of PubCo’s shareholders.

Merger and De-Merger

A merger by absorption whereby one Luxembourg company, after its dissolution without liquidation, transfers all of its assets and liabilities to another company in exchange for the issuance of ordinary shares in the acquiring company to the shareholders of the company being acquired, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, be approved at an extraordinary general meeting of shareholders of the Luxembourg company, enacted in front of a Luxembourg notary. Similarly, a de-merger of a subsidiary of a Luxembourg company is generally subject to the approval by an extraordinary general meeting of shareholders, enacted in front of a Luxembourg notary.

No Appraisal Rights

Neither Luxembourg law nor PubCo’s articles of association provide for appraisal rights of dissenting shareholders.

General Meeting of Shareholders

Any regularly constituted general meeting of shareholders represents the entire body of PubCo’s shareholders.

Any holder of PubCo’s share capital is entitled to attend its general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders and to exercise voting rights, subject to the provisions of PubCo’s articles of association. Each PubCo Ordinary Share entitles the holder to one vote at a general meeting of shareholders. PubCo’s articles of association provide that its board of directors may determine all other conditions that must be fulfilled in order to take part in the general meeting of shareholders.

When convening a general meeting of shareholders, PubCo will send a convening notice by registered mail to the registered address of each shareholder at least eight days before the meeting. The convening notices for every general meeting shall contain the agenda and shall take the form of announcements filed with the register of commerce and companies, published on the Luxembourg official gazette (RESA), and published in a Luxembourg newspaper at least 15 days before the meeting. No proof is required that this formality has been complied with.

PubCo’s articles of association provide that if PubCo Ordinary Shares are listed on a regulated market, the general meeting also will be convened in accordance with the publicity requirements of such regulated market and, as the case may be, special laws applicable to it.

A shareholder may participate in general meetings of shareholders by appointing another person as his or her proxy, the appointment of which shall be in writing. PubCo’s articles of association also provide that, in the case of ordinary shares held through the operator of a securities settlement system or depository, a holder of such ordinary shares wishing to attend a general meeting of shareholders should receive from such operator or depository a certificate certifying the number of ordinary shares recorded in the relevant account on the relevant record date. Such certificates, as well as any proxy forms, should be submitted to PubCo no later than three business days before the date of the general meeting unless the PubCo Board provides for a different period.

The annual general shareholder meeting must be held within six months from the end of the respective financial year at PubCo’s registered office or in any other place in Luxembourg as notified to the shareholders.

Luxembourg law provides that the board of directors is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, 10% of the issued share capital so request in writing with an indication of the meeting agenda. In such case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not held within one month, shareholders representing, in the aggregate, 10% of the issued share capital may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law provides that shareholders representing, in the aggregate, 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to PubCo’s registered office at least five days before the general meeting of shareholders. In addition, the board of directors of PubCo shall adjourn a general meeting for four weeks (up to six weeks, in case of a combined ordinary and extraordinary general meeting) at the request of one or more shareholders representing at least 10% of the share capital of PubCo. In the event of an adjournment, any resolution already adopted by the general meeting shall be cancelled and final resolutions will be adopted at the adjourned general meeting. Furthermore, one or more shareholders representing at least 10% of the share capital or at least 10% of the voting rights attached to the shares issued by PubCo may ask the board of directors of PubCo questions on one or more transactions of PubCo or any companies controlled by it.

Voting Rights

Each PubCo Ordinary Share entitles the holder thereof to one vote.

Neither Luxembourg law nor PubCo’s articles of association contain any restrictions as to the voting of PubCo Ordinary Shares by non-Luxembourg residents.

As described further below, Luxembourg law distinguishes general meetings of shareholders and extraordinary general meetings of shareholders with respect to voting rights.

Ordinary General Meeting. At an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. Abstentions are not considered “votes.”

Extraordinary General Meeting. Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) PubCo’s dissolution and liquidation, and (v) any and all amendments to PubCo’s articles of association. Pursuant to PubCo’s articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half (50%) of PubCo’s issued share capital unless otherwise mandatorily required by law. If the said quorum is not present, a second meeting may be convened, for which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting, except otherwise provided by law, by at least a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

Minority Action Right. Luxembourg law provides for a provision whereby the holding, in the aggregate, 10% of the securities who have a right to vote at the general meeting that has granted discharge to the members of the board of directors, may act on PubCo’s behalf to file a claim for a violation of the mandate (mandat) granted to the directors, a violation of the law, or a violation of the articles of association.

Dividend Rights

In case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his or her respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to PubCo’s accounts.

Board of Directors

The articles of association of PubCo stipulate that it shall be managed by a board of directors composed of at least three members. For as long as the Shareholders’ Agreement is in place, the PubCo Board will be composed of up to seven directors and. Each of the parties to the Shareholders’ Agreement shall exercise the voting rights attached to their PubCo Ordinary Shares at each general meeting of the shareholders of PubCo at which proposals relating to the filling of positions on the PubCo Board are to be considered (or in any written resolution executed in lieu of such a meeting which relates to such matters), and shall take all actions reasonably necessary, to ensure the election to the PubCo Board of Directors of the following individuals:

(i) one individual, who need not be an independent director (within the meaning of the listing standards of the NASDAQ Capital Market (or other United States national securities exchange on which the shares are listed, if any), designated by InternetQ Group Limited and Tosca Penta Music Limited Partnership and their respective permitted assigns;

(ii) one individual, who need not be an independent director, designated by Modern Media LLC and MIHI LLC; and

(iii) one individual, who must be an independent director, designated by certain management shareholders, including Apostolos N. Zervos.

Upon such time as any of the parties to the Shareholders’ Agreement, or their affiliates, collectively, cease to beneficially own, at least 50% of the number of PubCo Ordinary Shares beneficially owned by such party immediately following the closing of the Business Combination, such party shall cease to have the right to designate any nominee for election to the PubCo Board of Directors pursuant to the Shareholders’ Agreement. The PubCo Board of Directors may appoint a chairman from among its members. It also may appoint a secretary, who need not be a director and who will be responsible for keeping the minutes of the meetings of the PubCo Board of Directors and of the shareholders. The PubCo Board of Directors will meet upon call by the chairman. A meeting must be convened if any of two directors so require. The chairman will preside at all meetings of the PubCo Board of Directors and, if required, of the shareholders, except that in his or her absence the PubCo Board of Directors may appoint another director as chairman and the general meeting of shareholders may appoint another person as chairman, in each case pro tempore by vote of the majority present or represented at such meeting.

A quorum of the board of directors shall be half of the members, and resolutions are adopted by the simple majority vote of members of the board of directors present or represented. No valid decision of the board of directors may be taken if the necessary quorum has not been reached. In case of an equality of votes, the chairman shall have the right to cast the deciding vote. Such casting vote shall be personal to the appointed chairman and will not transfer to any other director acting as chairman of a meeting of the board of directors in the absence of the appointed chairman. The board of directors also may take decisions by means of resolutions in writing signed by all directors. Each director has one vote.

The general shareholders’ meeting elects directors and decides their respective terms. Under Luxembourg law, directors may be reelected, but any single term of their office may not exceed six years. The general shareholders’ meeting may dismiss one or more directors at any time, with or without cause, by a simple majority of votes cast at a general meeting of shareholders. If the board of directors has a vacancy, the remaining directors have the right to fill such vacancy on a temporary basis pursuant to the affirmative vote of a majority of the remaining directors. The term of a temporary director elected to fill a vacancy expires at the end of the term of office of the replaced director, provided, however, that the next general shareholders’ meeting shall be requested definitively to elect any temporary director. For a discussion of the differences in shareholders’ rights under Luxembourg law and Delaware law, see “Comparison of Stockholders’ Rights.”

Within the limits provided for by Luxembourg law, the board of directors may delegate PubCo’s daily management and the authority to represent PubCo to one or more persons. The delegation to a member of the board of directors shall entail the obligation for the board of directors to report each year to the ordinary general meeting of the shareholders on the salary, fees, and any advantages granted to the delegate.

No director, solely as a result of being a director, shall be prevented from contracting with PubCo with regard to his tenure in any office or place of profit, or as vendor, purchaser, or in any other manner whatsoever. No contract in which any director is in any way interested shall be voided solely on account of his position as director and no director who is so interested shall account to PubCo or the shareholders for any remuneration, profit, or other benefit realized by the contract solely by reason of the director holding that office or of the fiduciary relationship thereby established.

Any director having a direct or indirect personal and financial interest in a transaction submitted for approval to the board of directors may not participate in the deliberations and vote thereon, if the transaction is not in the ordinary course of PubCo’s business and conflicts with PubCo’s interest, in which case the director shall be obliged to advise the board of directors thereof and to cause a record of his statement to be included in the minutes of the meeting. He or she may not take part in these deliberations or vote on such a transaction. At the next general meeting, before any other resolution is put to a vote, a special report shall be made on any transactions in which any of the directors may have had an interest that conflicts with PubCo’s interest.

PubCo’s articles of association provide that directors and officers, past and present, will be entitled to indemnification from PubCo to the fullest extent permitted by Luxemburg law against liability and all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. However, no indemnification will be provided against any liability to PubCo’s directors or officers (i) by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of a director or officer, (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in PubCo’s interest, or (iii) in the event of a settlement, unless approved by a court of competent jurisdiction or the board of directors.

There is no mandatory retirement age for directors under Luxembourg law and no minimum shareholding requirement for directors.

Amendment of Articles of Association

Shareholder Approval Requirements. Luxembourg law requires an extraordinary general meeting of shareholders to resolve upon an amendment of the articles of association to be made by extraordinary resolution. The agenda of the extraordinary general meeting of shareholders must indicate the proposed amendments to the articles of association. An extraordinary general meeting of shareholders convened for the purposes of amending the articles of association must have a quorum of at least 50% of PubCo’s issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Irrespective of whether the proposed amendments will be subject to a vote at any duly convened extraordinary general shareholders’ meeting, the amendment is subject to the approval of at least two-thirds of the votes cast at such extraordinary general meeting of shareholders by shareholders.

Formalities. Any resolutions to amend PubCo’s articles of association must be taken before a Luxembourg notary, and such amendments must be published in accordance with Luxembourg law.

COMPARISON OF STOCKHOLDERS’ RIGHTS

In connection with the Business Combination, holders of shares of MMAC Common Stock and equityholders of Akazoo will become shareholders of PubCo. The rights of MMAC stockholders are governed by the DGCL and the MMAC Certificate of Incorporation and MMAC’s by-laws. The rights of Akazoo equityholders are governed by Scottish law and Akazoo’s organizational documents. The rights of PubCo’s shareholders are governed by Luxembourg law and PubCo’s organizational documents.

This section describes the material differences between the rights of MMAC stockholders, Akazoo equityholders and the proposed rights of PubCo’s stockholders. This summary is not complete and does not cover all of the differences between the DGCL, Scottish law and Luxembourg law affecting corporations and their shareholders or all the differences between MMAC’s, Akazoo’s and PubCo’s organizational documents. The summary is therefore subject to the complete text of the relevant provisions of Luxembourg law, the DGCL, Scottish law and MMAC’s, Akazoo’s and PubCo’s organizational documents. For information on obtaining MMAC’s, Akazoo’s and PubCo’s organizational documents, see the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS

Delaware	Scotland	Luxembourg

Generally, under the DGCL, completion of a merger, consolidation, dissolution, or the sale, lease, or exchange of substantially all of a corporation’s assets requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

The DGCL also requires a special vote of shareholders in connection with a business combination with an “interested shareholder” as defined in section 203 of the DGCL.

Under Scottish law and Akazoo’s articles of association, the board of directors of Akazoo has wide powers to carry on the business of the company and neither Scottish law nor Akazoo’s articles of association contain any provision specifically requiring the board of directors to obtain shareholder approval of business combinations or the sale, lease or exchange of substantially all of Akazoo’s assets.

Any type of merger or combination that would require an amendment to the articles of association, or a members’ voluntary liquidation of the company, requires a special resolution of shareholders which requires the affirmative vote of a majority of not less than 75% of those voting on the resolution.

Any type of merger or combination that would require the issue of shares by Akazoo in excess of the limited authorities granted to Akazoo under its articles of association would require an ordinary resolution of shareholders which requires the affirmative vote of a simple majority of those voting on the resolution.

Under Luxembourg law and PubCo’s articles of association, the board of directors has the widest power to take any action necessary or useful to achieve the corporate objective. The board of directors’ powers are limited only by law and PubCo’s articles of association.

Any type of business combination that would require an amendment to the articles of association, such as a merger, de-merger, consolidation, dissolution, or voluntary liquidation, requires an extraordinary resolution of a general meeting of shareholders.

Transactions such as a sale, lease, or exchange of substantial company assets require only the approval of the board of directors. Neither Luxembourg law nor PubCo’s articles of association contain any provision specifically requiring the board of directors to obtain shareholder approval of the sale, lease, or exchange of substantial assets of PubCo.

SPECIAL VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED SHAREHOLDERS

Delaware	Scotland	Luxembourg
Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested shareholder” for three years following the time that the shareholder becomes an interested shareholder. Subject to specified exceptions, an “interested shareholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.	The Companies Act 2006 (the “Companies Act”) does not contain any equivalent limitation. However, the directors of a Scottish company must have regard to their statutory and common law duties (including a duty to avoid a conflict of interest) and transactions must be in the corporate interest of the company. Under the Companies Act, shareholder approval must be obtained for certain transactions involving directors or their connected persons.	Under Luxembourg law, no restriction exists as to the transactions that a shareholder may engage in with PubCo. The transaction must, however, be in PubCo’s corporate interest and be made on arm’s length terms.

SHAREHOLDER RIGHTS PLAN

Delaware	Scotland	Luxembourg

Under the DGCL, the certificate of incorporation of a corporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

The articles of association of Akazoo permit (without prejudice to the rights attached to existing shares) the issue of new classes of shares carrying such rights and restrictions as Akazoo may determine, provided that the prior sanction of shareholders and the separate classes of Akazoo’s existing shares may be required depending on the amount of shares to be issued and the rights attaching to those shares.

Pursuant to Luxembourg law, it is possible to create an authorized share capital from which the board of directors is authorized by the shareholders to issue further ordinary shares and, under certain conditions, to limit, restrict, or waive preferential subscription rights of existing shareholders. The rights attached to the ordinary shares issued within the authorized share capital will be equal to those attached to existing ordinary shares and set forth in PubCo’s articles of association.

The authority of the board of directors to issue additional ordinary shares (and to limit, restrict, or waive, as the case may be, preferential subscription rights) is valid for a period of up to five years starting from the date of the

Delaware	Scotland	Luxembourg

publication of the minutes of the extraordinary general meeting resolving upon such authorization in the Luxembourg official gazette (RESA), unless renewed by vote of the holders of at least two-thirds of the votes cast at a shareholders meeting by shareholders.

PubCo’s articles of association authorize its board of directors to issue ordinary shares within the limits of the authorized share capital at such times and on such terms as the board of directors or its delegates may decide for a period ending five years after the date of the publication of the minutes of the extraordinary general meeting resolving upon such authorization in the Luxembourg official gazette (RESA), unless such period is extended, amended or renewed. Accordingly, the board of directors will be authorized to issue ordinary shares up to the limits of authorized share capital until such date. PubCo currently intends to seek renewals and/or extensions as required from time to time.

APPRAISAL RIGHTS

Delaware	Scotland	Luxembourg
Under the DGCL, a shareholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.	Neither Scottish law nor Akazoo’s articles of association provide for appraisal rights.	Neither Luxembourg law nor PubCo’s articles of association provide for appraisal rights.

SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING

Delaware	Scotland	Luxembourg
Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing.	The Companies Act and Akazoo’s articles of association permit shareholder resolutions to be passed by way of a written resolution procedure instead of holding a meeting of shareholders.

A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg law or PubCo’s articles of association.

Pursuant to Luxembourg law, shareholders of a public limited liability company may not take actions by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter. Shareholders may vote in person, by proxy or, if the articles of association provide for that possibility, by correspondence.

MEETINGS OF SHAREHOLDERS

Delaware	Scotland	Luxembourg

MMAC’s Amended and Restated Bylaws provide that annual meetings of shareholders are to be held on a date and at a time fixed by the board of directors. Under the DGCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Under the DGCL, a corporation’s certificate of incorporation or bylaws can specify the number of shares that constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Neither the Companies Act nor the articles of association of Akazoo require Akazoo to hold an annual general meeting of shareholders. The board of directors of Akazoo may convene a general meeting of shareholders whenever it thinks fit. Under the Companies Act, shareholders of a private limited company may require the directors to convene a general meeting of the company and, subject to certain limitations, may specify the text of the resolution(s) to be voted on at that meeting, if the request is made by shareholders holding at least 5% of the total voting rights attached to the company’s issued share capital.

Under the Companies Act, a private limited company’s articles of association can specify the quorum required to conduct business at a general meeting of shareholders. In the case of Akazoo, the quorum is two members entitled to vote being present in person or by proxy.

Pursuant to Luxembourg law, at least one general meeting of shareholders must be held each year within six months as from the close of the financial year. The purpose of such annual general meeting is to approve the annual accounts, allocate the results, proceed to statutory appointments, and resolve on discharge to the directors.

Other meetings of shareholders may be convened.

Pursuant to Luxembourg law, the board of directors is obliged to convene a general meeting so that it is held within a period of one month of the receipt of a written request of shareholders representing at least one-tenth of the issued capital. Such request must be in writing and indicate the agenda of the meeting.

As it relates to quorum requirements, Luxembourg law distinguishes ordinary resolutions and extraordinary resolutions. Extraordinary resolutions relate to proposed amendments to the articles of association and certain other limited matters. All other resolutions are ordinary resolutions.

Delaware	Scotland	Luxembourg

Pursuant to Luxemburg law, there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions are not considered “votes.”

Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) dissolution, and (v) an amendment of the articles of association.

Pursuant to Luxembourg law for any extraordinary resolutions to be considered at a general meeting, the quorum shall generally be at least one half (50%) of the issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (except as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS

Delaware	Scotland	Luxembourg

Under the DGCL, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of:

• surplus of the corporation, which is defined as net assets less statutory capital; or

	The board of directors of Akazoo may, and Akazoo by ordinary resolution may, declare dividends and other distributions to be paid to the company’s shareholders according to their rights to receive dividends and other distributions as set out in Akazoo’s articles of association, provided that the it has sufficient profits available for	Under Luxembourg law, the amount and payment of dividends or other distributions is determined by a simple majority vote at a general shareholders’ meeting based on the recommendation of the board of directors, except in certain limited circumstances. Pursuant to PubCo’s articles of association, the board of directors has

Delaware	Scotland	Luxembourg

• if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year.

If, however, the capital of the corporation has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding shares of all classes having preference upon the distribution of assets, the board of directors may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Pursuant to its the MMAC Certificate of Incorporation, MMAC will provide all holders of its Common Stock the opportunity to redeem their shares upon the consummation of the Business Combination. MMAC has no specified maximum redemption threshold under the MMAC Certificate of Incorporation. It is a condition to closing under the Business Transaction Agreement, however, that MMAC has, in the aggregate, not less than $53.0 million of available cash upon the consummation of the Business Combination. Given the amount currently in MMAC’s trust account, PubCo is in the process of securing binding commitments for the PIPE Financing to satisfy this condition, without which Akazoo will not be required to consummate the Business Combination although Akazoo may waive this condition. Accordingly, if Akazoo determines to waive the condition that MMAC has, in the aggregate, not less than $53.0 million of available cash, then the parties may determine to consummate the Business Combination even if redemptions reduce MMAC’s net tangible assets to as low as $5,000,001. MMAC intends to notify MMAC stockholders by press release promptly after it becomes aware that Akazoo has waived this condition.

distribution in accordance with the Companies Act. A dividend must not be declared unless the directors have made a recommendation as to its amount.

Under Akazoo’s articles of association, any profits which the directors determine to distribute shall be distributed amongst the holders of Akazoo’s classes of ordinary shares (but not the holders of deferred shares) pro rata according to the number of ordinary shares held by each holder.

Under the Companies Act, a private limited company may issue redeemable shares if authorized by its articles of association, subject to any conditions stated therein. No redeemable shares may be issued at a time when there are no shares in issue which are not redeemable. The articles of association of Akazoo permit the issue of redeemable shares.

Under the Companies Act, a private limited company may redeem or repurchase shares only if the shares are fully paid and only by financing the same out of (a) distributable profits, (b) the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or (c) out of capital subject to certain restrictions under the Companies Act and the company’s articles of association. Any redemption or repurchase of shares by Akazoo requires prior approval by shareholders by way of an ordinary resolution. Any shares bought back by Akazoo may be cancelled or held in treasury if purchased out of distributable profits, or must be cancelled if purchased from the proceeds of a new share issue or out of capital.

the power to pay interim dividends or make other distributions in accordance with applicable Luxembourg law. Distributions may be lawfully declared and paid if PubCo’s net profits and/or distributable reserves are sufficient under Luxembourg law. All PubCo Ordinary Shares rank pari passu with respect to the payment of dividends or other distributions unless the right to dividends or other distributions has been suspended in accordance with PubCo’s articles of association or applicable law.

Under Luxembourg law, at least 5% of PubCo’s net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of PubCo’s issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of PubCo’s issued share capital. The legal reserve is not available for distribution.

Pursuant to Luxembourg law, PubCo (or any party acting on its behalf) may repurchase its own ordinary shares and hold them in treasury, provided that:

• the shareholders at a general meeting have previously authorized the board of directors to acquire its ordinary shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years), and, in the case of acquisition for value, the maximum and minimum consideration;

• the acquisitions, including ordinary shares previously acquired by PubCo and held by it and shares acquired by a person acting in his or her own name but on

Delaware	Scotland	Luxembourg
In the event that Akazoo waives this condition, MMAC does not intend to seek additional stockholder approval or to extend the time period in which its public stockholders can exercise their redemption rights.

PubCo’s behalf, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves (which may not be distributed by law or under the articles of association);

• the ordinary shares repurchased are fully paid-up; and

• the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to PubCo’s shareholders.

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to PubCo, provided that the board of directors informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the ordinary shares acquired, the proportion of the subscribed capital which they represent, and the consideration paid for them, and (ii) in the case of ordinary shares acquired by either PubCo or by a person acting on its behalf with a view to redistributing the ordinary shares to its staff or its controlled subsidiaries, provided that the distribution of such shares is made within twelve months from their acquisition.

Luxembourg law provides for further situations in which the above conditions do not apply, including the acquisition

Delaware	Scotland	Luxembourg

of shares pursuant to a decision to reduce PubCo’s capital or the acquisition of shares issued as redeemable shares. Such acquisitions may not have the effect of reducing net assets below the aggregate of subscribed capital and reserves (which may not be distributed by law and are subject to specific provisions on reductions in capital and redeemable shares under Luxembourg law).

Any ordinary shares acquired in contravention of the above provisions must be resold within a period of one year after the acquisition or be cancelled at the expiration of the one-year period.

As long as ordinary shares are held in treasury, the voting rights attached thereto are suspended. Further, to the extent the treasury shares are reflected as assets on PubCo’s balance sheet a non-distributable reserve of the same amount must be reflected as a liability. PubCo’s articles of association provide that ordinary shares may be acquired in accordance with the law.

NUMBER OF DIRECTORS

Delaware	Scotland	Luxembourg
A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. MMAC’s board of directors consists of four members, divided into three classes, with only one class of directors being elected in each year, and each class serving a three-year term.	Akazoo’s articles of association provide that, unless otherwise determined by shareholders by ordinary resolution, Akazoo must have at least two directors but there is no maximum number of directors. Directors may be appointed by a decision of the board of directors or by an ordinary resolution passed by shareholders.

Pursuant to Luxembourg law, the PubCo Board must be composed of at least three directors. They are appointed by the general meeting of shareholders (by proposal of the board of directors, the shareholders, or a spontaneous candidacy) by a simple majority of the votes cast. Directors may be reelected, but the term of their office may not exceed six years.

Pursuant to PubCo’s articles of association, directors are elected by a simple majority vote at a general meeting. Abstentions are not considered “votes.”

VACANCIES ON BOARD OF DIRECTORS

Delaware	Scotland	Luxembourg
MMAC’s by-laws provide that any vacancy may only be filled by a majority of the remaining Board of Directors (even if less than a quorum). Any director elected to fill a vacancy or from an increase in the number of directors will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been duly elected and qualified.	Under the articles of association of Akazoo, the directors have power at any time to appoint any person to fill a vacancy or as an addition to the existing board. Shareholders may also, by ordinary resolution, appoint a person to fill a vacancy or as an addition to the existing board of directors.	PubCo’s articles of association provide that in case of a vacancy the remaining members of the board of directors may elect a director to fill the vacancy, on a temporary basis and for a period of time not exceeding the initial mandate of the replaced member of the board of directors, until the next general meeting of shareholders, which shall resolve on the permanent appointment in compliance with the applicable legal provisions and the articles of association.

REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS

Delaware	Scotland	Luxembourg
Under Delaware law, a board of directors can be divided into classes; MMAC’s board of directors is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term. The MMAC Certificate of Incorporation provides that directors may be removed from office by the stockholders only for cause.

Akazoo’s articles of association require that a person must cease to act as a director in certain circumstances, including where a bankruptcy order is made against that person or he or she is prohibited by law from acting as a director or is considered mentally or physically incapable of acting as a director.

Under the Companies Act, a company may remove a director without cause by way of ordinary resolution of shareholders, provided that 28 clear days’ notice of the proposed resolution to remove the director is given.

Under Luxembourg law a director may be removed by the general meeting of shareholders (by proposal of the board of directors, the shareholders, or a spontaneous request) by a simple majority of the votes cast.

Under Luxembourg law, PubCo’s articles of association may provide for different classes of directors. PubCo’s articles of association do not provide for different classes of directors. Each director has one vote.

COMMITTEES

Delaware	Scotland	Luxembourg
The MMAC Certificate of Incorporation authorizes the board of directors to designate by resolution passed by a majority of the whole board of directors one or more committees.	Akazoo’s articles of association permit the board of directors to delegate any of its powers to one or more committees and to determine the composition, remit and rules of such committees.	PubCo’s articles of association will provide that the board of directors may set up committees and determine their composition, powers, and rules.

CUMULATIVE VOTING

Delaware	Scotland	Luxembourg
Under the DGCL, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a shareholder has a number of votes equal to the number of shares held by such shareholder times the number of directors nominated for election. The shareholder may cast all of such votes for one director or among the directors in any proportion.	Not applicable.	Not applicable.

AMENDMENT OF GOVERNING DOCUMENTS

Delaware	Scotland	Luxembourg

Under the DGCL, a certificate of incorporation may be amended if:

• the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and

• the holders of at least a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, class voting rights exist with respect to amendments to the charter that adversely affect the terms of the shares of a class. Class voting rights do not exist as to other extraordinary matters, unless the charter provides otherwise.

Under the DGCL, the board of directors may amend by-laws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend by-laws.

Under the Companies Act, a company incorporated in Scotland may amend its articles of association by way of a special resolution, which requires the affirmative vote of a majority of not less than 75% of those entitled to vote on the resolution. Where the company has separate classes of shares and the amended articles of association affect the class rights attached to any class of shares, the consent of the relevant class(es) will also be required. Akazoo’s articles of association provide that class rights may be varied with the consent in writing of the holders of a majority in nominal value of the issued shares of the relevant class.

Under Luxembourg law, amendments to PubCo’s articles of association require an extraordinary general meeting of shareholders held in front of a public notary at which at least one half (50%) of the share capital is represented.

The notice of the extraordinary general meeting shall set out the proposed amendments to the articles of association.

If the aforementioned quorum is not reached, a second meeting may be convened by means of a notice published in the Luxembourg official electronic gazette (RESA) and in a Luxembourg newspaper 15 days before the meeting. The second meeting shall be validly constituted regardless of the proportion of the share capital represented.

At both meetings, resolutions will be adopted if approved by at least two-thirds of the votes cast by shareholders (unless otherwise required by Luxembourg law or the articles of association). Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares.

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An increase of the commitments of its shareholders requires the unanimous consent of the shareholders.

PubCo’s articles of association provide that for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one-half of PubCo’s issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

In very limited circumstances, the board of directors may be authorized by the shareholders to amend the articles of association, albeit always within the limits set forth by the shareholders at a duly convened shareholders’ meeting. This is the case in the context of PubCo’s authorized share capital within which the board of directors is authorized to issue further ordinary shares or in the context of a share capital reduction and cancellation of ordinary shares. The board of directors is then authorized to appear in front of a notary public to record the capital increase or decrease and to amend the share capital set forth in the articles of association. The above also applies in case of the transfer of PubCo’s registered office outside the current municipality.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware	Scotland	Luxembourg

The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made, in the case of an individual who is a director or officer at the time of the determination:

• by a majority of the disinterested directors, even though less than a quorum;

• by a committee of disinterested directors designated by a majority vote of disinterested, directors, even though less than a quorum;

• by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

• by a majority vote of the stockholders, at a meeting at which a quorum is present.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. The DGCL permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals’ commitment to repay any advances, unless it is determined ultimately that those individuals are entitled to be indemnified.

Subject to the provisions on indemnities set out in the Companies Act, under Akazoo’s articles of association every director and other officer, and former director and former officer, of Akazoo and of each of its associated companies (being any company that is a parent, subsidiary, or sister company of Akazoo) shall be indemnified by Akazoo out of its own funds against all costs, charges, losses, expenses and liabilities incurred by him as a director or other officer, or former director or officer, in the actual or purported execution and/or discharge of his duties or in relation to them and in relation to Akazoo’s (or any associated company’s) activities as trustee of an occupational pension scheme (as defined in the Companies Act), including any liability incurred by him in defending any civil or criminal proceedings in which judgement is given in his favor or in which he is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part or in connection with any application in which the court grants him relief from liability for negligence, default, breach of duty or breach of trust in relation to Akazoo’s (or any associated company’s) affairs.

Akazoo may provide funds to any current or former director or officer to meet expenditure incurred or to be incurred by him in connection with any matter in respect of which he is entitled to such indemnification, and otherwise may take any action to enable any such person to avoid incurring such expenditure.

Luxembourg law permits PubCo to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards PubCo or a third party for management errors i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by PubCo, except in connection with criminal offences, gross negligence or fraud.

LIMITED LIABILITY OF DIRECTORS

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Delaware law permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Scottish law does not permit a company to exempt or limit any of its directors from any liability arising from a director’s negligence, default, breach of duty or breach of trust in relation to the company. However, Scottish law does permit a company to keep directors indemnified (as set out above) and to purchase policies of insurance for the benefit of its directors and other officers.	Luxembourg law does not provide for an ex ante limitation of liability but it permits PubCo to keep directors indemnified as set out above.

ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS

Delaware	Scotland	Luxembourg
Under the MMAC by-laws, any stockholder may bring proper business before an annual meeting, including nominations to the board of directors, but only if the stockholder gives timely notice, in writing and proper form, of the shareholder’s intention to bring the business before the meeting.

Under the Companies Act, shareholders of a private limited company may require the directors to convene a general meeting of the company and, subject to certain limitations, may specify the text of the resolution(s) to be voted on at that meeting, if the request is made by shareholders holding at least 5% of the total voting rights attached to the company’s issued share capital.

Shareholders may also require the company to circulate to shareholders that are entitled to receive notice of a general meeting a statement of not more than 1,000 words with respect to (a) a matter referred to in a proposed resolution to be dealt with at that meeting, or (b) other business to be dealt with at that meeting. A company is required to circulate a statement once it has received requests to do so from (a) shareholders representing at least 5% of the total voting rights of all shareholders, or (b) by at least 100 shareholders who have a relevant right to vote and hold shares in the company on which there has been paid up an average sum, per shareholder, of at least £100.

One or several shareholders holding at least 10% of the share capital may request the addition of one or several items on the agenda of a general meeting. Such request must be addressed to the registered office of PubCo by registered mail at least five days before the general meeting.

If one or more shareholders representing at least 10% of the share capital request so in writing, with an indication of the agenda, the convening of a general meeting, the board of directors or the statutory auditor must convene a general meeting. The general meeting must be held within a period of one month from receipt of such request.

SHAREHOLDERS’ SUITS

Delaware	Scotland	Luxembourg

Under Delaware law, a shareholder may bring a derivative action on a company’s behalf to enforce the rights of a company. An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated shareholders if the requirements for maintaining a class action lawsuit under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a shareholder at the time of the transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a shareholder through the duration of the lawsuit.

Delaware law requires that a derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

The Companies Act provides limited circumstances in which a shareholder of a Scottish company may bring derivative proceedings in order to protect the interests of the company and obtain a remedy on its behalf. Derivative proceedings may only be brought in respect of any actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of the company. It is immaterial whether the act or omission in respect of which the proceedings are raised arose before or after the person seeking to bring the proceedings became a member of the company. A person seeking to bring derivative proceedings would first have to obtain the permission of the court in Scotland to do so. There are specified grounds on which a court must refuse to grant permission to bring the proceedings, as well as specified grounds that the court must take into consideration.

The Companies Act also permits a shareholder to apply for a court order on the grounds that (a) the company’s affairs are being or have been conducted in a manner that is unfairly prejudicial to the interests of all or some shareholders (including at least the shareholder making the claim), or (b) an actual or proposed act or omission of the company

(including an act or omission on its behalf) is or would be so prejudicial. The court must be satisfied that any such application is well founded and if this was the case then the court may make such order as it thinks fit for giving relief in respect of the matters complained of.

Scottish law does not generally permit class action lawsuits.

Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against board members).

Shareholders generally do not have the authority to initiate legal action on a company’s behalf unless the company fails abusively to exercise its legal rights. However, a company’s shareholders may vote at a general meeting to initiate legal action against directors on grounds that the directors have failed to perform their duties.

Luxembourg law does not provide for class action lawsuits.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

PubCo is a public limited liability company (société anonyme or S.A.) organized under the laws of the Grand Duchy of Luxembourg. Most of the members of the PubCo Board, its senior management and the experts named in this proxy statement/prospectus reside outside the United States and a substantial portion of their assets are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon these individuals or upon PubCo or to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against PubCo in the United States. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Luxembourg and penalty clauses and similar clauses on damages or liquidated damages are allowed to the extent that they provide for a reasonable level of damages and the courts of Luxembourg have the right to reduce or increase the amount thereof if it is unreasonably high or low.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the Grand Duchy of Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. A valid judgment obtained from a court of competent jurisdiction in the United States may be entered and enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures (exequatur). The enforceability in Luxembourg courts of judgments rendered by U.S. courts will be subject, prior to any enforcement in Luxembourg, to the procedure and the conditions set forth in the Luxembourg procedural code, which conditions may include that as of the date of this proxy statement/prospectus (which may change):

•	the judgment of the U.S. court is final and enforceable (exécutoire) in the United States;

•

the U.S. court had jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•

the U.S. court has applied to the dispute the substantive law that would have been applied by Luxembourg courts. Based on recent case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court;

•

the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant;

•	the U.S. court has acted in accordance with its own procedural laws; and

•

the decisions and the considerations of the U.S. court must not be contrary to Luxembourg international public policy rules or have been given in proceedings of a tax or criminal nature or rendered subsequent to an evasion of Luxembourg law (fraude a la loi). It cannot be excluded that awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, which are classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages, would not be recognized by Luxembourg courts). Ordinarily an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages such punitive damages may be considered as a penalty.

In addition, actions brought in a Luxembourg court against PubCo or the members of the PubCo Board, its other officers and the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, Luxembourg courts do generally not award punitive damages. Litigation in Luxembourg also is subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg would have to be conducted in the French or German language, and all documents submitted to the court would, in principle, have to be translated into French or German.

There exists no published case law in Luxembourg in relation to the recognition of limited recourse provisions by which a party agrees to limit its recourse against the other party to the assets available at any given point in time with such other party and there exists no published case law in Luxembourg in relation to the recognition of foreign law governed subordination provisions whereby a party agrees to subordinate its claims of another party. If a Luxembourg court had to analyze the enforceability of such provisions, it is likely that it would consider the position taken by Belgian and Luxembourg legal scholars according to which limited recourse provisions are enforceable against the parties thereto but not against third parties.

A contractual provision allowing the service of process against a party to a service agent could be overridden by Luxembourg statutory provisions allowing the valid serving of process against a party subject to and in accordance with the laws of the country where such party is domiciled.

For these reasons, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against us, the members of the PubCo Board and other Executive Officers and the experts named in this proxy statement/prospectus. In addition, even if a judgment against PubCo, the non-U.S. members of its board of directors, senior management, or the experts named in this proxy statement/prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or Luxembourg courts.

LEGAL MATTERS

The validity of the PubCo Ordinary Shares and the PubCo Warrants to acquire PubCo Ordinary Shares will be passed upon by Arendt & Medernach SA, Luxembourg counsel to PubCo.

EXPERTS

The balance sheet of Akazoo and its subsidiaries as of December 31, 2018, 2017 and 2016 and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2018, 2017 and 2016 included in this proxy statement/prospectus has been audited by Crowe U.K. LLP, an independent registered public accounting firm as stated in their report appearing herein and is included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheets of Modern Media Acquisition Corp. as of March 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity and cash flows, for the years ended March 31, 2019, 2018 and 2017 included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report appearing herein and are included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

MMAC stockholders may submit proposals, including recommendations of director candidates, for consideration at future annual meetings of MMAC stockholders. MMAC’s bylaws provide for advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. For the fiscal year 2019 annual meeting of MMAC stockholders (the “2019 annual meeting”), such nominations or proposals, other than those made by or at the direction of the Board, must be submitted in writing and received by MMAC’s Secretary at our principal executive offices located at 3414 Peachtree Road, Suite 480, Atlanta, Georgia 30326, not later than the close of business on the later of (x) the 90th calendar day prior to the 2019 annual meeting and (y) the 10th calendar day following the day on which public disclosure of the date of the 2019 annual meeting is first made. Such nominations or proposals also must comply with all applicable requirements of the rules and regulations of the SEC. The presiding officer of the stockholder meeting may refuse to acknowledge the introduction of a proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of MMAC’s bylaws. If a stockholder who has notified MMAC of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, such proposal will be disregarded.

In addition, for a stockholder proposal to be considered for inclusion in MMAC’s proxy statement for the 2019 annual meeting, the proposal must be submitted in writing and received by MMAC’s Secretary at MMAC’s principal executive offices at the address above a reasonable time before MMAC begins to print and send its proxy materials for the 2019 annual meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to MMAC’s Secretary at MMAC’s principal executive offices at the address above. All notices of proposals by stockholders, whether or not to be considered for inclusion in MMAC’s proxy materials, should be sent to MMAC’s Secretary at MMAC’s principal executive offices.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, MMAC and its agents that deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of MMAC’s proxy statement. Upon written or oral request, MMAC will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that MMAC deliver single copies of such documents in the future. Stockholders may notify MMAC of their requests by calling or writing MMAC at its principal executive offices at 3414 Peachtree Road, Suite 480, Atlanta, Georgia 30326, (404) 443-1182, Attn: Secretary.

Report of Independent Registered Public Accounting Firm

The Board of Directors of Akazoo Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial position of Akazoo Limited (the “Company”) and its subsidiaries (together with the Company, the “Group”) as of December 31, 2018, 2017 and 2016 and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2018, 2017 and 2016 and the related notes numbered 1 to 21 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Group as at December 31, 2018, 2017 and 2016 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, 2017 and 2016 in conformity with International Financial Reporting Standards, as adopted in the European Union.

Basis of Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with International Standards on Auditing (UK) (ISAs (UK)) and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2015.

Crowe U.K. LLP

London, United Kingdom

7 June, 2019

Consolidated Statement of Profit or Loss and Other Comprehensive Profit

in € thousands		Year Ended December 31,
	Notes	2018		2017		2016
Statement of operations information:		€		€		€
Revenues	3		104,837		90,015		68,448
Cost of revenues			-81,454		-69,247		-52,834
Media costs			-19,138		-15,378		-10,960
Other direct costs			-62,316		-53,869		-41,874

Gross profit			23,383		20,768		15,614
Operating expenses			-12,687		-10,645		-7,488
Other operating income			8		4		0
Depreciation and amortisation			-5,464		-4,021		-2,997

Operating income			5,240		6,106		5,129
Finance costs	5		-383		-51		-352
Finance income	5		21		171		15
Profit before income tax			4,878		6,226		4,792
Income tax	7		-10		-9		23

Net income			4,868		6,217		4,815

Profit/(loss) attributable to non-controlling interest			-1		-1		-3
Net income available to common shareholders			4,867		6,216		4,812
Weighted average shares outstanding
Basic and diluted			4,105,706		4,105,706		4,105,706
Net income per share available to common shareholders (1)
Basic and diluted			1.19		1.51		1.17

Note (1): LuxCo will acquire the entire issued share capital of Akazoo in consideration for issuing on a 100 for 1 basis ordinary shares of LuxCo to the Akazoo shareholders (the “Share Exchange”). The pro forma net income per share for 2018 would be €0.0119

Consolidated Statement of Financial Position

		Year Ended December
in € thousands	Notes	2018		2017		2016
Balance sheet data:		€		€		€
ASSETS
Non-Current Assets
Intangible assets	8		27,582		21,287		16,673
Property, plant and equipment	9		1,266		1,638		1,265
Trade and other receivables	10		30		30		30
Deferred tax	18		4		11		7
Total non-current assets			28,882		22,966		17,975
Current Assets
Trade and other receivables	10		34,683		31,332		31,710
Tax receivable			0		10		—
Cash and cash equivalents	11		501		2,107		6,642
Total current assets			35,184		33,449		38,352

Total Assets			64,066		56,415		56,327
EQUITY
Shareholders’ Equity
Share capital	12		58		58		58
Share premium	13		46,765		46,765		46,765
Other reserve	13		-1,413		-1,412		-1110
Retained earnings	13		312		-4,555		-10,772
Total stockholders’ equity			45,721		40,856		34,941
Non-controlling interests			-9		-10		-11

Total Equity			45,712		40,846		34,930
LIABILITIES
Non-Current Liabilities
Pension liability			31		31		26
Current Liabilities
Trade and other payables	14		16,005		15,538		21,349
Interest bearing loans and borrowings	15		2,317		—		8
Tax payable			0		—		14
Total current liabilities			18,322		15,538		21,371

Total Liabilities			18,354		15,569		21,397
Total Equity and Liabilities			64,066		56,415		56,327

Consolidated Statement of Changes in Equity

	Share Capital	Retained Earnings	Share Premium	Other reserves	Total	NCI	Total equity
in € thousands	€	€	€	€	€	€	€
Balance – January 1, 2016	58	-15,584	46,765	892	32,130	-14	32,117
Changes in Equity
Total comprehensive income	—	4,812	—	-2,002	2,810	3	2,813
Balance – January 1, 2017	58	-10,772	46,765	-1,110	34,940	-11	34,930
Changes in Equity
Total comprehensive income	—	6,216	—	-302	5,914	1	5,915
Balance – January 1, 2018	58	-4,555	46,765	-1,412	40,855	-10	40,845
Changes in Equity
Total comprehensive income	—	4,867	—	-1	4,866	1	4,867
Balance – December 31, 2018	58	312	46,765	-1,413	45,721	-9	45,712

Consolidated Statement of Cash Flow

		Year Ended December 31,
in thousands	Notes	2018		2017		2016
Cash Flows from Operating Activities:		€		€		€
Cash generated from operations	20		7,794		4,687		-2,933
Interest paid			-2		-3		-17
Finance costs paid			-73		-49		-336
Tax (paid)/received			10		-37		23

Net cash used in operating activities			7,729		4,598		-3,263
Cash Flows from Investing Activities:
Purchase of intangible fixed assets			-11,369		-8,525		-2,628
Purchase of tangible fixed assets			-1		-658		-1,067
Sale of tangible fixed assets			5		1		19
Interest received			21		172		15

Net cash used in investing activities			-11,344		-9,010		-3,661
Cash Flows from Financing Activities:
New loans in the year			2,009		—		—
Net cash provided by financing activities			2,009		—		—
Net Change in Cash			-1,606		-4,412		-6,924
Cash – beginning	21		2,107		6,642		14,135
Effect of foreign exchange translations			—		-123		-570

Cash – ending	21		501		2,107		6,642

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2018

1.	STATUTORY INFORMATION

Akazoo Limited (the “Company”) is a private limited company incorporated and registered in Scotland (101 Rose St., South Lane Edinburgh EH2 3IG). The presentation currency of the financial statements is the Euro (€).

The principal activity of the Company and its subsidiaries (the “Group”) is music streaming. The Group’s On-Demand Music Streaming Service (“Subscription Service”) provides users with unlimited online and offline high-quality streaming access to its catalogue of over 45 million tracks. The Subscription Service offers a commercial-free music experience. The Group’s free, ad-supported Radio Service (“Radio Service,” and together with its Subscription Service, its “Service”) has no subscription fees and provides users with unlimited online access to over 80,000 terrestrial and digital radio stations as well as in-house AI curated playlists.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of the financial statements are set out below. These policies have been consistently applied unless otherwise stated.

(i) Basis of preparation

These financial statements have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (IFRS as adopted by the EU) including interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC).

The financial statements have been prepared under the historical cost convention, as modified for any financial assets which are stated at fair value.

The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Use of available information and application of judgement are inherent in the formation of estimates in the following areas: valuation of assets and receivables, useful lives of depreciable tangible and intangible assets, estimation of retirement benefits obligation. Actual results in the future may differ from those reported. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in this note of the financial statements.

The financial statements are presented in Euro (€), the functional currency of the Group.

(ii) Going concern

The financial statements have been prepared on the going concern basis, which assumes that the Group and the Company will continue to be profitable and cash generative and have adequate resources to continue in operational existence and be able to meet its liabilities as and when they fall due for the forseeable future.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(iii) Standards adopted in the year

During the year, the Group and Company has adopted IFRS 9 Financial Instruments and IFRS 15 Revenue from Contracts with Customers from 1 January 2018. Their adoption has not had any significant impact on the amounts reported in these financial statements but may impact the accounting for future transactions and arrangements:

IFRS 9 - Financial Instruments effective for accounting period commencing on or after 1 January 2018.

The Group and Company adopted IFRS 9 from 1 January 2018 with retrospective effect in accordance with the transitional provisions.

IFRS 9 supersedes IAS 39 Financial Instruments: Recognition and Measurement with new requirements for the classification and measurement of financial assets and liabilities, impairment of financial assets and hedge accounting. IFRS 9 introduces a new forward-looking impairment model based on expected credit losses to replace the incurred loss model in IAS 39. This determines the recognition of impairment provisions as well as interest revenue.

The Group and Company’s principal financial assets are cash and cash equivalents and receivables.

The Group and Company has assessed the impact of IFRS 9 on the impairment of its financial assets, including the trade receivables balance. The Group revised its impairment methodology to the simplified approach of the expected credit loss model based on default rate percentage of similar product type assets (provision matrix) and grouped the trade receivables based on shared characteristics, including line of business, and days past due. Based on the Group and Company’s historical credit loss experience the adoption of IFRS 9 causes no material impact on the financial statements, so the prior year financial statements have not been restated.

While cash and cash equivalents are also subject to the impairment requirements of IFRS 9, the identified impairment loss was immaterial.

IFRS 15 - Revenue from contracts with customers which were effective for accounting periods commencing on 1 January 2018.

The Group has adopted IFRS 15 from 1 January 2018 which has resulted in changes in accounting policies but not to any adjustments to the amounts recognised in the financial statements.

IFRS 15 is a prescriptive standard which requires a business to identify the performance obligations which are contracted with its customer base. The transaction price of the contract is determined after which the transaction price is allocated against the identified performance obligations. Revenue is recognised against each of the performance obligations as they are satisfied and as control is transferred. The Group evaluated the revenue recognition policy in place against the requirement of the standard and determined that there is no material impact on the adoption of IFRS 15.

There have been no other standards adopted that have had a material impact on the financial statements and no standards adopted in advance of their implementation date.

(iv) Standards, amendments and interpretations issued but not yet effective

IFRS 16- Leases

IFRS 16 supersedes IAS 17 Leases and introduces a new single lessee accounting model which eliminates the current distinction between operating and finance leases for lessees. IFRS 16 will primarily affect the accounting for the Group’s operating leases and is effective for the next accounting period. As at the reporting date, the Group has non-cancellable operating lease commitments of €27,496 as disclosed in note 18. Under IFRS 16, the obligations to pay the future leases rentals over the outlined expected lease term will be recognised as a lease liability (current and non-current) discounted at the incremental borrowing rate with a corresponding right of use asset also being recognised in the statement of financial position. Whilst there will be a material change in gross assets and liabilities, as a result of recognising the leases as right-of-use assets and liabilities, for the change in accounting policy, it is not anticipated that there will be a material impact on net assets. Additionally, whilst the depreciation on the right of use asset and the interest on the finance liability would be different to the present operating lease charge, it is not expected to have a material impact on the reported result in the statement.

The Group and Company will adopt the standard in the financial year ending 31 December 2019.

A number of new standards and amendments to standards and interpretations have been issued but are not yet effective and, in some cases, have not yet been adopted by the EU. There are no other standards issued not yet effective that will have a material effect on the financial statements.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

(v) Basis of consolidation

The consolidated financial statements include the financial statements of all subsidiaries. The financial year-ends, where applicable, of all entities in the Group are coterminous.

The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control over the operating and financial decisions is obtained and cease to be consolidated from the date on which control is transferred out of the Group. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

Business combinations are accounted for under the acquisition method. Under the acquisition method, the results of the subsidiaries acquired or disposed of are included from the date of acquisition or up to the date of disposal. At the date of acquisition, the fair values of the subsidiaries’ net assets are determined and these values are reflected in the Consolidated Financial Statements. The cost of acquisition is measured at the aggregate of the fair values at the date of exchange, of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree. Any excess of the purchase consideration of the business combination over the fair value of the identifiable assets and liabilities acquired is recognised as goodwill. Goodwill, if any, is not amortised but reviewed for impairment at least annually. If the consideration is less than the fair value of assets and liabilities acquired, the difference is recognised directly in the statement of comprehensive income. Acquisition-related costs are expensed as incurred.

All intercompany balances and transactions, including recognised gains arising from inter-group transactions, have been eliminated in full. Unrealised losses are eliminated in the same manner as recognised gains except to the extent that they provide evidence of impairment.

(vi) Non-controlling interest

Non-controlling interests are measured at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(vii) Foreign currencies

Functional and presentational currency

IAS 21 (foreign currency translations) describes functional currency as ‘the currency of the primary economic environment in which entity operates’. Akazoo Ltd has concluded that its functional currency are in Euro, as the Group’s main operations incur under Euro currency.

The Group consolidated and Company financial statements are presented in euros. For each entity, the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency. The Group uses the direct method of consolidation and on disposal of a foreign operation, the gain or loss that is reclassified to profit or loss reflects the amount that arises from using this method.

Transactions and balances

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition.

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date.

Differences arising on settlement or translation of monetary items are recognised in profit or loss with the exception of monetary items that are designated as part of the hedge of the Group’s net investment of a foreign operation. These are recognised in OCI until the net investment is disposed of, at which time, the cumulative amount is reclassified to profit or loss. Tax charges and credits attributable to exchange differences on those monetary items are also recorded in OCI.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of the gain or loss on the change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognised in OCI or profit or loss are also recognised in OCI or profit or loss, respectively).

Group companies

On consolidation, the assets and liabilities of foreign operations are translated into euros at the rate of exchange prevailing at the reporting date and their statements of profit or loss are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation for consolidation are recognised in OCI. On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is recognised in profit or loss.

Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Exchange rates

Exchange rates used for the translation to Euro for the period ending 31st December 2018:

Company	Currency	Average rate	Spot rate
Akazoo Cyprus	Euro	1.0000	1.0000
Akazoo Greece	Euro	1.0000	1.0000
Akazoo Poland	PLN	4.2615	4.3014
Akazoo Dubai	Euro	1.0000	1.0000
Akazoo Ltd	GBP	0.8847	0.8945
DWL	GBP	0.8847	0.8945
PHMI	Euro	1.0000	1.0000
MIS	USD	1.1810	1.1450
R End R Ukraine	UAH	32.1552	31.7840
Akazoo Ghana	GHS	5.5220	5.5610
Akazoo Ltd MU	Euro	1.0000	1.0000
Akazoo Ukraine	Euro	1.0000	1.0000
Akazoo Ltd CM	Euro	1.0000	1.0000

Exchange rates used for the translation to Euro for the period ending 31st December 2017:

Company	Currency	Average rate	Spot rate
Akazoo Cyprus	Euro	1.0000	1.0000
Akazoo Greece	Euro	1.0000	1.0000
Akazoo Poland	PLN	4.2570	4.1770
Akazoo Dubai	Euro	1.0000	1.0000
Akazoo Ltd	GBP	0.8767	0.8872
DWL	GBP	0.8767	0.8872
PHMI	Euro	1.0000	1.0000
MIS	USD	1.1297	1.1993
R End R Ukraine	UAH	30.0192	33.7820
Akazoo Ghana	GHS	4.9691	5.4282
Akazoo Ltd MU	Euro	1.0000	1.0000
Akazoo Ukraine	Euro	1.0000	1.0000
Akazoo Ltd CM	Euro	1.0000	1.0000

Exchange rates used for the translation to Euro for the period ending 31st December 2016:

Company	Currency	Average rate	Spot rate
Akazoo Cyprus	Euro	1.0000	1.0000
Akazoo Greece	Euro	1.0000	1.0000
Akazoo Poland	PLN	4.3632	4.4103
Akazoo Dubai	Euro	1.0000	1.0000
Akazoo Ltd	GBP	0.8195	0.8562
DWL	GBP	0.8195	0.8562
PHMI	Euro	1.0000	1.0000
MIS	USD	1.1069	1.0541
R And R Ukraine	UAH	28.2801	28.6071
Akazoo Ghana	USD	1.1069	1.0541
Akazoo Ltd MU	Euro	1.0000	1.0000
Akazoo Ukraine	Euro	1.0000	1.0000

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(viii) Revenue from contracts with customers

Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for services provided in the course of ordinary activities, net of discounts, rebates and sales related taxes.

Revenue from the sale of services is recognised when the performance obligations are met under the customer contract.

In accordance with IFRS15, the Group evaluates the representation of the underlying contracts and considers whether any performance obligations are required to be met under the customer contract.

Subscription services

Subscription revenues are generated through the sale of subscriptions, which are sold directly to end users and through partners who are generally telecommunications, social messaging or Original Equipment Manufacturers (OEM) companies that either bundle the subscription with their own services or provide access to their user basis.

Where the Group acts as a principal supplier of mobile phone content, entertainment and other services, revenue is recorded before the deduction of revenue share payments to network operators.

Where the Group acts as an intermediate to network operators for branded-mobile campaigns. media companies and any other third party, revenue is recorded net of revenue share payments to network operators.

For subscription services revenue is recognised in the period in which the customer receives and consumes the benefits of the Group’s services.

Advertisements

Advertisement revenues are generated through the sales of advertisements which are deployed on the Group’s free Radio Service. Advertising revenues are recognised when the performance obligations are met under the respective contracts.

(ix) Costs of revenue

The costs of revenue comprises mainly of media costs and other direct costs, which are predominantly royalty and distribution costs related to content streaming and payment processing fees for subscription revenue share payments. Royalty costs are paid to certain music record labels, publishers and other rights holders, for the right to stream music to the Group’s subscribers.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(x) Intangible fixed assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and accumulated impairment losses. Internally generated intangible assets, excluding capitalised development costs, are not capitalised and expenditure is reflected in the statement of comprehensive income in the period in which the expenditure is incurred.

Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in the statement of comprehensive income in the expense category that is consistent with the function of the intangible assets.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the statement of comprehensive income when the asset is derecognised.

Patents & licenses

Patents refer to patented technology for general music recommendations, recommendations based on user preferences, video and film recommendations, as well as a music intelligence universe server. This technology includes sophisticated music AI for realtime music recommendations, sonic analysis and automatic playlisting, which are fully integrated into Akazoo’s core platform. These assets are amortized and tested for impairment annually.

Licenses refer to the necessary costs incurred (purchased licenses) during the ordinary course of operations and are amortized over a period of 5 years.

Purchased and internally generated computer software

Intangible assets include both purchased and internally generated software and various licenses of minor value. Intangible assets acquired separately are measured on initial recognition at cost. Internally generated software includes costs such as payroll, materials and services received and any other expenditure directly incurred in developing computer software and applications in order to bring the software and applications into their intended use. Amortisation of internally generated software is included in the income statement under cost of sales.

Software under development

Development expenditures principally arises on internally generated computer software (see below). Development expenditure on an individual project are recognised as an intangible asset when the Group can demonstrate:

•	The technical feasibility of completing the intangible asset so that the asset will be available for use or sale

•	Its intention to complete and its ability to use or sell the asset

•	How the asset will generate future economic benefits

•	The availability of resources to complete the asset

•	The ability to measure reliably the expenditure during development

Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortisation and accumulated impairment losses. Amortisation of the asset begins when development is complete and the asset is available for use. It is amortised over the period of expected future benefit. Amortisation is recorded in cost of sales. During the period of development, the asset is tested for impairment annually.

Amortisation

Amortisation is calculated on a straight-line basis over the estimated useful live of the asset as follows:

Patents	-	Up to 15 years
Licenses	-	5 years
Computer software (purchased)	-	4-5 years
Computer software (internally generated)	-	4-5 years

Amortisation is charged to the statement of comprehensive income once the asset is in use. Software under development is amortised when development is complete and the asset is available for use.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(xi) Property, plant and equipment

Tangible fixed assets under the cost model are stated at historical cost less accumulated depreciation and any accumulated impairment losses. Historical cost includes expenditure that is directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

The Company adds to the carrying amount of an item of fixed assets the cost of replacing part of such an item when that cost is incurred, if the replacement is expected to provide incremental future benefits to the Company. The carrying amount of the replaced part is derecognised. Repairs and maintenance are charged to statement of comprehensive income during the period in which they are incurred.

Depreciation is charged so as to allocate the cost of assets less their residual value over their estimated useful lives, using the straight-line method.

Depreciation is provided on the following basis:

Property improvements	-	Shorter of lease term or useful life
Fixtures and fittings	-	33%
Motor vehicles	-	25%
Computer equipment	-	20%

Depreciation is charged to the statement of comprehensive income once the asset is in use. Improvements to property are depreciated when improvements are complete.

The assets’ residual values, useful lives and depreciation methods are reviewed, and adjusted prospectively if appropriate, or if there is an indication of a significant change since the last reporting date.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognised within ‘other operating income’ in the statement of comprehensive income.

(xii) Taxation

Tax is recognised in the statement of comprehensive income statement, except that a change attributable to an item of income and expense recognised as other comprehensive income or to an item recognised directly in equity is also recognised in other comprehensive income or directly in equity respectively.

Current taxes are based on the results shown in the financial statements and are calculated according to local tax rules, using tax rates enacted or substantially enacted by the statement of financial position date in the countries where the Company operates and generates income.

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the statement of financial position date, except that:

•	the recognition of deferred tax assets is limited to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits; and

•	any deferred tax balances are reversed if and when all conditions for retaining associated tax allowances have been met.

Deferred tax balances are not recognised in respect of permanent differences except in respect of business combinations, when deferred tax is recognised on the differences between the fair values of assets acquired and the future tax deductions available for them and the differences between the fair values of liabilities acquired and the amount that will be assessed for tax. Deferred tax is determined using tax rates and laws that have been enacted or substantively enacted by the reporting date.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(xiii) Investments

Investments in subsidiaries are measured at cost less accumulated impairment. Where merger relief is applicable, the cost of the investment in a subsidiary undertaking is measured at the nominal value of the shares issued together with the fair value of any additional consideration paid.

Investments in unlisted company shares, whose market value can be reliably determined, are remeasured to market value at each statement of financial position date. Gains and losses on remeasure are recognised in the statement of comprehensive income income for the period. Where market value cannot be reliably determined, such investments are stated at historic cost less impairment.

Investments in listed company shares are remeasured to market value at each Statement of financial position date. Gains and losses on remeasurement are recognised in statement of comprehensive income for the period.

(xiv) Financial instruments

Financial assets and liabilities are recognised in the statements of financial position when the Group has become a party to the contractual provisions of the instruments.

Financial assets and liabilities are initially measured at fair value plus any directly attributable transaction costs. The carrying value of the Group’s financial assets (primarily receivables cash and bank balances) and liabilities (primarily payables and other accrued expenses) approximate their fair values.

Financial instruments are offset when the Group has a legally enforceable right to offset and intends to settle either on a net basis or to realise the asset and settle the liability simultaneously.

The Group classifies its financial assets into one of the categories discussed below. The Group’s accounting policy for each category is as follows:

Amortised cost

These assets arise principally from the provision of services to customers (eg trade receivables). They are initially recognised at fair value plus transaction costs that are directly attributable to their acquisition or issue and are subsequently carried at amortised cost using the effective interest rate method, less provision for impairment, if any.

Impairment provisions for current and non-current trade receivables are recognised based on the simplified approach within IFRS 9 using a provision matrix in the determination of the lifetime expected credit losses. During this process the probability of the non-payment of the trade receivables is assessed. This probability is then multiplied by the amount of the expected loss arising from default to determine the lifetime expected credit loss for the trade receivables. For trade receivables, which are reported net, such provisions are recorded in a separate provision account with the loss being shown as impairment charge in the consolidated Statement of profit or loss and other comprehensive income. On confirmation that the trade receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision.

The Group’s financial assets measured at amortised cost comprise trade and other receivables and cash and cash equivalents in the consolidated statement of financial position.

Cash and cash equivalents includes cash in hand, deposits held at call with banks with original maturities of three months or less. They are defined as short-term, highly liquid investments that are readily convertible to known amounts of cash and that are subject to an insignificant risk of changes in value.

Financial liabilities and equity instruments

Financial liabilities are classified as liabilities or equity in accordance with the substance of the contractual arrangement.

Financial liabilities

Financial liabilities comprise of short term borrowings, trade and other payables and accruals, measured at amortised cost using the effective interest method.

The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees on points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or, where appropriate, a shorter period to the net carrying amount on initial recognition.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all its liabilities. Equity instruments issued by the Group are recognised at the proceeds received, net of direct issue costs.

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction, net of tax, from proceeds.

Dividends on ordinary shares are recognised as liabilities when approved for appropriation.

Impairment of non-financial assets

The Company assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s (CGU) fair value less costs to sell and its value in use. Recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or Group of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators.

The Company bases its impairment calculation on detailed budgets and forecast calculations, which are prepared separately for each of the Group’s CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. For longer periods, a long-term growth rate is calculated and applied to project future cash flows after the fifth year.

Impairment losses of continuing operations are recognised in the statement of comprehensive income in expense categories consistent with the function of the impaired asset, except for a property previously revalued when the revaluation was taken to other comprehensive income. In this case, the impairment is also recognised in other comprehensive income up to the amount of any previous revaluation.

For assets excluding goodwill, an assessment is made at each reporting date to determine whether there is an indication that previously recognised impairment losses no longer exist or have decreased. If such indication exists, the Company estimates the asset’s or CGU’s recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the statement of comprehensive income unless the asset is carried at a revalued amount, in which case, the reversal is treated as a revaluation increase.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(xv) Critical accounting estimates and judgements

Group management believes that judgements, estimates and assumptions used in the preparation of the financial statements are appropriate given the factual circumstances as at 31 December 2018.

Various elements of the Group’s accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other assessments. In particular, the Group has identified the following accounting policies which, due to the judgements, estimates and assumptions inherent in those policies, and the sensitivity of the financial statements to those judgements, estimates and assumptions, are critical to an understanding of the financial statements.

Valuation of receivables

Valuation of receivables is based upon ongoing assessments of the probable estimated losses inherent in the receivables portfolio. Assessments are conducted by the board employing a methodology and guidelines, which are continually monitored and improved. The primary component of this methodology comprises the general provison matrix approach by which management considers the calculation of an impairment loss based on the historical default rate percentage applied to groups of receivables segmented by product type.

The Group has adopted the simplified expected credit loss model for its trade receivables and contract assets, as required by IFRS 9 to assess impairment, for further information see Note 19.

In assessing the need for general provision, management considers historical default rates of receivables in arrears over 121 days but excludes receivables for which there are valid indications that they will be collected.

Additionally management considers claims evaluated individually for impairment based upon best estimate of the present value of the cash flows which are expected to be received.

Amounts individually provided for concern claims evaluated individually for impairment based upon management’s best estimate of the present value of the cash flows which are expected to be received.

The accuracy of provisions depends on the accuracy of future cash flows for specific allowances and the model assumptions and parameters used in determining collective allowances. While this necessarily involves judgement, Management believes that their provisions are reasonable and supportable.

Impairment Testing and Fair Value Assessment

The recoverable amounts of individual non-financial assets are determined based on the higher of the value-in-use and the fair value less costs to sell. These calculations will require the use of estimates and assumptions. It is reasonably possible that assumptions may change, which may impact estimates and may then require a material adjustment to the carrying value of investments, tangible and intangible assets.

The Group reviews and tests the carrying value of investments, tangible and intangible assets when events or changes in circumstances suggest that the carrying amount may not be recoverable. For the purposes of performing impairment tests, assets are grouped at the lowest level for which identifiable cash flows are largely independent of cash flows of other assets or liabilities. If there are indications that impairment may have occurred, estimates will be prepared of expected future cash flows for each Group of assets.

Expected future cash flows used to determine the value in use of tangible and intangible assets will be inherently uncertain and could materially change over time.

Useful lives of depreciable tangible and intangible assets

Group management assesses the estimated useful lives and related depreciation & amortisation charges for purchased and internally generated intangible assets and tangible assets and reviews the assessment at regular intervals. Management estimates are based on the projected operating life cycle of these assets. Such estimates are not expected to change significantly, however, management may modify depreciation and amortisation rates wherever useful lives turn out to be different than previously estimated and writes down or writes off assets.

Open tax years

The Group’s usual operations comprise transactions and calculations in some jurisdictions where the assessment of tax is uncertain. Accordingly, the Group monitors relevant contingencies and assess whether there is a need for recognition of a relevant liability.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(xvi) Cash and cash equivalents

Cash and cash equivalents comprise cash in hand, bank balances, deposits with financial institutions and short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

(xvii) Provisions, contingent liabilities

Provisions for property lease dilapidations are recognised when the Group has a present or constructive obligation as a result of past events, when it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and when a reliable estimate of the amount can be made. Provisions are reviewed at the end of each financial reporting period and adjusted to reflect the current best estimate. Where the effect of the time value of money is material, the provision is the present value of the estimated expenditure required to settle the obligation.

A contingent liability is not recognised but is disclosed in the Notes to the Financial Statements when there is a possible obligation which arises from past events whose outcome is uncertain or when it is not probable that there will be an outflow of economic resources. When a change in the probability of an outflow occurs so that the outflow is probable, it will then be recognised as a provision.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

3.	REVENUES

		Group
	2018	2017	2016
In € thousand	€	€	€
Revenues	104,837	90,015	68,448

Group revenues derive by 97% (2017:97%, 2016:100%) from the Group’s on-demand music streaming subscription service.

The Group operates in the geographical segments of Europe, Latin America, Asia and Africa with the most important revenue contributors being the segments of Latin America and Asia. These segments had an overall contribution of approx. 64% of total music streaming subscription service revenues (2017: 63%, 2016: 62%) with the highest revenue contributor being Asia followed by Europe, Latin America and Africa.

4.	EMPLOYEES AND DIRECTORS

		Group
	2018	2017	2016
In € thousand	€	€	€
Wages and salaries	928	820	879
Social security costs	130	81	175

	1,058	901	1,054

The Group occupies a significant number of freelancers and consultants in its various functions.

		Group
	2018	2017	2016
In € thousand	€	€	€
Directors’ remuneration	108	103	194

Director’s remuneration comprise base salary and fees.

5.	NET FINANCE COSTS

		Group
	2018	2017	2016
In € thousand	€	€	€
Finance income:
Deposit account interest	—	—	3
Other interest	—	1	—
Net foreign income	21	171	12

	21	172	15

Finance costs:
Bank interest	2	3	16
Bank loan interest	—	—	—
Convertible loan interest	308	—	—
Net foreign exchange	53	15	298
Sundry finance expenses	11	17	21
Bank charges	9	16	17

	383	51	353

Net finance costs	(362)	120	(337)

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

6.	PROFIT BEFORE INCOME TAX

The profit before income tax is stated after charging:

		Group
	2018	2017	2016
In € thousand	€	€	€
Direct cost of revenues	81,454	69,248	52,834
Other operating leases	202	310	331
Depreciation - owned assets	368	285	228
Patents and licences amortisation	142	111	374
Software development amortisation	4,953	3,626	2,396
Auditors’ remuneration	174	84	82
Other non-audit services	—	—	—
Foreign exchange differences	1	—	—

7.	INCOME TAX

Analysis of tax expense

		Group
	2018	2017	2016
In € thousand	€	€	€
Current tax:
Tax	—	13	41
Tax refund		—	(66)
Total current tax	—	13	(25)
Deferred tax	10	(4)	2

Total tax expense in consolidated statement of profit or loss	10	9	(23)

Factors affecting the tax expense

The tax assessed for the year is lower than the standard rate of corporation tax in the UK. The difference is explained below:

	2018	2017	2016
In € thousand	€	€	€
Profit before income tax	4,879	6,227	4,792

Profit multiplied by the standard rate of corporation tax in the UK of 19% (2017 - 19.250% 2016 - 20%)	927	1,199	958
Effects of: Different tax rates & foreign income not taxed	(1,726)	(1,673)	(1,497)
Reversing/originating temporary differences	—	(4)	3
Non tax deductible expenses and non tax deductible income	136	179	412
Tax losses for which no deferred tax was recognised	673	308	245
Tax refund	—	—	(66)
Other	—	—	(79)
Tax expense / (income)	10	9	(23)

The Group has estimated tax losses carried forward in a number of tax jurisdictions. As of December 31, 2018, the maximum value of such tax losses was estimated at €32.3 million which at current enacted tax rates results in an estimated unrecognized deferred tax asset of €3.5 million. No deferred tax asset has been recognized based upon the jurisdictions in which these losses arose, the potential realization of such losses and/or the existence of loss utilization restrictions.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

8.	INTANGIBLE ASSETS

Group

In € thousand	Patents & Licenses	Purchased Software	Internally generated software	Software under development	Totals
COST	€	€	€	€	€
At 1 January 2018	2,828	22,109	4,195	558	29,690
Additions	—	10,437	646	283	11,365
Exchange differences	90	—	(21)	4	73

At 31 December 2018	2,918	32,546	4,820	845	41,128

AMORTISATION
At 1 January 2018	1,533	6,130	740	—	8,403
Amortisation for year	142	3,549	1,405	—	5,096
Exchange differences	60	—	(12)	—	48

At 31 December 2018	1,735	9,679	2,133	—	13,546

NET BOOK VALUE
At 31 December 2018	1,183	22,867	2,687	845	27,582

At 31 December 2017	1,295	15,979	3,455	558	21,287

Intangible assets of Akazoo Group of the year ended 31 December 2018, are referred to the following major categories:

Patents & Licenses

As at 31 December 2018 patents and licenses had a net book value of € 635 thousand and € 547 thousand respectively (2017: €719 thousand and €576 thousand respectively). The respective amortisation rates of patents & licenses are up to 6% and 20% per annum.

Computer software (purchased)

This category of intangible assets includes Akazoo platform and software additions of lesser value and are amortised with a rate of 20%-25% per annum.

Computer software (internally generated)

Internally generated software includes developers’ costs, materials & costs of services received and expenditure incurred in developing computer software & applications and is amortised with a rate of 20%-25% per annum upon asset completion and use.

Software under development

Software under development Includes developer’s costs, according the stage of completion on the projects they participate in. Amortisation of the asset begins upon asset completion and use.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

9.	PROPERTY, PLANT AND EQUIPMENT

Group

		Fixtures
	Property	and	Motor	Computer
	improvements	fittings	vehicles	equipment	Totals
In € thousand	€	€	€	€	€
COST
At 1 January 2018	271	152	13	1,840	2,277
Additions	—	—	—	1	1
Disposals	—	—	(7)	—	(7)
Exchange differences	—	—	—	—	—

At 31 December 2018	271	153	6	1,841	2,270

DEPRECIATION
At 1 January 2018	—	95	9	535	639
Charge for year	—	8	—	360	368
Eliminated on disposal	—	—	(2)	—	(2)
Exchange differences	—	—	—	—	—

At 31 December 2018	—	102	6	895	1,004

NET BOOK VALUE
At 31 December 2018	271	50	—	945	1,266

At 31 December 2017	271	58	5	1,305	1,638

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

10.	TRADE AND OTHER RECEIVABLES

	Group
	2018	2017
In € thousand
	€	€
Current:
Trade receivables	34,097	30,172
Trade receivables-intercompany	290	651
Amounts owed by group undertakings	—	—
Other receivables	204	231
VAT	53	5
Prepayments and accrued income	40	226
Prepayments/ Other assets	—	46

	34,683	31,333

Non-current:
Other debtors	30	30

Aggregate amounts	34,713	31,362

The Group’s normal trade credit term is on average 60 days. Other credit terms are assessed and approved on a case-by case basis. Trade receivables past due for more than 90 days but not impaired were less than 9% (2017: 14%) of total trade receivables and relate primarily to commercial agreements whose payment patterns differ to normal credit terms and have a low risk of default. There are no impaired receivables and as such no bad debt provisions have been recognised.

The fair value of trade receivables approximates their carrying amount, as the impact of discounting is not significant. No interest has been charged to date on overdue receivables.

There are no contract assets within trade and other receivables.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

11.	CASH AND CASH EQUIVALENTS

	Group
	2018	2017
In € thousand
	€	€
Cash in hand	231	231
Bank accounts	270	1,875

	501	2,107

12.	SHARE CAPITAL

In € thousand
Allotted, issued and fully paid:	2018	2017
Number: 4,105,706, Class: Ordinary, Nominal Value: 1.4008817 cent	€58	€58

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

13.	RESERVES

Group

	Retained	Share	Other
	earnings	premium	reserve	Totals
In € thousand	€	€	€	€
At 1 January 2018	(4,555)	46,765	(1,412)	40,797
Profit for the year	4,867			4,867
Translation reserve	—	—	(1)	(1)

At 31 December 2018	312	46,765	(1,413)	45,663

The following is noted in respect of the above:

Share premium represents the share premium that has arisen from the issue of shares in the Company.

Other reserves represent foreign exchange differences arising on consolidation.

14.	TRADE AND OTHER PAYABLES

	Group
	2018	2017
In € thousand	€	€
Current:
Trade payables	15,151	14,610
Trade payables-intercompany	—	261
Social security and other taxes	77	37
Other payables	233	43
Accruals and contract liabilities	545	588

	16,005	15,539

The amounts included within accruals and deferred income that related to deferred income for the Group are nil (2017: €40 thousand)

15.	FINANCIAL LIABILITIES - BORROWINGS

	Group
	2018	2017
In € thousand	€	€
Current:
Other loans	2,317	—

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

15.	FINANCIAL LIABILITIES - BORROWINGS - continued

Group

1 year or less
In € thousand	€
Other loans	2,317

On 20 August 2018, the Company issued Convertible Loan Notes 2020 for a principal amount of £1,800 thousand. The notes are convertible into ordinary shares of the Company at the option of the holder on or after 31 March 2019 or upon merger/exit, or, repayable on the second anniversary of the date of the instrument. The Company is entitled to accelerate repayment on the first anniversary of the date of the instrument.

In the event of conversion the Company shall allot and issue credited as fully paid such number of new shares as equals the aggregate nominal value of the notes divided by £18.03. In the event of a merger/exit, the Company shall allot and issue credited as fully paid such number of new shares as equals the aggregate nominal value of the notes divided by the discounted strike price. Discounted strike price is A/B (“A” being the pre-money valuation of the Company for the purposes of merger/exit and “B” the number of equity shares in the fully diluted share capital of the Company) discounted by 30%.

In the event of repayment, the repayment amount is the aggregate of two times the principal amount outstanding in respect of the notes. Under the accelerated repayment option, the repayment amount is the aggregate of 150% of the principal amount outstanding in respect of the notes. It is assumed that in the absence of a merger/exit the Company will follow the accelerated repayment option.

The convertible notes are presented in the balance sheet as follows:-

Financial liabilities – borrowings	2018
Liability component on initial recognition	2,012
Interest charge calculated at the effective rate	304

Liability component at the end of the period	2,317

The directors have evaluated that the equity component of the convertible loan to be immaterial and have recognized the convertible loan as debt within the financial statements.

16.	LEASING AGREEMENTS

Minimum lease payments fall due as follows:

Group

	Non-cancellable operating leases
	2018	2017
In € thousand	€	€
Within one year	27	71
Between one and five years	—	—
In more than five years	—	—

	27	71

The operating lease commitment is in relation to the rental expense incurred by the Group.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

17.	FINANCIAL INSTRUMENTS

In common with other businesses, the Group is exposed to the risk that arises from its use of financial instruments. This note describes the Group’s objectives, policies and processes for managing those risks and the methods used to measure them. Further quantitative information is found throughout these consolidated financial statements.

Financial instruments recognised in the consolidated statement of financial position

All financial instruments are recognised initially at their fair value and subsequently measured at amortised cost:

		Group
	2018	2017
In € thousand	€	€
Loans and receivables:
Cash and cash equivalents	501	2,107
Trade and other receivables	34,683	31,343

	35,184	33,449

Other financial liabilities:
Borrowings- Convertible loan notes	2,317	—
Trade and other payables	16,002	15,539

	18,318	15,539

Fair values of financial assets and liabilities.

The fair value of trade debtors and creditors included in net current assets is equivalent to the balance sheet carrying values. Borrowings are held at amortised cost.

Financial risk management objectives and policies

Credit risk

As of balance sheet date there were no significant concentrations of credit risk. The Group’s exposure to credit risk arises mainly from counterparty’s failure to meet its obligation to settle a financial asset. Analysis of the trade receivables past due is disclosed in note 10 and analysis of trade and other receivables by foreign currency exposure is noted below. The Directors consider the Group’s exposure to credit risk arising from trade receivables to be minimal. Credit risk arising from other receivables is controlled through monitoring procedures, including credit approvals and credit limits, with the balance largely offset by separate liabilities held on the balance sheet relating to the same party

The Group relies on the expertise of large third-party service providers for payment processing and aggregation services, including for direct carrier billing and the processing of credit and debit cards. Receivable balances are reconciled regularly to ensure that the risk of exposure to bad debts is minimized and balances due are settled within months of arising.

The Group’s cash balances are held with major banking institutions.

There have been no material changes in the credit risk profile of the Group during the year.

Liquidity risk

Responsibility for liquidity risk management rests with the board, which has formulated liquidity management tools to service this requirement. Management of liquidity risk is achieved by monitoring budgets, forecasts and actual cash flows. The Group’s policy is to minimise refinancing risk and to match payable outflows with expected period of inflows of receivables.

The table below analyses the Group’s financial liabilities (excluding Trade and other payables) into maturity groupings:

Group	Under 1 year	1-5 years	Over 5 years	2018 Total
In € thousand	€	€	€	€
Convertible loan notes	2,317	—	—	2,317

Market risk

The Group’s main exposure to market risk is through foreign exchange risk. Fluctuations in the exchange rates between the Euro and other currencies may impact expenses as well as revenue, and consequently have an impact on margin and the reported operating results. The Group monitors these fluctuations and from time to time engages in limited hedging strategies related to foreign exchange risk stemming from its operations. These strategies may include instruments such as foreign exchange forward contracts.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

17.	FINANCIAL INSTRUMENTS - Continued

An analysis of the Group’s financial instruments are denominated in the following currencies at 31 December 2018:

In € thousand	€	£	$	Other	Total
Loans and receivables:
Trade and other receivables	34,628	25	—	30	34,683
Cash and cash equivalents	314	173	1	13	501
Other financial liabilities:
Borrowings	—	2,317	—	—	2,317
Trade and other payables	15,681	291	16	17	16,005

Interest rate risk

The Group is not subject to interest rate risk as its bank balances and some borrowings are subject to interest at fixed rates. The Group’s interest bearing liability carries fixed interest rate and as such the Group can account and budget for the relevant outflows.

Fair value risk

In view of the above interest arrangement, it is thought that fair value risk is minimal and that financial instruments are stated in the consolidated statement of financial position at value not significantly different from their fair value.

Capital structure

The Group sets the amount of capital in proportion to risk and monitors this in accordance with economic conditions and the risk profile of underlying assets. Capital consists of share capital, share premium account, other reserve and retained earnings. The Group monitors its debt to equity ratio which was calculated as follows.

In € thousand	2018 €	Group 2017 €
Total debt	2,348	31
Less: Cash and cash equivalents	(501)	(2,107)

Net debt	1,848	(2,075)

Total equity	45,712	40,845
Debt to equity	4%	(5%)

The Group’s principal financial assets are bank balances, trade and other receivables.

18.	DEFERRED TAX

Group

	2018	2017
In € thousand	€	€
Balance at 1 January	(11)	(7)
Translation differences - cash valuation	7	(4)

Balance at 31 December	(4)	(11)

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

19.	RELATED PARTY DISCLOSURES

Transactions with key management personnel

Loans to directors

There are no loans to personnel or directors.

Key management personnel compensation

Key management personnel compensation amounted to €108 thousand (2017: €103 thousand) and comprised mainly of salaries. There are no other significant employee benefits nor post employment benefits.

Key management personnel transactions

Directors of the Company control 3.28% of the voting shares of the Company.1

A number of key management personnel, hold positions in other Group companies that result in them having control or significant influence over these companies. A number of these companies transacted with the Group during the year. The terms and conditions of these transactions were no more favourable than those available, or which might reasonably be expected to be available, in similar transactions with non key management personnel related companies on an arm’s length basis.

Transactions between the Group and related parties are analysed as follows:

Related Party	Balance
In € thousand		2018	2017
InternetQ Poland	Sales	158	658
Atlas Interactive	Sales	—	—

	Total Sales	158	658

InternetQ Greece	Costs	28	28
InternetQ Poland	Costs	43	117
MDI Cyprus	Costs	—	9
Minimob Pte Ltd	Costs	32	10
Atlas Interactive	Costs	1	2

	Total Cost	104	165

InternetQ Greece	Trade Receivables	29	326
InternetQ Poland	Trade Receivables	—	320
Atlas Interactive	Trade Receivables	—	5
Minimob Pte Ltd	Trade Receivables	293	0

	Total Trade Receivables	322	651

InternetQ Greece	Trade Payables	—	177
InternetQ Poland	Trade Payables	6	67
Minimob Pte Ltd	Trade Payables	—	17

	Total Trade Payables	6	261

[1]

A director incurred domain costs on behalf of the Group totaling €193 thousand for lease/registration/use of domain names for which he was reimbursed. These domain costs were incurred and recharged at arm’s length.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

19.	RELATED PARTY DISCLOSURES- continued

Loans from shareholders

On 20 August 2018, the Company issued Convertible Loan Notes 2020 to its shareholder Tosca Penta Music Limited Partnership for a principal amount of £1,800 thousand. The notes are convertible into ordinary shares of the Company at the option of the holder on or after 31 March 2019 or upon merger/exit, or, repayable on the second anniversary of the date of the instrument. The Company is entitled to accelerate repayment on the first anniversary of the date of the instrument.

The convertible notes are presented in the balance sheet as follows:-

Financial liabilities – borrowings in € thousand	2018
Liability component on initial recognition	2,012
Interest charge calculated at the effective rate	304

Liability component at the end of the period	2,317

Additional information is disclosed in note 15 of the financial statements.

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

20.	RECONCILIATION OF PROFIT/LOSS BEFORE INCOME TAX TO CASH GENERATED FROM OPERATIONS

Group

	2018	2017
In € thousand	€	€
Profit before income tax	4,879	6,227
Depreciation charges	5,464	4,021
Provisions	—	5,356
Finance costs	383	51
Finance income	(21)	(172)

	10,704	15,484
(Increase)/decrease in trade and other receivables	(3,351)	377
Increase/(decrease) in trade and other payables	441	(11,174)

Cash generated from operations	7,794	4,687

AKAZOO LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

FOR THE YEAR ENDED 31 DECEMBER 2018

21.	CASH AND CASH EQUIVALENTS

The amounts disclosed on the Statements of Cash Flows in respect of cash and cash equivalents are in respect of these Statement of Financial Position amounts:

In € thousand	Group
Year ended 31 December 2018	31.12.18	1.1.18
Cash and cash equivalents	€501	€2,107

Year ended 31 December 2017	31.12.17	1.1.17
Cash and cash equivalents	€2,107	€6,642

This page does not form part of the statutory financial statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Modern Media Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Modern Media Acquisition Corp. (the “Company”) as of March 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity and cash flows, for the years ended March 31, 2019, 2018 and 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended March 31, 2019, 2018 and 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a Business Combination by September 17, 2019, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.

Whippany, New Jersey

June 28, 2019

MODERN MEDIA ACQUISITION CORP.

BALANCE SHEETS

	March 31,
	2019	2018
ASSETS
Current Assets
Cash	$115,529	$558,398
Prepaid expenses and other current assets	41,250	42,083

Total Current Assets	156,779	600,481
Investments held in Trust Account	152,420,927	210,502,923

Total Assets	$152,577,706	$211,103,404

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,911,055	$97,627
Income taxes payable	59,223	435,503
Promissory note – related party	491,419	—

Total Current Liabilities	2,461,697	533,130
Deferred underwriting fees	7,785,000	7,785,000
Deferred legal fees payable	300,000	300,000

Total Liabilities	10,546,697	8,618,130

Commitments and Contingencies (see Note 6)
Common stock subject to possible redemption, $0.0001 par value; 13,522,841 and 19,552,997 shares at redemption value of approximately $10.13 and $10.10 as of March 31, 2019 and 2018, respectively	137,031,005	197,485,269
Stockholders’ Equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, none issued or outstanding at March 31, 2019 or 2018	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 6,409,478 and 6,322,003 shares issued and outstanding (excluding 13,522,841 and 19,552,997 shares subject to possible redemption) at March 31, 2019 and 2018, respectively	641	632
Additional paid-in capital	3,901,718	4,549,828
Retained earnings	1,097,645	449,545

Total Stockholders’ Equity	5,000,004	5,000,005

Total Liabilities and Stockholders’ Equity	$152,577,706	$211,103,404

The accompanying notes are an integral part of the financial statements.

MODERN MEDIA ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	Years Ended March 31,
	2019	2018	2017
Operating costs	$2,460,342	$670,812	$324

Loss from operations	(2,460,342)	(670,812)	(324)
Interest income	3,881,672	1,558,909	—

Income (loss) before provision for income taxes	1,421,330	888,097	(324)
Provision for income taxes	(773,230)	(435,503)	—

Net income (loss)	$648,100	$452,594	$(324)

Weighted average shares outstanding(1):
Basic	6,241,016	6,208,603	5,175,000

Diluted	25,126,059	23,209,521	5,175,000

Basic and diluted net income (loss) per common share:
Basic	$0.10	$0.07	$(0.00)

Diluted	$0.03	$0.02	$(0.00)

(1)	Gives effect to the May 11, 2017 stock dividend of approximately 0.20475 shares of common stock for each share then held, as well as related share forfeitures

The accompanying notes are an integral part of the financial statements.

MODERN MEDIA ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in	Retained Earnings (Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit)	Equity
Balance – March 31, 2016 (1)	5,175,000	$518	$24,482	$(2,725)	$22,275
Net loss	—	—	—	(324)	(324)

Balance – March 31, 2017 (1)	5,175,000	518	24,482	(3,049)	21,951
Sale of 20,700,000 Units, net of underwriting discount and offering expenses	20,700,000	2,070	194,688,659	—	194,690,729
Sale of 7,320,000 warrants	—	—	7,320,000	—	7,320,000
Common stock subject to redemption	(19,552,997)	(1,956)	(197,483,313)	—	(197,485,269)
Net income	—	—	—	452,594	452,594

Balance – March 31, 2018	6,322,003	632	4,549,828	449,545	5,000,005
Common stock subject to redemption	87,475	9	(648,110)	—	(648,101)
Net income	—	—	—	648,100	648,100

Balance – March 31, 2019	6,409,478	$641	$3,901,718	$1,097,645	$5,000,004

(1)	Gives effect to the May 11, 2017 stock dividend of approximately 0.20475 shares of common stock for each share then held, as well as related share forfeitures

The accompanying notes are an integral part of the financial statements.

MODERN MEDIA ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2019	2018	2017
Cash Flows from Operating Activities:
Net income (loss)	$648,100	$452,594	$(324)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(3,881,672)	(1,558,909)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	833	(42,083)	—
Accounts payable and accrued expenses	1,813,428	97,627	(1,000)
Income taxes payable	(376,280)	435,503	—

Net cash used in operating activities	(1,795,591)	(615,268)	(1,324)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account	61,102,365	—	—
Investment of cash in Trust Account	—	(209,070,000)	—
Interest income released from Trust Account to pay taxes	1,352,722	125,986	—

Net cash provided by (used in) investing activities	62,455,087	(208,944,014)	—
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	203,400,000	—
Proceeds from sale of private placement warrants	—	7,320,000	—
Proceeds from promissory note – related party	—	200,000	150,000
Repayment of promissory note – related party	—	(350,000)	—
Redemptions of common stock	(61,102,365)	—	—
Payment of offering costs	—	(482,325)	(141,946)

Net cash provided by (used in) financing activities	(61,102,365)	210,087,675	8,054

Net Change in Cash	(442,869)	528,393	6,730
Cash – Beginning	558,398	30,005	23,275

Cash – Ending	$115,529	$558,398	$30,005

Supplemental cash flow information:
Cash paid for income taxes	$1,250,753	$—	$—

Non-Cash Investing and Financing Activities:
Contribution to Trust Account by Sponsor	$491,419	$—	$—

Change in value of common stock subject to possible redemption	$648,101	$469,407	$—

Deferred offering costs included in accrued offering costs	$—	$—	$69,000

Initial classification of common stock subject to possible redemption	$—	$197,015,862	$—

Offering costs charged to additional paid in capital	$—	$924,271	$—

Deferred underwriting fees charged to additional paid-in capital	$—	$7,785,000	$—

The accompanying notes are an integral part of the financial statements.

MODERN MEDIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED MARCH 31, 2019, 2018 AND 2017

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Modern Media Acquisition Corp. (the “Company,” “we,” “us” or “our”) was initially formed as a Delaware limited liability company on June 9, 2014 under the name of M Acquisition Company I LLC. On January 3, 2017, the Company converted from a limited liability company to a Delaware C Corporation and changed its name to Modern Media Acquisition Corp. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or similar business combination with one or more businesses (a “Business Combination”). The Company has neither engaged in any operations nor generated significant revenue to date.

All activity through March 31, 2019 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, its search for a Business Combination and activities in connection with the proposed business combination with Akazoo Limited, a private company incorporated under the laws of Scotland (“Akazoo”) (see Note 6).

The registration statement for the Company’s Initial Public Offering was declared effective on May 11, 2017. On May 17, 2017 (the “Closing Date”), the Company completed its Initial Public Offering of 20,700,000 units (“Units” and, with respect to the common stock included in the Units, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 2,700,000 Units at $10.00 per Unit, generating gross proceeds of $207,000,000. The Units are described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,320,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to the Company’s sponsor, Modern Media Sponsor LLC (the “Sponsor”), generating gross proceeds of $7,320,000, which is described in Note 4.

Transaction costs amounted to $12,309,271, consisting of $3,600,000 of underwriting fees, $7,785,000 of deferred underwriting fees payable (which are held in the Trust Account (as defined below)) and $924,271 of other costs.

Following the closing of the Initial Public Offering, $209,070,000 ($10.10 per Unit) of the net proceeds from the sale of the Units and the Private Placement Warrants was placed in a trust account (the “Trust Account”) and has been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less, or in an open-ended investment company that holds itself out as a money market fund meeting certain conditions under Rule 2a-7 of the Investment Company Act, and will remain in the Trust Account until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds from the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. Nasdaq Capital Market (“NASDAQ”) rules provide that the Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the funds held in the Trust Account) at the time of signing a definitive agreement in connection with a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. Except as discussed below, the stockholders will be entitled to redeem their Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the completion of the Company’s Business Combination, including interest earned on the Trust Account deposits (which interest shall be net of taxes payable), divided by the number of then-outstanding Public Shares. The per-share amount to be distributed to stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). The Company may proceed with a Business Combination if, upon the completion of such Business Combination, the Company would have net tangible assets of at least $5,000,001, the Company’s Sponsor consents to such Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. However, a greater net tangible asset or cash requirement may be contained in the agreement relating to the Company’s Business Combination. If a stockholder vote is not required by law or stock exchange listing requirement and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its second amended and restated certificate of incorporation (the “Charter”), undertake a redemption offer pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law or stock exchange listing requirement, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules and will file proxy materials with the SEC. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares (the “Initial Stockholders”) have agreed to vote their Founder Shares and any Public Shares held by them in favor of a Business Combination.

MODERN MEDIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS - continued

YEARS ENDED MARCH 31, 2019, 2018 AND 2017

The Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may acquire (i) in connection with the completion of a Business Combination, (ii) in connection with a stockholder vote to amend the Company’s Charter to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete a Business Combination within the Combination Deadline (as defined below), and (with respect to their Founder Shares only), (iii) if the Company fails to complete a Business Combination within the Combination Period and (iv) upon the Company’s liquidation (although the Initial Stockholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete a Business Combination within the Combination Deadline).

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to an aggregate of 20.0% or more of the shares sold in the Initial Public Offering without the Company’s consent. However, there will be no restriction on the Company’s stockholders’ ability to vote all of their Public Shares for or against a Business Combination.

Under the Company’s Charter, the Company had until November 17, 2018 (the “Initial Date”) to complete a Business Combination, or February 17, 2019 if the Company executed a letter of intent, agreement in principle or definitive agreement for a Business Combination by the Initial Date but had not completed a Business Combination by such date (the “Combination Period”). Effective October 31, 2018, the Company signed a non-binding letter of intent for a potential Business Combination. As a result, the Company had until February 17, 2019 to consummate a Business Combination. On February 8, 2019, the Company held a meeting of the stockholders of the Company at which the stockholders approved, among other things, a proposal to amend (the “First Charter Amendment”) the Company’s Charter (the “Charter”) to extend the deadline to complete a Business Combination from February 17, 2019 to June 17, 2019 (see Note 5). In connection with the approval of the First Charter Amendment, and pursuant to the terms of the Charter, stockholders elected to redeem an aggregate of 5,942,681 shares of the Company’s Common Stock. Following the completion of such redemptions, as of March 31, 2019, the Company had approximately $152.4 million in cash remaining in the Trust Account and 19,932,319 shares of common stock issued and outstanding.

On June 14, 2019, the Company held a meeting of the stockholders of the Company at which the stockholders approved, among other things, a proposal to amend (the “Second Charter Amendment”) the Company’s Charter to extend the deadline to complete a Business Combination from June 17, 2019 to September 17, 2019 (the “Combination Deadline”) (see Note 5).

In connection with approval of the Second Charter Amendment, stockholders elected to redeem an aggregate of 13,350,654 shares of the Company’s Common Stock. Following the completion of such redemptions, approximately 6,581,665 shares of Common Stock will remain issued and outstanding, and approximately $14.7 million is expected to remain in the trust account. It is a condition to completion of the Company’s previously announced pending business combination with Akazoo that the Company have funds from the trust account and from any additional capital otherwise available in an amount at least equal to $60 million at the time of closing. The Company intends to obtain additional capital to supplement the amounts that will be available in the trust account from one or more financing arrangements that would be entered into concurrently with completion of the business combination.

If the Company does not consummate the pending transaction with Akazoo, or any other Business Combination, on or before the Combination Deadline, and that date is not otherwise extended by the Company’s stockholders, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, and subject to having lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account deposits (which interest shall be net of taxes payable and less up to $50,000 to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish the Company’s public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The underwriters have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination by the Combination Deadline and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.13 per share. In order to protect the amounts held in the Trust Account, the Company has entered into an agreement with the Sponsor (the “Indemnifier”), pursuant to which the Indemnifier has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a Business Combination, reduce the amount of funds in the Trust Account below a specified threshold. This liability does not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of its Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933 (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Indemnifier will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Indemnifier will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

MODERN MEDIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS - continued

YEARS ENDED MARCH 31, 2019, 2018 AND 2017

Going Concern

As of March 31, 2019, the Company had approximately $116,000 in its operating bank account, approximately $3,962,000 of interest available to pay franchise and income taxes (less up to $50,000 of interest to pay dissolution expenses) and working capital deficit of approximately $2,305,000.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of its public shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

In order to finance transaction costs in connection with a Business Combination, (i) the Sponsor has committed to loan the Company up to an aggregate of $500,000, to be provided in the event that funds held outside of the Trust Account are insufficient to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements prior to a Business Combination and (ii) the Sponsor, one or more affiliates of the Sponsor or certain of the Company’s officers or directors may, but are not obligated to, loan the Company any additional funds as may be required. If the Company completes a Business Combination, the Company would repay such loaned amounts. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay any such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,000,000 of such loans may be convertible into working capital loan warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The working capital loan warrants will be identical to the Private Placement Warrants issued to the Sponsor. Other than as set forth above, the terms of such loans by the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers or directors, if any, have not been determined and no written agreements exist with respect to such loans. The Company does not expect to seek loans from parties other than the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers or directors, if any, as the Company does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a potential transaction. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through September 17, 2019, the scheduled liquidation date of the Company. These condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

MODERN MEDIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS - continued

YEARS ENDED MARCH 31, 2019, 2018 AND 2017

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2019 or 2018.

Investments held in Trust Account

At March 31, 2019 and 2018, the assets held in the Trust Account were held in investments.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2019 and 2018, 13,522,841 and 19,552,997, respectively, shares of common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Offering costs

Offering costs consist principally of legal, accounting, underwriting fees and other costs incurred that are directly related to the Initial Public Offering. Offering costs of $12,309,271 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income taxes

Prior to January 3, 2017, the Company was a limited liability company and taxed as a partnership; the income or loss was required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying financial statements for periods prior to January 3, 2017. Effective January 3, 2017, the Company converted to a C Corporation. Had the Company been subject to federal and state income taxes for the year ended March 31, 2017, the Company determined that the provision for income taxes would have been insignificant due to the Company’s immaterial net loss for the period presented in the statements of operations, and, accordingly, the Company did not present pro forma income tax disclosures in the accompanying statements of operations for this period to illustrate what the Company’s net loss would have been had the income taxes been provided for as though the Company were subject to taxes as a C Corporation.

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest or penalties as of March 31, 2019 or 2018. The Company is not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

MODERN MEDIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS - continued

YEARS ENDED MARCH 31, 2019, 2018 AND 2017

The Company may be subject to potential examination by federal, state and city taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

On December 22, 2017 the U.S. Tax Cuts and Jobs Act of 2017 (“Tax Reform”) was signed into law. As a result of Tax Reform, the U.S. statutory tax rate was lowered from 35% to 21% effective January 1, 2018, among other changes. ASC Topic 740 requires companies to recognize the effect of tax law changes in the period of enactment; therefore, the Company was required to revalue its deferred tax assets and liabilities at March 31, 2018 at the new rate. The SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain tax effects of Tax Reform. The adoption of the Tax Reform did not have a material impact on the Company’s financial statements.

Net income (loss) per common share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. At March 31, 2017, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. Shares of common stock subject to possible redemption at March 31, 2019 and 2018 have been excluded from the calculation of basic income (loss) per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and private placement to purchase 17,670,000 shares of common stock and (2) rights sold in the Initial Public Offering that are convertible into 2,070,000 shares of common stock, in the calculation of diluted income (loss) per share, since the exercise of the warrants and the conversion of the rights into shares of common stock is contingent upon the occurrence of future events. Diluted net income (loss) per share for the years ended March 31, 2019 and 2018 includes the impact of 25,126,059 and 23,209,521 shares of common stock, respectively.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which at times may exceed the Federal depository insurance coverage of $250,000. At March 31, 2019 and 2018, the Company had not experienced losses on this account, and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,700,000 Units at a purchase price of $10.00 per Unit, which included the full exercise by the underwriters of their over-allotment option in the amount of 2,700,000 Units. Each Unit consists of one share of the Company’s common stock, one right (“Public Right”) and one-half of one warrant (“Public Warrant”). Each Public Right will convert into one-tenth (1/10) of one share of common stock upon consummation of a Business Combination. Each whole Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 7,320,000 Private Placement Warrants at $1.00 per warrant (for an aggregate purchase price of $7,320,000). Each Private Placement Warrant is exercisable to purchase one share of the Company’s common stock at $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. There are no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants. If the Company does not complete a Business Combination by the Combination Deadline, the proceeds of the sale of the Private Placement Warrants will be used to fund the required redemption of the Company’s Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

MODERN MEDIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS - continued

YEARS ENDED MARCH 31, 2019, 2018 AND 2017

5. RELATED PARTY TRANSACTIONS

Founder Shares

In June 2014, the Company was formed by MIHI LLC (“MIHI”), at which point MIHI paid an aggregate purchase price of $25,000, or approximately $250.00 per share, for its ownership interest in the Company. Prior to this initial investment, the Company had no assets, tangible or intangible. In January 2017, MIHI transferred its ownership interest in the Company, consisting of 100 shares of the Company’s common stock, to the Sponsor for no consideration. The per share price for the common stock was determined by dividing the amount initially contributed to the Company by the number of shares of common stock issued. On February 15, 2017, the Company completed a 71,875 to one stock split (the “Stock Split”) of its common stock and, as a result, 7,187,500 shares of the Company’s common stock were outstanding (the “Founder Shares”). The Sponsor subsequently sold certain of such shares to certain of the Company’s officers and/or directors, and thereafter, the Sponsor surrendered 2,875,000 Founder Shares to the Company for no consideration. On May 11, 2017, the Company declared and paid to its stockholders a stock dividend (the “Stock Dividend”) of approximately 0.20475 shares for each share then held. All of the stockholders other than the Sponsor surrendered to the Company for no consideration the shares of common stock received by them in the Stock Dividend. As a result thereof, the total number of Founder Shares outstanding increased from 4,312,500 to 5,175,000 and the number of Founder Shares held by the Sponsor increased from 4,212,500 to 5,075,000.

The holders of the Founder Shares have agreed not to transfer, assign or sell any of their Founder Shares (except to certain permitted transferees) until the earlier of one year after the completion of a Business Combination or earlier if, subsequent to a Business Combination, (i) the last reported closing price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subject to certain limited exceptions (the “Lock-Up Period”).

Promissory Note — Related Party

In connection with the Company’s special meeting of stockholders held on February 8, 2019, the Company’s Sponsor agreed to contribute to the Company as a loan $0.0333 for each Public Share that did not redeem in connection with the stockholder vote to approve the Charter Amendment for each month, or portion thereof, that is needed by the Company to complete a business combination from February 17, 2019 until the June 17, 2019 (the “Contribution”). The Contribution was conditional upon the approval of the Charter Amendment, which occurred on February 8, 2019. The Sponsor does not intend to make any additional contribution for any period after June 17, 2019.

On February 17, 2019, the Company executed and delivered to the Sponsor, a promissory note in the principal amount of up to $1,966,000 (the “Note”). The Note evidences the Company’s obligation to repay all loans to be made by the Sponsor pursuant to the Contribution, which aggregate amount will constitute the principal amount payable under the Note. The Note will not bear interest. The Sponsor may, at its option, convert each $1.00 outstanding of under the Note into one warrant to purchase a share of common stock of the Company on the same terms and conditions as the Private Placement Warrants. The Sponsor will have sole discretion to determine whether to continue making the Contribution for additional months until the Combination Deadline, and if the Sponsor determines not to continue making such advances, then its obligation to make the Contribution will terminate and the Company will dissolve and liquidate in accordance with the Charter. As of March 31, 2019, the Company had $491,419 outstanding under the Note.

Related Party Loans

In order to finance potential transaction costs in connection with a Business Combination, (i) the Sponsor has committed to loan the Company up to an aggregate of $500,000 in the event that funds held outside of the Trust Account are insufficient to fund expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to a Business Combination and (ii) the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company any additional funds as may be required (“Working Capital Loans”), which will be repaid only upon the completion of a Business Combination. If the Company does not complete a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. Up to $1,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants with respect to exercise price, exercisability and exercise period, except as provided in the Company’s registration statement filed in connection with the Initial Public Offering. There were no Working Capital Loans outstanding as of March 31, 2019 or 2018.

MODERN MEDIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS - continued

YEARS ENDED MARCH 31, 2019, 2018 AND 2017

6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on the Closing Date, the holders of the Founder Shares and Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, and their respective permitted transferees (and any shares of common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, in the case of the Founder Shares and the Private Placement Warrants (and any shares of common stock issuable upon the exercise of the Private Placement Warrants), excluding short form demands, and one demand, in the case of the warrants that may be issued upon the conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of such warrants), that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of any applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Deferred Underwriting Commission

The underwriters are entitled to a deferred fee of $0.38 per Unit, or $7,785,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Right of First Refusal

The Company granted Macquarie Capital (USA) Inc., an affiliate of the Sponsor and an underwriter of the Initial Public Offering, a right of first refusal for a period of 36 months from the closing date of the Initial Public Offering to provide to the Company certain financial advisory, underwriting, capital raising, and other services for which they may receive fees. The actual amount of fees to be paid will vary significantly based on the size of any transaction and the extent to which other investments banks are involved.

Deferred Legal Fees

The Company is obligated to pay deferred legal fees of $300,000 upon the consummation of a Business Combination for services performed in connection with the Initial Public Offering. If no Business Combination is consummated, the Company will not be obligated to pay such fees.

Akazoo Business Combination

On January 24, 2019, the Company, Akazoo, Apostolos N. Zervos (“Mr. Zervos”), acting in accordance with article 100-17 of the Luxembourg Company Act, on behalf and in the name of Unlimited Music S.A., a Luxembourg public limited company (société anonyme) (“LuxCo”), and Modern Media LLC, a Georgia limited liability company acting in accordance with article 100-17 of the Luxembourg Company Act, on behalf and in the name of Modern Media Acquisition Corp. S.A., a Luxembourg public limited company (société anonyme) (“PubCo”), entered into a Business Transaction Agreement (the “Business Transaction Agreement”, with the transactions contemplated therein referred to as the “Transactions”). Pursuant to the Business Transaction Agreement, the Company and Akazoo agreed, subject to the terms and conditions of the Business Transaction Agreement, to effect a combination of their respective businesses (the “Akazoo Business Combination”).

The Akazoo Business Combination will be effected as follows: (i) in accordance with Luxembourg law and the Delaware General Corporation Law (the “DGCL”), the Company will merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity (the “Merger”); (ii) no later than seven days prior to the effective date of the Merger, LuxCo will acquire the entire issued share capital of Akazoo by issuing LuxCo shares (“LuxCo Shares”) to the Akazoo shareholders (the “Share Exchange”), such that the shareholdings of LuxCo will be identical to that of Akazoo prior to the Share Exchange; and (iii) on the calendar day following the effective date of the Merger, LuxCo will merge with and into PubCo in accordance with Luxembourg law, with PubCo remaining as the surviving publicly traded entity (the “Luxembourg Merger”). Following the consummation of the Luxembourg Merger, Akazoo will be a direct, wholly owned subsidiary of PubCo, and the current security holders of the Company and Akazoo will be shareholders of PubCo.

Subject to the terms of the Business Transaction Agreement and at the consummation of the Merger, each share of the Company’s common stock will convert into the right to receive one PubCo ordinary share, and each warrant to purchase the Company’s common stock (each, a “Company Warrant”) will convert into a warrant to purchase an equal number of PubCo ordinary shares (each, a “PubCo Warrant”) on the same terms as the Company warrants. Also, as a result of the transactions, the holders of the Company’s currently outstanding rights to purchase the Company’s common stock will receive, with respect to each right, 0.1 PubCo ordinary shares.

MODERN MEDIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS - continued

YEARS ENDED MARCH 31, 2019, 2018 AND 2017

Existing Akazoo shareholders will receive an aggregate number of PubCo ordinary shares equal to an assumed Akazoo enterprise value of $380 million (less any cash payment to them) divided by the per share redemption price applicable to any redemptions by public stockholders of the Company. The existing Akazoo shareholders prior to the Luxembourg Merger will receive a cash distribution of up to $20 million, in exchange for a portion of their shares, if and to the extent that cash available in the Company’s Trust Account, after the payment of transaction fees and expenses and any redemptions, exceeds $110 million.

Additionally, subject to the terms of the Business Transaction Agreement, as consideration for the cancellation of their LuxCo shares (“LuxCo Shares”) in exchange for PubCo ordinary shares in the Luxembourg Merger, (i) each issued and outstanding LuxCo Share will be cancelled, and (ii) each LuxCo shareholder will be entitled to receive its pro rata share of the Share Consideration (as defined in the Business Transaction Agreement). Also, each LuxCo shareholder will be entitled to receive its pro rata share of the Cash Payment (as defined in the Business Transaction Agreement) (if any) as a compensatory payment under Luxembourg law to be payable 10 calendar days after the closing date of the Luxembourg Merger.

The Business Transaction Agreement provides for customary conditions precedent to closing, including (i) approval by the Company’s stockholders of (A) the adoption of the Business Transaction Agreement and the transactions contemplated thereby pursuant to Section 251 of the DGCL, and (B) any other proposals the parties deem necessary or desirable to consummate the Akazoo Business Combination (collectively, the “Transaction Proposals”), in accordance with the rules and regulations of Nasdaq, the Company’s organizational documents and the DGCL, (ii) approval of the Transactions by the Akazoo shareholders in accordance with the laws of Scotland and Akazoo’s organizational documents, (iii) a registration statement on Form F-4 (or other appropriate form) pursuant to which the PubCo ordinary shares, PubCo Warrants and the PubCo ordinary shares issuable upon the exercise of such PubCo Warrants to be issued to the holders of Company Warrants pursuant to the Merger shall be registered for issuance under the Securities Act, having been declared effective by the SEC; (iv) the issuance of all necessary permits and authorizations under state securities or “blue sky” laws; (v) the funds contained in the Company’s Trust Account and any additional capital otherwise available to the Company being not less than $60,000,000; (vi) the PubCo ordinary shares having been approved for listing on Nasdaq and (vii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At March 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote on each matter per share of common stock they hold. At March 31, 2019 and 2018, there were 6,409,478 and 6,322,003 shares of common stock issued and outstanding, respectively (excluding 13,522,841 and 19,552,997 shares, respectively, of common stock subject to possible redemption).

Rights — Each holder of a Public Right will receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of such Public Right redeems all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the Public Rights. No additional consideration will be required to be paid by a holder of Public Rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Public Rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis and each holder of a Public Right will be required to affirmatively covert its Public Rights in order to receive 1/10 of one share underlying each Public Right (without paying additional consideration) upon the consummation of a Business Combination. The shares issuable upon exchange of the Public Rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination by the Combination Deadline and the Company liquidates the funds held in the Trust Account, holders of Public Rights will not receive any of such funds with respect to their Public Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Rights, and the Public Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Public Rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the Public Rights. Accordingly, the Public Rights may expire worthless.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing date of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto,

MODERN MEDIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS - continued

YEARS ENDED MARCH 31, 2019, 2018 AND 2017

until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if the Company’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act, the Company, at its option, may require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon the Company’s redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of common stock issuable upon exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Furthermore, the Private Placement Warrants will expire five years after the completion of a Business Combination or earlier upon the Company’s liquidation.

Additionally, the Private Placement Warrants are non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants (the “30-day redemption period”):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported closing price of the Company’s common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•

if, and only if, there is an effective registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as is described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below their exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

8. INCOME TAX

The Company’s net deferred tax assets are as follows:

	March 31, 2019	March 31, 2018
Deferred tax asset
Organizational costs/Startup expenses	$630,503	$155,752

Total deferred tax assets	630,503	155,752
Valuation allowance	(630,503)	(155,752)

Deferred tax asset, net of allowance	$—	$—

MODERN MEDIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS - continued

YEARS ENDED MARCH 31, 2019, 2018 AND 2017

The income tax provision consists of the following:

	Year Ended March 31, 2019	Year Ended March 31, 2018
Federal
Current	$773,230	$435,503
Deferred	(474,751)	(155,752)
Change in valuation allowance	474,751	155,752

Income tax provision	$773,230	$435,503

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended March 31, 2019 and 2018, the change in the valuation allowance was $474,751 and $155,752, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at March 31, 2019 and 2018 is as follows:

	Year Ended March 31,
	2019	2018
Statutory federal income tax rate	21.0%	31.5%
Change in valuation allowance	33.4%	17.5%

Income tax provision	54.4%	49.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the years ended March 31, 2019 and 2018 remain open and subject to examination.

9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2019 and 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2019	March 31, 2018
Assets:
Investments held in Trust Account	1	$152,420,927	$210,502,923

10. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

MODERN MEDIA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS - continued

YEARS ENDED MARCH 31, 2019, 2018 AND 2017

On June 14, 2019, the Company held a meeting of the stockholders of the Company at which the stockholders approved, among other things, a the Second Charter Amendment. If the Company does not consummate the pending business combination with Akazoo, or any other business combination, on or before September 17, 2019, and that date is not otherwise extended by the Company’s stockholders, the Company would be required to distribute the proceeds held in trust to its stockholders in accordance with the Charter.

In connection with approval of the Second Charter Amendment, stockholders elected to redeem an aggregate of 13,350,654 shares of the Company’s Common Stock. Following the completion of such redemptions, approximately 6,581,665 shares of Common Stock will remain issued and outstanding, and approximately $14.7 million is expected to remain in the trust account. It is a condition to completion of the Company’s previously announced pending business combination with Akazoo that the Company have funds from the trust account and from any additional capital otherwise available in an amount at least equal to $60 million at the time of closing. The Company intends to obtain additional capital to supplement the amounts that will be available in the trust account from one or more financing arrangements that would be entered into concurrently with completion of the business combination.

Subsequent to March 31, 2019, the Sponsor made an additional aggregate Contribution of $1,474,257 to the Trust Account. As a result, the Company has a total of $1,965,676 outstanding under the Note.

In June 2019, the Sponsor advanced the Company an aggregate of $30,000 in Working Capital Loans to be used for working capital purposes. The advance is non-interest bearing and due on demand.

ANNEX A

BUSINESS TRANSACTION AGREEMENT

BY AND AMONG

MODERN MEDIA ACQUISITION CORP.,

MODERN MEDIA LLC, on behalf of MODERN MEDIA ACQUISITION CORP. S.A.,

APOSTOLOS N. ZERVOS, on behalf of UNLIMITED MUSIC S.A.

and

AKAZOO LIMITED

Dated as of January 24, 2019

A-i

(continued)

A-ii

(continued)

A-iii

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Shareholders’ Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	PubCo Incentive Plan Term Sheet
Exhibit E	Form of Employment Agreement
Exhibit F	Transaction Step Plan

A-iv

BUSINESS TRANSACTION AGREEMENT

This BUSINESS TRANSACTION AGREEMENT, dated January 24, 2019 (this “Agreement”), is made and entered into by and among Modern Media Acquisition Corp., a Delaware corporation (“Modern Media”), Akazoo Limited, a private company limited by shares incorporated under the Laws of Scotland (the “Company”), Apostolos N. Zervos, acting in accordance with article 100-17 of the Luxembourg Company Act, on behalf and in the name of Unlimited Music S.A., which is in the process of incorporation as a Luxembourg public limited company (société anonyme) (“LuxCo”), and Modern Media LLC, a Georgia limited liability company, acting in accordance with article 100-17 of the Luxembourg Company Act, on behalf and in the name of Modern Media Acquisition Corp. S.A., which is in the process of incorporation as a Luxembourg public limited company (société anonyme) (“PubCo”). Modern Media, LuxCo, PubCo and the Company are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto.

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a multi-step Business Combination transaction pursuant to which, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Luxembourg company act of 10 August 1915, as amended (the “Luxembourg Company Act”), as applicable, (a) Modern Media will merge with and into PubCo with PubCo remaining as the surviving entity (the “Merger”) pursuant to which the stockholders of Modern Media will receive PubCo Shares, (b) by no later than seven calendar days prior to the effective date of the Merger, LuxCo will acquire the entire issued share capital of the Company in a share for share exchange by issuing LuxCo Shares to the Company Shareholders, whereas upon completion of such share exchange, the shareholdings of LuxCo will be identical to that of the Company (the “Share Exchange”), and (c) on the calendar day following the effective date of the Merger, LuxCo will merge with and into PubCo in accordance with the Luxembourg Company Act, with Pubco remaining as the surviving entity, and as a result of which the shareholders of LuxCo will be issued PubCo Shares and PubCo will remain a publicly traded company (the “Luxembourg Merger”);

WHEREAS, the board of directors of Modern Media has (a) determined that it is in the best interests of Modern Media and its stockholders for Modern Media to enter into this Agreement and the Ancillary Agreements to which Modern Media is or will be a party, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements to which Modern Media is or will be a party, Modern Media’s performance of its obligations hereunder and thereunder and the consummation of the Transactions, including the Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements to which Modern Media is or will be a party and the Transactions contemplated hereby and thereby by the stockholders of Modern Media;

WHEREAS, the board of directors of the Company has unanimously approved this Agreement, the Share Exchange and the Ancillary Agreements and declared it advisable for the Company to enter into this Agreement, the Share Exchange and the Ancillary Agreements to which the Company is or will be a party;

WHEREAS, Apostolos N. Zervos, acting on behalf of LuxCo, has approved this Agreement, the Share Exchange, and the Ancillary Agreements and declared it advisable for LuxCo to enter into this Agreement, the Share Exchange and the Ancillary Agreements, and upon incorporation of LuxCo, will cause the board of directors of LuxCo to approve the same;

WHEREAS, Modern Media LLC, acting on behalf of PubCo, has approved this Agreement and the Ancillary Agreements and declared it advisable for PubCo to enter into this Agreement and the Ancillary Agreements, and upon incorporation of PubCo, will cause the board of directors of PubCo to approve the same;

WHEREAS, as a condition to the consummation of the Transactions contemplated hereby and in accordance with the terms hereof, Modern Media shall prior to the Merger provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Modern Media’s Organizational Documents in conjunction with obtaining approval from the stockholders of Modern Media for the transactions contemplated hereby

(collectively with the other transactions, authorizations and approvals set forth in the Proxy Statement, the “Offer”)

WHEREAS, as a condition to the execution of this Agreement, InternetQ Group Limited and Tosca Penta Music Limited Partnership (together, the “Majority Shareholders”) have executed a voting agreement requiring such parties to vote in favor of, and take certain other actions in respect of, the Transactions (the “Voting Agreement”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the foregoing and also prescribe certain conditions to the Transactions as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE I

THE MERGER; SHARE EXCHANGE; LUXEMBOURG MERGER

Section 1.1 The Merger; Share Exchange; Luxembourg Merger.

(a) The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Luxembourg Company Act, conditioned upon the completion of the Share Exchange, Modern Media will merge with and into PubCo at the Merger Effective Time and following the Merger, the separate corporate existence of Modern Media will cease and PubCo will continue as the surviving corporation (the “First Surviving Company”).

(b) The Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Luxembourg Company Act and the Laws of Scotland, no later than seven calendar days prior to the effective date of the Merger, LuxCo will acquire the entire issued share capital of the Company in the Share Exchange by issuing the LuxCo Shares to the Company shareholders, whereas upon completion of the Share Exchange, the shareholdings of LuxCo will be identical to that of the Company.

(c) The Luxembourg Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Luxembourg Company Act, on the calendar day following the effective date of the Merger, LuxCo will merge with and into the First Surviving Company at the Luxembourg Merger Effective Time and following the Luxembourg Merger, the separate corporate existence of LuxCo will cease and the First Surviving Company will continue as the surviving corporation (the “Ultimate Surviving Company”).

Section 1.2 Effective Time of Merger. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Merger Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Modern Media (the “Modern Media Certificate of Merger”) in accordance with the applicable provisions of the DGCL, and such merger documents as required to effect the Merger under the Luxembourg Company Act, including draft terms of merger together with a board report of PubCo and an expert report on the applicable share exchange ratio. As soon as practicable on or after the Merger Closing Date, the Parties shall make any and all other filings, publications or recordings required under the Luxembourg Company Act and the DGCL, including relevant resolutions of the shareholder of PubCo, to give effect to the Merger (the time the Merger becomes effective in Delaware and Luxembourg being the “Merger Effective Time”).

Section 1.3 Effects of the Merger. The Merger will have the effects set forth in this Agreement and the relevant provisions under the Luxembourg Company Act and the DGCL. Without limiting the generality of the foregoing, and subject hereto, at the Merger Effective Time, all property, rights, privileges, immunities, powers and franchises of Modern Media and PubCo will vest in the First Surviving Company, and all claims, obligations, restrictions, disabilities, liabilities, debts and duties of Modern Media and PubCo will become the claims, obligations, restrictions, disabilities, liabilities, debts and duties of the First Surviving Company.

Section 1.4 Governing Documents in Connection with Merger. At the Merger Effective Time, pursuant to the Merger the Organizational Documents of PubCo as in effect immediately prior to the Merger Effective Time shall, in form and substance, become the Organizational Documents of the First Surviving Company.

Section 1.5 Directors and Officers in Connection with Merger. At the Merger Effective Time, the directors and officers of PubCo will become the directors and officers of the First Surviving Company and will remain the directors and officers of the First Surviving Company until the consummation of the Luxembourg Merger.

Section 1.6 Effective Time of Luxembourg Merger. Upon the terms and subject to the provisions of this Agreement, the Parties shall cause the Luxembourg Merger to be consummated by filing, recording or publishing such documents as required to effect the Luxembourg Merger under the Laws of Luxembourg, including draft terms of merger together with relevant board reports of LuxCo and the First Surviving Company and an expert report for each of LuxCo and the First Surviving Company on the applicable share exchange ratio. As soon as practicable on or after the Luxembourg Merger Closing Date, the Parties shall make any and all other filings, publications or recordings required under the Laws of Luxembourg to give effect to the Luxembourg Merger. The Luxembourg Merger will be effective at such time as the Parties duly record, file and publish such documents, including relevant resolutions of the shareholders of each of LuxCo and the First Surviving Company, as required to effect the Luxembourg Merger under the Laws of Luxembourg or at such other date or time as LuxCo and the First Surviving Company agree in writing (the time the Luxembourg Merger becomes effective being the “Luxembourg Merger Effective Time”).

Section 1.7 Effects of the Luxembourg Merger. The Luxembourg Merger will have the effects set forth in this Agreement and the relevant provisions under Luxembourg Law. Without limiting the generality of the foregoing, and subject hereto, at the Luxembourg Merger Effective Time, all property, rights, privileges, immunities, powers and franchises of LuxCo and the First Surviving Company will vest in the Ultimate Surviving Company, and all claims, obligations, restrictions, disabilities, liabilities, debts and duties of LuxCo and the First Surviving Company will become the claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Ultimate Surviving Company.

Section 1.8 Governing Documents in Connection with Luxembourg Merger. At the Luxembourg Merger Effective Time, pursuant to the Luxembourg Merger the Organizational Documents of the First Surviving Company as in effect immediately prior to the Luxembourg Merger Effective Time shall, in form and substance, remain the Organizational Documents of the Ultimate Surviving Company.

Section 1.9 Directors and Officers in Connection with Luxembourg Merger. The Parties will take such actions as needed so that the directors and officers of the Ultimate Surviving Company are as set forth on Schedule 1.9 as of the Luxembourg Merger Effective Time.

Section 1.10 Chief Executive Officer and Chief Financial Officer of Ultimate Surviving Company. The Parties acknowledge and agree that upon the Luxembourg Merger Closing, Apostolos N. Zervos shall initially serve as the Chief Executive Officer of the Ultimate Surviving Company, and P. Schreuder shall initially serve as the Chief Financial Officer of the Ultimate Surviving Company.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 2.1 Conversion of Modern Media Securities. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the following securities, (a) each issued and outstanding share of Modern Media Common Stock, excluding shares of Modern Media Common Stock held in treasury to be canceled pursuant to this Section 2.1 and any Modern Media Redeemed Shares, will be canceled and convert automatically into the right to receive one (1) PubCo Share, and (b) each Modern Media Warrant (or portion thereof) issued and outstanding immediately prior to the Merger Effective Time shall be converted into a PubCo Warrant (or equivalent portion thereof), following which all such Modern Media Warrants shall cease to be outstanding and shall automatically be canceled and shall cease to exist. Each of the PubCo Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Modern Media Warrants. At or prior to the Merger Effective Time, PubCo shall take all corporate action necessary to reserve for future issuance, obtain all necessary authority to issue and allot, and shall maintain such reservation and authority for so long as any of the PubCo Warrants remain outstanding, a sufficient number of PubCo Shares for delivery upon the exercise of such PubCo Warrants. Prior to the Merger Closing, Modern Media will cause an amendment to the Right Agreement which will provide that on the Merger Closing Date immediately prior to the Merger Effective Time the Modern Media Rights will be converted into shares of Modern Media Common Stock in accordance with the terms of the Right Agreement, but otherwise not amend the Right Agreement, and thereby the Modern Media Rights of each Modern Media Rightholder will then be converted into the number of shares of Modern Media Common Stock equal to the product of (x) 0.1, multiplied by (y) the number of Modern Media Rights held by such holder, rounded up to the nearest whole number, and thereby each Modern Media Rightholder will become, in respect of such shares under this Agreement, a Modern Media Stockholder. At the Merger Effective Time, each share of Modern Media Common Stock held in the treasury of Modern Media will be canceled automatically without conversion thereof and no payment or distribution will be made with respect thereto.

Section 2.2 Exchange Procedures for Modern Media Securities.

(a) Modern Media Exchange Fund. At the Merger Effective Time, PubCo shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Modern Media Stockholders and Modern Media Warrantholders, evidence of book-entry shares representing a number of whole PubCo Shares and PubCo Warrants issuable pursuant to Section 2.1. Any such PubCo Shares and PubCo Warrants deposited with the Exchange Agent shall be referred to as the “Modern Media Exchange Fund”. The Modern Media Exchange Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement. Subject to this Section 2.2, at the Merger Closing, PubCo shall cause to be issued or paid from the Modern Media Exchange Fund to each Modern Media Stockholder that holds Modern Media Common Stock or Modern Media Warrants (other than shares of Modern Media Common Stock held in treasury to be canceled pursuant to Section 2.1 and any Modern Media Redeemed Shares) immediately prior to the Merger Effective Time, evidence of book-entry shares representing the number PubCo Shares or PubCo Warrants to which such Modern Media Stockholder or Modern Media Warrantholder is entitled pursuant to Section 2.1.

(b) Exchange Procedures. Prior to the Merger Closing, Modern Media shall mail or otherwise deliver, to each Modern Media Stockholder and Modern Media Warrantholder entitled to convert its Modern Media Common Stock or Modern Media Warrants pursuant to Section 2.1, a Modern Media Letter of Transmittal substantially in a form to be agreed upon by the Parties prior to the Merger Closing or as may be reasonably required by the Exchange Agent (the “Modern Media Letter of Transmittal”). Subject to the satisfaction of the conditions in ARTICLE VI, in the event that at least three (3) Business Days prior to the Merger Closing Date, a Modern Media Stockholder or Modern Media Warrantholder does not deliver to the Exchange Agent a duly executed and completed Modern Media Letter of Transmittal then, in each case, such failure shall not alter, limit or delay the Merger Closing; provided, that such Modern Media Stockholder or Modern Media Warrantholder shall not be entitled to receive its PubCo Shares or PubCo Warrants until such Person delivers a duly executed and completed Modern Media Letter of Transmittal to the Exchange Agent. Upon delivery of such duly executed Modern Media Letter of Transmittal by such Modern Media Stockholder to the Exchange Agent, such Modern Media Stockholder shall receive, subject to the terms and conditions of this Agreement, PubCo Shares in respect of his, her or its shares of Modern Media Common Stock referenced in such Modern Media Letter of Transmittal. Until surrendered as contemplated by this Section 2.2, each share of Modern Media Common Stock shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon such surrender, the PubCo Shares being held in treasury by PubCo to which such Modern Media Stockholder is entitled pursuant to this ARTICLE II.

(c) No Further Rights. All PubCo Shares paid upon the surrender of Modern Media Common Stock in accordance with the terms of this ARTICLE II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Modern Media Common Stock. From and after the Merger Effective Time, holders of Modern Media Common Stock shall cease to have any rights as stockholders of Modern Media, except as provided in this Agreement or by applicable Law.

(d) Modern Media Redeemed Shares. Any share of Modern Media Common Stock held by any Modern Media Stockholder that exercises redemption rights pursuant to the Offer (a “Modern Media Redeemed Share”) shall be canceled and converted into the right to receive the consideration set forth in the Offer. Modern Media shall give the Company prompt notice of the exercise of any redemption rights pursuant to the Offer.

(e) Modern Media Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Modern Media Dissenting Share shall not be converted into the right to receive its applicable portion of the Modern Media Exchange Fund but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Modern Media Dissenting Share pursuant to the DGCL. Each holder of Modern Media Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). If, after the Merger Effective Time, any Modern Media Dissenting Share shall lose its status as a Modern Media Dissenting Share, then any such share shall immediately be converted into the right to receive its applicable portion of the Modern Media Exchange Fund as if such share never had been a Modern Media Dissenting Share, and PubCo shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in this Section 2.2, its applicable portion of the Modern Media Exchange Fund as if such share had never been a Modern Media Dissenting Share. Modern Media shall give PubCo (a) prompt notice of any demands for appraisal received by Modern Media, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Modern Media, and (b) the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Modern Media shall not, except with the prior written consent of PubCo, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Modern Media Dissenting Share.

Section 2.3 Redemption of Certain PubCo Shares. At the Merger Effective Time, PubCo will redeem the PubCo Shares initially issued to Modern Media LLC upon the incorporation of PubCo for a cash payment of €30,000.

Section 2.4 Conversion of LuxCo Shares; Consideration.

(a) At the Luxembourg Merger Effective Time, by virtue of the Luxembourg Merger and without any further action on the part of any Party or the LuxCo Shareholders, (i) each issued and outstanding LuxCo Share will be canceled, and (ii) each LuxCo Shareholder will be entitled to receive his, her or its pro rata share of the Share Consideration. In addition, each Luxco Shareholder shall pursuant to the Luxembourg Merger be entitled to receive a pro rata share of the Cash Payment (if any) from PubCo as a compensatory payment (soulte) under Luxembourg Law to be payable 10 calendar days after Closing (or, if such day is not a Business Day, on the next Business Day).

(b) The following defined terms have the meanings set forth below:

(i) “Akazoo Enterprise Value” means $380,000,000, less the Cash Payment (if any).

(ii) “Aggregate Redemption Payment” means an amount in USD equal to the product of the Per Share Redemption Amount multiplied by the number of shares of Modern Media Common Stock that are redeemed pursuant to the Modern Media Common Stockholder Redemption.

(iii) “Cash Payment” means an aggregate amount in USD equal to the lesser of the Trust Amount Available for Cash Payment and $20,000,000, a portion of which will be used to pay the management cash bonus as disclosed on Schedule 3.4(a).

(iv) “Per Share Redemption Amount” means an amount in USD equal to the quotient of (A) the Trust Amount two Business Days prior to the Merger Closing Date, divided by (B) the number of shares of Modern Media Common Stock that are held by all Modern Media Stockholders other than Shares held by Modern Media Sponsor (or its members if Modern Media Sponsor is dissolved on or prior to the Merger Closing Date) (and not including any shares of Modern Media Common Stock that are issuable pursuant to any Modern Media Right).

(v) “Share Consideration” means a number of PubCo Shares equal to the quotient of (A) the sum of the Akazoo Enterprise Value, divided by (B) the Per Share Redemption Amount.

(vi) “Stamp Duty Amount” means the aggregate stamp duty (if any) payable with respect to the Share Exchange or the Luxembourg Merger.

(vii) “Trust Amount Available for Cash Payment” means (A) the Trust Amount held in the Trust Account two Business Days prior to the Merger Closing Date; less (B) the Aggregate Redemption Payment; less (C) an amount equal to any and all transaction fees and expenses incurred by the Company, PubCo, LuxCo and Modern Media in connection with the Transactions, up to a maximum of $18,000,000; less (D) the Stamp Duty Amount; less (E) $110,000,000; or if such number results in a negative number, $0.

Section 2.5 Exchange Procedures Generally. The Parties acknowledge and agree that, notwithstanding the specificity of the procedures set forth in Section 2.2, the Parties will implement in good faith such procedures and take such other actions as may be required in order to give effect to the Merger and the Luxembourg Merger in accordance with the Transaction Step Plan, as reasonably agreed among the Parties and applicable Law.

Section 2.6 Withholding Rights. Each of the Parties, the First Surviving Company, the Ultimate Surviving Company and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Laws. To the extent that amounts are so withheld by the Parties, the First Surviving Company, the Ultimate Surviving Company or the Exchange Agent, as the case may be, and appropriately remitted to the applicable Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Modern Media Stockholders, the Company Shareholders or the LuxCo Shareholders in respect of which such deduction and withholding was made.

Section 2.7 Tax Consequences.

(a) The Parties intend for this Agreement to constitute a plan of reorganization as described in Treasury Regulations Section 1.368-1(c). The Parties intend that the Merger constitute a reorganization for U.S. federal income Tax purposes as described in Section 368(a)(1)(F) of the Code. The Parties agree to consider and negotiate in good faith any modifications to this Article II proposed to better ensure such treatment if suggested by any Party.

(b) Although the Company believes that no stamp duty will be payable in respect of the Share Exchange or the Luxembourg Merger, the Parties agree that the Ultimate Surviving Company, and not any of the Company Shareholders, will pay any Stamp Duty Amount that is determined to be paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except in each case as set forth in the applicable disclosure schedules delivered by the Company to Modern Media concurrently with the execution of this Agreement (the “Schedules”), the Company hereby represents and warrants to Modern Media as follows:

Section 3.1 Organization.

(a) Each Group Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization.

(b) Each Group Company has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its businesses. Each Group Company is duly qualified, licensed or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authorization. Each Group Company has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly authorized by all necessary corporate or limited liability company actions, as applicable, by the Group Companies. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each other party hereto and thereto, this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of each Group Company (as applicable), enforceable against each Group Company (as applicable), in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 3.3 Organization of LuxCo. LuxCo has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other Transactions. LuxCo has not issued any equity interests other than shares issued incident to its formation.

Section 3.4 Capitalization.

(a) As of the date hereof, there are 4,105,706 Company Shares issued and outstanding, of which, 2,838,141 are designated as A ordinary shares, 563,813 are designated as B ordinary shares and 703,752 are designated as C ordinary shares. As of the date hereof, there are also issued and outstanding options to purchase 552,770 Company Shares, all of which options will be converted into Company Shares prior to the Date. In addition, there are other agreements in place that will result in additional issuance of Company Shares prior to the Closing, as set out in Schedule 3.4(a). The total number of Company Shares outstanding at the Closing is expected to be not less than 4,809,248 Company Shares. All of the issued and outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable. None of the issued and outstanding Company Shares were issued in violation of any preemptive rights, Laws or Orders, and are owned, beneficially and of record, by the Company Shareholders. Except as set forth herein or on Schedule 3.4(a), there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Company and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating either the Company Shareholders or the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any Company Shares, or any other equity interest in the Company, including any security convertible or exercisable into Company Share. There are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any Company Shares or securities convertible into or exchangeable for Company Shares or to make any investment in any other Person.

(b) Except as set forth on Schedule 3.4(b), all of the outstanding equity securities of each Company Subsidiary are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights, restrictions on transfer (other than restrictions under applicable securities Laws) and are owned by the Company, whether directly or indirectly, free and clear of all Liens. All of the PubCo Shares issuable pursuant to this Agreement at the Merger Effective Time will be, when so issued, (1) duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (2) issued pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith, and (3) registered under the Exchange Act (other than transfer restrictions arising out of, under, or in connection with, applicable securities Laws). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the equity securities of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities of, or any other equity interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any equity securities or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

(c) Except as set forth on Schedule 3.4(c), there are no voting trusts, Stockholder Agreements, proxies or other agreements in effect with respect to the voting or transfer of any Company Shares or any other equity interests in the Company. No Company Subsidiary owns any equity interest in the Company. There are no voting trusts, Stockholder Agreements, proxies or other agreements in effect with respect to any equity securities of or any other equity interests in any Company Subsidiary.

Section 3.5 Company Subsidiaries. Schedule 3.5 sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary (a) its name, type of entity (including whether such entity is an eligible entity within the meaning of Treasury Regulations Section 301.7701-3) and the jurisdiction of its incorporation or organization, and (b) its authorized capital stock (if applicable), the number and type of its issued and outstanding shares of capital stock or other equity interests and the current ownership of such shares or other equity interests.

Section 3.6 Consents and Approvals; No Violations. Except as set forth on Schedule 3.6, and the applicable requirements of applicable Anti-Trust and Competition Laws, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions will (a) conflict with or result in any material breach of any provision of the Organizational Documents of any Group Company, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract, (d) result in the creation of any Lien upon any of the properties or assets of any Group Company (other than Permitted Liens), or (e) except for violations which would not prevent or materially delay the consummation of the Transactions, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults which would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.7 Financial Statements.

(a) The Company has made available to Modern Media copies of the audited consolidated balance sheet of the Company as of December 31, 2017, December 31, 2016 and December 31, 2015, and the related audited consolidated statements of operations and cash flows of the Company for each of the 52 weeks ended December 31, 2017, December 31, 2016 and December 31, 2015, all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”), and the unaudited consolidated balance sheet of the Company as of June 30, 2018 (the “Balance Sheet Date”; and such balance sheet, the “Interim Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows of the Company for the six-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). The Company has also made available to Modern Media certain financial information as of September 30, 2018 (the “September 30 Financial Information”). Except as set forth on Schedule 3.7, (a) each of the Financial Statements and the Interim Financial Statements has been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (b) each of the Financial Statements, the Interim Financial Statements and the September 30 Financial Information fairly and accurately represents in all respects (except for de minimis inaccuracies) the assets, liabilities, financial position and profit or loss of the Company and all of its Subsidiaries on a consolidated basis as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements and the September 30 Financial Information, to normal and recurring year-end adjustments and the absence of notes.

(b) The books of account and other financial records of the Group Companies have been kept accurately in all material respects in the Ordinary Course, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. The Group Companies have established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of the Group Companies, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies, (iv) that the amount recorded for assets on the books and records of the Group Companies is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) that accounts, notes and other receivables and inventory are recorded accurately.

Section 3.8 No Undisclosed Liabilities. Except as set forth in the Interim Balance Sheet or on Schedule 3.7 or Schedule 3.8, the Group Companies do not have any material liabilities or obligations of the type required to be disclosed in the Interim Balance Sheet in accordance with IFRS, except for liabilities or obligations (a) incurred or accrued since the Balance Sheet Date in the Ordinary Course, (b) that arise under any Company Material Contract, none of which arose out of a breach of Contract or violation of Law, (c) incurred since the Balance Sheet Date pursuant to or in connection with this Agreement or the Transactions, (d) disclosed in this Agreement (or the Schedules), or (e) that are accurately accrued or reserved against on the face of the Interim Balance Sheet, the Interim Financial Statements, or the Financial Statements.

Section 3.9 Absence of Certain Changes. Except as set forth on Schedule 3.9, since the Balance Sheet Date:

(a) the Group Companies have conducted their business in all material respects in the Ordinary Course;

(b) there has been no Material Adverse Effect;

(c) there has been no casualty, loss, damage or destruction of any property that is material to the Group Companies, taken as a whole, and that is not covered by insurance;

(d) there has been no change in the accounting methods or practices of any Group Company or any change in depreciation or amortization policies or rates theretofore adopted by the Group Companies; and

(e) no Group Company has taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Modern Media in accordance with Section 5.1.

Section 3.10 Real Estate.

(a) No Group Company owns a fee interest in any real property.

(b) Schedule 3.10(b) lists each real property leased, subleased, licensed or otherwise used or occupied by any Group Company (each, a “Leased Real Property” and collectively, the “Leased Real Properties”), and sets forth the name of the landlord, the name of the entity holding such leasehold interest and the street address of each Leased Real Property.

(c) True, correct and complete copies of all leases, subleases, licenses and other occupancy agreements granting the Group Companies the right to use and occupy the Leased Real Properties and any amendments, extensions, guaranties and other material agreements relating thereto (individually, a “Lease” and collectively, the “Leases”) have been made available to Modern Media. Schedule 3.10(c) sets forth a true and complete list of all Leases, including the date and names of the parties to each Lease.

(d) The Leased Real Properties constitute all of the real property currently occupied or otherwise utilized in connection with the business of the Group Companies as currently conducted.

(e) Except as set forth on Schedule 3.10(e), with respect to each Leased Real Property: (i) the Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) no Group Company is in material breach or material default under such Lease and to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or material default under such Lease on the part of the applicable Group Company, that has not been cured, nor, to the Knowledge of the Company, on the part of the other party thereto; (iii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Lease; (iv) no Group Company owes any brokerage commissions or finder’s fees with respect to such Lease; (v) no Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof) that is the subject matter of such Lease; (vi) no Group Company has collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein (other than Permitted Liens); and (vii) no Group Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease.

Section 3.11 Intellectual Property.

(a) As used herein, the following terms have the meanings indicated below:

(i) “Company Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data or any other Personal Data or other information collected, generated, or received by the Company or its Subsidiaries.

(ii) “Company Data Agreement” means any Contract involving Company Data to which the Company or any Subsidiary is a party or is bound by, except for the standard terms of service entered into by users of the Company Products (copies of which have been made available to Modern Media).

(iii) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company or any Subsidiary.

(iv) “Company Intellectual Property Agreements” means any Contract governing any Company Intellectual Property to which the Company or any Subsidiary is a party or bound by, except for Contracts for Third-Party Intellectual Property that is generally, commercially available software and (i) is not material to the Company or any Subsidiary, (ii) has not been modified or customized for the Company or any Subsidiary and (iii) is licensed for an annual fee under €600,000.

(v) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any Subsidiary.

(vi) “Company Privacy Policies” means, collectively, any and all (A) of the Company’s and each Subsidiary’s data privacy and security policies, whether applicable internally, or published on Company Websites or otherwise made available by the Company or any Subsidiary to any Person, (B) public representations (including representations on Company Websites), industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing of Company Data and (C) policies and obligations applicable to the Company or any Subsidiary as a result of Company’s or any Subsidiary’s certification under any applicable Law.

(vii) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary as of the date of this Agreement.

(viii) “Company Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority or Governmental Entity, including any of the following: (a) issued Patents and Patent applications; (b) Trademark registrations, renewals and applications; (c) Copyright registrations and applications; and (d) Domain Name registrations.

(ix) “Company Source Code” means, collectively, any human readable software source code for any software owned by, or purported to be owned by, the Company or any of its Subsidiaries.

(x) “Company Websites” means all web sites owned, operated or hosted by the Company or any Subsidiary or through which the Company or any Subsidiary conducts the business (including those web sites operated using the domain names listed in Schedule 3.11(c)).

(xi) “Intellectual Property” means the rights associated with or arising out of any of the following, whether registered or unregistered, in any country or jurisdiction: (a) patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures (“Patents”); (b) trade secrets and corresponding rights in proprietary and/or confidential information and other non-public information (whether or not patentable), including such rights in know how, inventions, invention disclosures, data and customer lists (“Trade Secrets”); (c) all copyrights, copyrightable works, rights in databases, data collections, mask works, industrial designs, industrial design registrations and applications therefor, copyright registrations and applications therefor and corresponding rights in works of authorship (“Copyrights”); (d) all trademarks, service marks, logos, trade dress and trade names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common Law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (e) all Internet electronic addresses, domain names, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”); and (f) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(xii) “Open Source Materials” means any software or other materials licensed under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License.

(xiii) “Personal Data” means a natural Person’s name in combination with a social security number, driver’s license number, passport number or user or account number, or any other piece of information that is otherwise considered personally identifiable information or personal data under applicable Privacy Laws.

(xiv) “Privacy Contracts” means all Contracts between the Group Companies and any Person that are applicable to the Processing of Personal Data.

(xv) “Privacy Laws” means, to the extent applicable to the Group Companies or their end users (A) each Law related to the protection or Processing or both of Personal Data, and includes rules and regulations, relating to the Payment Card Industry Data Security Standards, and direct marketing, e-mails, text messages or telemarketing; (B) binding guidance issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (A) with which Company or its Subsidiaries are legally obligated to comply; and (C) third party privacy policies that the Company or its Subsidiaries has been contractually or legally obligated to comply; (D) any rules of any applicable self-regulatory organizations with which the Company or its Subsidiaries or has been a member and/or that the Company or its Subsidiaries is or has been contractually obligated to comply.

(xvi) “Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

(xvii) “Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party.

(b) Ownership. The Group Companies have sole and exclusive title and ownership of all right, title and interest in and to all Company-Owned Intellectual Property, free and clear of any Liens other than Permitted Liens. The Company-Owned Intellectual Property is fully transferable, alienable and licensable by the Group Companies without restriction and without payment to any Person. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license to or exclusive right to use, or authorized the retention of any exclusive rights in or to, or granted joint ownership of, any Intellectual Property or Software to any other Person. No Person who has licensed Intellectual Property to the Group Companies has ownership or license rights to any improvements, derivative works or other modifications made thereto by one or more of the Group Companies.

(c) Company Registered Intellectual Property. Schedule 3.11(c) lists all Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all actions that are required to be taken by the Company or any Subsidiary within 90 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for) and subsisting. The Company has provided to Modern Media copies of all of the Company’s and any Subsidiary’s pending patent applications.

(d) No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was the Company, any Subsidiary or to the Knowledge of the Company any

developer, inventor or other contributor to such Company-Owned Intellectual Property operating under any grants from any Governmental Entity or agency or educational institution, performing research sponsored by any Governmental Entity or agency or educational institution, utilizing the resources or facilities of any Governmental Entity or agency or educational institution, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s or any Subsidiary’s rights in such Company-Owned Intellectual Property.

(e) Founders. All rights in, to and under all Intellectual Property created by the Company’s founders for or on behalf of the business of Company or any Subsidiary (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company have been duly and validly assigned to the Company, and the Company has no reason to believe that any such Person is unwilling to provide Modern Media or the Company with such cooperation as may reasonably be required to complete, prosecute and maintain all Company Registered Intellectual Property.

(f) Invention Assignment and Confidentiality Agreement. The Group Companies have secured from all (i) consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Group Companies and (ii) named inventors of patents and patent applications owned or purported to be owned by the Group Companies (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Group Companies have obtained the waiver of all non-assignable rights. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for the Group Companies. Without limiting the foregoing, the Group Companies have obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions.

(g) No Violation. To the Knowledge of the Company, no current or former employee, consultant, advisor or independent contractor of the Company or any Subsidiary: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i).

(h) Confidential Information. The Group Companies have taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information owned by the Company (including Trade Secrets) or provided by any third party to the Company or any Subsidiary for which the Company or any Subsidiary has a confidentiality obligation (“Confidential Information”). All current and former employees and contractors of the Company or any Subsidiary and any third party having access to Confidential Information have executed and delivered to the Company or each Subsidiary a written legally binding agreement regarding the protection of such Confidential Information. The Group Companies have implemented and maintained reasonable security, disaster recovery and business continuity plans consistent with industry practices, and act in compliance therewith. To the Knowledge of the Company, no Group Company has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, in the Company’s or any Subsidiary’s possession, custody or control. To the Knowledge of the Company, there has been no Company (including with respect to any Subsidiary) or third-party breach of confidentiality.

(i) Non-Infringement.

(i) No Group Company has brought any Legal Dispute for infringement or misappropriation of any Company-Owned Intellectual Property. No Group Company has any adjudicated or outstanding (including settlements), but unpaid, liabilities for infringement or misappropriation of any Third-Party Intellectual Property. The operation of the business of the Company and each of its Subsidiaries, including (A) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, modification, performance, display, improvement, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (B) the Company’s and each Subsidiary’s use of any product, device, Process or service used in their business has not in the last six (6) years, and does not infringe (directly or indirectly, including contributory infringement and induced infringement), misappropriate or violate any Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which the Company and any Subsidiary conducts its business or in which Company Products are manufactured, marketed, distributed, imported, licensed, made available, offered for sale or license or sold and there is no basis for any such claims. In the last three (3) years, no Group Company has been sued in any Legal Dispute or received any written communications (including any third party reports by users) alleging that the Company or any Subsidiary has infringed, misappropriated, or violated or, by conducting their business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity. No Group Company or Company Product is subject to any Legal Dispute, Order, settlement agreement or right that restricts in any material respect the use, transfer or licensing of any Company-Owned Intellectual Property or Company Product by the Company or any Subsidiary, the receipt and/or use of any Company Product by any customer or end user thereof, or that materially adversely affects the validity, use or enforceability of any Company-Owned Intellectual Property.

(ii) To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party.

(j) Licenses; Agreements.

(i) No Group Company has granted any options, licenses or covenants of any kind relating to any Company-Owned Intellectual Property except for nonexclusive licenses or covenants granted to users of the Company Products in their Ordinary Course.

(ii) No Group Company is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property or any other property or rights.

(k) Intellectual Property Agreements.

(i) Each of the Company Intellectual Property Agreements is valid and enforceable and has, where required, been duly recorded or registered;

(ii) No Group Company is (nor will they be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s and any Subsidiary’s obligations under this Agreement), in breach of any Company Intellectual Property Agreement, and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Company Intellectual Property Agreements, or give any non-Company or non-Subsidiary party to any Company Intellectual Property Agreement the right to do any of the foregoing;

(iii) to the Knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof;

(iv) at and after the Closing, the Company (as a wholly owned Subsidiary of PubCo) will be permitted to exercise all of the Company’s and each Subsidiary’s rights under the Company Intellectual Property Agreements to the same extent the Company or any Subsidiary would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any Subsidiary would otherwise be required to pay;

(v) to the Knowledge of the Company, there are no disputes or Legal Disputes (pending or threatened) regarding or relating to scope of any Company Intellectual Property Agreements;

(vi) excluding “shrink wrap” and similar generally available commercial end-user licenses to software or services, the Group Companies have obtained valid, written, perpetual, non-terminable (other than for cause) licenses to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company or any Subsidiary with any of the Company Products; and

(vii) no third party that has licensed Intellectual Property Rights to the Company or any Subsidiary has ownership or license rights to improvements or derivative works made by the Company or any Subsidiary in the Third-Party Intellectual Property that has been licensed to the Company or any Subsidiary.

(l) Non-Contravention. None of the execution and performance of this Agreement, the Ancillary Agreements or the consummation of the Transactions will result in: (i) any Group Company or any of their Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, a Group Company or any of their Affiliates other than Company Intellectual Property, (ii) PubCo, Modern Media (or the Ultimate Surviving Company) or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) PubCo, Modern Media or the Ultimate Surviving Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other material impact to, any Company Intellectual Property

(m) Company Source Code. No Group Company has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development of Company Products and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.

(n) Open Source Software. The Group Companies are in compliance with the terms and conditions of all licenses for the Open Source Materials. No Group Company has (i) incorporated Open Source Materials into, or combined or linked Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (iii) used Open Source Materials, in such a way that creates, or purports to create, obligations for the Company or any Subsidiary to (A) disclose or distribute any Company Source Code or Company-Owned Intellectual Property in source code form (other than the Open Source Materials) or (B) license any Company-Owned Intellectual Property (other than the Open Source Materials) or (C) make any Company-Owned Intellectual Property (other than the Open Source Materials) redistributable at no charge.

(o) Information Technology.

(i) Status. The information and communications technology infrastructure and systems that is or has been used in the business of the Group Companies (collectively, the “ICT Infrastructure”) that is currently used in the business of the Group Companies constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the business of the Group Companies as currently conducted. To the Knowledge of the Company, the ICT Infrastructure is: (i) in good working order and functions in accordance with all applicable documentation and specifications, (ii) protected by commercially reasonable security and disaster recovery arrangements, including taking and storing back-up copies (both on- and off-site) of the software and any data in the ICT Infrastructure and following procedures designed to prevent the introduction of viruses to, and unauthorized access of, the ICT Infrastructure; and (iii) will continue to be available for use by the Group Companies immediately following the consummation of the Transactions and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Modern Media or PubCo.

(ii) No Faults. There has been no loss of, damage to, restraint on access (e.g., ransom-ware attack), unauthorized access, breach of security, unpermitted intrusion, violation, denial-of-service attack or unauthorized processing of or any other security incident involving any Company data or the ICT Infrastructure. No Person or Governmental Entity has made any claim or commenced any Action against the Company or its Subsidiaries with respect to any alleged loss, damage, or unauthorized access or processing of any information or data collected or maintained by the Company, its Subsidiaries or any of their employees or contractors and, to the Knowledge of the Company, there is no reasonable basis for any such Action.

(p) Privacy and Personal Data.

(i) The Company’s and each Subsidiary’s data, privacy and security practices conform, and at all times have conformed, to all of the Company Privacy Commitments, Privacy Laws and Company Data Agreements. The Company and each Subsidiary comply, and have at all times have complied, with all Privacy Laws. The Group Companies have at all times: (i) provided adequate notice and obtained any necessary consents from end users required for the Processing of Personal Data as conducted by or for the Company or any Subsidiary and (ii) abided by any privacy choices (including opt-out preferences) of end users relating to Personal Data (such obligations along with those contained in Company Privacy Policies and Privacy Laws (collectively, the “Company Privacy Commitments”). Neither the execution, delivery and performance of this Agreement nor the transfer by the Company or any Subsidiary to the Final Surviving Entity of all of the Company Data (including all Personal Data) will cause, constitute, or result in a material breach or material violation of any Privacy Laws, or Company Privacy Commitments, any Company Data Agreements or standard terms of service entered into by users of the Company Products. Copies of all current and prior Company Privacy Policies have been made available to Modern Media and such copies are true, correct and complete.

(ii) The Group Companies have established and maintain commercially reasonable technical, physical and organizational measures in compliance with all data security requirements under applicable Privacy Laws and Company Privacy Commitments that are designed to protect Company Data against unauthorized or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Company and its data processors. The Group Companies and its data processors have taken commercially reasonable steps to train Company employees that have access to Company Data, to train such employees on all applicable aspects of Privacy Laws or Company Privacy Commitments, any Company Data Agreements or standard terms of service entered into by users of the Company Products.

(iii) The Group Companies have not suffered any security breach, incident, or violation of any data security policies in relation to Company Data, and there has been no intentional, unauthorized or illegal Processing of any Company Data. No circumstance has arisen in which Privacy Laws would require the Company to notify a Governmental Entity of a security breach, as defined by relevant Privacy Law.

(iv) No Group Company has received or experienced, and, to the Knowledge of the Company, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Dispute, Order or other notice from a Governmental Entity or any other Person: (A) alleging or confirming non-compliance with a relevant requirement of Privacy Laws or Company Privacy Commitments, (B) requiring or requesting the Company or any Subsidiary to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company or (D) claiming compensation from the Company. No Group Company has been involved in any Legal Disputes involving a breach or alleged violation of Privacy Laws, Company Privacy Commitments, or Privacy Policies. Schedule 3.11(p)(iv) contains the complete list of notifications and registrations made by the Company and any Subsidiary under Privacy Laws with relevant Governmental Entities in connection with the Company’s Processing of Personal Data.

(v) Where the Group Companies use a third party to Process Personal Data on behalf of any one of the Group Companies, the third party has agreed to comply with applicable Company Privacy Commitments, Privacy Laws, and Privacy Policies. To the Knowledge of the Company, such third parties have not breached any such obligations pertaining to Personal Data Processed by such Persons on behalf of Company or any Subsidiary. The Company has made available to Modern Media true, correct and complete copies of all Privacy Contracts that are currently in force.

(vi) The Group Companies have a valid and legal right (whether contractually, by law or otherwise) to access or use all Personal Data and any other information of any Person that is Processed by or on behalf of the Group Companies in connection with the use and/or operation of its products, services and business.

(vii) All data that the Company or any Subsidiary obtains from a third party pursuant to a data license Contract with a third party (“Company-Licensed Data”) is used pursuant to and in conformity with the terms and conditions of such data license Contract. A complete and accurate list of all such data license Contracts is attached as Schedule 3.11(p)(vii). All Company Data that is not Company-Owned Data is Company-Licensed Data. All data used in the business of the Group Companies is either Company-Owned Data or Company-Licensed Data.

(viii) The Group Companies are the owners of all right, title and interest in and to each element of Company Data that (i) is used or held for use in their business that is not Personal Data or Company-Licensed Data or (ii) the Company purports to own (collectively, “Company-Owned Data”). The Company has the right to Process all Company-Owned Data without obtaining any permission or authorization of any Person. Other than as set forth on Schedule 3.11(p)(viii), the Company has not entered into any Contract governing any Company-Owned Data or to which the Company is a party or bound by, except the standard terms of use entered into by users of the Company Products (copies of which have been provided to Modern Media).

(ix) No Group Company intentionally Processes the Personal Data of any natural Person under the age of 13.

(q) Company Websites. To the Knowledge of the Company, no domain names have been registered by any Person that are confusingly similar to any trademarks, service marks, domain names or business or trading names used, created or owned by the Company. The contents of any Company Website and all transactions conducted over such Websites comply with applicable Law in any applicable jurisdiction.

(r) Digital Millennium Copyright Act. The Group Companies conduct and have conducted their business in such a manner as to take reasonable advantage, if and when applicable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (the “DMCA”) and by any substantially similar applicable Law in any other jurisdiction in which the Group Companies conduct their business, including by informing users of its products and services of such policy, designating an agent for notice of infringement claims, registering such agent with the United States Copyright Office, and taking appropriate action expeditiously upon receiving notice of possible infringement in accordance with the “notice and take-down” procedures of the DMCA or such other applicable Law.

Section 3.12 Litigation.

(a) Except as set forth on Schedule 3.12, there are no and since December 31, 2015 there have been no Actions or Orders (including those brought or threatened in writing by or before any Governmental Entity) pending or, to the Knowledge of the Company, threatened against any Group Company or any of their respective properties at Law or in equity, excluding, in each case, Actions or Orders that would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b) Since December 31, 2015 through the date hereof, no Group Company has any material Actions filed pending (nor are any contemplated) against any other Person.

Section 3.13 Company Material Contracts.

(a) Schedule 3.13(a) sets forth a true, correct and complete list of the following Contracts to which any Group Company is a party (“Company Material Contracts”):

(i) any stockholder, partnership or other Contract with a holder of equity securities of any Group Company relating to their ownership of equity securities, investors’ rights agreement, voting agreement, right of first refusal and co-sale agreement, or registration rights agreement;

(ii) all non-competition Contracts or other Contracts that limit (individually or in the aggregate) (A) the ability of any Group Company from operating or doing business in any location, market or line of business, or (B) the Persons to whom any Group Company may sell products or deliver services;

(iii) any employment or consulting Contract with any employee or individual service provider of any Group Company that provides annual compensation in excess of €100,000 (other than standard employee confidentiality or non-disclosure agreements) or that cannot be terminated without the payment of severance or similar separation payments in excess of €100,000;

(iv) change in control, transaction bonus, stay and pay or similar agreements with any current or former (solely to the extent any ongoing liability is or will be outstanding following the Closing) employee or individual service provider of any Group Company;

(v) Company Intellectual Property Agreements, except for (A) non-disclosure agreements entered into in the Ordinary Course, (B) non-exclusive licenses granted by the Company or any Subsidiary in the Ordinary Course, (C) Contracts for Open Source Materials;

(vi) Content Licensing Agreements;

(vii) any Contract providing for indemnification by any Group Company of any Person subsequent to the Closing, except for any such Contract that is entered into in the Ordinary Course;

(viii) Contract evidencing Indebtedness of any Group Company;

(ix) Contract under which any Group Company is lessee of or holds or operates any tangible property, including real property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed €100,000;

(x) partnership, joint venture, strategic alliance, revenue sharing and similar Contracts;

(xi) any Contract (other than non-continuing purchase orders) with any Material Customer or Material Supplier;

(xii) any Contract (other than non-continuing purchase orders) reasonably expected to result in future payments to or by any Group Company in excess of €200,000 per annum, except for Contracts that are terminable on less than 30 days’ notice without penalty;

(xiii) any Contract involving aggregate annual payments in excess of €200,000 that grants to any Person (A) a most favored pricing provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(xiv) any Contract entered into for the settlement of any Action for which any Group Company has any ongoing liability in excess of €200,000 or material obligation;

(xv) any Contract requiring or providing for any capital expenditure in excess of €200,000;

(xvi) material interest rate, currency or other hedging Contract;

(xvii) any Contract for (A) the divestiture of any material business, properties or assets of any Group Company or (B) the acquisition by any Group Company of any material operating business, properties or assets, whether by merger, purchase, sale of stock or assets or otherwise, in each case, which contains continuing obligations or liabilities with respect to a Group Company subsequent to the Closing;

(xviii) any material advertising Contract (other than non-continuing purchase orders);

(xix) any Contract containing any provision pursuant to which any Group Company will be obligated to make a payment to any Person at the Closing as a direct result of the consummation of the Transactions;

(xx) any Contract between any Group Company, on the one hand, and any officer, director or Affiliate (other than a wholly-owned Subsidiary of the Company) of the Company or any Company Subsidiary or, to the Knowledge of the Company, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which any Group Company has an obligation to indemnify such officer, director, Affiliate, associate or immediate family member; and

(xxi) any other Contract (other than non-continuing purchase orders) not of the types described above in this Section 3.13 that involves consideration in excess of €200,000 in the current fiscal year of the Group Companies.

(b) The Company Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to the applicable Group Company, and, to the Knowledge of the Company, the

other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The applicable Group Company has performed all material obligations required to be performed by it under such Company Material Contracts, and none of the Group Companies or, to the Knowledge of the Company, the other parties thereto are in material breach or material default thereunder and, to the Knowledge of the Company, no event has occurred which would permit termination, modification or acceleration of any Company Material Contract by any party thereto. None of the Group Companies has given notice of its intent to terminate or materially modify, amend or otherwise alter the terms and conditions of any Company Material Contract or has received any such written notice from any other party thereto, in each case, other than in connection with the scheduled end or termination or other non-breach related expiration of such Contract.

Section 3.14 Tax Returns; Taxes. Except as otherwise disclosed on Schedule 3.14:

(a) each Group Company has: (i) timely filed (taking into account any allowable extension of time within which to file) with the appropriate Taxing Authority all Tax Returns required to have been filed by such Group Company, as applicable, and all such Tax Returns were true and complete in all respects and (ii) timely paid all material Taxes required to have been paid by such Group Company whether or not shown on any Tax Returns;

(b) each Group Company has timely collected or withheld and has duly and timely paid to the proper Taxing Authority all amounts required to have been collected and withheld from its employees, independent contractors, creditors, customers, shareholders or other applicable party, in each case, to the extent legally required. There are no deficiencies for Taxes that have been asserted or assessed by any Taxing Authority against any Group Company which remain unpaid;

(c) no Group Company has in place any agreement or extension of time for which to file any Tax Returns or pay any Tax, by way of assessment or otherwise, and no Group Company has an extension or waiver of a statute of limitation relating to any Tax;

(d) all deficiencies asserted as a result of any examination of any Tax Returns of the Group Companies have been paid in full, accrued on the books of the Group Companies or finally settled, and no Group Company has any liability for the Taxes of any Person (other than any of the Company or the Company Subsidiaries) as a transferee or successor, by contract or otherwise, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law);

(e) no claims for additional Taxes have been asserted by a Taxing Authority in writing within the last three (3) years and no proposals or deficiencies for any Taxes of the Group Companies are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Group Companies is currently underway, pending or, to the Knowledge of the Company, threatened;

(f) there are no Liens for Taxes against any asset of the Group Companies (other than Permitted Liens);

(g) no Group Company is a party to any Tax allocation or sharing agreement under which the Group Companies will have any liability after the Closing (excluding customary commercial agreements the primary subject of which is not Taxes);

(h) no claim has ever been made by a Governmental Entity in a jurisdiction where the Group Companies do not file Tax Returns that any Group Company may be subject to taxation by that jurisdiction, including but not limited to, being subject to taxation in that jurisdiction by reason of having an office, place of business or permanent establishment in such jurisdiction;

(i) all material transactions carried out between Group Companies have been carried out on an arm’s length basis and each Group Company has in its possession and control any documents or other materials it is required to have in accordance with any transfer pricing legislation to which it subject;

(j) neither any Group Company nor any of its agents or advisors have been required to file any notice or disclosure with any tax authority under legislation which requires those persons to disclose any transaction entered into for a tax avoidance purpose;

(k) no Group Company is or has been a party to any reportable transaction as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4;

(l) no Group Company will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax Law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing; (v) prepaid amount received on or prior to the Closing; (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); and

(m) during the prior three-year period ending on the Luxembourg Merger Closing Date, neither the Company nor any predecessor thereof (if any) has issued any Company Shares in exchange for Cash Equivalents; and

(n) the Company is not a successor to any U.S. entity and is not treated as a U.S. corporation pursuant to Section 7874 of the Code.

Section 3.15 Environmental Matters.

(a) Each Group Company is and since December 31, 2014 has been in compliance in all material respects with all applicable Environmental Laws, which compliance has included obtaining and complying in all material respects with all Environmental Permits required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business.

(b) No Group Company has owned or operated any facility or property which is or has been contaminated by any Hazardous Substance by any Group Company, in each case so as to give rise to any material liability of the Group Companies pursuant to any Environmental Laws.

(c) None of the Group Companies has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material obligation or liability of any other Person relating to any Hazardous Substance or Environmental Laws.

(d) No Group Company has received written notice from any Governmental Entity or any Person that such Group Company is subject to any pending Action, Order or any actual or alleged liability that remains unresolved and is (i) based upon any Environmental Law, including arising out of any act or omission of any Group Company or any of their respective Representatives, or (ii) relating to any Hazardous Substance, including claims arising out of the ownership, use, control or operation by any Group Company of any facility, site, area or property from which there was a Release of any Hazardous Substance.

Section 3.16 Licenses and Permits. Schedule 3.16 sets forth a true, correct and complete list of all material Licenses and approvals held by the Group Companies. The Group Companies own or possess all material Licenses that are necessary to enable them to carry on their respective operations as presently conducted.

Section 3.17 Company Benefit Plans.

(a) Schedule 3.17(a) contains a true, correct and complete list of all Company Benefit Plans. With respect to each Company Benefit Plan, the Company has provided Modern Media true, correct and complete copies of the following documents, to the extent applicable: (i) the plan document and any related trust documents, and amendments thereto; (ii) the most recent annual returns and the most recent actuarial report, if any; (iii) the most recent IRS determination, opinion or advisory letter (if any) or correspondence with the United Kingdom Pensions Regulator; (iv) the summary plan description and any material modifications thereto; and (v) any related insurance contracts or funding arrangements.

(b) Except as set forth on Schedule 3.17(b):

(i) Each Company Benefit Plan and related trust has been established, administered, funded and operated in compliance with its terms and all applicable Laws in all material respects, and all contributions, premiums, reimbursements, distributions or payments required to be made with respect to any Company Benefit Plan for all periods ending prior to or as of the Closing have been, or will be prior to the Closing, timely made.

(ii) No material (whether individually or in the aggregate) liability, Action, audit or investigation has been made, commenced or threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the Ordinary Course and appeals of denied such claims);

(iii) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, directly or indirectly, (A) result in any material (whether individually or in the aggregate) payment (whether in cash, property or the vesting of property), benefit or other right becoming due to any current or former employee, officer, director or independent contractor of the Group Companies, (B) materially (whether individually or in the aggregate) increase any compensation or benefits otherwise payable under any Company Benefit Plan or otherwise, or (C) result in the acceleration of the time of payment, funding or vesting of any such compensation, benefits, or other rights under any such Company Benefit Plan or otherwise, or (D) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan;

(iv) All benefits payable, or prospectively or contingently payable, under any Company Benefit Plan that provides for retirement benefits are “money purchase benefits” within the meaning of section 181(1) of the United Kingdom Pension Schemes Act 1993;

(v) All lump sum benefits (other than a refund of member contributions) payable under any Company Benefit Plan on the death of any Person whilst in employment to which the scheme relates are fully insured on normal terms with an insurance company (as defined in section 275 of United Kingdom Finance Act 2004) and all premiums and other amounts payable under such insurance contracts have been paid;

(vi) No Group Company has, in relation to any employees of the Company, been involved in any transaction to which the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, apply where any employees had previously had the right to membership of an occupational pension arrangement that provided any benefits other than those payable for old age, invalidity or death;

(vii) No contribution notice or financial support direction has been issued by the United Kingdom Pensions Regulator under sections 38 or 43 of the United Kingdom Pensions Act 2004 respectively against any Group Company and there is no fact or circumstance likely to give rise to any such direction or notice;

(viii) No Group Company is liable for a debt arising or payable under sections 75 or 75A of the United Kingdom Pensions Act 1995; and

(ix) (A) Each Company Benefit Plan that is not subject to the laws of the United Kingdom (each, a “Company Foreign Benefit Plan”) has been established, maintained and administered in material compliance with its terms and applicable Laws and, if intended to qualify for special tax treatment, meets all the requirements for such treatment; (B) all employer and employee contributions to each Company Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters; (C) if the Company Foreign Benefit Plan is intended to qualify for special tax treatment, it meets all requirements for such treatment; and (D) if required, are registered and approved with any applicable Governmental Entity and (E) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the book reserve established for any Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Foreign Benefit Plan, and no transaction shall cause such assets or insurance obligations to be less than such benefit obligations. No Company Foreign Benefit Plan is a defined benefit pension plan or provides post-employment health or life insurance benefits. Each Company Foreign Plan has the level of insurance reserves that is reasonable and sufficient to provide for all incurred but unreported claims.

Section 3.18 Labor Relationships. Except as otherwise disclosed on Schedule 3.18:

(a) To the Knowledge of the Company, none of the Group Companies’ employees are represented by a union, works council, labor organization or other employee representative body, nor are any of the Group Companies party to or bound by any collective bargaining agreement, works council agreement or other labor-related Contract or bargaining relationship with any union, works council, labor organization, or other employee representative body. To the Knowledge of the Company, there are no union organizing or decertification activities relating to employees of any of the Group Companies.

(b) None of the Group Companies’ employees are a signatory to a collective bargaining agreement with any trade union, or, to the Knowledge of the Company, any labor organization or group, in each case with respect to their employment with any of the Group Companies.

(c) No labor dispute, walk out, strike, hand billing, picketing, or work stoppage involving the employees of the Group Companies have occurred, is in progress or, to the Knowledge of the Company, has been threatened in the last three (3) years.

(d) None of the Group Companies has any material liability with respect to any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation which has or have come due and payable to their current or former employees or independent contractors under applicable Law, Contract or policy, or with respect to the misclassification or treatment of any service providers to any of the Group Companies as an independent contractor, leased employee, or other non-employee.

(e) To Knowledge of the Company, no Person is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common Law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to the Group Companies or (ii) with respect to any Person who is a current employee or independent contractor of the Group Companies, to any third party with respect to such Person’s right to be employed or engaged by the Group Companies or to the knowledge or use of trade secrets or proprietary information.

Section 3.19 International Trade & Anti-Corruption Matters.

(a) None of the Group Companies, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party Representative acting on behalf of the Group Companies: (x) is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”); or (y) has at any time made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws. The Group Companies have maintained in all material respects complete and accurate books and records, including records of payments to any Representatives, third parties and Government Officials.

(b) During the five (5) years prior to the date hereof, none of the Group Companies has, in connection with or relating to the business of the Group Companies, received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

(c) None of the Group Companies has imported merchandise into the United States that has been or is covered by an anti-dumping duty order or countervailing duty order or is subject to or otherwise covered by any pending anti-dumping or countervailing duty investigation by agencies of the United States government.

Section 3.20 Certain Fees. Except as set forth on Schedule 3.20, neither Modern Media nor any Group Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of any of the Shareholders or the Group Companies or any of their respective Affiliates.

Section 3.21 Service KPIs and Subscribers. Schedule 3.21 contains a true, correct and complete listing of the Group Companies’ service key performance indicators, subscriber numbers and registered user numbers, each as of September 30, 2018. The Group Companies’ subscriber numbers and registered user numbers are no less than as set forth on Schedule 3.21.

Section 3.22 Insurance Policies. Schedule 3.22 contains a true, correct and complete list of all material insurance policies carried by or for the benefit of the Group Companies. All such policies provide coverage sufficient for a business of the size and type operated by the applicable Group Company and the business of the Group Companies as a whole. All such insurance policies are in full force and effect, all premiums with respect thereto covering all period up to the Closing will have been paid, shall otherwise be maintained by the applicable Group Company in full force and effect in all material respects as they apply to any matter, Action or event relating to the Group Companies occurring through the Closing, and no written (including e-mail or other electronic transmission) or threatened notice of cancellation, termination, reduction in coverage or disallowance of any claim has been received by any Group Company with respect to any such policy. There is no pending material claim by any Group Company against any insurance carrier under any such insurance policy for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.23 Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the Ordinary Course or as disclosed on Schedule 3.23, there are no transactions or Contracts between any Group Company, on the one hand, and any director, officer, stockholder, warrant holder or Affiliate of such Group Company, or, to the Knowledge of the Company, any such director officer, stockholder, or warrant holder on the other hand (except any transactions or Contracts that are not material to the applicable Group Company).

Section 3.24 Information Supplied. None of the information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, at the date the Proxy Statement or the Registration Statement, as applicable, is first mailed or at the time of the Modern Media Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in any material respect (subject to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in the Proxy Statement and the Registration Statement). Notwithstanding the foregoing, the Group Companies make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Modern Media for inclusion or incorporation by reference in the Proxy Statement, the Registration Statement or any Modern Media Reports, or (b) any projections or forecasts or statements of opinion included in the Proxy Statement or the Registration Statement.

Section 3.25 Customers and Suppliers. Schedule 3.25 sets forth a list of the Group Companies’ Material Customers and Material Suppliers as measured by the dollar amount of purchases thereby or therefrom, for the Company’s fiscal year ending December 31, 2017 with additional input from 2018 year-to-date information and estimates, showing the approximate total sales by the Group Companies to each such Material Customer and the approximate total purchases by the Group Companies from each such Material Supplier, during each such period. No such Material Supplier or Material Customer listed on Schedule 3.25, has (a) terminated its relationship with any of the Group Companies, (b) as of the date hereof, to the Knowledge of the Company, reduced its business with any of the Group Companies or adversely modified its relationship with any of the Group Companies, (c) as of the date hereof, to the Knowledge of the Company, notified any of the Group Companies of its intention to take any such action and to the Knowledge of the Company, no such Material Customer or Material Supplier is contemplating such an action, or (d) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

Section 3.26 Compliance with Laws. Each Group Company is in material compliance with all Laws and Orders applicable to their respective businesses, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to the Group Companies, taken as a whole; provided, that this section does relate to compliance with Environmental Laws, which are the subject of Section 3.15.

Section 3.27 Sufficiency of Assets. Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, the Group Companies have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Group Companies, free and clear of any and all Liens (other than Permitted Liens). The tangible assets owned or leased by the Group Companies constitute all of the tangible assets reasonably necessary for the continued conduct of the business of the Group Companies after the Closing in the Ordinary Course. Immediately following the Luxembourg Merger, PubCo shall own all of the issued and outstanding ordinary shares of the Company, such that the Company will be a wholly-owned Subsidiary of PubCo and no Person other than PubCo shall have any right to the Company Shares or any other equity interest in the Company.

Section 3.28 No Additional Representations and Warranties. Except as provided in this Article III, or any Ancillary Agreement, where applicable, neither the Company nor any of its Affiliates, nor any of its or their respective Representatives has made, or is making, any representation or warranty whatsoever to Modern Media or their respective pre-Closing or post-Closing Affiliates, respective Representatives.

Section 3.29 No Leakage. Except as disclosed on Schedule 3.29, during the Locked Box Period: (a) no Company Shareholder nor any Affiliate of the Company (other than another Group Company) has benefited or will benefit from any Leakage; and (b) no arrangement or agreement has been made or entered into or will be made or entered into which will result in any Leakage.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MODERN MEDIA

Except as set forth in the disclosure schedules delivered by Modern Media to the Company concurrently with the execution of this Agreement (the “Modern Media Disclosure Schedule”), Modern Media hereby represents and warrants to the Company, as of the date of this Agreement and the Merger Closing Date, as follows:

Section 4.1 Organization.

(a) Modern Media is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b) Modern Media has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Modern Media is duly qualified, licensed or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, except where the failure of such qualification or registration would not reasonably be expected to be material to Modern Media, taken as a whole. Modern Media has no Subsidiaries. Modern Media does not own, directly or indirectly, any interest or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Except as provided hereby, Modern Media is not party to any Contract that obligates Modern Media to invest money in, loan money to or make any capital contribution to any other Person.

Section 4.2 Organization of PubCo. PubCo was formed solely for the purpose of engaging in the Transactions and has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other Transactions. PubCo has not issued any equity interests other than shares issued incident to its formation.

Section 4.3 Authorization. Modern Media has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject in each case to the receipt of the requisite approval of the Transaction Proposals by the Modern Media Stockholders. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly authorized by all necessary corporate action by Modern Media. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each other party hereto and thereto, this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligations of Modern Media, enforceable against Modern Media in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.4 Capitalization.

(a) Section 4.4(a) of the Modern Media Disclosure Schedule sets forth the number and holder of all of the issued and outstanding capital stock of Modern Media. All of the issued and outstanding equity securities of Modern Media have been duly authorized and validly issued, and are fully paid and non-assessable.

(b) The authorized capital stock of Modern Media consists of 110,000,000 shares, consisting of 100,000,000 shares of Modern Media Common Stock and 10,000,000 shares of preferred stock. Except pursuant to this Agreement the Modern Media Rights and the Modern Media Warrants, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to Modern Media and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Modern Media Common Stock or any other equity securities, or obligating Modern Media to issue, deliver or sell, or caused to be issued, delivered or sold any shares of Modern Media Common Stock or any other interest in Modern Media, including any security convertible or exercisable into Modern Media Common Stock or any other equity securities. There are no Contracts to which Modern Media is a party which require Modern Media to repurchase, redeem or otherwise acquire any shares of Modern Media Common Stock or any other interest in Modern Media, other than the obligation to redeem Modern Media Common Stock pursuant to Modern Media’s charter. Each share of Modern Media Common Stock that has been sold has been sold pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith. All shares of Modern Media Common Stock are registered under the Exchange Act. None of the issued and outstanding shares of Modern Media Common Stock were issued in violation of any preemptive rights, Laws or Orders. Except as set forth on Section 4.4(b) of the Modern Media Disclosure Schedule, there are no voting trusts, Stockholder Agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Modern Media Common Stock or any other interests in Modern Media.

(c) Modern Media has issued 17,670,000 warrants (the “Modern Media Warrants”), each such Modern Media Warrant entitling the holder thereof to purchase one share of Modern Media Common Stock on the terms and conditions set forth in the applicable warrant Contract.

(d) Modern Media has issued 20,700,000 Modern Media Rights.

Section 4.5 Consents and Approvals; No Violations. Subject to the receipt of the requisite approval of the Transaction Proposals by the Modern Media Stockholders, the filing of the Modern Media Certificate of Merger, the filing of any Modern Media Report, the filing and effectiveness of the Registration Statement, NASDAQ approval, and the applicable requirements of applicable Anti-Trust and Competition Laws, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.6, neither the execution and delivery of this Agreement, any Ancillary Agreement, nor the consummation of the Transactions, will (a) conflict with or result in any material breach of any provision of the Organizational Documents of Modern Media, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of Indebtedness, guarantee, lease or other Contract or obligation to which Modern Media is a party or by which Modern Media or any of their respective assets may be bound, (d) result in the creation of any Lien upon any of the properties or assets of Modern Media, (e) except for violation which would not prevent or materially delay the consummation of the Transactions, violate in any material respect any Law, Order, or Lien applicable to Modern Media, excluding from the foregoing clauses (b), (c) and (e), such requirements, violations or defaults which would not have or not reasonably be expected to be material to Modern Media, taken as a whole.

Section 4.6 Financial Statements. The financial statements and notes contained or incorporated by reference in the Modern Media Reports fairly present, in all material respects, (a) the financial condition of Modern Media as at the respective dates of, and for the periods referred to in, such financial statements, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC), and (b) the consolidated financial position, results of operations, income and cash flows of Modern Media as at the respective dates of, and for the periods referred to in, such financial statements, except as otherwise noted therein. Modern Media has no material off-balance sheet arrangements that are not disclosed in the Modern Media Reports.

Section 4.7 No Undisclosed Liabilities. Except as set forth in the consolidated balance sheet of Modern Media included in its Annual Report on Form 10-K for the yearly period ended March 31, 2018, and the unaudited consolidated balance sheet of Modern Media as of September 30, 2018 and the related unaudited consolidated statements of operations and cash flows for the six (6)-month period then ended, Modern Media has no liabilities or obligations of the type required to be disclosed in a consolidated balance sheet of Modern Media in accordance with GAAP, except for liabilities and obligations (a) incurred since September 30, 2018 in the Ordinary Course, (b) incurred since September 30, 2018 pursuant to or in connection with this Agreement or the Transactions, (c) disclosed in this Agreement (or its Schedules), or (d) which would not reasonably be expected to be material to Modern Media.

Section 4.8 Litigation.

(a) There are no Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the knowledge of Modern Media, threatened against or otherwise relating to Modern Media or any of their respective properties at Law or in equity, excluding, in each case, Actions or Orders that would not reasonably be expected to be material to Modern Media, taken as a whole.

(b) As of the date hereof, Modern Media has no material Actions filed and pending against any other Person and does not intend to file any material Action against any other Person.

Section 4.9 Compliance with Laws. Modern Media is in material compliance with all Laws and Orders applicable to its respective businesses, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to Modern Media, taken as a whole. To the knowledge of Modern Media, it has not received any written notice of or been charged with the violation of any such Laws.

Section 4.10 Certain Fees and Expenses. Except as set forth on Section 4.10 of the Modern Media Disclosure Schedule, none of Modern Media, the Company or any Company Shareholder shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of Modern Media or any of their respective Affiliates at or at any time after the Closing) any expense, brokerage, finder’s or other fee or commission to any broker, finder, investment banker, counsel, or other service provider in connection with the Transactions based on arrangements made by or on behalf of any of Modern Media or any of its Affiliates.

Section 4.11 Modern Media Reports.

(a) Modern Media has, in all material respects, filed with or furnished to the SEC all Modern Media Reports, required to be filed through the date hereof.

(b) As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), except as may have been revised, corrected or superseded by any subsequent filing prior to the date hereof, the Modern Media Reports did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Modern Media maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Modern Media in the reports that it files under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Modern Media’s filings with the SEC and other public disclosure documents and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Modern Media maintains internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act).

(d) Modern Media is in compliance in all material respects with the provisions of Sarbanes-Oxley Act, which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to Modern Media.

(e) Modern Media is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Modern Media constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.12 Information Supplied. None of the information supplied or to be supplied by Modern Media for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, at the date the Proxy Statement or the Registration Statement is first mailed or at the time of the Modern Media Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in any material respect (subject to the qualifications and limitations set forth in the materials provided by Modern Media or that are included in the Modern Media Reports). Notwithstanding the foregoing, Modern Media does not make any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by, or on behalf of, the Group Companies for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement, or (b) any projections or forecasts or statements of opinion included in the Proxy Statement or the Registration Statement.

Section 4.13 Board Approval; Stockholder Vote. The board of directors of Modern Media (including any required committee or subgroup of the board of directors of Modern Media) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements to which Modern Media is a party and the consummation of the Transactions, and (b) determined that the consummation of the Transactions are in the best interests of Modern Media and the stockholders of Modern Media. Other than the approval of the Transaction Proposals, no other corporate proceedings on the part of Modern Media are necessary to approve the consummation of the Transactions.

Section 4.14 Trust Account.

(a) As of the date hereof, Modern Media has at least $211,800,000 (the “Trust Amount”) in the account established by Modern Media for the benefit of its public stockholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 17, 2017, by and between Modern Media and the Trustee (the “Trust Agreement”). Other than pursuant to the Trust Agreement, the obligations of Modern Media under this Agreement are not subject to any conditions regarding Modern Media’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no separate contracts, side letters or other understandings (whether written or unwritten, express or implied) (i) between Modern Media and the Trustee that would cause the description of the Trust Agreement in the Modern Media Reports to be inaccurate in any material respect, or (ii) to Modern Media’s knowledge, that would entitle any Person (other than stockholders of Modern Media holding Modern Media Common Stock sold in Modern Media’s initial public offering who shall have elected to redeem their shares of Modern Media Common Stock pursuant to Modern Media’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust

Account may be released except to pay income and franchise Taxes from any interest income earned in the Trust Account and to redeem Modern Media Common Stock in accordance with the provisions of Modern Media’s Organizational Documents. There are no Actions pending or, to Modern Media’s knowledge, threatened with respect to the Trust Account.

Section 4.15 Affiliate Transactions. Except as described in the Modern Media Reports, there are no transactions, agreements, arrangements or understandings between Modern Media, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Modern Media.

Section 4.16 Material Contracts. Except as included as exhibits to any Modern Media Report, Modern Media is not party to any Contract that would be required to be included or incorporated by reference as an exhibit to its Annual Report on Form 10-K for the yearly period ended March 31, 2018 (each, a “Modern Media Material Contract”).

Section 4.17 Solvency. Modern Media is not entering into this Agreement or the Transactions with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) and after giving effect to the Transactions, Modern Media (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will not have incurred and does not presently plan to incur debts beyond its ability to pay as they mature or become due.

Section 4.18 Benefit Plans. Modern Media does not maintain, sponsor or contribute to, or have any actual or contingent obligation or liability under, any Employee Benefit Plan (including, without limitation, any multiemployer plan (within the meaning of Section 3(37) of ERISA) or any pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code), nor does any Modern Media have any obligation or commitment to create or adopt any Employee Benefit Plan. Modern Media does not have any liability arising under Title IV of ERISA by reason of Modern Media’s affiliation with any of its ERISA Affiliates.

Section 4.19 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, other than in the case of fraud or material misrepresentation, Modern Media acknowledges and agrees that none of the Group Companies or any of their respective Affiliates, or any of their or their Affiliates’ respective Representatives has made, or is making, any representation or warranty whatsoever, express or implied (and Modern Media has not relied on any representation, warranty or statement of any kind by the Company or any of its Affiliates or any of their respective Representatives), beyond those expressly given in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Group Companies. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Modern Media or any of its Affiliates or Representatives) or management presentations that have been or shall hereafter be provided to Modern Media or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of any of the Group Companies, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article III.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company. The Company agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) the

Luxembourg Merger Closing, except as required by applicable Law and/or as otherwise contemplated by this Agreement, including to effect the Merger or Luxembourg Merger, or as consented to by Modern Media (which consent shall not be unreasonably withheld, conditioned or delayed) or in consultation with Modern Media (only with respect to Section 5.1(b)(v) and Section 5.1(b)(vii)):

(a) the Company shall, and shall cause each Company Subsidiary to, conduct its business in the Ordinary Course in all material respects, timely file all required Tax Returns and pay all required Taxes, and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its officers and key employees, (iii) maintain existing relationships with its Material Customers and Material Suppliers, and (iv) undertake the actions set forth on Schedule 5.1(a) prior to the Closing; and

(b) except as set forth on Schedule 5.1(b), the Company shall not, and shall cause each Company Subsidiary not to, effect any of the following:

(i) make any change in or amendment to its Organizational Documents, other than changes required to effect the conversions described in Section 5.8(c);

(ii) issue, allot or sell, or authorize to issue, allot or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue, allot or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance, allotment or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable (for the avoidance of doubt, this Section 5.1(b)(ii) shall not prohibit an Option Holder from otherwise exercising any or all Options held by such Option Holder in accordance with the applicable Option Agreement), other than to employees or consultants of any Group Company or other similar Persons providing any Group Company with goods or services in the Ordinary Course;

(iii) split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable;

(iv) other than in the Ordinary Course, sell, lease, license, permit to lapse, abandon or otherwise dispose of any of its properties or assets that are material to its business;

(v) amend in any material adverse respect or terminate any (A) Contracts listed on Schedule 3.13, (B) settlement Contracts providing for injunctive or equitable relief, or (C) Contracts with Material Customers or Material Suppliers, or (D) Contracts related to endorsements (or similar arrangements) or marketing Contracts related to digital vendor Contracts, or enter into a Contract which had it been entered into prior to the date hereof would have been such a Contract; provided, however, that the Company and the Company Subsidiaries may renegotiate the terms of, or otherwise extend, any Company Material Contract that has expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within six (6) months after the date hereof;

(vi) (A) incur any Indebtedness in excess of €200,000, other than short-term Indebtedness or letters of credit incurred in the Ordinary Course or borrowings under existing credit facilities, or (B) make any loans or advances to any other Person, other than loans and advances to employees in the Ordinary Course;

(vii) (A) grant or agree to grant to any employee or other independent contractor of the Company or any of the Company Subsidiaries, who has annual compensation in excess of €100,000, any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, except as specifically granted pursuant to a written agreement entered into prior to the date hereof, or

(B) adopt or establish any new compensation or Employee Benefit Plans or arrangements, or amend, terminate, or agree to amend or terminate any existing Company Benefit Plans in any material manner, or (C) accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Benefit Plan (including any plan or arrangement that would be a Company Benefit Plan if it was in effect on the date hereof), or (D) make or agree to make any bonus or incentive payments to any individual outside of the currently effective bonus plan as has been made available to Modern Media, or (E) enter into any new collective bargaining agreement, except (1) as may be required under applicable Law, (2) as required pursuant to the Company Benefit Plans or collective bargaining agreements of the Company or any of the Company Subsidiaries in accordance with their existing terms as in effect on the date hereof, (3) for payment of any accrued or earned but unpaid compensation, or (4) pursuant to employment, retention, change-of-control or similar type Contracts existing as of the date hereof, provided to Modern Media prior to the date hereof and set forth on Schedule 3.17(a) or (F) modify in any respect the terms of any existing employment, consulting or other compensation agreement or collective bargaining agreement or (G) make any change to the key management structure of the Group Companies, including the hiring and firing of additional officers or termination of existing officers (other than for “cause”);

(viii) unless required by applicable Law or as a result of a determination by a Governmental Entity that is final, (A) make, change or rescind any Tax election, except as specifically required under Section 5.8(c), (B) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, (C) change any Tax period, (D) adopt or change any method of Tax accounting, (E) file any amended Tax Return, (F) surrender any right to claim a refund of Taxes, (G) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement related to any Tax, or (H) request any Tax ruling from a competent authority;

(ix) cancel or forgive any Indebtedness in excess of €200,000 owed to the Company or any of the Company Subsidiaries, other than Indebtedness of the Company to a Company Subsidiary or Indebtedness for borrowed money of a Company Subsidiary to the Company or to another Company Subsidiary that does not result in a material post-Closing Tax or other liability;

(x) except as may be required by Law or IFRS, make any material change in the financial or tax accounting methods, principles or practices of the Company (or change an annual accounting period);

(xi) accelerate any receivables or prepay any payables, due under any Contract or otherwise, except and unless otherwise accounted for in the Interim Financial Statements;

(xii) grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Properties, other than in the Ordinary Course;

(xiii) declare, set aside or pay any dividend or make any other distribution with respect to any Group Company’s outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities) other than the payment of cash dividends or cash distributions from one Group Company to another Group Company;

(xiv) make any material change to any of the cash management practices of the Company or any Company Subsidiary, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xv) waive, release, assign, settle or compromise any material rights, claims, suits, Actions, audits, reviews, hearings, or investigations(whether civil, criminal, administrative or investigative) against the Company or any Company Subsidiary other than waivers, releases, assignments, settlements or compromises that do not exceed €200,000 in the aggregate;

(xvi) make or incur any capital expenditures, except for capital expenditures (A) in the Ordinary Course, (B) in an amount not to exceed €500,000 in the aggregate, or (C) in any budget provided to Modern Media in writing prior to the date hereof;

(xvii) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course, or (B) other assets in an amount not to exceed €3 million in the aggregate;

(xviii) enter into any new line of business;

(xix) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Merger and as contemplated by this Agreement;

(xx) fail to use its commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies consistent with levels maintained by the Company and each Company Subsidiary on the date of this Agreement, other than in the Ordinary Course; or

(xxi) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

Section 5.2 Interim Operations of Modern Media. Modern Media agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) the Merger Closing, except as otherwise contemplated by this Agreement, including to effect the Merger or Luxembourg Merger, or as consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) or as required to implement the Transaction contemplated hereunder, that Modern Media shall not effect any of the following:

(a) make any change in or amendment to its Organizational Documents, other than with respect to changing its fiscal year or as otherwise contemplated by the Agreement (including Section 5.19).

(b) issue, allot or sell, or authorize to issue, allot or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue, allot or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance, allotment or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable;

(c) split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable (other than in accordance with the Modern Media Common Stockholder Redemption or the Merger at the Closing);

(d) declare, set aside or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Modern Media) or otherwise make any payments to any stockholder of Modern Media in their capacity as such (other than in accordance with the Modern Media Common Stockholder Redemption at the Closing);

(e) other than in the Ordinary Course, sell, lease, license, permit to lapse, abandon or otherwise dispose of any of its properties or assets that are material to its business;

(f) incur any Indebtedness in excess of €100,000, or (B) make any loans or advances to any other Person;

(g) except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices of Modern Media (other than a change of an annual accounting period);

(h) take any action that will or is reasonably likely to prevent, delay or impede the consummation of the Merger or the other Transactions;

(i) with respect to Modern Media, fail to be listed as a public Company on NASDAQ;

(j) with respect to Modern Media, fail to use its commercially reasonable efforts to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act;

(k) make any amendment or modification to the Trust Agreement;

(l) make or allow to be made any reduction in the Trust Amount, other than as expressly permitted by its Organizational Documents;

(m) enter into, amend or modify any transaction or Contract with Modern Media, Modern Media Sponsor, or any of their respective Affiliates, other than as set forth on Section 5.2 of the Modern Media Disclosure Schedule;

(n) directly or indirectly acquire, whether by Merger or consolidating with, or acquiring all or substantially all of the assets, of any other Person;

(o) waive, release, assign, settle or compromise any material rights, claims, suits, Actions, audits, reviews, hearings or investigations (whether civil, criminal, administrative or investigative) against Modern Media or any of its Affiliates;

(p) amend in any material adverse respect or terminate any (A) settlement Modern Media Material Contract providing for injunctive or equitable relief, or (B) Modern Media Material Contracts;

(q) make or incur any capital expenditures; or

(r) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.2.

Section 5.3 Trust Account. Upon satisfaction or waiver of the conditions set forth in ARTICLE VI and provision of notice thereof to the Trustee (which notice Modern Media shall provide to the Trustee in accordance with the terms of the Trust Agreement, and which notice will be subject to the approval of the Company), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Modern Media (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts payable to stockholders of Modern Media holding shares of the Modern Media Common Stock sold in Modern Media’s initial public offering who shall have previously validly elected to redeem their shares of Modern Media Common Stock pursuant to Modern Media’s Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.4 Commercially Reasonable Efforts; Consents.

(a) Each of the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions and take all steps set out in the Transaction Step Plan, or use their respective commercially reasonable efforts to procure that such steps are taken, reasonably promptly after the date hereof, including obtaining all Licenses, consents, approvals, authorizations, qualifications and Orders of Governmental Entities necessary to consummate the Transactions; provided, that in no event shall any Group Company be required to pay any material fee, penalty or other consideration to obtain any license, permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the Transactions.

(b) Without limiting the generality of the foregoing, each Party will promptly after execution of this Agreement (but in no event later than five (5) Business Days after the date hereof) make all filings or submissions as are required under applicable Anti-Trust and Competition Laws. Each Party will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under applicable Anti-Trust and Competition Laws and will take all other actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the generality of the foregoing, and subject to applicable Law, each of the Group Companies and Modern Media will: (A) promptly notify other Parties of any written communication made to or received by them, as the case may be, from any Governmental Entity regarding any of the Transactions; (B) permit each other to review in advance any proposed written communication to any such Governmental Entity and consider in good faith reasonable comments thereto; (C) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and (D) furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Entity of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other Order or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 5.5 Public Announcements. None of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. Nothing in this Section 5.5 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release (including in connection with the exercise of the fiduciary duties of the board of directors of Modern Media), including to effect the Merger or Luxembourg Merger, or limit disclosures of information made by any of the Group Companies to its direct and indirect equity holders (including in connection with the drag-along notice delivered to the Company Shareholders in accordance with the Transaction Step Plan), investors and Affiliates, accountants, consultants, and legal counsel (so long as, in each case, such disclosure has a valid business purpose and is effected in a manner consistent with customary practices (including with respect to confidentiality)); provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties.

Section 5.6 Notice of Certain Matters. From the date hereof through the Closing, the Company, on the one hand, and Modern Media, on the other hand, shall disclose in writing (i) any event, fact or circumstance that will cause the failure of any condition set forth in Section 6.1, Section 6.2, or Section 6.3, as applicable, to be satisfied, (ii) any material Actions in connection with the Transactions commenced or, to the knowledge of Modern Media or to the Knowledge of the Company, threatened against Modern Media or any Group Company, as the case may be, or (iii) any written notice or other written material communication from any Governmental Entity in connection with the Transactions; provided, that a party’s good-faith failure to comply with this Section 5.6 shall not provide the other party the right not to consummate the Closing or to effect the Transactions.

Section 5.7 Access to Information; Confidentiality.

(a) From the date hereof until the Closing, upon reasonable notice, the Company shall, and shall cause each Company Subsidiary to, provide to Modern Media and their Representatives during normal business hours reasonable access to all employee, facilities, books and records of the Company and the Company Subsidiaries reasonably requested; provided that (a) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the Transactions, (b) such access shall not unreasonably interfere with the normal operation of any Group Company, (c) such inspection shall be conducted at Modern Media’s sole cost and expense with reasonable notice, and (d) nothing herein shall require the Company to provide access to, or to disclose any information to, Modern Media or any of their Representatives if such access or disclosure, in the good faith reasonable belief of the Company, (i) would waive any legal privilege or (ii) would be in violation of applicable Laws or regulations of any Governmental Entity. Without limiting the generality of the foregoing, the Company will provide to Modern Media financial information (including revenue, cash and subscribers), for each month reasonably promptly after it becomes available to its management, and be available to respond to reasonable inquiries from Modern Media concerning such information. All of such information provided to Modern Media shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein.

(b) From the date hereof until the Closing, Modern Media will provide the Company with full information promptly after it becomes available to Modern Media regarding the capital raising process, including but not limited to, feedback from investors and the sales team, roadshow schedule, indications of interest and/or orders. Without limiting the generality of the foregoing, Modern Media will provide to the Company before any investor meetings information on such investor, including sector focus, type of investor (hf, lo, value, growth, etc), holdings in peers, and other related information about the investor and the institution in order for the Company and its management to properly prepare ahead of such meetings. Modern Media will at least approach the investors in an investor list provided by Modern Media in writing to the Company on or prior to the date of this Agreement. A preliminary proposed investor roadshow schedule, which is subject to change, was provided by Modern Media in writing to the Company on or prior to the date of this Agreement.

Section 5.8 Tax Matters.

(a) Preservation of Records. Except as otherwise provided in this Agreement, PubCo agrees that it shall, and it shall cause the Group Companies to, (i) preserve and keep the Tax and accounting records of the Group Companies for a period of ten (10) years from the Closing, or for any longer periods as may be required by any Governmental Entity or ongoing litigation, and (ii) make such records available to the Shareholders as may be reasonably required by the Shareholders. If PubCo, the Company or any Company Subsidiary wishes to destroy such records before the time specified above, PubCo shall first give thirty (30) days’ prior written notice to the Shareholders and the Shareholders shall have the right at their respective option and expense, upon prior written notice given to PubCo within that thirty (30)-day period, to take possession of the records within ninety (90) days after the date of such Shareholder’s notice to PubCo.

(b) FIRPTA Certificate. At or prior to the Closing, the Company shall deliver or cause to be delivered to Modern Media (i) a certificate of the Company, prepared in accordance with the requirements of Treasury Regulations Section 1.1445-2(c)(3), certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2).

(c) Tax Elections; Certain Transfers.

(i) At or prior to the Closing, the Company will, and will cause each other Group Company that is not a U.S. company to, elect to be treated as disregarded for U.S. federal income Tax purposes. To the extent any such Group Company is not eligible to make such election, the Company will, or will cause such other Group Company to, convert into an eligible entity within the meaning of Treasury Regulations Section 301.7701-3 and to elect to be treated as disregarded for U.S. federal income Tax purposes.

(ii) From and after the Merger Closing, neither PubCo nor any Group Company shall take, or permit to be taken, any action which would be reasonably likely to result in Treasury Regulations Section 1.367(a)-3 (including the provisions regarding indirect stock transfers) applying to the Merger, including (for the avoidance of doubt) transferring any asset previously held by Modern Media to any Group Company that is not treated as disregarded for U.S. federal income Tax purposes.

(d) Closing Confirmation. At or prior to the Luxembourg Merger Closing, the Company shall deliver or cause to be delivered to Modern Media written confirmation, in a form reasonably acceptable to Modern Media, that no Company Shares have been issued for Cash Equivalents during the three-year period ending on the Luxembourg Merger Closing Date.

(e) Tax Returns; Payment of Taxes. PubCo shall (i) prepare and file all Tax Returns of Modern Media that are due after the Merger Effective Time and (ii) pay all Taxes required to be paid by Modern Media with respect to any taxable period ending on or before the Merger Effective Time. At least 30 days prior to the due date for any such Tax Return, PubCo shall deliver a draft of such Tax Return to the SPAC Representatives for review and comment. At least ten days prior to the due date for such Tax Return, the SPAC Representatives shall deliver to PubCo any comments they may have with respect to such Tax Return, and PubCo shall consider in good faith all reasonable comments of the SPAC Representatives; provided, that PubCo shall accept any comment of the SPAC Representatives to the extent such changes relate to the treatment of the Merger for U.S. federal income tax purposes. The Parties agree to treat, for all U.S. federal income Tax purposes, the Merger as a reorganization as described in Section 368(a)(1)(F) of the Code and shall prepare and file all Tax Returns in a manner consistent therewith. No Party shall take any action reasonably likely to cause the Merger to not so qualify, including taking any position inconsistent with the treatment set forth in this Section 5.8(d) on any Tax Return, in connection with any audit or other Tax proceeding or otherwise, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local, or non-U.S. Law).

Section 5.9 Directors’ and Officers’ Indemnification.

(a) PubCo agrees, as the Ultimate Surviving Company, to indemnify , defend and hold harmless any individual who, at or prior to the Merger Effective Time, was a director, officer, employee or agent of Modern Media, the Company or any Company Subsidiary (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) to the fullest extent permitted under applicable Law, with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of Modern Media, the Company or any Company Subsidiary or as trustees or fiduciaries of any plan for the benefit of employees of Modern Media, the Company or any Company Subsidiary, including the execution of the

Transactions. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any Action, or investigation in connection with any matter, including the Transactions, occurring prior to, on or after the Merger Effective Time, the Ultimate Surviving Company, from and after the Merger Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. PubCo shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.9 (a) or any action involving an Indemnified Person resulting from the Transactions subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder. The Ultimate Surviving Company shall not settle, compromise or consent to the entry of judgment in any Action or investigation or threatened Action or investigation without the written consent of such Indemnified Person.

(b) Prior to the Closing, Modern Media shall purchase, through a broker of Modern Media’s choice, and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by Modern Media, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, but not materially more advantageous than, in the aggregate, the coverage currently provided by such current policy, (ii) “run off” coverage as provided by Modern Media’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than, but not materially more advantageous than, the coverage provided under Modern Media’s existing policy, and (iii) a policy of directors’ and officers’ liability insurance in relation to the Company and the Company Subsidiaries with substantially the same coverage and amounts and terms and conditions substantially the same as the coverage currently provided by the current policy of directors’ and officers’ liability insurance maintained by Modern Media; provided, however, that the Tail Premium (as defined below) shall not exceed 200% of Modern Media’s current annual premium for Modern Media’s current policy of directors’ and officers’ liability insurance, and provided further that if the annual premium exceeds such amount, then Modern Media shall obtain such insurance with the greatest coverage available but not materially more advantageous than the existing policy for a cost not exceeding such amount. The amount paid by Modern Media under this Section 5.9(a) shall be referred to as the “Tail Premium.”

(c) From and after the Merger Effective Time, PubCo as the Ultimate Surviving Company, agrees, to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of Modern Media or as trustees or fiduciaries of any plan for the benefit of employees of Modern Media, occurring prior to the Merger Effective Time, including the execution of, and the Transactions. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any Action, or investigation in connection with any matter, including the Transactions, occurring prior to, on or after the Merger Effective Time, the Ultimate Surviving Company, from and after the Merger Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. PubCo shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.9 or any action involving an Indemnified Person resulting from the Transactions subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(d) Notwithstanding any other provisions hereof, the obligations of Modern Media and PubCo contained in this Section 5.9 shall be binding upon the successors and assigns of Modern Media and PubCo, respectively. In the event any of Modern Media or Pubco, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Modern Media or PubCo, as the case may be, honor the indemnification and other obligations set forth in this Section 5.9.

(e) The obligations of Modern Media and PubCo under this Section 5.9 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.9 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section 5.9).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Modern Media or PubCo or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

(g) The Parties acknowledge and agree that the Ultimate Surviving Company shall enter into indemnification agreements with each of the Ultimate Surviving Company’s officers and directors.

Section 5.10 Proxy Statement; Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement and the availability of the Financial Statements and the Interim Financial Statements, Modern Media shall, in accordance with this Section 5.10, prepare and file with the SEC, in preliminary form, a proxy statement in connection with the Transactions and the Offer (as amended or supplemented, the “Proxy Statement”) and provide its stockholders with the opportunity for up to 20,700,000 shares of Modern Media Common Stock (the “Offering Shares”) to be redeemed in conjunction with a stockholder vote on the Transactions, such proxy to be sent to the stockholders of Modern Media relating to the Modern Media Common Stockholders Meeting in definitive form, all in accordance with and as required by Modern Media’s Organizational Documents, any related agreements with Modern Media, Modern Media Sponsor and its Affiliates, applicable Law and any applicable rules and regulations of the SEC and NASDAQ. Without limitation, in the Proxy Statement, Modern Media shall (i) solicit proxies from holders of Modern Media Common Stock and Modern Media to vote at the Modern Media Common Stockholders Meeting in favor of (A) the adoption of this Agreement and the approval of the Transactions pursuant to Section 251 of the DGCL, and (B) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “Transaction Proposals”), and (ii) file with the SEC financial and other information about the Transactions in accordance with Regulation 14A of the Exchange Act. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. As promptly as practicable following the execution and delivery of this Agreement, PubCo shall prepare and file with the SEC a registration statement on Form F-4 (as amended or supplemented, the “Registration Statement”), in which the Proxy Statement shall be included, pursuant to which the PubCo Shares and PubCo Warrants (and the PubCo Shares issuable upon the exercise of such PubCo Warrants but in each case other than shares of Modern Media Common Stock held by Modern Media Sponsor) to be issued to the holders of Modern Media Common Stock, Modern Media Rights and Modern Media Warrants, as applicable, pursuant to the Merger shall be registered for issuance under the Securities Act. In addition, PubCo shall use commercially reasonable efforts to register the issuance and resale of the PubCo Shares to be issued to the Company Shareholders and the Modern Media Sponsor on the Registration Statement and if not so registered, the PubCo agrees that, within forty-five (45) calendar days after the consummation of Closing it shall file with the SEC (at PubCo’s sole cost and expense) a registration statement registering such resale and PubCo shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof.

(b) As promptly as practicable after the Registration Statement shall have become effective, Modern Media shall mail the Proxy Statement to holders of Modern Media Common Stock of record, as of the record date to be established by the board of directors of Modern Media. Each of the Company and Modern Media shall furnish all information concerning such Party and its Affiliates to the other Party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Registration Statement, and the Proxy Statement and Registration Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Modern Media shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement or Registration Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Modern Media shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement.

(c) Prior to filing with the SEC or mailing to Modern Media’s Stockholders, Modern Media and PubCo will make available to the Company drafts of the Proxy Statement, and the Registration Statement, both preliminary and final, and will provide the Company with a reasonable opportunity to comment on such drafts, shall consider in good faith and all reasonable additions, deletions or changes suggested by the Company in connection therewith. Neither Modern Media nor PubCo shall file any such documents with the SEC (including response to any comments from the SEC with respect thereto) without prior notice the Company. Modern Media and PubCo will advise the Company promptly after receipt of notice thereof, of (i) the time when each of the Proxy Statement and the Registration Statement have been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, (iii) in the event the preliminary Proxy Statement or the Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement or the Registration Statement, (v) the issuance of any stop order by the SEC with respect to the Registration Statement, (vi) any request by the SEC for amendment of the Proxy Statement or the Registration Statement, (vii) any comments from the SEC relating to the Proxy Statement or the Registration Statement and responses thereto, or (viii) requests by the SEC for additional information. Modern Media and PubCo shall promptly respond to any SEC comments on the Proxy Statement and the Registration Statement and each shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act, and the Registration Statement declared effective by the SEC under the Securities Act, as soon after filing as practicable; provided, that prior to responding to any comments or material requests from the SEC, Modern Media will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts (including the proposed final version of such document or response).

(d) If at any time prior to the Modern Media Common Stockholders Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement so that the Proxy Statement or the Registration Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Modern Media or PubCo, as applicable, shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement or the Registration Statement containing such information. If, at any time prior to the Merger Effective Time, the Company discovers any information, event or circumstance relating to the Group Companies or any of their respective Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement or the Registration Statement so that the Proxy Statement or the Registration Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Modern Media or PubCo, as applicable, of such information, event or circumstance.

(e) Modern Media and PubCo shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.

(f) The Company shall use its commercially reasonable efforts to promptly provide Modern Media and PubCo with all information concerning the Group Companies reasonably requested by Modern Media for inclusion in the Proxy Statement, the Registration Statement and any amendment or supplement to the Proxy Statement or the Registration Statement (if any). The Company shall cause the officers and employees of the Group Companies to be reasonably available to Modern Media, PubCo and their counsel in connection with the drafting of the Proxy Statement and the Registration Statement and responding in a timely manner to comments on the Proxy Statement and the Registration Statement from the SEC. The Company shall provide to Modern Media and PubCo the audited consolidated balance sheet and related audited statements of operations and cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2018 no later than March 31, 2019.

(g) Modern Media shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with ARTICLE VIII. Modern Media shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer. Nothing in this Section 5.10(g) shall (i) impose any obligation on Modern Media to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Modern Media to terminate this Agreement in accordance with ARTICLE VIII.

(h) The Company will use its best efforts to cause its independent auditors to cooperate with the Parties in connection with the Transaction, including the preparation of the Proxy Statement and Registration Statement and will use its best efforts to obtain the consents of its independent auditors for use of their reports on the audited financial statements of the Company and to references to such independent auditors as experts in any Proxy Statement, Registration Statement or marketing material contemplated by the Transaction.

(i) Modern Media and PubCo shall use its best efforts to (i) cause the PubCo Shares to be issued to the Company Shareholders as provided in ARTICLE II to be approved for listing on NASDAQ upon issuance, and (ii) make all necessary and appropriate filings with NASDAQ and undertake all other steps reasonably required prior to the Closing to effect such listing.

Section 5.11 Stockholder Meetings.

(a) Modern Media shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold a meeting of Modern Media’s stockholders (the “Modern Media Common Stockholders Meeting”), for the purpose of voting on the Transaction Proposals, which meeting shall be held not more than thirty-five (35) days after the date on which Modern Media mails the Proxy Statement to its stockholders and the Draft Terms of Merger for the Merger have been published in Luxembourg in accordance with Luxembourg Law. Modern Media shall use its reasonable best efforts to obtain the approval of the Transaction Proposals, including by soliciting proxies as promptly as practicable in accordance with applicable Law and its Organizational Documents for the purpose of approving the Transaction Proposals. Modern Media shall, through its board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Modern Media Board Recommendation”) and Modern Media shall include the Modern Media Board Recommendation in the Proxy Statement. The board of directors of Modern Media shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Modern Media Board Recommendation (a “Change in Recommendation”). Modern Media agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Modern Media Common Stockholders Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any Change in Recommendation, and Modern Media agrees to establish a record date for, duly call, give notice of, convene and hold the Modern Media Common Stockholders Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Modern Media shall be entitled to postpone or adjourn the Modern Media Common Stockholders Meeting (a) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Modern Media has determined in good faith is required by applicable Law is disclosed to Modern Media’s stockholders and for such supplement or amendment to be promptly disseminated to the Modern Media’s stockholders prior to the Modern Media Common Stockholders Meeting, (b) if, as of the time for which the Modern Media Common Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Modern Media Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Modern Media Common Stockholders Meeting, or (c) by ten (10) Business Days in order to solicit additional proxies from stockholders in favor of the adoption of the Transaction Proposals; provided, that in the event of a postponement or adjournment pursuant to clauses (a) or (b) above, the Modern Media Common Stockholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Modern Media Common Stockholders Meeting be reconvened on a date that is later than five (5) Business Days prior to the Outside Date.

(b) The Company shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with Modern Media) for, duly call, give notice of, convene and hold a meeting of Company Shareholders for the purpose of approving the Share Exchange, which meeting shall be held as soon as reasonably practicable after the signing of this Agreement.

Section 5.12 Section 16 of the Exchange Act. Prior to the Closing, the board of directors of PubCo, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of PubCo Share pursuant to this Agreement by any officer or director of the Group Companies who is expected to become a “covered person” of PubCo for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 5.13 Nonsolicitation.

(a) From the date of this Agreement until the earlier of (x) the Merger Effective Time or (y) the date on which this Agreement is terminated, other than in connection with the Transactions, Modern Media agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Subsidiaries or any of its Representatives (including investment bankers, attorneys and accountants), in each case in such Representatives’ capacity in such role with Modern Media, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an initial Business Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to any initial Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an initial Business Combination, or (iii) enter into any agreement relating to an initial Business Combination. Modern Media shall promptly notify the Company of any submissions, proposals or offers made with respect to an initial Business Combination as soon as practicable following Modern Media’s awareness thereof.

(b) From the date of this Agreement until the earlier of (x) the Merger Effective Time or (y) the date on which this Agreement is terminated, other than in connection with the Transactions, the Company agrees that it will not, and will not authorize or (to the extent within its control) permit any of any Company Subsidiary or any of its or any Company Subsidiary’s Affiliates or Representatives (including investment bankers, attorneys and accountants), in each case in such Representatives’ capacity in such role with the applicable Group Company, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an Acquisition Proposal, (ii) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs the Company that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement relating to an Acquisition Proposal. The Company shall give notice of any Acquisition Proposal to Modern Media as soon as practicable following its awareness thereof. For purposes of this Agreement, “Acquisition Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions

(other than transactions with Modern Media) involving any acquisition, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the acquisition of all or any material portion of the Company or its businesses or assets or any material portion of the Company’s capital stock or other equity interests, other than any such restructuring or other transaction in accordance or in connection with this Agreement and the Transactions contemplated hereby.

Section 5.14 Employment Matters.

(a) For a period commencing on the Luxembourg Merger Closing Date and ending on the twelve (12) month anniversary of the Luxembourg Merger Closing Date, PubCo or its Affiliates shall take all action necessary to ensure that each employee of the Company shall continue to receive base wages or salaries, bonus opportunities, and employee benefits that are no less favorable to such employees than the rates of wages and salaries paid, bonus opportunities offered, and employee benefits offered to such employees by the Company immediately prior to the Luxembourg Merger Closing Date.

(b) PubCo shall or shall cause its Affiliates to credit employees of the Company with all service credited to such employees as of the Luxembourg Merger Closing Date in addition to service earned with PubCo or its Affiliates after the Luxembourg Merger Closing Date for all purposes (including purposes of eligibility, vesting and levels of benefits, such as the amount of any vacation, sick days, severance, termination indemnities, layoff and similar benefits) under any Employee Benefit Plans and programs in which such employees are eligible to participate on or after the Luxembourg Merger Closing Date.

(c) PubCo shall and shall cause its Affiliates to provide, honor and recognize all (i) accrued but unused vacation for the employees of the Company as of the Luxembourg Merger Closing Date; (ii) all plans, programs, agreements, or arrangements for the payment of severance and termination indemnities to the employees of the Company that are in existence as of the Luxembourg Merger Closing Date; and (iii) all employment agreements for the employees of the Company that are in existence as of the Luxembourg Merger Closing Date.

(d) Notwithstanding anything set forth herein to the contrary, (i) the parties do not intend for this Agreement to amend any Company Benefit Plans or arrangements or create any rights or obligations except between the parties, (ii) no current or former employee of the Company, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim hereunder, and (iii) nothing in this Agreement shall create any obligation on the part of PubCo or its Affiliates to continue the employment of any employee of the Company for any definite period following the Luxembourg Merger Closing Date.

Section 5.15 Release. Effective as of the Closing, Modern Media and the Ultimate Surviving Company on behalf of itself and its past, present or future successors, assigns, equity holders, partners, Affiliates and Representatives (including their past, present or future officers and directors) (the “Releasors”) hereby irrevocably and unconditionally releases, acquits and forever discharges the Company Shareholders, their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective Representatives, and each individual who was a director of any Group Company at or prior to the Closing, of and from any and all Actions, damages, accounts, liabilities and obligations (including attorneys’ fees) held by any Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to such Company Shareholder’s ownership of securities of the Company or such director’s service as a director of the Company, except for any of the foregoing set forth in, pursuant to, or arising out of this Agreement or the Transactions. The Releasors irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Action of any kind against any released party, based upon any matter released hereby.

Section 5.16 Shareholders’ Agreement. At the Closing, PubCo and the Majority Shareholders shall enter into a Shareholders’ Agreement substantially in the form attached hereto as Exhibit B (the “Shareholders’ Agreement”).

Section 5.17 Lock-Up Agreement. At the Closing, the Majority Shareholders, Modern Media Sponsor (or, if Modern Media Sponsor is dissolved prior to the Closing, Modern Media LLC and MIHI LLC), Apostolos N. Zervos and P. Schreuder (and their respective controlled entities) shall enter into Lock-Up Agreements substantially in the form attached hereto as Exhibit C (the “Lock-Up Agreements”).

Section 5.18 Equity Incentive Plan. At the Closing, PubCo shall authorize and implement an Equity Incentive Plan, embodying the terms attached hereto as Exhibit D.

Section 5.19 Trust Extension. Modern Media shall, (i) seek the approval the Modern Media Stockholders to extend the deadline for Modern Media to consummate a Business Combination to a date beyond February 17, 2019 as the Company and Modern Media may reasonably agree, and which may be structured, as agreed by Modern Media and the Company, as multiple monthly or other periodic extensions at the election Modern Media (which Modern Media may elect to extend, in each case, under consideration of a written request of the Company unless prohibited by applicable Law) (such applicable date, the “Additional Extension Deadline”) and (ii) use best efforts to obtain such approval (the “Trust Extension Approval”). Without limiting the foregoing, in order to seek such approval, Modern Media shall prepare and furnish to the SEC a proxy statement (the “Extension Proxy Statement”) on Schedule 14A to be used for the purpose of soliciting proxies from the Modern Media Stockholders to approve, at a special meeting of the Modern Media Stockholders to be held prior to February 17, 2019, an amendment to Modern Media’s certificate of incorporation and investment management trust agreement to extend the deadline for Modern Media to consummate a Business Combination to the Additional Extension Deadline, and which provides Modern Media’s stockholders with an opportunity to have their Modern Media Shares redeemed in connection therewith.

Section 5.20 No Leakage. Except as disclosed on Schedule 5.20, the Company will not cause or permit any Leakage to occur prior to the Luxembourg Merger Closing.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a) Injunction. There will be no effective Order of any nature prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(b) HSR Act. The applicable waiting periods under the HSR Act shall have expired or been terminated.

(c) Transaction Proposals. The approval of (i) the Transaction Proposals shall have been duly obtained in accordance with the DGCL, Modern Media’s Organizational Documents and the rules and regulations of NASDAQ and (ii) the Transaction shall have been duly obtained by the requisite vote of the LuxCo shareholders in accordance with the Luxembourg Company Act, if required.

(d) Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC. All necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of PubCo Shares to be issued in the Transaction shall have been obtained and shall be in effect, PubCo’s initial listing application with NASDAQ shall have been approved and the PubCo Shares shall have been approved for listing on NASDAQ.

(e) Completion of Offer. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(f) Trust Account. After giving effect to any Modern Media Common Stockholder Redemption contemporaneous with the Closing and the payment of fees, costs and expenses of Modern Media in connection with the Transaction (excluding the Stamp Duty Amount (if any) and the fees, costs and expenses of the Group Companies), (i) the funds contained in the Trust Account and any additional capital otherwise available to Modern Media shall be not less than $60,000,000 and (ii) there shall be no Actions pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on Modern Media’s ability to perform its obligations hereunder.

Section 6.2 Conditions to Obligations of the Company . The obligations of the Company to consummate the Transactions are further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Modern Media contained in Section 4.1(a), Section 4.3, Section 4.4 shall be true and correct in all respects (except for de minimis inaccuracies) as of the Merger Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Merger Closing Date, in which case such representations and warranties need only be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date); and

(ii) each of the other representations and warranties of Modern Media contained in ARTICLE IV shall be true and correct as of the Merger Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Merger Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would or would reasonably be expected to have a material adverse effect on the ability of Modern Media to consummate the Transactions (ignoring for the purposes of this Section 6.2(a)(ii) any qualifications by “materiality” contained in such representations or warranties).

(b) Performance of Obligations. Modern Media shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof, including without limitation obtaining the amendment to the Right Agreement referred to in Section 2.1.

(c) Modern Media Officer’s Certificate. An authorized officer of Modern Media shall have executed and delivered to the Company a certificate (the “Modern Media Closing Certificate”) as to compliance with the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) hereof.

(d) No Material Adverse Effect. Since the date of this Agreement, no event or events shall have occurred, which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Modern Media.

Section 6.3 Conditions to Obligations of Modern Media . The obligations of Modern Media to consummate the Merger are further subject to the satisfaction (or written waiver by Modern Media) at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in Section 3.1(a) (Organization), Section 3.2 (Authorization), Section 3.4(a) (Capitalization), Section 3.4(b) (Capitalization), Section 3.5 (Company Subsidiaries) Section 3.14(k), Section 3.14(m), Section 3.14(n) (Taxes) and Section 3.29 (No Leakage) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Merger Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Merger Closing Date, in which case such representations and warranties need only be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date);

(ii) The representations and warranties of the Company contained in Section 3.1(b) (Organization) Section 3.3 (Organization of LuxCo), Section 3.4(c) (Capitalization), Section 3.11 (Intellectual Property) Section 3.13(a)(vi) (Content Licensing Agreements), Section 3.20 (Certain Fees), and Section 3.21 (Service KPIs and Subscribers), shall be true and correct in all material respects as of the Merger Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Merger Closing Date, in which case such representations and warranties need only be true and correct in all respects as of such earlier date); and

(iii) Without giving effect to any qualification as to materiality or Material Adverse Effect contained therein and except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the other representations and warranties of the Company contained in ARTICLE III shall be true and correct as of the Merger Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Merger Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date).

(b) Performance of Obligations. The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Merger Closing pursuant to the terms hereof.

(c) Company Officer’s Certificate. An authorized officer of the Company shall have executed and delivered to Modern Media a certificate (the “Company Closing Certificate”) as to the Company’s compliance with the conditions set forth in Section 6.3(a), Section 6.3(b), Section 6.3(d).

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

Section 6.4 Conditions to Obligations of PubCo. The obligations of PubCo to consummate the Luxembourg Merger are further subject to the satisfaction (or written waiver by PubCo) at or prior to the Luxembourg Merger Closing of the following conditions:

(a) The conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d) shall have been satisfied or waived as though such conditions were required to be satisfied or waived at or prior to the Luxembourg Merger Closing; provided that for purposes of this Section 6.4, any reference in such conditions to “Merger Closing” will be deemed to refer to the “Luxembourg Merger Closing” and any reference to the “Merger Closing Date” will be deemed to refer to the “Luxembourg Merger Closing Date”.

(b) An authorized officer of the Company shall have executed and delivered to PubCo a certificate as to the Company’s compliance with the condition set forth in Section 6.4(a).

Section 6.5 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 6.1, Section 6.2, Section 6.3 or Section 6.4, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE VII

CLOSING

Section 7.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Merger Closing”) shall occur as promptly as possible, and in any event no later than the later of (i) three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in ARTICLE VI (other than those conditions that by their nature are to be fulfilled at the Merger Closing, but subject to the satisfaction or waiver of such conditions), (ii) on such other date as the Parties may agree in writing or (iii) the closing of the Share Exchange. Subject to the Merger Closing, the closing of the Luxembourg Merger (the “Luxembourg Merger Closing”) will occur on the calendar day following the Merger Closing. References herein to the “Closing” will refer collectively to the Merger Closing, the closing of the Share Exchange and the Luxembourg Merger Closing. The date of the Merger Closing shall be referred to herein as the “Merger Closing Date”. The date of the Luxembourg Merger Closing shall be referred to herein as the “Luxembourg Merger Closing Date”. The Closing shall take place at the offices of Arendt & Madernach S.A. located at 41A avenue JF Kennedy L-2082, Luxembourg or such other place as the Parties may agree in writing, and at such times on the Merger Closing Date and the Luxembourg Merger Closing Date as the Parties agree in writing.

Section 7.2 Deliveries by the Company. At the Merger Closing, the Company will deliver or cause to be delivered to Modern Media (unless delivered previously) the Company Closing Certificate, executed by an authorized officer of the Company.

Section 7.3 Deliveries by LuxCo. At the Luxembourg Merger Closing, LuxCo will deliver or cause to be delivered to PubCo:

(a) the Shareholders’ Agreement executed by the Majority Shareholders;

(b) the Employment Agreements, each executed by the respective executive employee;

(c) the certificate required by Section 6.4(b); and

(d) all documents required to legally implement the Luxembourg Merger.

Section 7.4 Deliveries by Modern Media. At the Merger Closing, Modern Media will deliver or cause to be delivered to the Company the following:

(a) the Modern Media Certificate of Merger, executed by Modern Media;

(b) the Modern Media Closing Certificate; and

(c) all documents required to legally implement the Merger.

Section 7.5 Deliveries by PubCo. At the Luxembourg Merger Closing, PubCo will deliver or cause to be delivered to LuxCo the following:

(a) the Shareholders’ Agreement executed by PubCo;

(b) the Employment Agreements executed by PubCo; and

(c) all documents required to legally implement the Luxembourg Merger.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time at or prior to the Merger Closing:

(a) in writing, by mutual consent of the Parties;

(b) by Modern Media or the Company if the conditions set forth in Section 6.1 are unable to be satisfied prior to the Outside Date or are otherwise not satisfied as of the Merger Closing;

(c) by Modern Media if the conditions set forth in Section 6.3 cannot be satisfied (otherwise than through its own default) or if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.3 not being satisfied as of the Merger Closing Date (a “Terminating Company Breach”), and (ii) shall not have been cured within twenty (20) days after written notice from Modern Media of such Terminating Company Breach is received by the Company (such notice to describe such Terminating Company Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that Modern Media is not then in material breach of any of its respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.3;

(d) by the Company if the conditions set forth in Section 6.2 cannot be satisfied (otherwise than through its own default) or if there has been a breach of any representation, warranty, covenant or other agreement made by Modern Media in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.2 not being satisfied as of the Merger Closing Date (a “Terminating Modern Media Breach”), and (ii) shall not have been cured within twenty (20) days after written notice from the Company of such Terminating Modern Media Breach is received by Modern Media (such notice to describe such Terminating Modern Media Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that the Company is not then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.2;

(e) by written notice by any Party if the Closing has not occurred on or prior to June 30, 2019 (the “Outside Date”) for any reason other than delay and/or nonperformance of the Party seeking such termination, in which case the non-terminating Party shall be deemed to be in breach of this Agreement;

(f) by the Company in the event Modern Media ceases to be listed on the NASDAQ, or its initial listing application in connection with the Transactions is not approved by NASDAQ by June 30, 2019;

(g) by Modern Media upon the disclosure of any event, fact or circumstance that is reasonably likely to cause the failure of any condition set forth in Section 6.3 to be satisfied and such failure cannot be cured within thirty (30) days of receipt of such disclosure by Modern Media or, in any event, within two (2) Business Days prior to the Closing;

(h) by the Company if (i) the board of directors of Modern Media shall have failed to recommend to its stockholders that they vote in favor of the adoption of the Transaction Proposals or failed to include the Modern Media Board Recommendation in the Registration Statement or (ii) there has been a Change in Recommendation;

(i) by Modern Media or the Company if the consummation of any of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Order of a court of competent jurisdiction unless the terminating Party’s willful breach is the primary reason for such injunction or prohibition;

(j) by Modern Media or the Company if the approval of the Transaction Proposals is not obtained at the Modern Media Common Stockholders Meeting (including any adjournments thereof); or

(k) by Modern Media or the Company if the Trust Extension Approval is not obtained at special meeting of the Modern Media Stockholders.

Section 8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by Modern Media, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of any of Modern Media or the Company, except that this Section 8.2, Section 5.5 (Public Announcements), Section 9.1 (Fees and Expenses), Section 9.2 (Notices), Section 9.3 (Severability), Section 9.7 (Consent to Jurisdiction, Etc.), Section 9.9 (Governing Law), and Section 9.18 (Trust Account Waiver) shall survive any termination of this Agreement. Nothing in this Section 8.2 shall (a) relieve or release any party to this Agreement of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of- pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s equity holders (taking into consideration relevant matters, including other combination opportunities and the time value of money, which shall be deemed in such event to be damages of such party)) arising out of such party’s willful or intentional breach of any provision of this Agreement, or (b) impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s obligations under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Fees and Expenses. Following the Closing, the Group Companies shall pay all fees, costs and expenses of the Group Companies (including Modern Media) incurred in connection herewith and the Transactions (and deferred in respect to Modern Media’s initial public offering), including the fees, costs and expenses of its financial advisors, accountants and counsel; provided, that in the event that this Agreement is terminated prior to the Closing (in accordance with its terms), each Party shall pay its own fees, costs and expenses incurred in connection herewith and the Transactions, including the fees, costs and expenses of its financial advisors, accountants and counsel; and provided further, that the fees, costs and expenses of Modern Media shall not be in excess of $15 million (and Modern Media shall cause some or all of the Modern Media Stockholders to bear any such excess), and the fees, costs and expenses of the Group Companies shall not be in excess of $3 million (and the Company shall cause some or all of the Company Shareholders to bear any such excess).

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or by e-mail with written confirmation of receipt, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Group Companies, to:

Akazoo Limited

101 Rose Street South Lane

Edinburgh, EH2 3JG

United Kingdom

Attention:     Apostolos N. Zervos, CEO

E-mail:          a.zervos@akazoo.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention:     Mitchell S. Nussbaum

E-mail:          mnussbaum@loeb.com

If to Modern Media (prior to the Closing) to:

Modern Media Acquisition Corp.

3414 Peachtree Road, Suite 480

Atlanta, GA 30326

Attention: Adam Kagan, General Counsel

E-mail: akagan@modernmediaco.com

with a copy (which shall not constitute notice) to:

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, GA 30309

Attention:     William B. Rowland

E-mail:          wbrowland@jonesday.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties.

Section 9.5 No Third Party Beneficiaries. Except as otherwise provided in Section 5.9, Section 5.9 or Section 9.15, this Agreement is exclusively for the benefit of the Company and the Majority Shareholders, and their respective successors and permitted assigns, with respect to the obligations of Modern Media under this Agreement, and for the benefit of Modern Media, its stockholders immediately prior to the Merger, and their respective successors and permitted assigns, with respect to the obligations of the Company, LuxCo and PubCo under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding anything herein to the contrary, the Company shall have the right to enforce the rights of the Company Shareholders to pursue damages in the event of a material breach of this Agreement by Modern Media, in which event the damages recoverable by the Company for itself and on behalf of the Company Shareholders shall be determined by reference to the total amount that would have been recoverable by the Company Shareholders if all such Company Shareholders brought an action against Modern Media and were recognized as intended third party beneficiaries hereunder.

Section 9.6 Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.7 Consent to Jurisdiction, Etc. Each Party hereby and any Person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware (save where, with respect to the Merger or Luxembourg Merger, Luxembourg Courts would have exclusive jurisdiction as a matter of lex societatis applying to LuxCo or PubCo, in which case the Courts of Luxembourg would have exclusive jurisdiction), and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such Action that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 9.7 is pending before a court, all Actions with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such Action may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such Action is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any Action described in this Section 9.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL DISPUTE IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 9.8 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto) or the Ancillary Agreements.

Section 9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, but save where, with respect to the Merger or Luxembourg Merger, Luxembourg mandatory law would apply as a matter of lex societatis applying to LuxCo or PubCo, in which case Luxembourg law would apply) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 9.10 Specific Performance. The Parties acknowledge that the rights of each Party to consummate the Transactions are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by any Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any Order sought by such non-breaching Party to cause the other Party to perform its respective agreements and covenants contained in this Agreement. Each Party further agrees that the only permitted objection that it may raise in response to any Action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 9.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 9.12 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties.

Section 9.13 Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 9.14 Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement or otherwise.

Section 9.15 No Recourse. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of Action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any of the Transactions, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties. No Person who is not a Party, including any current, former or future manager, stockholder, Affiliate, attorney, assignee or other Representative of, and any financial advisor or lender to, any Party, or any current, former or future manager, stockholder, Affiliate, attorney, assignee or other Representative of , and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of Action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any of the Transactions, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Laws, each Party hereby waives and releases all such liabilities, claims, Actions , and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Laws (other than as set forth in the Ancillary Agreements), (a) each Party hereby waives and releases any and all rights, demands, or Actions that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 9.16 Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) any statement in this Agreement to the effect that any information, document, or other material has been “made available” by any of the Group Companies or the Company Shareholders shall mean that a true, correct, and complete copy of such information, document, or other material was included in and available at the online data site hosted by iDeals at least two (2) Business Days prior to the date hereof, and (vii) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth in this Agreement and for disclosure purposes only if made available to Modern Media, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c) This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 9.17 Non-Survival. None of the representations, warranties, covenants, and agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing, except that such covenants and agreements that by their terms apply in whole or in part after the Closing shall survive the Closing in accordance with their terms.

Section 9.18 Trust Account Waiver. Notwithstanding anything else in this Agreement, the Group Companies acknowledge that they have read the prospectus dated May 11, 2017 (the “Prospectus”) and understand that Modern Media has established the Trust Account for the benefit of Modern Media’s public stockholders and that Modern Media may disburse monies from the Trust Account only (a) to Modern Media in limited amounts from time to time in order to permit Modern Media to pay its operating expenses, (b) if Modern Media completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, and (c) if Modern Media fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Modern Media in limited amounts to permit Modern Media to pay the costs and expenses of its liquidation and dissolution, and then to Modern Media’s public stockholders. All liabilities and obligations of Modern Media due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (x) to Modern Media’s public stockholders in the event they elect to have their shares redeemed in accordance with Modern Media’s Organizational Documents and/or the liquidation of Modern Media, (y) to Modern Media after, or concurrently with, the consummation of a Business Combination, and (z) to Modern Media in limited amounts for its operating expenses and tax obligations incurred in the Ordinary Course. The Group Companies and the Company Shareholders further acknowledge that, if the Transactions (or, upon termination of this Agreement, another Business Combination) are not consummated by February 17, 2019 (or the Additional Extension Deadline if the time to complete a Business Combination is extended pursuant to the Extension Proxy

Statement), Modern Media will be obligated to return to its stockholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Modern Media shall cause the Trust Account to be disbursed to Modern Media and as otherwise contemplated by this Agreement. Accordingly, the Group Companies and the Company Shareholders, for each of themselves and their respective Subsidiaries, Affiliates and affiliated entities, advisors, stockholders or other Representatives, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Modern Media for any reason whatsoever, including for a breach of this Agreement by Modern Media or any negotiations, agreements or understandings with Modern Media (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement; provided, that (i) nothing herein shall serve to limit or prohibit the Group Companies’ right to pursue a claim against Modern Media for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, and (ii) nothing herein shall serve to limit or prohibit any claims that the Group Companies may have in the future against Modern Media’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This paragraph will survive the termination of this Agreement for any reason.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

MODERN MEDIA ACQUISITION CORP.

By:	/s/ Lewis W. Dickey, Jr.
Name: Lewis W. Dickey, Jr.
Title: President and Chief Executive Officer

[Signature Page to Business Transaction Agreement]

LUXCO:

UNLIMITED MUSIC S.A.

Apostolos N. Zervos, acting in accordance with article 100-17 of the Luxembourg Company Act, on behalf and in the name of Unlimited Music S.A., which is in the process of incorporation as a Luxembourg public limited company (société anonyme)

/s/ Apostolos N. Zervos

[Signature Page to Business Transaction Agreement]

PUBCO:

MODERN MEDIA ACQUISITION CORP. S.A.

Modern Media LLC, acting in accordance with article 100-17 of the Luxembourg Company Act, on behalf and in the name of Modern Media Acquisition Corp. S.A., which is in the process of incorporation as a Luxembourg public limited company (société anonyme)

By:	/s/ Lewis W. Dickey, Jr.
Name: Lewis W. Dickey, Jr.
Title: Manager

[Signature Page to Business Transaction Agreement]

COMPANY:

AZAKOO LIMITED

By:	/s/ Apostolos Zervos
Name: Apostolos Zervos
Title: CEO

[Signature Page to Business Transaction Agreement]

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, each of the following terms (including the singular and plural thereof, as applicable) shall have the meaning set forth below:

“Actions” means actions, causes of action, mediations, suits, litigations, arbitrations, claims, or proceedings brought by or in front of any Governmental Entity.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person.

“Ancillary Agreements” means the Confidentiality Agreement, the Shareholders’ Agreement, the Exchange Agent Agreement, the Voting Agreement and the other documents delivered pursuant to this Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Anti-Trust and Competition Laws” means the HSR Act or any other foreign applicable Law designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business Combination” has the meaning given to such term in the Amended and Restated Certificate of Incorporation of Modern Media and includes any other similar transaction with Modern Media and/or its Subsidiaries.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York, London, England or Luxembourg City, Luxembourg.

“Cash Equivalent” means cash, cash equivalents, marketable securities, and any obligation of any Group Company or any obligation of a Person that owns five percent or more of any Group Company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each material Employee Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by any Group Company or with respect to which any Group Company has any material liability or material obligation.

“Company Share” means an A ordinary share, an B ordinary share, or an C ordinary share, in each case, of GBP €0.01 each, of the Company.

“Company Shareholders” means the holders of Company Shares.

“Company Subsidiary” means any Subsidiary of the Company.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 14, 2018, by and between the Company and Modern Media.

“Content Licensing Agreements” means all content licensing agreements of the Group Companies, including but not limited to content licensing agreements for music label content, performing rights publisher content, performing rights organizations and metadata.

“Contract” means any contract, lease, license, indenture, instrument, undertaking or other legally enforceable agreement, oral or written, to which any Group Company or Company Shareholder is a party and is bound.

“Employee Benefit Plan” means “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other retirement, deferred or incentive compensation, bonus, stock purchase, stock option, restricted stock, restricted stock unit, share appreciation right, phantom equity, equity or equity-based, employment, change in control, severance, separation, retention, vacation, paid time off, welfare benefit, fringe benefit, or other benefit or compensation plan, policy, contract, agreement, program, or arrangement.

“Employment Agreements” means the executive employment agreements to be executed at the Closing, by and between PubCo and each of the following executives: Apostolos N. Zervos, and Pierre Schreuder, in substantially the form attached hereto as Exhibit E.

“Environmental Laws” means all federal, state and local Laws relating to public or worker health and safety, protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air), pollution, or Hazardous Substances (including exposure to or Release of Hazardous Substances).

“Environmental Permits” means all Licenses applicable to any Group Company issued pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any corporation or trade or business (whether or not incorporated) which is or was, at the relevant time, treated with such entity as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means a nationally-recognized exchange or paying agent retained by PubCo and Modern Media to act as exchange agent with respect to the Merger.

“Exchange Agent Agreement” means the paying and exchange agent agreement to be entered into at or prior to Closing by PubCo, Modern Media, the Company, and the Exchange Agent.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” shall mean any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means any federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, tribunal, arbitrator, legislative body, authority, body or commission or other governmental authority or agency, or arbitral body (public or private), in the United States or in a foreign jurisdiction.

“Group Companies” means, collectively, the Company and each of the Company Subsidiaries.

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Group Companies is governed by or subject to applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financial Reporting Standards set forth by the International Accounting Standards Board.

“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course) and with respect to any conditional sale, title retention, consignment or similar arrangements, (d) under capital leases, (e) by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or currently payable and not contingent, (f) for earn-out or contingent payments related to acquisitions or investments, and (g) in respect of dividends declared or distributions payable, (h) for income Taxes, net of any prepaid and refundable income Taxes), (i) for payments to Affiliates of such Person (excluding, for purposes of the Company, any payments owed to other Group Companies), and (j) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person, in each case excluding intercompany indebtedness.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge of the Company” means the knowledge of the senior management and directors of the Group Companies, including the tax director (or similarly situated individual) after due inquiry.

“Law” means any common law, statutes, rules, codes, regulations, ordinances, determinations or Orders of, or issued by, applicable Governmental Entities.

“Leakage” means:

(a) the aggregate value of any payment of money or other item of value given to any Person (other than a Group Company) in connection with any action taken during the Locked Box Period that would have required the prior written consent of Modern Media under ARTICLE V if such action had been taken after the date of this Agreement and prior to the Luxembourg Merger Closing (after taking into account monetary thresholds, if any, set forth in such Sections);

(b) the aggregate value of any money paid or other item of value given by any Group Company to the Company Shareholders or any of their respective Affiliates (other than another member of the Group Companies), or any Indebtedness incurred or assumed by the Group Companies (other than Indebtedness of a Group Company assumed by another Group Company), in each case: (i) other than pursuant to commercial agreements entered into with respect to the procurement or sale of products or services by the Group Companies in the Ordinary Course and on terms which are on an arm’s length basis in the Ordinary Course; and (ii) during the Locked Box Period;

(c) the aggregate value of any waiver by any Group Company of any right to any benefit due from any Company Shareholder or any of their respective Affiliates;

(d) the aggregate value of any payments made (or that become due and payable) under Section 3.13(a)(iv) during or immediately following the Locked-Box Period;

(e) the aggregate amount of any commitment to do any of the matters referred to in clause (a) above, whether in or following the Locked Box Period; and

(f) the aggregate amount of any Tax arising on the Group Companies in connection with any of the matters referred to in clauses (a) to (d) above or any payment by the Group Companies to discharge any Tax on behalf of the Seller or any of its Affiliates.

“Legal Dispute” means any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all licenses, permits (including environmental, construction and operation permits) and certificates issued by any Governmental Entity.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions, licenses, deeds of trust, defects in title, contingent rights or other burdens, options or encumbrances.

“Locked Box Date” means June 30, 2018.

“Locked Box Period” means the period from (and including) the Locked Box Date to the Luxembourg Merger Closing Date.

“LuxCo Share” means a share, with nominal value of €1.00 each, of LuxCo.

“LuxCo Shareholders” means the holders of LuxCo Shares, after giving effect to the Share Exchange.

“Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that the term “Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by (a) changes or proposed changes in laws, regulations or interpretations thereof or decisions by courts or any Governmental Entity, (b) changes or proposed changes in GAAP or IFRS, as applicable, (c) actions or omissions of the Group Companies taken with the consent of any of Modern Media pursuant to this Agreement, (d) actions or omissions of the Group Companies required by this Agreement or the Ancillary Agreements, (e) actions or omissions of Modern Media and their respective Affiliates, (f) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (g) events or conditions generally affecting the industries in which the Group Companies operate, (h) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (i) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (j) the announcement or pendency of this Agreement or the Transactions or the identity of Modern Media in connection with the Transactions, (k) any matter to the extent the impact thereof is quantified in the Schedules, (l) the failure by any Group Company to take any action that is prohibited by this Agreement unless Modern Media has consented in writing to the taking thereof, (m) any change or prospective change in any

Group Company’s credit ratings, or (n) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that the matters described in clauses (a), (b) and (f) through (h) shall be included in the term “Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse impact on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the same business as the Group Companies).

“Material Customer” means each of the top ten (10) customers of the Group Companies based on amounts paid for goods or services during the Company’s fiscal year ended December 31, 2017.

“Material Supplier” means (a) each of the top ten (10) suppliers and vendors of goods and services to the Group Companies based on amounts paid for goods or services during the fiscal year ended December 31, 2017 and (b) any sole source supplier of any good or services of the Group Companies, in either case, including telecommunications partners or messenger partners of the Group Companies.

“Modern Media Dissenting Shares” means any shares of Modern Media Common Stock that are issued and outstanding immediately prior to the Merger Effective Time and in respect of which appraisal rights have been properly demanded in accordance with the DGCL in connection with the Merger.

“Modern Media Common Stock” means the common stock, par value $0.0001 per share, of Modern Media.

“Modern Media Common Stockholder Redemption” means the right held by certain stockholders of Modern Media to redeem all or a portion of their shares of Modern Media Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Modern Media to pay certain Taxes, divided by (b) the number of then outstanding shares of Modern Media Common Stock issued in connection with Modern Media’s initial public offering.

“Modern Media Reports” means each required form, statement, registration statement, prospectus, report, schedule, proxy statement and other document (including amendments, exhibits and schedules thereto and the other information incorporated therein) filed with or furnished to the SEC since May 17, 2017 by Modern Media.

“Modern Media Right” means a right to receive one-tenth of one (1) share of Modern Media Common Stock upon the consummation of Modern Media’s initial Business Combination

“Modern Media Rightholders” means the holders of Modern Media Rights.

“Modern Media Sponsor” means Modern Media Sponsor, LLC, a Delaware limited liability company.

“Modern Media Stockholders” means the holders of Modern Media Common Stock.

“Modern Media Warrantholders” means the holders of Modern Media Warrants.

“Order” means any award, order, judgment, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.

“Ordinary Course” means, with respect to any Party, the ordinary course of business consistent with the past practices of such Party.

“Organizational Documents” means (a) the certificate of incorporation, (b) bylaws, (c) articles of association, (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) any limited liability company, partnership or shareholder agreement, and (e) any amendment to any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith, in each case with adequate reserves established, (b) statutory or contractual Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet due and payable, (d) in the case of Leased Real Property, zoning, building, subdivision, entitlement or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title of record, none of which, individually or in the aggregate, would reasonably be expected to interfere in any material respect with the present use of or occupancy of the affected parcel of Leased Real Property by the applicable Group Company, (e) in the case of Leased Real Property, the interests of the lessors, sublessors and licensors with respect to the applicable Leased Real Property, and any Liens affecting such interests in the Leased Real Property, (f) Liens securing the Indebtedness of any Group Company to be released on or prior to Closing, and (g) in the case of Intellectual Property, non-exclusive licenses that are granted by or to a Group Company incidental to the receipt or provision of services by such Group Company or are granted by a Group Company to a third party or a third party to a Group Company in the Ordinary Course.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“PubCo Share” means a share, with a nominal value of €1.00 each, of PubCo.

“PubCo Warrant” means each warrant entitling the holder thereof to purchase one (1) PubCo Share at the same price per share as each Modern Media Warrant as of the Merger Effective Time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Right Agreement” means that certain Right Agreement dated May 17, 2017 by and between Modern Media and Continental Stock & Transfer Trust Company.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union and the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SPAC Representatives” means, collectively, Modern Media LLC and MIHI LLC.

“Stockholder Agreements” means any stockholder agreement in effect with respect to any equity securities of or any other interests in any of the Group Companies.

“Subsidiary” or “Subsidiaries” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Entity in connection with Taxes together with any attachments and all amendments thereto.

“Taxes” means all federal, state, local or non-U.S. taxes, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added, estimated, alternative or add-on minimum, unclaimed property, escheat, customs and all other taxes, assessments, duties, levies, and other governmental charges of any kind, whether disputed or not, and any charges, additions, interest or penalties imposed by any Governmental Entity with respect thereto, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

“Taxing Authority” means the IRS and any other United States or non-United States Governmental Entity responsible for the assessment, imposition or collection of any Taxes.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, details of which are set out in the Transaction Step Plan.

“Transaction Step Plan” means the plan attached hereto as Exhibit F, with such changes as may be agreed in writing from time to time between the Parties.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

Additionally, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	5.13(b)
Additional Extension Deadline	5.19
Agreement	Preamble
Author	3.11(f)
Balance Sheet Date	3.7(a)
Change in Recommendation	5.11
Closing	7.1
Company	Preamble
Company Closing Certificate	6.3(c)
Company Foreign Benefit Plan	3.17(b)(ix)
Company Intellectual Property	3.11(a)(iii)
Company Intellectual Property Agreements	3.11(a)(iv)
Company Material Contracts	3.13(a)
Company Privacy Commitments	3.11(p)
Company Privacy Policies	3.11(a)(vi)
Company Products	3.11(a)(vii)
Company Registered Intellectual Property	3.11(a)(viii)

Term	Section
Company Source Code	3.11(a)(ix)
Company Websites	3.11(a)(x)
Company-Owned Intellectual Property	3.11(a)(v)
Confidential Information	3.11(h)
DGCL	Recitals
DMCA	3.11(r)
Extension Proxy Statement	5.19
Financial Statements	3.7(a)
First Surviving Company	1.1(a)
ICT Infrastructure	3.11(o)
Indemnified Persons	5.9(a)
Intellectual Property	3.11(a)(xi)
Interim Balance Sheet	3.7(a)
Interim Financial Statements	3.7(a)
Lease	3.10(c)
Leased Real Properties	3.10(b)
Leased Real Property	3.10(b)
Leases	3.10(c)
LuxCo	Preamble
Luxembourg Company Act	Recitals
Luxembourg Merger	Recitals
Luxembourg Merger Closing	7.1
Luxembourg Merger Closing Date	7.1
Lock-Up Agreements	5.17
Majority Shareholders	Recitals
Merger	Recitals
Merger Closing	7.1
Merger Closing Date	7.1
Merger Effective Time	1.2
Modern Media	Preamble
Modern Media Board Recommendation	5.11
Modern Media Certificate of Merger	1.2
Modern Media Closing Certificate	6.2(c)
Modern Media Common Stockholders Meeting	5.11
Modern Media Disclosure Schedule	ARTICLE IV
Modern Media Exchange Fund	2.2(a)
Modern Media Letter of Transmittal	2.2(b)
Modern Media Material Contract	4.16
Modern Media Redeemed Share	2.2(d)
Modern Media Warrants	4.4(c)
Nonparty Affiliates	9.15
Offer	Recitals
Offering Shares	5.10(a)
Open Source Materials	3.11(a)(xii)
Outside Date	8.1(e)
Parties	Preamble
Party	Preamble
Personal Data	3.11(a)(xiii)
Privacy Contracts	3.11(a)(xiv)
Privacy Laws	3.11(a)(xv)

Term	Section
Process	3.11(a)(xvi)
Processing	3.11(a)(xvi)
Prospectus	9.18
Proxy Statement	5.9(f)
PubCo	Preamble
Registration Statement	5.10(a)
Releasors	5.15
Schedules	ARTICLE III
Section 16	5.12
September 30 Financial Information	3.7(a)
Share Exchange	Recitals
Shareholders’ Agreement	5.16
Tail Premium	5.9(a)
Terminating Company Breach	8.1(c)
Terminating Modern Media Breach	8.1(d)
Third-Party Intellectual Property	3.11(a)(xvii)
Trade Control Laws	3.19(a)
Transaction Proposals	5.10(a)
Trust Account	4.14(a)
Trust Agreement	4.14(a)
Trust Amount	4.14(a)
Trustee	4.14(a)
Trust Extension Approval	5.19
Trust Extension Deadline	5.19
Ultimate Surviving Company	1.1(c)
Voting Agreement	Recitals

PROXY CARD - Preliminary Copy

SPECIAL MEETING OF STOCKHOLDERS OF

MODERN MEDIA ACQUISITION CORP.

, 2019

Please sign, date and mail your proxy card in the envelope provided promptly

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS I AND II.

PLEASE MARK YOUR VOTE IN BLUE OR BLANK INK AS SHOWN HERE    ☒

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Lewis W. Dickey, Jr. or Adam Kagan, individually, as proxy to represent the undersigned at the Special Meeting of Stockholders to be held at                 on                , 2019 at                , Eastern time, and at any adjournments thereof, and to vote the shares of common stock of Modern Media Acquisition Corp. the undersigned would be entitled to vote if personally present, as indicated below.

I. THE BUSINESS COMBINATION PROPOSAL: To approve the adoption of the Business Transaction Agreement, dated as of January 24, 2019 (as may be amended, the “Business Transaction Agreement”) which provides for a business combination between MMAC and Akazoo Limited, a private company limited by shares incorporated under the laws of Scotland (“Akazoo”). Pursuant to the Business Transaction Agreement, Akazoo will become a wholly owned subsidiary of Modern Media Acquisition Corp. S.A., a newly formed Luxembourg public limited company (“PubCo”), in consideration for a share exchange between Akazoo and Unlimited Music S.A., a newly formed Luxembourg public limited company (“LuxCo”) and LuxCo’s subsequent merger with and into PubCo, with PubCo as the surviving entity of the merger. Also pursuant to the Business Transaction Agreement, MMAC will merge with and into PubCo, with PubCo as the surviving entity of the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

II. THE ADJOURNMENT PROPOSAL: To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the Special Meeting, MMAC would not have been authorized to consummate the Business Combination.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The shares of common stock represented by this proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR the proposals above. If any other business is presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Signature of Stockholder	Date

Signature of Stockholder	Date

1

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The directors and officers of PubCo have entered into, or will enter into, indemnification agreements with PubCo. Under such agreements, the directors and officers will be entitled to indemnification from PubCo to the fullest extent permitted by Luxemburg law against liability and expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. For further information relating to indemnification permitted under Luxembourg law, see the section titled “Comparison of Stockholders’ Rights – Indemnification of Directors and Officers—Luxembourg” included in the proxy statement/prospectus that forms a part of this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description

1.1	Business Transaction Agreement, dated as of January 24, 2019, by and among Modern Media Acquisition Corp., Akazoo Limited, Apostolos N. Zervos, acting in accordance with article 100-17 of the Luxembourg Company Act, on behalf and in the name of Unlimited Music S.A., a Luxembourg public limited company (société anonyme), and Modern Media LLC, acting in accordance with article 100-17 of the Luxembourg Company Act, on behalf and in the name of Modern Media Acquisition Corp. S.A., a Luxembourg public limited company (société anonyme) (included as Annex A to the proxy statement/prospectus that forms a part of this registration statement)

3.1	Incorporation Deed of Modern Media Acquisition Corp. S.A.**

5.1	Opinion of Arendt & Medernach SA as to Validity of Ordinary Shares of PubCo

8.1	Opinion of Jones Day regarding certain U.S. income tax matters**

10.1	Form of Shareholders’ Agreement, by and between Modern Media Acquisition Corp. S.A. and certain majority shareholders of Modern Media Acquisition Corp. S.A.**

10.2	Form of Employment Agreement between Apostolos N. Zervos and Modern Media Acquisition Corp. S.A.**

10.3	Form of Employment Agreement between Pierre Schreuder and Modern Media Acquisition Corp. S.A.**

21.1	Subsidiaries of Modern Media Acquisition Corp. S.A.

23.1	Consent of WithumSmith+Brown, PC

23.2	Consent of Crowe U.K. LLP

23.3	Consent of Jones Day (included in Exhibit 8.1)**

23.4	Consent of Arendt & Medernach SA

24.1	Power of Attorney**

**	Previously filed

Item 22. Undertakings

A.	PubCo hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)

For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.	PubCo hereby undertakes:

(1)

that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

E.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 29th day of July, 2019.

Modern Media Acquisition Corp. S.A.

By:	/s/ Lewis W. Dickey, Jr.
Name: Lewis W. Dickey, Jr.
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons on July 29, 2019 in the capacities indicated.

Name	Title

/s/ Lewis W. Dickey, Jr.
Lewis W. Dickey, Jr.	President, Chief Executive Officer and Director (Principal executive, financial and accounting officer)

*
William Drewry	Director

*
Adam Kagan	Director

*
Véronique Marty	Director

*
Lewis W. Dickey, Jr.	Authorized Representative in the United States

*By:	/s/ Lewis W. Dickey, Jr.
Lewis W. Dickey, Jr.
Attorney-in-Fact

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